Filed pursuant to Rule 424(b)(3)
Registration Number 333-227328

JOINT LETTER TO STOCKHOLDERS OF DIAMONDBACK ENERGY, INC.

AND SHAREHOLDERS OF ENERGEN CORPORATION

Dear Security Holders:

Diamondback Energy, Inc., or Diamondback, and Energen Corporation, or Energen, have entered into a merger agreement (which, as it may be amended from time to time, we refer to as the “merger agreement”) providing for the acquisition of Energen by Diamondback pursuant to a merger between a wholly owned subsidiary of Diamondback and Energen (which we refer to as the “merger”). Diamondback stockholders as of the close of business on October 19, 2018, the Diamondback record date, are invited to attend a special meeting of Diamondback stockholders on November 27, 2018, at 11:00 a.m., Central Time, to consider and vote upon a proposal to approve the issuance of shares of Diamondback common stock in connection with the merger. Energen shareholders as of the close of business on October 19, 2018, the Energen record date, are invited to attend a special meeting of Energen shareholders on November 27, 2018, at 9:30 a.m., Central Time, to consider and vote upon a proposal to approve the merger agreement and a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Energen’s named executive officers that is based on or otherwise relates to the merger.

For Energen shareholders, if the merger is completed, you will be entitled to receive, for each issued and outstanding share of Energen common stock owned by you immediately prior to the effective time of the merger, 0.6442 of a share of Diamondback common stock, with cash in lieu of any fractional shares (which we refer to as the “merger consideration”), with certain exceptions as further described in the joint proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of Diamondback common stock. Based on the closing price of Diamondback common stock on August 13, 2018, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of Energen common stock upon completion of the merger was approximately $84.95. Based on the closing price of Diamondback common stock on October 23, 2018, the last practicable date before the date of the joint proxy statement/prospectus accompanying this notice, the value of the merger consideration payable to holders of Energen common stock upon completion of the merger was approximately $7.6 billion. We urge you to obtain current stock price quotations for Diamondback common stock and Energen common stock. Diamondback common stock is traded on The Nasdaq Global Select Market under the symbol “FANG” and Energen common stock is traded on the New York Stock Exchange under the symbol “EGN.”

The Diamondback board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Diamondback common stock in connection with the merger, are fair to, and in the best interests of, Diamondback and its stockholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the issuance of shares of Diamondback common stock in connection with the merger and unanimously recommends that Diamondback stockholders vote “FOR” the issuance of shares of Diamondback common stock in connection with the merger.

The Energen board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Energen and the Energen shareholders, adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, directed that the merger agreement be submitted to the Energen shareholders for approval and recommended that the Energen shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. The Energen board unanimously recommends that Energen shareholders vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Diamondback and Energen will each hold a special meeting of their respective stockholders and shareholders to consider certain matters relating to the merger. Diamondback and Energen cannot complete the merger unless, among other things, Diamondback stockholders approve the issuance of shares of Diamondback common stock in connection with the merger and Energen shareholders approve the merger agreement.

Your vote is very important. To ensure your representation at your company’s special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to attend your company’s special meeting. Submitting a proxy now will not prevent you from being able to vote in person at your company’s special meeting.

The joint proxy statement/prospectus accompanying this notice is also being delivered to Energen shareholders as Diamondback’s prospectus for its offering of shares of Diamondback common stock to Energen shareholders in connection with the merger.

The obligations of Diamondback and Energen to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information about the merger. It also contains or incorporates by references information about Diamondback and Energen and certain related matters. You are encouraged to read the joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 43 of the joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the merger and the issuance of shares of Diamondback common stock in connection with the merger and how they will affect you.

Sincerely,	Sincerely,
Travis D. Stice Chief Executive Officer Diamondback Energy, Inc.	James T. McManus, II Chairman, Chief Executive Officer and President Energen Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The joint proxy statement/prospectus is dated October 24, 2018 and is first being mailed to stockholders of Diamondback and shareholders of Energen on or about October 26, 2018.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 27, 2018

AT 1200 NORTH WALKER AVENUE, OKLAHOMA CITY, OKLAHOMA 73103

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Diamondback Energy, Inc. will be held on November 27, 2018, at 11:00 a.m., Central Time, at 1200 North Walker Avenue, Oklahoma City, Oklahoma 73103, to consider and vote on the following proposal:

•

to approve the issuance of shares of Diamondback common stock (which we refer to as the “Diamondback issuance proposal”) in connection with the merger between a wholly owned subsidiary of Diamondback and Energen Corporation, or Energen, as contemplated by the Agreement and Plan of Merger, dated August 14, 2018 by and among Diamondback, Sidewinder Merger Sub Inc., a wholly owned subsidiary of Diamondback, and Energen (which, as it may be amended from time to time, we refer to as the “merger agreement”).

Diamondback stockholder approval of the Diamondback issuance proposal is required to complete the merger. Diamondback will transact no other business at the Diamondback special meeting. The record date for the Diamondback special meeting has been set as October 19, 2018. Only Diamondback stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Diamondback special meeting or any adjournments and postponements of the Diamondback special meeting. For additional information regarding the Diamondback special meeting, see the section entitled “Special Meeting of Diamondback Stockholders” beginning on page 58 of the joint proxy statement/prospectus accompanying this notice.

The Diamondback board of directors unanimously recommends that you vote “FOR” the Diamondback issuance proposal.

The Diamondback issuance proposal is described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE DIAMONDBACK SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSAL BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the Diamondback issuance proposal by the Diamondback stockholders require the affirmative vote of a majority of votes cast by Diamondback stockholders present in person or by proxy at the Diamondback special meeting and entitled to vote on such proposal. Approval of the Diamondback issuance proposal is a condition to the merger. Diamondback stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote in person at the Diamondback special meeting and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” the Diamondback issuance proposal and will have no effect on the proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Steven E. West Chairman of the Board Diamondback Energy, Inc. October 24, 2018

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 27, 2018

AT 605 RICHARD ARRINGTON JR. BOULEVARD NORTH, BIRMINGHAM, ALABAMA 35203-2707

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Energen Corporation, or Energen, will be held on November 27, 2018, at 9:30 a.m., Central Time, at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707, to consider and vote on the following proposals:

•

to approve the Agreement and Plan of Merger, dated August 14, 2018 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Diamondback Energy, Inc., or Diamondback, Sidewinder Merger Sub Inc., a wholly owned subsidiary of Diamondback, and Energen (the “merger proposal”); and

•

to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Energen’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (the “non-binding compensation advisory proposal”).

Energen shareholder approval of the merger proposal is required to complete the merger between a wholly owned subsidiary of Diamondback and Energen, as contemplated by the merger agreement. Energen shareholders will also be asked to approve the non-binding compensation advisory proposal, which is not a condition to the merger. Energen does not intend to transact any other business at the Energen special meeting. The record date for the Energen special meeting has been set as October 19, 2018. Only Energen shareholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Energen special meeting or any adjournments and postponements of the Energen special meeting. For additional information regarding the Energen special meeting, see the section entitled “Special Meeting of Energen Shareholders” beginning on page 64 of the joint proxy statement/prospectus accompanying this notice.

The Energen board of directors unanimously recommends that holders of Energen common stock vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

The Energen shareholder proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ENERGEN SPECIAL MEETING. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the merger proposal by the Energen shareholders is a condition to the merger and requires the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Energen common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Energen shareholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions or failure to submit a proxy or vote in person at the Energen special meeting will have the same effect as a vote “AGAINST” the merger proposal and the non-binding compensation advisory proposal. Broker non-votes will have the same effect as a vote “AGAINST” the merger proposal and will have no effect on the non-binding compensation advisory proposal.

John K. Molen Secretary Energen Corporation October 24, 2018

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Diamondback Energy, Inc. (which we refer to as “Diamondback”) and Energen Corporation (which we refer to as “Energen”) from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that Diamondback and Energen have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197. This information is available for you to review free of charge at the public reference room of the SEC located at 100 F Street, N.E., Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Diamondback or Energen, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal offices are listed below.

For Diamondback Stockholders:	For Energen Shareholders:
Diamondback Energy, Inc. 9400 N. Broadway, Suite 700 Oklahoma City, Oklahoma 73114 Attention: Corporate Secretary Telephone: (405) 463-6900	Energen Corporation. 605 Richard Arrington Jr. Boulevard North Birmingham, Alabama 35203 Attention: Corporate Secretary Telephone: (205) 326-2700

To obtain timely delivery of these documents before the Diamondback special meeting, Diamondback stockholders must request the information no later than November 19, 2018 (which is five business days before the date of the Diamondback special meeting).

To obtain timely delivery of these documents before the Energen special meeting, Energen shareholders must request the information no later than November 19, 2018 (which is five business days before the date of the Energen special meeting).

In addition, if you have questions about the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact MacKenzie Partners, Inc., the proxy solicitor for Diamondback, toll-free at (800) 322-2885 or, for brokers and banks, collect at (212) 929-5500, or Innisfree M&A Incorporated, the proxy solicitor for Energen, toll-free at (877) 456-3524 (from the U.S. and Canada) or (412) 232-3651 (from other locations). You will not be charged for any of these documents that you request.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Diamondback (File No. 333-227328), constitutes a prospectus of Diamondback under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) with respect to the shares of common stock of Diamondback, par value $0.01 per share (which we refer to as “Diamondback common stock”), to be issued to Energen shareholders pursuant to the Agreement and Plan of Merger, dated August 14, 2018 (which, as it may be amended from time to time, we refer to as the “merger agreement”), by and among Diamondback, Energen and Sidewinder Merger Sub Inc., which we refer to as “Merger Sub.”

This document also constitutes a notice of meeting and proxy statement of each of Diamondback and Energen under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Diamondback has supplied all information contained or incorporated by reference herein relating to Diamondback, and Energen has supplied all information contained or incorporated by reference herein relating to Energen. Diamondback and Energen have both contributed to the information relating to the merger and the merger agreement contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Diamondback and Energen have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This joint proxy statement/prospectus is dated October 24, 2018, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to the stockholders of Diamondback and shareholders of Energen, nor the issuance by Diamondback shares of Diamondback common stock pursuant to the merger agreement, will create any implication to the contrary.

All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the Diamondback and Energen special meetings. Diamondback and Energen urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A.

You are receiving this joint proxy statement/prospectus because Diamondback, Energen and Merger Sub have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, Diamondback has agreed to acquire Energen by means of a merger of Merger Sub with and into Energen, with Energen surviving the merger as a wholly owned subsidiary of Diamondback (which we refer to as the “merger”) and your vote is required in connection with the merger. The merger agreement, which governs the terms of the merger, is attached to this joint proxy statement/prospectus as Annex A.

Diamondback. The issuance of shares of common stock in connection with the merger must be approved by the Diamondback stockholders in accordance with the rules of The Nasdaq Global Select Market (which we refer to as “Nasdaq”) in order for the merger to be consummated. Diamondback is holding a special meeting of its stockholders (which we refer to as the “Diamondback special meeting”) to obtain that approval. Your vote is very important. We encourage you to submit a proxy to have your shares of Diamondback common stock voted as soon as possible.

Energen. The merger agreement must be approved by the Energen shareholders in accordance with the Alabama Business and Non-Profit Entity Code (which we refer to as the “ABNEC”), its charter and bylaws in order for the merger to be consummated. Energen is holding a special meeting of its shareholders (which we refer to as the “Energen special meeting”) to obtain that approval. Energen shareholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Energen’s named executive officers that is based on or otherwise relates to the merger. Your vote is very important. We encourage you to submit a proxy to have your shares of Energen common stock voted as soon as possible.

Q:	When and where will the special meetings take place?

A:	Diamondback. The Diamondback special meeting will be held at 11:00 a.m., Central Time, on November 27, 2018, at 1200 North Walker Avenue, Oklahoma City, Oklahoma 73103.

Energen. The Energen special meeting will be held at 9:30 a.m., Central Time, on November 27, 2018, at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707.

Q:	What matters will be considered at the special meetings?

A:

Diamondback. The Diamondback stockholders are being asked to consider and vote on a proposal to approve the issuance of shares of Diamondback common stock in connection with the merger as contemplated by the merger agreement (which we refer to as the “Diamondback issuance proposal”).

Energen. The Energen shareholders are being asked to consider and vote on:

•	a proposal to approve the merger agreement (which we refer to as the “merger proposal”); and

•

a proposal to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Energen’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “non-binding compensation advisory proposal”).

Q:	Is my vote important?

A:

Diamondback. Yes. Your vote is very important. The merger cannot be completed unless the Diamondback issuance proposal is approved by the affirmative vote of a majority of votes cast by Diamondback stockholders present in person or by proxy at the Diamondback special meeting and entitled to vote on the proposal. Only Diamondback stockholders as of the close of business on the Diamondback record date are entitled to vote at the Diamondback special meeting. The board of directors of Diamondback (which we refer to as the “Diamondback board” or the “Diamondback board of directors”) unanimously recommends that such Diamondback stockholders vote “FOR” the approval of the Diamondback issuance proposal.

Energen. Yes. Your vote is very important. The merger cannot be completed unless the merger proposal is approved by the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the proposal. Only Energen shareholders as of the close of business on the Energen record date are entitled to vote at the Energen special meeting. Energen shareholders will also be asked to approve the non-binding compensation advisory proposal, which is not a condition to the merger. The board of directors of Energen (which we refer to as the “Energen board” or the “Energen board of directors”) unanimously recommends that such Energen shareholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	If my shares of Diamondback and/or Energen common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. If you hold your shares in “street name,” you must provide your broker, bank or other nominee with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on any of the proposals to be considered at the Diamondback special meeting or the Energen special meeting, as applicable. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Diamondback Proposal

Under the current Nasdaq rules, brokers, banks or other nominees do not have discretionary authority to vote on the Diamondback issuance proposal. Because the only proposals for consideration at the Diamondback special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the Diamondback special meeting. However, if there are any broker non-votes, they will have no effect on the Diamondback issuance proposal.

Energen Proposals

Under the current New York Stock Exchange (which we refer to as the “NYSE”) rules, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals at the Energen special meeting. Because the only proposals for consideration at the Energen special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the Energen special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the merger proposal and (ii) no effect on the non-binding compensation advisory proposal.

Q:	What Diamondback stockholder vote is required for the approval of the Diamondback issuance proposal?

A:

Approval of the Diamondback issuance proposal requires the affirmative vote of a majority of votes cast by Diamondback stockholders present in person or by proxy at the Diamondback special meeting and entitled to vote on the proposal. Abstentions, failure to vote in person or by proxy and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” such proposal and, as a result, will have no effect on the outcome of the vote on such proposal.

Q:	What Energen shareholder vote is required for the approval of the merger proposal and non-binding compensation advisory proposal?

A:

The Energen merger proposal. Approval of the merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The Energen non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Energen common stock present in person or represented by proxy at the Energen special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon Energen or the Energen board or Diamondback or the Diamondback board, and approval of this proposal is not a condition to completion of the merger.

Q:	Who will count the votes?

A:

The votes at the Diamondback special meeting will be counted by Computershare Trust Company, N.A., Diamondback’s transfer agent which will serve as an independent inspector of elections. The votes at the Energen special meeting will be counted by Computershare Trust Company, N.A., Energen’s transfer agent which will serve as an independent inspector of elections.

Q:	What will Energen shareholders receive if the merger is completed?

A:

As a result of the merger, each share of Energen common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in treasury by Energen, shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties (which we refer to collectively as the “cancelled shares”), or shares with respect to which dissenters’ rights have been validly exercised in accordance with Alabama law (which we refer to as the “dissenting shares”)) will be converted into the right to receive 0.6442 of a share of Diamondback common stock (which we refer to as the “exchange ratio”), with cash in lieu of any fractional shares (which we refer to as the “merger consideration”). For information regarding the treatment of Energen equity awards, please see the Question and Answer directly below.

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Diamondback common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger—Consideration to Energen Shareholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on pages 71 and 134, respectively.

Q:	What will holders of Energen equity awards receive in the merger?

A:	Energen Options

At the effective time of the merger, each option to purchase shares of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a fully vested option to purchase (i) that number of whole shares of Diamondback common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Energen common stock subject to such option immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Diamondback common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Energen common stock of such option immediately prior to the effective time divided by (B) the exchange ratio.

Energen SARs

At the effective time of the merger, each outstanding stock appreciation right in respect of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a fully vested stock appreciation right in respect of (i) that number of whole shares of Diamondback common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Energen common stock subject to such stock appreciation right immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Diamondback common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Energen common stock of such stock appreciation right immediately prior to the effective time of the merger divided by (B) the exchange ratio.

Energen RSU Awards

At the effective time of the merger, each outstanding time-vesting RSU award in respect of shares of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into an award of RSUs in respect of that number of whole shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Energen common stock subject to such time-vesting RSU award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio.

Accelerating Energen Performance Share Awards

At the effective time of the merger, each performance share award in respect of shares of Energen common stock subject to a performance period scheduled to terminate on December 31, 2018 (each, an “accelerating performance share award”) that is outstanding immediately prior to the effective time of the merger shall fully vest and shall be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Energen common stock underlying such accelerating performance share award, less applicable employment and withholding tax. The accelerating performance share awards will be deemed to be achieved at the greater of the target level and the actual level of performance as of the effective time of the merger, as determined by Energen’s compensation committee prior to the effective time of the merger.

Rollover Energen Performance Share Awards

At the effective time of the merger, each performance share award in respect of shares of Energen common stock that is outstanding immediately prior to the effective time of the merger (other than an accelerating performance share award) shall be converted into an award of RSUs in respect of that number of whole shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Energen common stock subject to such performance share award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. The performance share awards will be deemed to be achieved at the greater of the target level and the actual level of performance as of the effective time of the merger, as determined by Energen’s compensation committee prior to the effective time of the merger and will be subject solely to time-based vesting over the originally scheduled vesting period of the corresponding performance share awards.

For additional information regarding the treatment of Energen equity awards, see the section entitled “The Merger Agreement—Treatment of Energen Equity Awards in the Merger” beginning on page 135.

Q:	What equity stake will Energen shareholders hold in Diamondback immediately following the merger?

A:

Based on the number of issued and outstanding shares of Diamondback and Energen common stock as of October 19, 2018, and the exchange ratio of 0.6442 of a share of Diamondback common stock for each share of Energen common stock, holders of shares of Energen common stock as of immediately prior to the effective time of the merger would hold, in the aggregate, approximately 39% of the issued and outstanding shares of Diamondback common stock immediately following the effective time of the merger (without giving effect to any shares of Diamondback common stock held by Energen shareholders prior to the merger or shares to be issued in Diamondback’s pending acquisition of certain assets from Ajax Resources, LLC). The exact equity stake of Energen shareholders in Diamondback immediately following the effective time of the merger will depend on the number of shares of Diamondback common stock and Energen common stock issued and outstanding immediately prior to the effective time of the merger, as provided in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 134.

Q:	How do the Diamondback and Energen boards recommend that I vote?

A:

Diamondback. The Diamondback board unanimously recommends that Diamondback stockholders vote “FOR” the approval of the Diamondback issuance proposal. For additional information regarding how the Diamondback board recommends that Diamondback stockholders vote, see the section entitled “The Merger—Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger” beginning on page 76.

Energen. The Energen board unanimously recommends that Energen shareholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal. For additional information regarding how the Energen board recommends that Energen shareholders vote, see the section entitled “The Merger—Recommendation of the Energen Board of Directors and Energen’s Reasons for the Merger” beginning on page 90.

Q:	Why are Energen shareholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require Energen to seek a non-binding advisory vote on certain compensation that may be paid or become payable to Energen’s named executive officers that is based on or otherwise relates to the merger. For additional information regarding the non-binding compensation advisory proposal, see the section entitled “Energen Proposals—Non-Binding Compensation Advisory Proposal” beginning on page 69. Energen urges its shareholders to read the section entitled “The Merger—Interests of Energen Directors and Executive Officers in the Merger” beginning on page 123.

Q:	Who is entitled to vote at the special meeting?

A:

Diamondback special meeting. The Diamondback board has fixed October 19, 2018 as the record date for the Diamondback special meeting (which we refer to as the “Diamondback record date”). All holders of record of shares of Diamondback common stock as of the close of business on the Diamondback record date are entitled to receive notice of, and to vote at, the Diamondback special meeting, provided that those shares remain outstanding on the date of the Diamondback special meeting. As of the Diamondback record date, there were 98,673,931 shares of Diamondback common stock outstanding. Physical attendance at the Diamondback special meeting is not required to vote. Instructions on how to vote your shares without attending the Diamondback special meeting are provided in this section below.

Energen special meeting. The Energen board has fixed October 19, 2018 as the record date for the Energen special meeting (which we refer to as the “Energen record date”). All holders of record of shares of Energen common stock as of the close of business on the Energen record date are entitled to receive notice of, and to vote at, the Energen special meeting, provided that those shares remain outstanding on the date of the Energen special meeting. As of the Energen record date, there were 97,527,659 shares of Energen common stock outstanding. Physical attendance at the Energen special meeting is not required to vote. Instructions on how to vote your shares without attending the Energen special meeting are provided in this section below.

Q:	How many votes do I have?

A:

Diamondback stockholders. Each Diamondback stockholder of record is entitled to one vote for each share of Diamondback common stock held of record by him or her as of the close of business on the Diamondback record date.

Energen shareholders. Each Energen shareholder of record is entitled to one vote for each share of Energen common stock held of record by him or her as of the close of business on the Energen record date.

Q:	What constitutes a quorum for the Diamondback and/or Energen special meetings?

A:	A quorum is the minimum number of stockholders necessary to hold a valid meeting.

Quorum for Diamondback special meeting. The presence at the Diamondback special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Diamondback common stock entitled to vote at the Diamondback special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Diamondback common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the Diamondback special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the Diamondback special meeting.

Quorum for Energen special meeting. The presence at the Energen special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Energen common stock entitled to vote at the Energen special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for one or both proposals or vote to “abstain” in respect of one or both proposals, your shares of Energen common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the Energen special meeting. Broker non-votes will not be treated as present for purposes of determining the presence of a quorum at the Energen special meeting.

Q:	What will happen to Energen as a result of the merger?

A:

If the merger is completed, Merger Sub will merge with and into Energen. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Energen will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Diamondback. Furthermore, shares of Energen common stock will no longer be publicly traded and will be delisted from the NYSE.

Q:	I own shares of Energen common stock. What will happen to those shares as a result of the merger?

A:

If the merger is completed, unless you exercise statutory dissenters’ rights as further described under “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger,” your shares of Energen common stock will be converted into the right to receive the merger consideration. All such shares of Energen common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of Energen common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to shares of Energen common stock except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Diamondback common stock with a record date after the effective time of the merger, and any cash to be paid in lieu of any fractional shares of Diamondback common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of Energen common stock for merger consideration. For additional information, see the sections entitled “The Merger—Consideration to Energen Shareholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on page 71 and 134, respectively.

Q:	Where will the Diamondback common stock that Energen shareholders receive in the merger be publicly traded?

A:	Assuming the merger is completed, the shares of Diamondback common stock that Energen shareholders receive in the merger will be listed and traded on Nasdaq.

Q:	What happens if the merger is not completed?

A:

If the merger proposal is not approved by Energen shareholders or if the Diamondback issuance proposal is not approved by Diamondback stockholders or if the merger is not completed for any other reason, Energen shareholders will not receive any merger consideration in connection with the merger, and their shares of Energen common stock will remain outstanding. Energen will remain an independent public company and Energen common stock will continue to be listed and traded on the NYSE. Additionally, if the merger proposal is not approved by Energen shareholders or if the merger is not completed for any other reason, Diamondback will not issue shares of Diamondback common stock to Energen shareholders, regardless of whether the Diamondback issuance proposal is approved. If the merger agreement is terminated under specified circumstances, either Energen or Diamondback (depending on the circumstances) may be required to pay the other party a termination fee or other termination-related payment. For a more detailed discussion of the termination fees, see “The Merger Agreement—Termination” beginning on page 164.

Q:	What happens if the non-binding compensation advisory proposal is not approved by Energen shareholders?

A:

This vote is advisory and non-binding, and the merger is not conditioned or dependent upon the approval of the non-binding compensation advisory proposal by Energen shareholders. However, Energen and Diamondback value the opinions of Energen shareholders and Diamondback expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the merger is completed. Because the executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Energen’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Energen seeks the support of its shareholders and believes that shareholder support is appropriate because Energen has a comprehensive executive compensation program designed to link the compensation of its executives with Energen’s performance and the interests of Energen shareholders.

Q:	What is a proxy and how can I vote my shares in person at the special meetings?

A:	A proxy is a legal designation of another person to vote the stock you own.

Diamondback. Shares of Diamondback common stock held directly in your name as the stockholder of record as of the close of business on October 19, 2018, the Diamondback record date, may be voted in person at the Diamondback special meeting. If you choose to attend the Diamondback special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of Diamondback common stock but not the stockholder of record of such shares of Diamondback common stock, you will also need proof of stock ownership to be admitted to the Diamondback special meeting. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Diamondback special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the Diamondback special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Diamondback special meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the Diamondback special meeting. The doors to the meeting room will be closed promptly at the start of the meeting and stockholders may not be permitted to enter after that time.

Energen. Shares of Energen common stock held directly in your name as the shareholder of record as of the close of business on October 19, 2018, the Energen record date, may be voted in person at the Energen special meeting. If you choose to attend the Energen special meeting, you will need to bring valid, government-issued photo identification. If you are a beneficial owner of Energen common stock but not the shareholder of record of such shares of Energen common stock, you will also need proof of stock ownership to be admitted to the Energen special meeting. A recent brokerage statement or a letter from a broker, bank or other nominee are examples of proof of ownership. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Energen special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the Energen special meeting. To request a legal proxy, contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Energen special meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending the Energen special meeting. The doors to the meeting room will be closed promptly at the start of the meeting and shareholders may not be permitted to enter after that time.

Q:	How can I vote my shares without attending the special meetings?

A:

Diamondback. If you are a stockholder of record of Diamondback common stock as of the close of business on October 19, 2018, the Diamondback record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you must vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Energen. If you are a shareholder of record of Energen common stock as of the close of business on October 19, 2018, the Energen record date, you can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you must vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Phone and Internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.

Energen shareholders who hold their shares as a participant in the Energen Corporation Employee Savings Plan can vote the shares of common stock held for their account through any of the proxy voting options set forth above. If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the Employee Savings Plan trustees to tabulate the vote of the plan shares, such shareholders’ voting instructions must be received by 11:59 p.m., Central Time, on November 21, 2018.

Q:	What is the difference between holding shares as a holder of record and as a beneficial owner?

A:

Diamondback. If your shares of Diamondback common stock are registered directly in your name with Diamondback’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Energen. If your shares of Energen common stock are registered directly in your name with Energen’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials relating to the Diamondback special meeting and/or the Energen special meeting if you hold shares of both Diamondback and Energen common stock or if you hold shares of Diamondback and/or Energen common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Diamondback and/or Energen common stock in more than one brokerage account.

Direct holders (holders of record). For shares of Diamondback and/or Energen common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Diamondback and/or Energen common stock are voted.

Shares in “street name.” For shares of Diamondback and/or Energen common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:	I hold shares of both Diamondback and Energen common stock. Do I need to vote separately for each company?

A:

Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of Diamondback common stock and with respect to the voting of shares of Energen common stock in order to effectively vote the shares of common stock you hold in each company.

Q:	If a holder of shares gives a proxy, how will the shares of Diamondback or Energen common stock, as applicable, covered by the proxy be voted?

A:

If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Diamondback common stock or your shares of Energen common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Diamondback or Energen common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Diamondback special meeting or the Energen special meeting, as applicable.

Q:	How will my shares of common stock be voted if I return a blank proxy?

A:

Diamondback. If you sign, date and return your proxy and do not indicate how you want your shares of Diamondback common stock to be voted, then your shares of Diamondback common stock will be voted “FOR” the approval of the Diamondback issuance proposal, in accordance with the recommendation of the Diamondback board.

Energen. If you sign, date and return your proxy and do not indicate how you want your shares of Energen common stock to be voted, then your shares of Energen common stock will be voted “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal, in accordance with the recommendation of the Energen board. Returning a blank proxy will preclude your ability to exercise dissenters’ rights as further described under “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger.”

Q:	Can I change my vote after I have submitted my proxy?

A:

Diamondback. Yes. If you are a stockholder of record of Diamondback common stock as of the close of business on the Diamondback record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Diamondback special meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice of your revocation to Diamondback’s corporate secretary at 9400 N. Broadway, Suite 700, Oklahoma City, Oklahoma 73114 stating that you are revoking your proxy; or

•	vote in person at the Diamondback special meeting. Please note that your attendance at the Diamondback special meeting will not alone serve to revoke your proxy.

If you are a beneficial owner of Diamondback common stock as of the close of business on the Diamondback record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Energen. Yes. If you are a shareholder of record of Energen common stock as of the close of business on the Energen record date, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the Energen special meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice of your revocation to Energen’s corporate secretary at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707 stating that you are revoking your proxy; or

•	vote in person at the Energen special meeting. Please note that your attendance at the Energen special meeting will not alone serve to revoke your proxy.

If you are a beneficial owner of Energen common stock as of the close of business on the Energen record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:

Within four business days following certification of the final voting results, Diamondback and Energen each intend to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:	If I do not favor the merger as a Diamondback stockholder or Energen shareholder, what are my rights?

A:

Under Delaware law, Diamondback stockholders are not entitled to appraisal rights in connection with the issuance of shares of Diamondback common stock as contemplated by the merger agreement. Diamondback stockholders may vote against the Diamondback issuance proposal if they do not favor the merger.

Energen shareholders have dissenters’ rights in connection with the merger. Under Alabama law, an Energen shareholder may dissent from the merger and receive the fair value of its common stock if such Energen shareholder follows the procedures under Alabama law. To perfect the dissenters’ rights, the dissenting shareholder must follow precisely the required statutory procedures. If the merger is consummated, then to the extent the dissenting shareholder is successful in pursuing his or her dissenters’ rights, the dissenting shareholder will be paid cash for his or her common stock, and such cash payment may be taxable income to such shareholder.

Please carefully review the information under the heading “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger.”

Q:	Are there any risks that I should consider as a Diamondback stockholder and/or Energen shareholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 43. You also should read and carefully consider the risk factors of Diamondback and Energen contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:	What happens if I sell my shares before the special meetings?

A:

Diamondback stockholders. The record date for Diamondback stockholders entitled to vote at the Diamondback special meeting is earlier than the date of the Diamondback special meeting. If you transfer your shares of Diamondback common stock after the Diamondback record date but before the Diamondback special meeting, you will, unless special arrangements are made, retain your right to vote at the Diamondback special meeting.

Energen shareholders. The record date for Energen shareholders entitled to vote at the Energen special meeting is earlier than the date of the Energen special meeting. If you transfer your shares of Energen common stock after the Energen record date but before the Energen special meeting, you will, unless special arrangements are made, retain your right to vote at the Energen special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of Energen common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to Energen shareholders?

A:

Energen and Diamondback intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to Diamondback’s obligation to complete the merger that Diamondback receive a written opinion from Akin Gump Strauss Hauer & Feld LLP (or another nationally recognized tax counsel reasonably acceptable to the parties) (which we refer to as “Diamondback tax counsel”) to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Energen’s obligation to complete the merger that Energen receive a written opinion from Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to the parties) (which we refer to as “Energen tax counsel”) to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If the merger so qualifies, then U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Energen common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Diamondback common stock in exchange for Energen common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Diamondback common stock). The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When is the merger expected to be completed?

A:

Diamondback and Energen are working to complete the merger as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 162, including the approval of the merger proposal by Energen shareholders at the Energen special meeting and the approval of the Diamondback issuance proposal by Diamondback stockholders at the Diamondback special meeting, the transaction is expected to be completed by the end of the fourth quarter of 2018. However, neither Diamondback nor Energen can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond either company’s control.

Q:	If I am an Energen shareholder, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of certificates that represent eligible shares of Energen common stock (which we refer to as “Energen common stock certificates”), a notice advising you of the effectiveness of the merger and a letter of transmittal and instructions for the surrender of your Energen common stock certificates will be mailed to you as soon as practicable after the effective time of the merger. After receiving proper documentation from you, the exchange agent will send to you (i) a statement reflecting the aggregate whole number of shares of Diamondback common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (ii) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable to you as merger consideration.

If you are a holder of book-entry shares representing eligible shares of Energen common stock (which we refer to as “Energen book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of Diamondback common stock and any dividends and other distributions on the shares of Diamondback common stock issuable as merger consideration, in each case, that DTC has the right to receive.

If you are a holder of record of Energen book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the merger, (i) a notice advising you of the effectiveness of the merger, (ii) a statement reflecting the aggregate whole number of shares of Diamondback common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions on the shares of Diamondback common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of Energen common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of Energen common stock for the merger consideration, see the section entitled “The Merger Agreement—Payment for Securities; Exchange” beginning on page 136.

Q:	If I am a holder of Energen common stock certificates, do I need to send in my stock certificates at this time to receive the merger consideration?

A:

No. Please DO NOT send your Energen common stock certificates with your proxy card. You should carefully review and follow the instructions set forth in the letter of transmittal, which will be mailed to you, regarding the surrender of your stock certificates.

Q:	If I am an Energen shareholder, will the shares of Diamondback common stock issued in the merger receive a dividend?

A:

After the completion of the merger, the shares of Diamondback common stock issued in connection with the merger will carry with them the right to receive the same dividends on shares of Diamondback common stock as the shares of Diamondback common stock held by all other holders of such shares for any dividend the record date for which occurs after the merger is completed.

For each of the first two quarter of 2018, Diamondback paid a dividend on the shares of Diamondback common stock, as described in greater detail in the section entitled “Comparative Per Share Market Price and Dividend Information—Diamondback Market Price and Dividend Information” beginning on page 41. Prior to 2018, Diamondback did not pay dividends on its common stock. Any future Diamondback dividends will remain subject to approval by the Diamondback board and other considerations.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Diamondback. Diamondback has retained MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”) to assist in the solicitation process. Diamondback will pay MacKenzie Partners a fee of approximately $25,000, as well as reasonable and documented out-of-pocket expenses. Diamondback also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Energen. Energen has retained Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation process. Energen will pay Innisfree a fee expected not to exceed $25,000, as well as reasonable expenses. Energen also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What is “householding”?

A:

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding a corporation’s common stock but who share the same address, a corporation may adopt a procedure approved by the SEC called “householding.” Under this procedure, certain holders of record who have the same address and last name will receive only one copy of proxy materials until such time as one or more of these shareholders notifies such corporation that they want to receive separate copies. Neither Diamondback nor Energen has elected to institute householding in connection with the Diamondback special meeting or Energen special meeting.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Diamondback and/or Energen common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the Diamondback and/or Energen special meeting or the transactions contemplated by the merger agreement?

A:

Diamondback stockholders. If you have questions about the Diamondback special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Diamondback’s proxy solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

Diamondback@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

Energen shareholders. If you have questions about the Energen special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Energen’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders May Call Toll-Free:

(877) 456-3524 (from the U.S. and Canada); or

+1 (412) 232-3651 (from other locations).

Q:	Where can I find more information about Diamondback, Energen and the merger?

A:

You can find out more information about Diamondback, Energen and the merger by reading this joint proxy statement/prospectus and, with respect to Diamondback and Energen, from various sources described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

SUMMARY

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in their entirety and the other documents to which Diamondback and Energen refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company. In addition, Diamondback and Energen incorporate by reference important business and financial information about Diamondback and Energen into this joint proxy statement/prospectus, as further described in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197. Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.

Information About the Companies (page 57)

Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Diamondback Energy, Inc. was incorporated in Delaware on December 30, 2011. Based in Midland, Texas, Diamondback is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily directed at the horizontal development of the Wolfcamp and Spraberry formations in the Midland Basin and the Wolfcamp and Bone Spring formations in the Delaware Basin. Diamondback intends to continue to develop its reserves and increase production through development drilling and exploitation and exploration activities on its multi-year inventory of identified potential drilling locations and through acquisitions that meet its strategic and financial objectives, targeting oil-weighted reserves. Substantially all of its revenues are generated through the sale of oil, natural gas liquids and natural gas production.

Energen Corporation

605 Richard Arrington Jr. Boulevard North

Birmingham, Alabama 35203

Phone: (205) 326-2700

Energen is an oil and natural gas exploration and production company engaged in the exploration, development and production of oil, natural gas liquids and natural gas. Energen’s operations are conducted through its subsidiary, Energen Resources Corporation (which we refer to as “Energen Resources”) and primarily occur within the Midland Basin, the Delaware Basin and the Central Basin Platform areas of the Permian Basin in west Texas and New Mexico. Energen was incorporated in Alabama in 1978 in connection with a corporate reorganization which resulted in Energen becoming the parent company to a predecessor company of Energen Resources. Energen’s corporate headquarters are based in Birmingham, Alabama.

Sidewinder Merger Sub Inc.

c/o Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Sidewinder Merger Sub Inc., or Merger Sub, is a direct, wholly owned subsidiary of Diamondback. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Alabama on August 14, 2018 for the sole purpose of effecting the merger.

The Merger and the Merger Agreement (page 71)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. Diamondback and Energen encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger.

The Diamondback board of directors and the Energen board of directors each has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, Diamondback has agreed to acquire Energen by means of a merger of Merger Sub with and into Energen, with Energen surviving the merger as a wholly owned subsidiary of Diamondback.

Merger Consideration (page 134)

As a result of the merger, each eligible share of Energen common stock (other than shares held in treasury by Energen, shares owned by Diamondback or Merger Sub and, in each case, not held on behalf of third parties (which we refer to collectively as the “cancelled shares”), or shares with respect to which dissenters’ rights have been validly exercised in accordance with Alabama law (which we refer to as the “dissenting shares”)) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.6442 of a share of Diamondback common stock, with cash in lieu of any fractional shares (which we refer to as the “merger consideration”).

Energen shareholders will not be entitled to receive any fractional shares of Diamondback common stock in the merger, and no Energen shareholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Diamondback common stock. Each holder of shares of Energen common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Diamondback common stock (after taking into account all certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Diamondback common stock multiplied by (ii) the volume weighted average price of Diamondback common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by The Wall Street Journal.

Risk Factors (page 43)

The merger and an investment in Diamondback common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors” beginning on page 43, together with the other information included or incorporated by reference in this joint proxy statement/prospectus, particularly the risk factors contained in Diamondback’s and Energen’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings they make with the SEC. Energen shareholders should carefully consider the risks set out in that section before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the Energen special meeting, and Diamondback stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the Diamondback issuance proposal to be considered and voted on at the Diamondback special meeting. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

Treatment of Energen Equity Awards (page 135)

Energen Options

At the effective time of the merger, each option to purchase shares of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a fully vested option to purchase (i) that number of whole shares of Diamondback common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Energen common stock subject to such option immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Diamondback common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Energen common stock of such option immediately prior to the effective time divided by (B) the exchange ratio.

Energen SARs

At the effective time of the merger, each outstanding stock appreciation right in respect of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a fully vested stock appreciation right in respect of (i) that number of whole shares of Diamondback common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Energen common stock subject to such stock appreciation right immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Diamondback common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Energen common stock of such stock appreciation right immediately prior to the effective time of the merger divided by (B) the exchange ratio.

Energen RSU Awards

At the effective time of the merger, each outstanding time-vesting RSU award in respect of shares of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into an award of RSUs in respect of that number of whole shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Energen common stock subject to such time-vesting RSU award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio.

Accelerating Energen Performance Share Awards

At the effective time of the merger, each performance share award in respect of shares of Energen common stock subject to a performance period scheduled to terminate on December 31, 2018 (each, an “accelerating performance share award”) that is outstanding immediately prior to the effective time of the merger shall fully vest and shall be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Energen common stock underlying such accelerating performance share award, less applicable employment and withholding tax. The accelerating performance share awards will be deemed to be achieved at the greater of the target level and the actual level of performance as of the effective time of the merger, as determined by Energen’s compensation committee prior to the effective time of the merger.

Rollover Energen Performance Share Awards

At the effective time of the merger, each performance share award in respect of shares of Energen common stock that is outstanding immediately prior to the effective time of the merger (other than an accelerating performance share award) shall be converted into an award of RSUs in respect of that number of whole shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Energen common stock subject to such performance share award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. The performance share awards will be deemed to be achieved at the greater of the target level and the actual level of performance as of the effective time of the merger, as determined by Energen’s compensation committee prior to the effective time of the merger and will be subject solely to time-based vesting over the originally scheduled vesting period of the corresponding performance share awards.

Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger (page 76)

The Diamondback board unanimously recommends that you vote “FOR” the Diamondback issuance proposal. For the factors considered by the Diamondback board in reaching this decision and additional information on the recommendation of the Diamondback board, see the section entitled “The Merger—Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger” beginning on page 76.

Recommendation of the Energen Board of Directors and Energen’s Reasons for the Merger (page 90)

The Energen board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal. For the factors considered by the Energen board in reaching this decision and additional information on the recommendation of the Energen board, see the section entitled “The Merger—Recommendation of the Energen Board of Directors and Energen’s Reasons for the Merger” beginning on page 90.

Opinions of Financial Advisors (page 80)

Opinion of Citigroup Global Markets Inc., Diamondback’s financial advisor

In connection with the merger, Diamondback’s financial advisor, Citigroup Global Markets Inc. (which we refer to as “Citi”), delivered a written opinion, dated August 14, 2018, to the Diamondback board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Diamondback of the exchange ratio provided for pursuant to the merger agreement.

The full text of Citi’s written opinion, dated August 14, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Diamondback board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to Diamondback and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Diamondback to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Diamondback or the effect of any other transaction which Diamondback might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed merger or otherwise. For further information, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Citi, Diamondback’s Financial Advisor” and Annex B.

Opinion of J.P. Morgan, Energen’s financial advisor

The Energen board retained J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) as financial advisor to Energen in connection with the merger. At the meeting of the Energen board on August 14, 2018, J.P. Morgan rendered its oral opinion to the Energen board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Energen common stock. J.P. Morgan has confirmed its August 14, 2018 oral opinion by delivering its written opinion to the Energen board, dated August 14, 2018, that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Energen common stock.

The full text of the written opinion of J.P. Morgan dated August 14, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Energen’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Energen board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Energen or as to the underlying decision by Energen to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Energen as to how such shareholder should vote with respect to the merger or any other matter. For a description of the opinion that the Energen board received from J.P. Morgan, see “The Merger—Opinion of J.P. Morgan, Energen’s Financial Advisor” and Annex C.

Opinion of TPH, Energen’s financial advisor

The Energen board engaged Tudor Pickering Holt & Co Advisors LP (which we refer to as “TPH”) to act as Energen’s financial advisor in connection with the merger. On August 14, 2018, at a meeting of the Energen board held to evaluate the merger, TPH rendered its oral opinion, subsequently confirmed in writing, that, as of August 14, 2018 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the exchange ratio in the merger was fair, from a financial point of view, to the holders of the Eligible Shares (as defined under “The Merger—Opinion of TPH, Energen’s Financial Advisor”) of Energen.

The full text of TPH’s written opinion, dated August 14, 2018, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety. We encourage you to read the opinion carefully in its entirety for a description of, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken. TPH’s opinion was provided to the Energen board in connection with the board’s consideration of the transactions, does not address any other aspect of the merger agreement or the transactions and does not constitute a recommendation as to how any holder of interests in Energen should vote with respect to the transactions or any other matter. For further information, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of TPH, Energen’s Financial Advisor” and Annex D.

Special Meeting of Diamondback Stockholders (page 58)

Date, Time, Place and Purpose of the Diamondback Special Meeting

The Diamondback special meeting will be held on November 27, 2018, at 11:00 a.m., Central Time, at 1200 North Walker Avenue, Oklahoma City, Oklahoma 73103. The purpose of the Diamondback special meeting is to consider and vote on the Diamondback issuance proposal. Approval of the Diamondback issuance proposal by Diamondback stockholders is a condition to the obligation of Diamondback and Energen to complete the merger.

Record Date and Outstanding Shares of Diamondback Common Stock

Only holders of record of issued and outstanding shares of Diamondback common stock as of the close of business on October 19, 2018 (which we refer to as the “Diamondback record date”) , are entitled to notice of, and to vote at, the Diamondback special meeting or any adjournment or postponement of the Diamondback special meeting.

As of the close of business on the Diamondback record date, there were 98,673,931 shares of Diamondback common stock issued and outstanding and entitled to vote at the Diamondback special meeting. You may cast one vote for each share of Diamondback common stock that you held as of the close of business on the Diamondback record date.

A complete list of Diamondback stockholders entitled to vote at the Diamondback special meeting will be available for inspection at Diamondback’s principal place of business at 9400 N. Broadway, Suite 700, Oklahoma City, Oklahoma 73114 during regular business hours for a period of no less than 10 days before the Diamondback special meeting and during the Diamondback special meeting to be held at 1200 North Walker Avenue, Oklahoma City, Oklahoma 73103.

Quorum; Abstentions and Broker Non-Votes

A quorum of Diamondback stockholders is necessary for Diamondback to hold a valid meeting. The presence at the Diamondback special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Diamondback common stock entitled to vote at the Diamondback special meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Diamondback common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the Diamondback special meeting. Diamondback common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Diamondback common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Diamondback special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Diamondback special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Diamondback special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the Diamondback board.

Required Vote to Approve the Diamondback Issuance Proposal

Approval of the Diamondback issuance proposal requires the affirmative vote of a majority of votes cast by Diamondback stockholders present in person or by proxy at the Diamondback special meeting and entitled to vote on this proposal. Abstentions, failure to vote in person or by proxy and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” this proposal and, as a result, will have no effect on the outcome of the vote on this proposal.

The Diamondback issuance proposal is described in the section entitled “Diamondback Proposal” beginning on page 63.

Voting by Diamondback Directors and Executive Officers

As of the Diamondback record date, Diamondback directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 547,892 shares of Diamondback common stock, or approximately 0.6% of the total outstanding shares of Diamondback common stock as of the Diamondback record date.

Diamondback currently expects that all of its directors and executive officers will vote their shares “FOR” the Diamondback issuance proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the Diamondback issuance proposal, Diamondback expects that the Diamondback special meeting will be adjourned by the chairman of the Diamondback special meeting to solicit additional proxies. At any subsequent reconvening of the Diamondback special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Diamondback special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Special Meeting of Energen Shareholders (page 64)

Date, Time, Place and Purpose of the Energen Special Meeting

The Energen special meeting will be held on November 27, 2018, at 9:30 a.m., Central Time, at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707. The purpose of the Energen special meeting is to consider and vote on the merger proposal and the non-binding compensation advisory proposal. Approval of the merger proposal is a condition to the obligation of Energen and Diamondback to complete the merger. Approval of the non-binding compensation advisory proposal is not a condition to the obligation of either Energen or Diamondback to complete the merger.

Record Date and Outstanding Shares of Energen Common Stock

Only holders of record of issued and outstanding shares of Energen common stock as of the close of business on October 19, 2018 (which we refer to as the “Energen record date”) are entitled to notice of, and to vote at, the Energen special meeting or any adjournment or postponement of the Energen special meeting.

As of the close of business on the Energen record date, there were 97,527,659 shares of Energen common stock issued and outstanding and entitled to vote at the Energen special meeting. You may cast one vote for each share of Energen common stock that you held as of the close of business on the Energen record date.

A complete list of Energen shareholders entitled to vote at the Energen special meeting will be available for inspection at Energen’s principal office at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707 during regular business hours beginning two business days after notice of the meeting is given and continuing through the Energen special meeting and during the Energen special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of Energen shareholders is necessary for Energen to hold a valid meeting. The presence of the holders of a majority of the outstanding shares of Energen common stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of Energen common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the Energen special meeting. Energen common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Energen common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Energen special meeting for the purpose of determining the presence of a quorum. A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. It is not expected that there will be any broker non-votes at the Energen special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Energen special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the Energen board.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will also have the same effect as a vote “AGAINST” the merger proposal.

The merger proposal is described in the section entitled “Energen Proposals” beginning on page 69.

Required Vote to Approve the Non-Binding Compensation Advisory Proposal

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Energen common stock present in person or represented by proxy at the Energen special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The non-binding compensation advisory proposal is described in the section entitled “Energen Proposals” beginning on page 69.

Voting by Energen Directors and Executive Officers

As of the Energen record date, Energen directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 463,276 shares of Energen common stock, or approximately 0.5% of the total outstanding shares of Energen common stock as of the Energen record date.

Energen currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, Energen expects that the Energen special meeting will be adjourned by the chairman of the meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the Energen special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Energen special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent reconvening of the Energen special meeting.

Interests of Diamondback Directors and Executive Officers in the Merger (page 123)

In considering the recommendation of the Diamondback board with respect to the Diamondback issuance proposal, Diamondback stockholders should be aware that the directors and executive officers of Diamondback have interests in the merger that may be different from, or in addition to, the interests of Diamondback stockholders generally. These interests are described in more detail in the section entitled “The Merger—Interests of Diamondback Directors and Executive Officers in the Merger” beginning on page 123. The members of the Diamondback board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Diamondback stockholders approve the Diamondback issuance proposal.

Board of Directors and Management of Diamondback Following Completion of the Merger (page 123)

Upon closing of the merger, Diamondback’s board and executive management will remain unchanged. Additionally, Diamondback will continue to be headquartered in Midland, Texas.

Interests of Energen Directors and Executive Officers in the Merger (page 123)

In considering the recommendation of Energen’s board of directors, Energen shareholders should be aware that the directors and executive officers of Energen have certain interests in the merger that may be different from, or in addition to, the interests of Energen shareholders generally. Energen’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Energen shareholders vote to approve the merger proposal.

These interests include:

•

Energen stock options and time-vesting RSU awards would convert, as of the effective time of the merger, into stock options and RSU awards of approximately equivalent value in respect of common stock of Diamondback;

•

Energen performance share awards with a performance period ending December 31, 2018 would vest upon the effective time of the merger (based on the greater of target and actual performance as of the effective time of the merger) and be settled for the merger consideration;

•

All other Energen performance share awards would convert, as of the effective time of the merger, into RSU awards in respect of common stock of Diamondback of approximately equivalent value (with the number of shares determined based on the greater of target and actual performance as of the effective time of the merger), which would be subject to time-based vesting in accordance with the vesting schedule of the underlying Energen performance share award;

•

Annual incentives and other bonuses for 2018 would be paid in full at the earlier of the effective time of the merger and the time that they are normally paid, based on the greater of target and actual performance as of the effective time, and if an executive officer experienced a qualifying termination of employment during 2019, he would be entitled to a prorated annual incentive award at the target level for 2019;

•	Severance compensation agreements with Energen’s executive officers provide for severance benefits upon a qualifying termination of employment; and

•	Energen’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of these interests, see “The Merger—Interests of Energen Directors and Executive Officers in the Merger.”

Conditions to the Completion of the Merger (page 162)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•

Diamondback Stockholder Approval. The Diamondback issuance proposal must have been approved by the affirmative vote of the holders of a majority of the votes cast at the Diamondback stockholders meeting in accordance with the rules and regulations of Nasdaq and the Diamondback organizational documents, as applicable.

•

Energen Shareholder Approval. The Energen merger proposal must have been approved by the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the merger proposal, in accordance with the ABNEC and the Energen organizational documents.

•	Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

•

No Injunctions or Restraints. No governmental entity of the United States or any state thereof having jurisdiction over Diamondback, Energen or Merger Sub shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no law that makes the consummation of the merger illegal or otherwise prohibited shall have been adopted after August 14, 2018.

•

Effectiveness of the Registration Statement. The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•

Nasdaq Listing. The shares of Diamondback common stock issuable to Energen shareholders pursuant to the merger agreement must have been authorized for listing on Nasdaq, upon official notice of issuance.

The obligations of Diamondback and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:

•

the accuracy of the representations and warranties of Energen contained in the merger agreement as of August 14, 2018 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•

Energen having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

•

Diamondback having received a certificate of Energen signed by an executive officer of Energen, dated as of the closing date, confirming that the conditions set forth in the two bullets directly above have been satisfied; and

•

Diamondback having received an opinion from Diamondback tax counsel, in form and substance reasonably satisfactory to Diamondback, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligation of Energen to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the accuracy of the representations and warranties of Diamondback contained in the merger agreement as of August 14, 2018 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality standards provided in the merger agreement;

•

Diamondback and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

•

Energen having received a certificate of Diamondback signed by an executive officer of Diamondback, dated as of the closing date, confirming that the conditions in the two bullets directly above have been satisfied; and

•

Energen having received an opinion from Energen tax counsel, in form and substance reasonably satisfactory to Energen, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation (page 146)

No Solicitation by Diamondback

Diamondback has agreed that, from and after August 14, 2018, Diamondback will, and will cause its subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of August 14, 2018 with respect to a Diamondback competing proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 153).

Diamondback has also agreed that, from and after August 14, 2018 until the effective time of the merger or the termination of the merger agreement in accordance with the terms thereof, Diamondback will not, and will cause its affiliates and subsidiaries, and its and their respective directors and officers, and will cause its representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Diamondback competing proposal;

•	engage in any discussions or negotiations with any person with respect to a Diamondback competing proposal;

•

furnish any non-public information regarding Diamondback or its subsidiaries, or access to the properties, assets or employees of Diamondback or its subsidiaries, to any person in connection with or in response to a Diamondback competing proposal;

•

enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Diamondback competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

•

resolve, agree or publicly propose to, or permit Diamondback or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

Notwithstanding the agreements described above, prior to, but not after, the time the issuance proposal has been approved by Diamondback stockholders, Diamondback may engage in the first, second and third bullets directly above with any person if Diamondback receives a bona fide written Diamondback competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 147; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until Diamondback receives an executed confidentiality agreement from the person making such Diamondback competing proposal, subject to certain conditions; and

•

prior to taking any such actions, the Diamondback board of directors or any committee of the Diamondback board of directors determines in good faith, after consultation with Diamondback’s financial advisor and outside legal counsel, that such Diamondback competing proposal is, or could reasonably be expected to lead to, a Diamondback superior proposal (as defined in the section entitled “The Merger Agreement–No Solicitation; Changes of Recommendation—Diamondback: No Solicitation Exceptions” beginning on page 146).

Notwithstanding the agreements described above, prior to, but not after, the time the issuance proposal has been approved by Diamondback stockholders, Diamondback may seek clarification from (but not engage in negotiations with or provide non-public information to) any person that has made a Diamondback competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Diamondback board of directors or any committee thereof to make an informed determination under the relevant provisions of the merger agreement.

No Solicitation by Energen

Energen has agreed that, from and after August 14, 2018, Energen will, and will cause its subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of August 14, 2018 with respect to an Energen competing proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 153).

Energen has also agreed that, from and after August 14, 2018 until the effective time of the merger or the termination of the merger agreement in accordance with the terms thereof, Energen will not, and will cause its affiliates and subsidiaries, and its and their respective directors and officers, and will cause its representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of an Energen competing proposal;

•	engage in any discussions or negotiations with any person with respect to an Energen competing proposal;

•

furnish any non-public information regarding Energen or its subsidiaries, or access to the properties, assets or employees of Energen or its subsidiaries, to any person in connection with or in response to an Energen competing proposal;

•

enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes an Energen competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

•

resolve, agree or publicly propose to, or permit Energen or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Energen shareholders, Energen may engage in the first, second and third bullets directly above with any person if Energen receives a bona fide written Energen competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 147; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until Energen receives an executed confidentiality agreement, from the person making such Energen competing proposal, subject to certain conditions; and

•

prior to taking any such actions, the Energen board of directors or any committee of the Energen board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Energen competing proposal is, or could reasonably be expected to lead to, an Energen superior proposal (as defined in the section entitled “The Merger Agreement–No Solicitation; Changes of Recommendation—Energen: No Solicitation Exceptions” beginning on page 148).

Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Energen shareholders, Energen or any of its representatives may seek clarification from any person that has made an Energen competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for Energen board of directors or any committee thereof to make an informed determination under the relevant provisions of the merger agreement.

Changes of Recommendation (page 146)

Diamondback Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Diamondback board of directors may not effect a Diamondback recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Diamondback: Restrictions on Changes of Recommendation” beginning on page 149).

Energen Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Energen board of directors may not effect an Energen recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Energen: Restrictions on Changes of Recommendation” beginning on page 149).

Diamondback: Permitted Changes of Recommendation and Permitted Termination to Enter into a Diamondback Superior Proposal

Prior to, but not after, the time that the Diamondback issuance proposal has been approved by Diamondback stockholders, in response to a bona fide written Diamondback competing proposal from a third party that is conditioned upon the termination of the merger agreement or the failure of the transactions contemplated thereby to be consummated and that did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Diamondback,” the Diamondback board of directors may effect a Diamondback recommendation change or terminate the merger agreement if:

•

the Diamondback board of directors determines in good faith, after consultation with Diamondback’s financial advisor and outside legal counsel, that such Diamondback competing proposal is a Diamondback superior proposal (taking into account adjustment in terms and conditions of the merger proposed by Energen in response to such Diamondback competing proposal): and

•

Diamondback provides Energen written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation— Diamondback: Permitted Changes of Recommendation and Permitted Termination to Enter into a Diamondback Superior Proposal” beginning on page 149.

Diamondback: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time that the Diamondback issuance proposal has been approved by Diamondback stockholders, if a Diamondback intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Diamondback: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 150) occurs or arises after August 14, 2018, Diamondback may effect a Diamondback recommendation change if:

•

the Diamondback board of directors determines in good faith, after consultation with Diamondback’s financial advisor and outside legal counsel, that a Diamondback intervening event has occurred and that the failure to effect a Diamondback recommendation change in response to such Diamondback intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Diamondback board of directors to the Diamondback stockholders under applicable law; and

•

Diamondback provides Energen written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page 146.

Energen: Permitted Changes of Recommendation and Permitted Termination to Enter into an Energen Superior Proposal

Prior to, but not after, the merger proposal has been approved by Energen shareholders, in response to a bona fide written Energen competing proposal from a third party that did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Energen,” the Energen board of directors may effect an Energen recommendation change or terminate the merger agreement if:

•

the Energen board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Energen competing proposal is an Energen superior proposal (taking into account adjustment in terms and conditions of the merger proposed by Diamondback in response to such Energen competing proposal); and

•	Energen provides Diamondback written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Energen: Permitted Changes of Recommendation and Permitted Termination to Enter into an Energen Superior Proposal” beginning on page 151.

Energen: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by Energen shareholders, in response to an Energen intervening event (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Energen: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 152) that occurs or arises after August 14, 2018, Energen may effect an Energen recommendation change if:

•

the Energen board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that an Energen intervening event has occurred and that failure to effect an Energen recommendation change in response to such Energen intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Energen board of directors to the Energen shareholders under applicable law; and

•

Energen provides Diamondback written notice of such proposed action and the basis of such proposed action five business days in advance and complies with certain obligations, each as described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Energen: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page 152.

Termination (page 164)

Diamondback and Energen may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Diamondback and Energen.

The merger agreement may also be terminated by either Diamondback or Energen at any time prior to the effective time of the merger in any of the following situations:

•

if any governmental entity of the United States or any state thereof having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement that has been the primary cause of or resulted in such order, decree, ruling or injunction or other action;

•	upon an end date termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 164);

•

upon a Diamondback terminable breach event or Energen terminable breach event (as each term is defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 164); or

•

upon an Energen shareholder approval termination event or a Diamondback stockholder approval termination event (as each term is defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 164).

In addition, the merger agreement may be terminated by Diamondback:

•

if prior to, but not after, the time the merger proposal has been approved by Energen shareholders, the Energen board of directors or a committee of the Energen board of directors has effected an Energen recommendation change; or

•	upon a Diamondback superior proposal termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 163).

Further, the merger agreement may be terminated by Energen:

•

if prior to, but not after, the time the Diamondback issuance proposal has been approved by Diamondback stockholders, if the Diamondback board of directors or a committee of the Diamondback board of directors has effected a Diamondback recommendation change; or

•	upon an Energen superior proposal termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 163).

Expenses and Termination Fees (page 164)

Termination Fees Payable by Diamondback

The merger agreement requires Diamondback to pay Energen a termination fee of $400 million (which we refer to as the “reverse termination fee”) if:

•	Energen terminates the merger agreement due to a Diamondback recommendation change;

•	Diamondback terminates the merger agreement due to a Diamondback superior proposal termination event;

•

(i) Diamondback or Energen terminates the merger agreement due to a Diamondback stockholder approval termination event or Energen terminates the merger agreement due to a Diamondback terminable breach event and such breach giving rise to such termination was a willful and material breach by Diamondback of a covenant or other agreement in the merger agreement, (ii) on or before the date of any such termination a Diamondback competing proposal shall have been publicly announced or disclosed prior to the Diamondback stockholders meeting and (iii) within 12 months after the date of such termination, Diamondback enters into a definitive agreement with respect to a Diamondback competing proposal or consummates any transaction meeting the parameters of a Diamondback competing proposal. For purposes of this paragraph, any reference in the definition of Diamondback competing proposal to “25%” will be deemed to be a reference to “more than 80%.”

In no event will Diamondback be required to pay the reverse termination fee on more than one occasion.

Termination Fees Payable by Energen

The merger agreement requires Energen to pay Diamondback a termination fee of $250 million (which we refer to as the “termination fee”) if:

•	Diamondback terminates the merger agreement due to an Energen recommendation change;

•	Energen terminates the merger agreement due to an Energen superior proposal event;

•

(i) (A) Diamondback or Energen terminates the merger agreement due to an Energen shareholder approval termination event or (B) Diamondback terminates the merger agreement due to an Energen terminable breach event and such breach giving rise to such termination was a willful and material breach by Energen of a covenant or other agreement in the merger agreement, (ii) on or before the date of any such termination an Energen competing proposal shall have been publicly announced or disclosed prior to the Energen shareholders meeting and (iii) within 12 months after the date of such termination, Energen enters into a definitive agreement with respect to an Energen competing proposal or consummates any transaction meeting the parameters of an Energen competing proposal. For purposes of this paragraph, any reference in the definition of Energen competing proposal to “25%” will be deemed to be a reference to “more than 80%.”

In no event will Energen be required to pay the termination fee on more than one occasion.

Expenses

If the merger agreement is terminated because of a failure of Energen’s shareholders or Diamondback’s stockholders to approve the proposals required to complete the merger, Energen and Diamondback, as applicable, may be required to reimburse the other party for its actual transaction expenses in an amount not to exceed $40 million, in the case of Energen’s expenses, and $25 million, in the case of Diamondback’s expenses. In no event will either party be entitled to receive more than one termination fee, net of any expense reimbursement.

Appraisal Rights/Dissenters’ Rights in the Merger (page 137)

Appraisal rights, which are also sometimes known as dissenters’ rights, are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined immediately prior to the effective time of the merger) in cash, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Delaware law, Diamondback stockholders are not entitled to appraisal rights in connection with the issuance of shares of Diamondback common stock as contemplated by the merger agreement. Diamondback stockholders may vote against the Diamondback issuance proposal if they do not favor the merger.

The holders of Energen common stock are entitled to dissenters’ rights in the merger under the Alabama Business and Non-Profit Entity Code (which we refer to as “ABNEC”). An Energen shareholder wishing to exercise dissenters’ rights must (1) not vote in favor of the merger, (2) deliver to Energen before the vote on the merger proposal is taken written notice of such shareholder’s intent to demand payment for his or her shares under the dissenters’ rights statute, (3) submit a payment demand to Energen following the merger within the time frame specified by a notice that Energen will provide to such shareholder who provided notification under clause (2), and (4) surrender the stock certificate to Energen that represents the shares subject to the appraisal. For more information, see “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger (page 169)

Energen and Diamondback intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Diamondback’s obligation to complete the merger that Diamondback receive a written opinion from Diamondback tax counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Energen’s obligation to complete the merger that Energen receive a written opinion from Energen tax counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If the merger so qualifies, then U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Energen common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Diamondback common stock in exchange for Energen common stock in the merger (other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Diamondback common stock). The material U.S. federal income tax consequences of the merger are discussed in more detail in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 169. The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Litigation Relating to the Merger (page 132)

In connection with the merger agreement and the transactions contemplated thereby, a purported class action lawsuit and an individual lawsuit have been filed. Both complaints, captioned Melvin Gross v. Energen Corporation, et al., Case No. 2:18-cv-01711-RDP (filed October 17, 2018) and Shiva Stein v. Energen Corporation, et al., Case 2:18-cv-01746-JHE (filed October 22, 2018), were filed in the United States District Court for the Northern District of Alabama. The complaints assert claims against Energen and its directors. In general, the complaints allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act because the preliminary Form S-4, as amended by Amendment No. 1 to the Form S-4, filed with the SEC allegedly misrepresents or omits material information. The complaints seek, among other things, injunctive relief preventing the consummation of the merger until additional disclosures are made, and damages. The defendants believe that these actions are without merit. For more information regarding these complaints and the risks associated with these complaints and any other similar litigation, see the sections entitled “The Merger—Litigation Relating to the Merger” beginning on page 132 and “Risk Factors—Risk Factors Relating to the Merger—Diamondback and Energen may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed” beginning on page 49.

Comparison of Rights of Stockholders of Diamondback and Shareholders of Energen (page 185)

The rights of Energen shareholders who receive shares of Diamondback common stock in the merger will be governed by the Amended and Restated Certificate of Incorporation of Diamondback, as amended (which we refer to as the “Diamondback certificate of incorporation”), and the Amended and Restated Bylaws of Diamondback, as amended (which we refer to as the “Diamondback bylaws”), which are governed by Delaware law, rather than by the Restated Certificate of Incorporation of Energen, as amended (which we refer to as the “Energen certificate of incorporation”), and the Bylaws of Energen, as amended (which we refer to as the “Energen bylaws”), which are governed by Alabama law. As a result, Energen shareholders will have different rights once they become Diamondback stockholders due to the differences in the organizational documents of Energen and Diamondback and the differences between Alabama and Delaware law. The key differences are described in the section entitled “Comparison of Rights of Stockholders of Diamondback and Shareholders of Energen” beginning on page 185.

Listing of Diamondback Common Stock; Delisting and Deregistration of Energen Shares (page 128)

If the merger is completed, the shares of Diamondback common stock to be issued in the merger will be listed for trading on Nasdaq, shares of Energen common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Energen will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DIAMONDBACK

The following table presents selected historical consolidated financial data for Diamondback (1) as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and (2) as of and for the six months ended June 30, 2018 and 2017. The consolidated financial data for each of the years ended December 31, 2017, 2016 and 2015, and as of December 31, 2017 and 2016 have been derived from Diamondback’s selected financial data and audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on February 15, 2018, which is incorporated by reference herein in its entirety. The selected historical consolidated financial data of Diamondback for each of the years ended December 31, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 have been derived from Diamondback’s selected financial data and audited consolidated financial statements for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data for the six months ended June 30, 2018 and 2017 and as of June 30, 2018 have been derived from Diamondback’s unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed August 9, 2018, which is incorporated by reference herein in its entirety. The selected balance sheet data as of June 30, 2017 has been derived from Diamondback’s unaudited consolidated financial statements as of June 30, 2017, which have not been incorporated by reference herein.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Diamondback nor does it include the effects of the merger. This summary should be read together with the other information contained in Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” in each case beginning on page 197.

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands, except per share data)		(In thousands, except per share amounts)
Statements of Operations Data:
Total revenues	$1,006,468	$504,664	$1,205,111	$527,107	$446,733	$495,718	$208,002
Total costs and expenses	457,519	255,946	600,091	595,724	1,187,002	283,048	112,808
Income (loss) from operations	548,949	248,718	605,020	(68,617)	(740,269)	212,670	95,194
Other income (expense)	(29,157)	60,020	(107,831)	(96,099)	(8,831)	92,286	(8,853)
Income (loss) before income taxes	519,792	308,738	497,189	(164,716)	(749,100)	304,956	86,341
Provision for (benefit from) income taxes	40,474	3,536	(19,568)	192	(201,310)	108,985	31,754
Net income (loss)	479,318	305,202	516,757	(164,908)	(547,790)	195,971	54,587
Less: Net income attributable to non-controlling interest	97,360	10,524	34,496	126	2,838	2,216	—
Net income (loss) attributable to Diamondback Energy, Inc.	$381,958	$294,678	$482,261	$(165,034)	$(550,628)	$193,755	$54,587
Earnings per common share:
Basic	$3.87	$3.08	$4.95	$(2.20)	$(8.74)	$3.67	$1.30
Diluted	$3.87	$3.07	$4.94	$(2.20)	$(8.74)	$3.64	$1.29
Weighted average common shares outstanding:
Basic	98,584	95,665	97,458	75,077	63,019	52,826	42,015
Diluted	98,820	95,925	97,688	75,077	63,019	53,297	42,255

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands)		(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$113,927	$16,588	$112,446	$1,666,574	$20,115	$30,183	$15,555
Net property and equipment	8,343,044	6,508,747	7,343,617	3,390,857	2,597,625	2,791,807	1,446,337
Total assets	8,954,395	6,783,809	7,770,985	5,349,680	2,750,719	3,095,481	1,521,614
Current liabilities	727,077	323,166	577,428	209,342	141,421	266,729	121,320
Long-term debt	1,967,074	1,151,515	1,477,347	1,105,912	487,807	673,500	460,000
Total stockholders’ / members’ equity(1)	5,631,449	4,817,624	5,254,860	3,697,462	1,875,972	1,751,011	845,541
Total equity	6,012,467	5,286,934	5,581,737	4,018,292	2,108,973	1,985,213	—

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands)		(In thousands)
Other Financial Data:
Net cash provided by operating activities	$764,353	$394,431	$888,625	$332,080	$416,501	$356,389	$155,777
Net cash used in investing activities	(1,198,594)	(2,221,476)	(3,132,282)	(1,310,242)	(895,050)	(1,481,997)	(940,140)
Net cash provided by financing activities	435,722	177,059	689,529	2,624,621	468,481	1,140,236	773,560
Consolidated Adjusted EBITDA(2)	$710,913	$393,685	$928,039	$387,535	$449,245	$398,334	$157,604

(1)

For the years ended December 31, 2017, 2016, 2015 and 2014, total stockholders’ equity excludes $326.9 million, $320.8 million, $233.0 million and $234.2 million, respectively, of non-controlling interest related to Viper Energy Partners LP, one of Diamondback’s subsidiaries (which we refer to as “Viper”). There was no equity related to non-controlling interest for the year ended December 31, 2013.

(2)

Consolidated Adjusted EBITDA is a supplemental non-GAAP financial measure. For Diamondback’s definition of Consolidated Adjusted EBITDA and a reconciliation of Consolidated Adjusted EBITDA to net income (loss) see “—Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Consolidated Adjusted EBITDA

Consolidated Adjusted EBITDA (as defined below) is a supplemental non-GAAP financial measure that is used by Diamondback’s management and external users of Diamondback’s financial statements, such as industry analysts, investors, lenders and rating agencies.

For purposes of the Selected Historical Consolidated Financial Data of Diamondback, Consolidated Adjusted EBITDA is defined as net income (loss) plus non-cash (gain) loss on derivative instruments, net; interest expense, net; depreciation, depletion and amortization expense, impairment of oil and natural gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, income tax (benefit) provision and EBITDA attributable to non-controlling interest gain on revaluation of investment and loss on extinguishment of debt. Consolidated Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles (which we refer to as “GAAP”). Diamondback’s management believes Consolidated Adjusted EBITDA is useful because it allows it to more effectively evaluate Diamondback’s operating performance and compare the results of Diamondback’s operations from period to period without regard to Diamondback’s financing methods or capital structure. Diamondback adds the items listed above to net income (loss) in arriving at Consolidated Adjusted EBITDA because these amounts can vary substantially from company to company within Diamondback’s industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Consolidated Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of Diamondback’s operating performance or liquidity. Certain items excluded from Consolidated Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Consolidated Adjusted EBITDA. Diamondback’s computations of Consolidated Adjusted EBITDA may not be comparable to other similarly titled measure of other companies or to such measure in Diamondback’s revolving credit facility or any of Diamondback’s other contracts, including the indentures governing its outstanding senior notes. Diamondback has included a reconciliation of Consolidated Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, below for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(In thousands)		(In thousands)
Net income (loss)	$479,318	$305,202	$516,757	$(164,908)	$(547,790)	$195,971	$54,587
Non-cash (gain) loss on derivative instruments, net	13,705	(68,010)	84,240	26,522	112,918	(117,109)	(5,346)
Interest expense, net	30,797	20,470	40,554	40,684	41,510	34,515	8,059
Depreciation, depletion and amortization	245,083	134,102	326,759	178,015	217,697	170,005	66,597
Impairment of oil and natural gas properties	—	—	—	245,536	814,798	—	—
Non-cash equity-based compensation expense	18,091	17,475	34,178	33,532	24,572	14,253	2,724
Capitalized equity-based compensation expense	(4,990)	(4,244)	(8,641)	(7,079)	(6,043)	(4,437)	(972)
Asset retirement obligation accretion expense	720	673	1,391	1,064	833	467	201
Gain on revaluation of investment	(5,364)	—
Loss on extinguishment of debt	—	—	—	33,134	—	—	—
Income tax (benefit) provision	40,474	3,536	(19,568)	192	(201,310)	108,985	31,754

Consolidated Adjusted EBITDA	$817,834	$409,204	$928,039	$387,535	$449,245	$398,334	$157,604

Non Controlling Interest Adjustment	(106,921)	(15,519)	(47,631)	843	(7,940)	(4,316)	—

Adjusted EBITDA attributable to Diamondback Energy, Inc.	$710,913	$393,685	928,039	387,535	449,245	398,334	157,604

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ENERGEN

The following table sets forth Energen’s selected consolidated historical financial information that has been derived from Energen’s consolidated financial statements (1) as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and (2) as of and for the six months ended June 30, 2018 and June 30, 2017. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Energen nor does it include the effects of the merger. You should read this financial information together with Energen’s consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 28, 2018, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018 filed on May 9, 2018 and for the quarter ended June 30, 2018 filed on August 8, 2018, each of which is incorporated into this joint proxy statement/prospectus by reference. The selected statement of operations data and cash flow data for the years ended December 31, 2014 and 2013, and selected balance sheet data as of December 31, 2015, 2014 and 2013 have been derived from Energen’s audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The selected historical consolidated financial data for the six months ended June 30, 2018 and 2017 and as of June 30, 2018 have been derived from Energen’s unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which is incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of June 30, 2017 has been derived from Energen’s unaudited consolidated financial statements as of June 30, 2017, which have not been incorporated by reference herein. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

Selected Financial and Common Stock Data

	As of and for the Six Months Ended (in thousands, except per share amounts)		As of and for the Years Ended December 31, (in thousands, except per share amounts)
	June 30, 2018	June 30, 2017	2017	2016	2015	2014	2013
STATEMENT OF OPERATIONS
Total revenues	$695,819	$497,745	$961,045	$532,889	$878,554	$1,679,213	$1,206,293
Income (loss) from continuing operations	$187,189	$62,884	$306,828	$(167,513)	$(945,731)	$99,643	$141,881
Net income (loss)	$187,189	$62,884	$306,828	$(167,513)	$(945,731)	$568,032	$204,554
Diluted earnings per average common share from continuing operations	$1.91	$0.64	$3.14	$(1.77)	$(12.43)	$1.36	$1.96
Diluted earnings per average common share	$1.91	$0.64	$3.14	$(1.77)	$(12.43)	$7.75	$2.82
BALANCE SHEET
Total property, plant and equipment, net	$5,133,216	$4,558,984	$4,763,520	$4,061,552	$4,350,690	$5,199,137	$5,118,088
Total assets	$5,462,012	$4,746,732	$5,033,895	$4,579,823	$4,611,156	$6,138,258	$6,622,212
Long-term debt	$829,068	$659,158	$782,861	$527,443	$773,550	$1,038,563	$1,093,541
Total shareholders’ equity	$3,628,859	$3,187,742	$3,438,457	$3,120,602	$2,895,860	$3,414,604	$2,858,019
COMMON STOCK DATA
Cash dividends paid per common share	$—	$—	$—	$—	$0.08	$0.47	$0.58
Diluted average common shares outstanding	97,942	97,648	97,707	94,476	76,078	73,275	72,471
Price range:
High	$74.07	$60.21	$60.21	$64.44	$77.12	$90.66	$89.92
Low	$47.81	$46.25	$46.16	$20.76	$39.99	$53.78	$44.46
Close	$72.82	$49.37	$57.57	$57.67	$40.99	$63.76	$70.75

Selected Historical Business Data

	As of and for the Six Months Ended (in thousands, except per unit data)		As of and for the Years Ended December 31, (in thousands, except per unit data)
	June 30, 2018	June 30, 2017	2017	2016	2015	2014	2013
Oil, natural gas liquids and natural gas sales from continuing operations
Oil	$620,077	$329,371	$814,470	$521,017	$631,663	$988,868	$961,055
Natural gas liquids	$76,184	$34,268	$98,298	$48,652	$48,856	$110,918	$91,407
Natural gas	$33,172	$31,459	$74,670	$51,697	$82,742	$244,408	$203,855

Total	$729,433	$395,098	$987,438	$621,366	$763,261	$1,344,194	$1,256,317

Open non-cash mark-to-market gains (losses) on derivative instruments
Oil	$17,384	$89,125	$(10,658)	$(57,148)	$(242,227)	$271,200	$(43,261)
Natural gas liquids	$(8,817)	$11,617	$(9,011)	$(6,868)	$—	$287	$(652)
Natural gas	$253	$8,961	$8,910	$(7,174)	$(39,525)	$43,958	$(3,919)

Total	$8,820	$109,703	$(10,759)	$(71,190)	$(281,752)	$315,445	$(47,832)

Closed gains (losses) on derivative instruments
Oil	$(33,680)	$(5,858)	$(11,364)	$(17,701)	$346,404	$4,377	$(52,694)
Natural gas liquids	$(10,230)	$(1,545)	$(7,780)	$—	$—	$6,218	$10,795
Natural gas	$1,476	$347	$3,510	$414	$50,641	$8,979	$39,707

Total	$(42,434)	$(7,056)	$(15,634)	$(17,287)	$397,045	$19,574	$(2,192)

Total revenues	$695,819	$497,745	$961,045	$532,889	$878,554	$1,679,213	$1,206,293

Production volumes from continuing operations
Oil (MBbl)	10,148	7,098	16,951	13,213	14,023	11,814	10,364
Natural gas liquids (MMgal)	146.7	85.3	220.7	163.5	170.7	172.3	135.8
Natural gas (MMcf)	21,480	13,326	33,528	27,204	35,604	58,602	58,104

Production volumes from continuing operations (MBOE)	17,220	11,350	27,794	21,639	24,022	25,684	23,281

Total production volumes (MBOE)	17,220	11,350	27,794	21,639	24,022	25,849	25,362

Proved reserves
Oil (MBbl)	274,346	228,322	257,010	199,575	210,691	181,227	164,870
Natural gas liquids (MBbl)	96,864	65,814	90,779	58,046	71,713	73,463	63,011
Natural gas (MMcf))	621,690	405,089	577,489	352,248	433,904	707,926	719,725

Total (MBOE)	474,825	361,651	444,038	316,329	354,722	372,678	347,835

Costs per BOE from continuing operations
Oil, natural gas liquids and natural gas production expenses	$6.42	$7.51	$6.61	$7.94	$9.51	$10.68	$11.06
Production and ad valorem taxes	$2.75	$2.29	$2.14	$1.98	$2.39	$3.97	$4.04
Depreciation, depletion and amortization	$15.00	$19.49	$17.39	$20.70	$24.72	$21.36	$19.45
Exploration expense	$0.14	$0.50	$0.36	$0.25	$0.62	$1.09	$0.60
General and administrative expense	$2.57	$3.56	$3.05	$4.42	$6.21	$4.75	$4.89
Capital expenditures (including acquisitions)	$594,922	$720,246	$1,189,342	$582,898	$1,114,808	$1,451,951	$1,120,753

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined balance sheet data gives effect to the proposed merger as if it had occurred on June 30, 2018, while the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2017 and the six months ended June 30, 2018 is presented as if the merger had occurred on January 1, 2017. The following summary unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 43. The following summary unaudited pro forma condensed combined financial information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 172 and the related notes.

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
	(in thousands, except per share amounts)
Pro Forma Statements of Condensed Combined Operations Data:
Total revenues	$1,736,293	$2,195,726
Net income attributable to Diamondback Energy, Inc.	$571,251	$873,317
Earnings per share, basic	$3.54	$5.45
Earnings per share, diluted	$3.53	$5.44

As of June 30, 2018
(in thousands)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$115,115
Total assets	$18,946,338
Long-term debt	$2,805,074
Stockholder’s equity	$13,153,401

SUMMARY PRO FORMA OIL, NATURAL GAS AND NGL RESERVE INFORMATION

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017. The following summary pro forma reserve information has been prepared for illustrative purposes only and is not intended to be a projection of future results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 43. The summary pro forma reserve information should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 172 and the related notes included in this joint proxy statement/prospectus.

	Year Ended December 31, 2017
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Proved Developed Reserves:
Oil (MBbls)	141,246	143,907	285,153
Natural Gas Liquids (MBbls)	35,412	52,882	88,294
Natural Gas (MMcf)	190,740	342,616	533,356
Proved Undeveloped Reserves:
Oil (MBbls)	91,935	113,103	205,038
Natural Gas Liquids (MBbls)	19,198	37,897	57,095
Natural Gas (MMcf)	94,629	234,873	329,502

	Year Ended December 31, 2017
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Production:
Oil (MBbls)	21,417	16,951	38,368
Natural Gas Liquids (MBbls)	4,056	5,255	9,311
Natural Gas (MMcf)	20,660	33,528	54,188

	Six Months Ended June 30, 2018
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Production:
Oil (MBbls)	14,278	10,148	24,426
Natural Gas Liquids (MBbls)	2,883	3,492	6,375
Natural Gas (MMcf)	13,913	21,480	35,393

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table presents Diamondback’s and Energen’s historical and pro forma per share data for the year ended December 31, 2017 and as of and for the six months ended June 30, 2018. The pro forma per share data for the year ended December 31, 2017 and as of and for the six months ended June 30, 2018 is presented as if the merger had been completed on January 1, 2017. Except for the historical information for the year ended December 31, 2017, the information provided in the table below is unaudited. This information should be read together with the historical consolidated financial statements and related notes of Diamondback and Energen, filed by each with the SEC, and incorporated by reference in this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 172.

	For the Year Ended December 31, 2017	As of and for the Six Months Ended June 30, 2018
Diamondback
Net income attributable to common stockholders (per basic share)	$4.95	$3.87
Net income attributable to common stockholders (per diluted share)	$4.94	$3.87
Cash dividends declared per share	—	$0.25
Net book value per share		$57.10

Energen
Net income attributable to common shareholders (per basic share)	$3.16	$1.92
Net income attributable to common shareholders (per diluted share)	$3.14	$1.91
Cash dividends declared per share	—	—
Net book value per share		$36.03

Pro Forma Condensed Combined (Unaudited)
Net income attributable to common stockholders (per basic share)	$5.45	$3.54
Net income attributable to common stockholders (per diluted share)	$5.44	$3.53
Cash dividends declared per share	—	$0.25
Net book value per share		$79.06

Equivalent Energen
Net income attributable to common shareholders (per basic share)	$3.47	$2.28
Net income attributable to common shareholders (per diluted share)	$3.47	$2.28
Cash dividends declared per share	—	—
Net book value per share		$50.93

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Diamondback Market Price and Dividend Information

Diamondback common stock is listed on The Nasdaq Global Select Market under the symbol “FANG.” The following table sets forth the high and low prices per share for Diamondback common stock for the periods indicated and the cash dividends per share declared with respect to Diamondback common stock in the periods indicated, in each case rounded to the nearest whole cent. Diamondback’s fiscal year ends on December 31. Diamondback commenced the payment of dividends beginning with the first quarter of 2018.

	High ($)	Low ($)	Dividend ($)
2016:
First Quarter	79.87	55.48	—
Second Quarter	96.01	73.12	—
Third Quarter	99.69	83.90	—
Fourth Quarter	113.23	88.74	—
2017:
First Quarter	114.00	96.05	—
Second Quarter	108.17	83.22	—
Third Quarter	98.36	82.77	—
Fourth Quarter	127.45	95.69	—
2018:
First Quarter	134.6	105.66	0.125
Second Quarter	138.14	107.78	0.125
Third Quarter	138.25	111.31	*
Fourth Quarter (through October 23, 2018)	140.78	117.12	*

*	The Diamondback board has not made any determinations with respect to dividends for the third and fourth quarters of 2018.

Energen Market Price and Dividend Information

Energen common stock is listed on the NYSE under the symbol “EGN.” The following table sets forth the high and low prices per share for Energen common stock for the periods indicated and the cash dividends per share declared with respect to Energen common stock in the periods indicated, in each case rounded to the nearest whole cent. Energen’s fiscal year ends on December 31.

	High ($)	Low ($)	Dividend ($)
2016:
First Quarter	42.76	20.76	—
Second Quarter	51.27	34.03	—
Third Quarter	60.00	43.70	—
Fourth Quarter	64.44	47.88	—
2017:
First Quarter	60.21	47.95	—
Second Quarter	58.96	46.25	—
Third Quarter	55.22	46.16	—
Fourth Quarter	58.96	48.59	—
2018:
First Quarter	63.29	47.81	—
Second Quarter	74.07	60.00	—
Third Quarter	87.88	70.31	—
Fourth Quarter (through October 23, 2018)	89.83	75.21	—

Comparison of Diamondback and Energen Market Prices and Implied Share Value of the Stock Consideration

The following table sets forth the closing sale price per share of Diamondback common stock and Energen common stock as reported on Nasdaq and the NYSE, respectively, on August 13, 2018, the last trading day prior to the public announcement of the merger, and on October 23, 2018, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Energen common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Diamondback common stock on the relevant date by the exchange ratio of 0.6442 of a share of Diamondback common stock for each share of Energen common stock.

	Diamondback Common Stock	Energen Common Stock	Implied Per Share Value of Merger Consideration
August 13, 2018	$131.87	$71.36	$84.95
October 23, 2018	$119.11	$76.36	$76.73

Holders of Diamondback and Energen common stock are encouraged to obtain current market quotations for Diamondback common stock and Energen common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of Diamondback common stock before or after the effective date of the merger. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55, Energen shareholders should carefully consider the following risks before deciding how to vote with respect to the merger proposal and the non-binding compensation advisory proposal to be considered and voted on at the Energen special meeting, and Diamondback stockholders should carefully consider the following risks before deciding how to vote with respect to the Diamondback issuance proposal to be considered and voted on at the Diamondback special meeting. In addition, Energen shareholders and Diamondback stockholders should also read and consider the risks associated with each of the businesses of Energen and Diamondback because these risks will also affect the combined company. These risks can be found in Diamondback’s and Energen’s Annual Reports on Form 10-K for the year ended December 31, 2017, their subsequent reports on Form 10-Q and other documents they file with the SEC, in each case incorporated by reference into this joint proxy statement/prospectus. Energen shareholders and Diamondback stockholders should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. For additional information, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

Risk Factors Relating to the Merger

Because the exchange ratio is fixed and because the market price of Diamondback common stock will fluctuate, Energen shareholders cannot be certain of the precise value of the merger consideration they will receive in the merger.

If the merger is completed, at the effective time of the merger, each issued and outstanding eligible share of Energen common stock will be converted into the right to receive the merger consideration. The exchange ratio for the merger consideration is fixed at 0.6442 of a share of Diamondback common stock for each share of Energen common stock (with certain exceptions described in this joint proxy statement/prospectus), and there will be no adjustment to the merger consideration for changes in the market price of Diamondback common stock or Energen common stock prior to the completion of the merger.

If the merger is completed, there will be a time lapse between each of the date of this joint proxy statement/ prospectus, the dates on which Energen shareholders vote to approve the Energen merger proposal and Diamondback stockholders vote to approve the Diamondback issuance proposal, and the date on which Energen shareholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Diamondback common stock will fluctuate, possibly materially, during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in Diamondback’s businesses, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases are be beyond the control of Diamondback and Energen. The actual value of any merger consideration received by Energen shareholders at the completion of the merger will depend on the market value of the shares of Diamondback common stock at that time. Consequently, at the time Energen shareholders must decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the merger is completed. For additional information about the merger consideration, see the sections entitled “The Merger—Consideration to Energen Shareholders” and “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” beginning on pages 71 and 134, respectively.

The merger may not be completed and the merger agreement may be terminated in accordance with its terms. Failure to complete the merger could negatively impact the price of shares of Diamondback common stock and the price of shares of Energen common stock, as well as Diamondback’s and Energen’s respective future businesses and financial results.

The merger is subject to a number of conditions that must be satisfied, including the approval by Diamondback stockholders of the share issuance proposal and approval by Energen shareholders of the merger agreement proposal, or waived, in each case prior to the completion of the merger. These conditions are described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 162. These conditions to the completion of the merger, some of which are beyond the control of Diamondback and Energen, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed.

The merger agreement may be terminated by either Diamondback or Energen if the merger is not completed by March 31, 2019 or, at either party’s discretion—if the only conditions to closing that have not been satisfied or waived by that date are those related to the termination or expiration of any waiting period under the HSR Act or the adoption of an antitrust law prohibiting the merger—June 30, 3019, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any material covenant or agreement under the merger agreement is the primary cause of or resulted in the failure of the transactions to be consummated on or before that date. Diamondback and Energen can also mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Diamondback and Energen may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement—Termination” beginning on page 164.

If the transactions contemplated by the merger agreement are not completed for any reason, Diamondback’s and Energen’s respective ongoing businesses and financial results may be adversely affected and, without realizing any of the benefits of having completed the transactions, Diamondback and Energen will be subject to a number of risks, including the following:

•

Diamondback and Energen will be required to pay their respective costs relating to the transactions, which are substantial, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

•	time and resources committed by Diamondback’s and Energen’s management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

•

Diamondback and Energen may experience negative reactions from financial markets, including negative impacts on the prices of their common stock, including to the extent that the current market price reflects a market assumption that the transactions will be completed;

•	Diamondback and Energen may experience negative reactions from employees, customers or vendors; and

•

Since the merger agreement restricts the conduct of Energen’s and Diamondback’s business prior to completion of the merger, Energen and Diamondback may not have been able to take certain actions during the pendency of the merger that would have benefitted it as an independent company and the opportunity to take such actions may no longer be available. For a description of the restrictive covenants to which Diamondback and Energen are subject, see the section entitled “The Merger Agreement—Interim Operations of Energen and Diamondback Pending the Merger” beginning on page 142.

If the merger agreement is terminated and Energen’s board of directors seeks another merger or business combination, Energen may not be able to find a party willing to offer equivalent or more attractive consideration than the consideration Diamondback has agreed to provide in the merger, or that such other merger or business combination is completed. If the merger agreement is terminated under specified circumstances, Diamondback may be required to pay Energen a termination fee of $400 million, and Energen may be required to pay Diamondback a termination fee of $250 million. If the merger agreement is terminated because of a failure of Energen’s shareholders or Diamondback’s stockholders to approve the proposals required to complete the merger, Energen and Diamondback, as applicable, may be required to reimburse the other party for its actual transaction expenses in an amount not to exceed $40 million, in the case of Energen’s expenses, and $25 million, in the case of Diamondback’s expenses. For a description of these circumstances, see the section entitled “The Merger Agreement—Termination” beginning on page 164. In addition, any delay in completing the merger may significantly reduce the synergies and other benefits that Diamondback and Energen expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Current Energen and Diamondback stockholders will have a reduced ownership and voting interest in Diamondback after the merger compared to their current ownership in the separate companies and will exercise less influence over management.

Currently, Energen shareholders have the right to vote in the election of the Energen board of directors and on other matters requiring shareholder approval under Alabama law and the Energen certificate of incorporation and bylaws. Diamondback stockholders have the right to vote in the election of the Diamondback board of directors and on other matters requiring stockholder approval under Delaware law and the Diamondback certificate of incorporation and bylaws. Based on the number of issued and outstanding shares of Diamondback and Energen common stock as of October 19, 2018, and the exchange ratio, immediately after the merger is completed, it is expected that, on a fully-diluted basis, current Diamondback stockholders will collectively own approximately 61%, and current Energen shareholders will collectively own approximately 39%, of the outstanding shares of Diamondback common stock (without giving effect to any shares of Diamondback common stock held by Energen shareholders prior to the merger or shares to be issued in Diamondback’s pending acquisition of certain assets from Ajax Resources, LLC). As a result of the merger, current Energen shareholders and current Diamondback stockholders will own a smaller percentage of the combined company than they currently own of Energen and Diamondback, respectively, and as a result will have less influence on the management and policies of Diamondback post-merger than they now have on the management and policies of Energen and Diamondback, respectively.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Diamondback or Energen or, if not obtained, could prevent completion of the transactions.

Completion of the merger is conditioned upon the receipt of certain governmental approvals. Although each party has agreed to use their respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger or other agreements to be entered into in connection with the merger agreement. Under the terms of the merger agreement, Diamondback has agreed to take any and all action necessary to obtain these governmental approvals; however Diamondback does not have to agree to any action that would reasonably be expected to have a material adverse effect on the post-closing business, financial condition or operations of Diamondback and its subsidiaries (including Energen and its subsidiaries), taken as a whole. The actions that Diamondback may be required to take include, among others, disposing of assets, categories of assets or businesses, or holding assets, categories of assets or businesses separately, terminating existing relationships, contractual rights or obligations, terminating any venture or other arrangement, creating new relationships, contractual rights or obligations and making other changes or restructurings. These actions may adversely affect the business of Diamondback and its subsidiaries, including, post-merger, Energen. Diamondback and Energen cannot provide any assurance that these approvals will be obtained or that there will not be any adverse consequences to Diamondback’s or Energen’s business resulting from the failure to obtain these governmental approvals or from conditions that could be imposed in connection with obtaining these governmental approvals, including divestitures or other operating restrictions upon Diamondback, Energen, or their subsidiaries.

Completion of the merger is also conditioned upon the authorization for listing of Diamondback common stock to be issued in connection with the merger on Nasdaq. Although Diamondback has agreed take all action necessary to obtain the requisite stock exchange approval, there can be no assurance that such approval will be obtained and that the other conditions to completing the merger will be satisfied.

Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the transaction or of imposing additional costs or limitations on Diamondback or Energen following completion of the merger, any of which might have an adverse effect on Diamondback or Energen following completion of the merger and may diminish the anticipated benefits of the merger. For additional information about the regulatory approvals process, see “The Merger—Regulatory Approvals.”

Diamondback and Energen will be subject to business uncertainties while the merger is pending, which could adversely affect their respective businesses.

In connection with the pendency of the merger, it is possible that certain persons with whom Diamondback and Energen have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Diamondback or Energen, as the case may be, as a result of the merger, which could negatively affect Diamondback’s or Energen’s revenues, earnings and cash flows, as well as the market price of Diamondback’s or Energen’s respective common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Diamondback and Energen are subject to certain restrictions on the conduct of its business prior to the effective time, which may adversely affect its ability to execute certain of its business strategies. Restrictions on Energen include, among other things, the ability to issue capital stock, modify or enter into material contracts in certain cases, acquire or dispose of assets, hire or terminate certain key employees, incur indebtedness, incur encumbrances or incur capital expenditures. Restrictions on Diamondback include, among other things, the ability to issue capital stock and, if the acquisition could reasonably be expected to have an adverse effect on the consummation of the merger, the ability to acquire other businesses. Such limitations could negatively affect Diamondback’s or Energen’s businesses and operations prior to the completion of the transactions. For a description of the restrictive covenants to which Diamondback and Energen are subject, see the section entitled “The Merger Agreement—Interim Operations of Energen and Diamondback Pending the Merger” beginning on page 142.

The merger agreement contains provisions that limit Energen’s and Diamondback’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Energen or Diamondback from making a favorable alternative transaction proposal and, in specified circumstances, could require Energen or Diamondback to pay the other party a termination fee.

The merger agreement contains certain provisions that restrict Energen’s and Diamondback’s ability to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a competing proposal, engage in any discussions or negotiations with respect to a competing proposal or furnish any non-public information or access to its assets to any person in connection with a competing proposal, or enter into any letter of intent or agreement in principle concerning a competing proposal. Further, even if the Energen board or the Diamondback board changes, withdraws, modifies, or qualifies its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the merger agreement proposal and the share issuance proposal, as applicable, to a vote at its special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before a party’s board of directors may change, withdraw, modify, or qualify its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable. In some circumstances, upon termination of the merger agreement, Energen or Diamondback will be required to pay a termination fee of $250 million or $400 million, respectively, to the other party.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Energen or Diamondback or pursuing an alternative transaction with either entity from considering or proposing such a transaction. In Energen’s case, the provisions could discourage a potential third-party acquiror or merger partner that was prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger, or might result in a potential third-party acquiror or merger partner proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee that is payable in certain circumstances.

For additional information, see the sections entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” and “The Merger Agreement—Termination.”

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Whether or not the merger is completed, the announcement and pendency of the merger could disrupt the businesses of Diamondback or Energen. Diamondback and Energen are dependent on the experience and industry knowledge of their senior management and other key employees to execute their business plans. Diamondback’s success after the merger will depend in part upon the ability of Diamondback and Energen to retain key management personnel and other key employees in advance of the merger, and of the combined company’s ability to do so following the merger. Current and prospective employees of Diamondback and Energen may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the current ability of each of Diamondback and Energen to attract or retain key management and other key personnel or the ability of the combined company to do so following the merger.

No assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Diamondback and Energen to the same extent that such companies have previously been able to attract or retain employees. In addition, following the merger, Diamondback might not be able to locate suitable replacements for any such key employees who leave Diamondback or Energen or offer employment to potential replacements on satisfactory terms.

Directors and executive officers of Energen may have interests in the merger that are different from, or in addition to, the interests of Energen’s shareholders.

Energen’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Energen shareholders generally. The Energen board was aware of and considered these interests, among other matters, during its deliberations on the merits of the merger and in deciding to approve the terms of the merger and to recommend that Energen shareholders vote for the approval of the merger agreement. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the merger agreement, potential severance and other benefits upon a qualifying termination in connection with the merger, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger—Interests of Energen Directors and Executive Officers in the Merger” beginning on page 123.

Diamondback and Energen will incur significant transaction and merger-related costs in connection with the merger, which may be in excess of those anticipated by Diamondback or Energen.

Each of Diamondback and Energen has incurred and expects to continue to incur a number of non-recurring costs associated with the merger, many of which are payable regardless of whether or not the merger is completed. These fees and costs have been, and will continue to be, substantial. These costs include, among others, employee retention costs, fees paid to legal, accounting and financial advisors, severance and benefit costs, fees related to regulatory filings and notices, filing fees and printing and mailing fees. Diamondback and Energen will also incur transaction fees and costs related to the integration of the companies, which may be substantial. Moreover, each company may incur additional unanticipated expenses in connection with the merger and the integration, including costs associated with any stockholder litigation related to the merger.

The costs described above, as well as other unanticipated costs and expenses, could have an adverse effect on the financial condition and operating results of Diamondback, Energen or, following the completion of the merger, the combined company.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Energen is a party.

The completion of the transactions may trigger change in control or other provisions in certain agreements to which Energen is a party. For a description of the treatment of Energen’s indebtedness in the merger, see “—Diamondback expects to assume substantial indebtedness in connection with the merger, which combined with Diamondback’s current debt may limit its financial flexibility and adversely affect its financial results” and “The Merger—Treatment of Indebtedness” beginning on pages 48 and 129, respectively. If Diamondback and Energen are unable to negotiate waivers of the change in control and other provisions in certain other agreements, the counterparties to those agreements may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Diamondback and Energen are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Energen.

Diamondback expects to assume substantial indebtedness in connection with the merger, which combined with Diamondback’s current debt may limit its financial flexibility and adversely affect its financial results.

Under the merger agreement, Diamondback has agreed to assume Energen’s outstanding debt, which as of August 14, 2018 was approximately $830 million and consisted of amounts outstanding under Energen’s notes and existing credit facility. As of June 30, 2018, Diamondback had total long-term debt of approximately $1.6 billion, consisting of amounts outstanding under its senior unsecured credit facility and its senior unsecured notes. Viper Energy Partners LLC, a subsidiary of Diamondback (which we refer to as “Viper OpCo”), had approximately $350 million in outstanding borrowings under its revolving credit facility.

Diamondback continues to review the treatment of its and Energen’s existing indebtedness and Diamondback may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate its or Energen’s existing indebtedness prior to, in connection with or following the completion of the merger. If Diamondback does seek to refinance its or Energen’s existing indebtedness, there can be no guarantee that Diamondback would be able to execute the refinancing on favorable terms or at all. Assuming Diamondback does not repay, repurchase, redeem, exchange or otherwise terminate any of its or Energen’s existing indebtedness, immediately following the completion of the merger, Diamondback is expected to have outstanding indebtedness of approximately $2.8 billion, based on Diamondback’s and Viper OpCo’s outstanding indebtedness as of June 30, 2018 and the outstanding indebtedness of Energen as of August 14, 2018. Additionally, Diamondback is not restricted under the merger agreement from incurring additional debt, which Diamondback may do to fund its current operations, capital expenditures, planned or new acquisitions, or for any other purpose.

Any increase in Diamondback’s indebtedness could have adverse effects on its financial condition and results of operations, including:

•	increasing the difficulty of Diamondback to satisfy its obligations with respect to its debt obligations, including any repurchase obligations that may arise thereunder;

•	diverting a significant portion Diamondback’s cash flows to service its indebtedness, which could reduce the funds available to it for operations and other purposes;

•	increasing Diamondback’s vulnerability to general adverse economic and industry conditions;

•

placing Diamondback at a competitive disadvantage compared to its competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that Diamondback would be unable to pursue due to its indebtedness;

•	limiting Diamondback’s ability to access the capital markets to raise capital on favorable terms;

•	impairing Diamondback’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•	increasing Diamondback’s vulnerability to interest rate increases, as its borrowings under its revolving credit facility are at variable interest rates.

A high level of indebtedness increases the risk that Diamondback may default on its debt obligations, including those it is assuming from Energen. Diamondback’s ability to meet its debt obligations and to reduce its level of indebtedness depends its future performance. Diamondback’s future performance depends on many factors independent of the merger, some of which are beyond its control, such as general economic conditions and oil and natural gas prices. Diamondback may not be able to generate sufficient cash flows to pay the interest on its debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt.

Investigations regarding the merger could result in one or more lawsuits against the Energen board and/or Energen, and other lawsuits may be filed against Energen, Diamondback and/or their respective boards challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

Following the public announcement of the merger, investigations were launched by several law firms generally regarding whether the Energen board failed to satisfy its duties to its shareholders, including whether the board adequately pursued alternatives to the acquisition and whether the board obtained the best price possible for Energen shares of common stock. There is a possibility that one or more of these investigations could result in a lawsuit against the Energen board and/or Energen, in addition to the pending complaints discussed below, seeking, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger, in addition to other fees and costs.

Diamondback and Energen may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements and, in connection with the merger agreement and the transactions contemplated thereby, a purported class action lawsuit and an individual lawsuit have been filed. Both complaints, captioned Melvin Gross v. Energen Corporation, et al., Case No. 2:18-cv-01711-RDP (filed October 17, 2018) and Shiva Stein v. Energen Corporation, et al., Case 2:18-cv-01746-JHE (filed October 22, 2018), were filed in the United States District Court for the Northern District of Alabama. In general, the complaints allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act because the preliminary Form S-4, as amended by Amendment No. 1 to the Form S-4, filed with the SEC allegedly misrepresents or omits material information. See “The Merger—Litigation Relating to the Merger” beginning on page 132.

Even if such lawsuits are without merit, as the defendants believe these to be, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Diamondback’s and Energen’s respective liquidity and financial condition. The complaints seek, among other things, injunctive relief preventing the consummation of the merger until additional disclosures are made, and damages. Any other lawsuits that may be brought against the parties to the merger agreement or their respective directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the merger. If a plaintiff is successful in obtaining an injunction prohibiting completion of the merger in these complaints or any other similar lawsuits, then that injunction may delay or prevent the merger from being completed, which may adversely affect Diamondback’s and Energen’s respective business, financial position and results of operation.

One of the conditions to the closing of the merger is that no injunction by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect and no law has been adopted or is effective, in either case that prohibits or makes illegal the closing of the merger. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the merger, then that injunction may delay or prevent the merger from being completed within the expected timeframe or at all, which may adversely affect Diamondback’s and Energen’s respective business, financial position and results of operations.

After the merger is completed, Energen shareholders will become shareholders of a Delaware corporation and have their rights as shareholders governed by Diamondback’s organizational documents and Delaware law.

The rights of Energen shareholders are currently governed by Energen’s organizational documents and Alabama law. Upon consummation of the merger, Energen shareholders will receive Diamondback common stock that will be governed by Diamondback’s organizational documents and Delaware law. As a result, there will be differences between the rights currently enjoyed by Energen shareholders and the rights of Energen shareholders post-merger. For a detailed discussion of the differences between rights as shareholders of Energen and rights as a stockholder of Diamondback, see the section entitled “Comparison of Rights of Stockholders of Diamondback and Shareholders of Energen” beginning on page 185.

The exclusive forum provisions contained in the Diamondback certificate of incorporation could limit the ability of stockholders to obtain a favorable judicial forum for certain disputes with Diamondback or its directors, officers or other employees.

The Diamondback certificate of incorporation provides that unless Diamondback consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Diamondback, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Diamondback to Diamondback or its stockholders, (iii) any action asserting a claim against Diamondback arising pursuant to any provision of the Delaware General Corporation Law, the Diamondback certificate of incorporation or bylaws or (iv) any action asserting a claim against Diamondback governed by the internal affairs doctrine. The Diamondback certificate of incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in share of capital stock of Diamondback shall be deemed to have notice of and to have consented to these provisions.

Such provisions may limit a stockholder’s ability to bring a claim in a judicial forum that such stockholder may find favorable for disputes with Diamondback or its directors, officers or other employees and may discourage lawsuits with respect to such claims. Further, it is possible that a court could rule that such provisions are inapplicable or unenforceable, in which case Diamondback may incur additional costs associated with resolving such disputes in other jurisdictions, which could have an adverse impact on Diamondback’s business and financial condition. The exclusive forum provisions of the Diamondback certificate of incorporation, however, do not apply to claims arising under the federal securities laws.

Risk Factors Relating to Diamondback Following the Merger

The integration of Energen into Diamondback may not be as successful as anticipated, and Diamondback may not achieve the intended benefits or do so within the intended timeframe.

The merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating Energen into Diamondback, and Diamondback’s ability to manage the combined company, may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the financial condition, results of operations or cash flows on Diamondback. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate the businesses of Energen into Diamondback, operationally and culturally;

•	complexities associated with managing the larger, more complex, integrated business;

•	complexities resulting from the different accounting methods of Diamondback and Energen;

•	not realizing anticipated operating synergies;

•	integrating personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the merger and integrating Energen’s operations into Diamondback; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the merger will depend, in part, on Diamondback’s ability to realize the anticipated benefits and cost savings from combining Diamondback’s and Energen’s businesses, including operational and other synergies that Diamondback believes the combined company will achieve, discussed in more detail under the heading “The Merger—Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger.” The anticipated benefits and cost savings of the merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Diamondback does not currently foresee.

Diamondback’s results may suffer if it does not effectively manage its expanded operations following the merger.

Following completion of the merger, the size of the business of Diamondback will increase significantly beyond the current size of Diamondback’s existing business. Diamondback’s future success will depend, in part, on its ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Energen into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners. Failure to successfully manage the combined company may have an adverse effect on Diamondback’s financial condition, results of operations or cash flows.

The unaudited pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger. The actual financial positions and results of operations of the combined company following the merger may be different, possibly materially, from the unaudited pro forma financial statements included in this joint proxy statement/prospectus for several reasons. The unaudited pro forma financial statements have been derived from the historical financial statements of Diamondback and Energen and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the unaudited pro forma financial statements. Additionally, the unaudited pro forma financial statements do not reflect the effect of any potential divestitures that may occur prior to or subsequent to the completion of the merger. Other factors may affect the combined company’s financial conditions or results of operations following the merger as well. As a result, the actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma financial statements. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of Diamondback’s common stock following the merger. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 172.

Sales of substantial amounts of Diamondback common stock in the open market, by former Energen shareholders or otherwise, could depress Diamondback’s stock price.

Former Energen shareholders and current Diamondback stockholders may not wish to continue to invest in the additional operations of the combined company, or for other reasons may wish to dispose of some or all of their interests in the combined company, and as a result may seek to sell their shares of Diamondback common stock. Shares of Diamondback common stock that are issued to current holders of Energen common stock in the merger will be freely tradable by such stockholders without restrictions or further registration under the Securities Act of 1933 (which we refer to as the “Securities Act”), provided, however, that any stockholders who are affiliates of Diamondback will be subject to the resale restrictions of Rule 144 under the Securities Act. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Diamondback common stock, may affect the market for, and the market price of, Diamondback common stock in an adverse manner. Based on the number of shares of Energen common stock outstanding as of September 5, 2018, and the number of outstanding Energen equity awards currently estimated to be payable in Diamondback common stock following the merger, Diamondback expects to issue up to approximately 63,991,645 shares of Diamondback common stock to Energen shareholders in the merger. As of the date of this joint proxy statement/prospectus, Diamondback had approximately 98,673,931 shares of common stock outstanding and approximately 561,033 shares of common stock subject to unvested restricted stock units outstanding.

If the merger is completed and stockholders of Diamondback, including former Energen shareholders, sell substantial amounts of Diamondback common stock in the public market following the closing of the merger, the market price of Diamondback common stock may decrease. These sales might also make it more difficult for Diamondback to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The market price of Diamondback common stock will continue to fluctuate after the merger, and may decline if the benefits of the merger do not meet the expectations of financial analysts.

Upon completion of the merger, holders of Energen common stock will become holders of shares of Diamondback common stock. The market price of Diamondback common stock may fluctuate significantly following completion of the merger, including if Diamondback does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the merger on Diamondback’s financial results is not consistent with the expectations of financial analysts. If the price of Diamondback’s common stock decreases after the merger, holders of Energen common stock will lose some or all of the value of their investment in Diamondback common stock. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, the Diamondback common stock, regardless of Diamondback’s actual operating performance.

The market price of Diamondback common stock may be affected by factors different from those that historically have affected Energen common stock.

Upon completion of the merger, holders of Energen common stock who receive merger consideration will become holders of Diamondback common stock. The businesses of Diamondback differ from those of Energen in certain respects, and, accordingly, the financial position or results of operations and/or cash flows of Diamondback after the merger, as well as the market price of Diamondback common stock, may be affected by factors different from those currently affecting the financial position or results of operations and/or cash flows of Energen. Following the completion of the merger, Energen will be part of a larger company, so decisions affecting Energen may be made in respect of the larger combined business as a whole rather than the Energen businesses individually. For a discussion of the businesses of Diamondback and Energen and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and the documents incorporated by reference in the section entitled “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on pages 57, 197 and 197, respectively, including, in particular, in the sections entitled “Risk Factors” in each of Diamondback’s and Energen’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Following the completion of the merger, Diamondback may incorporate Energen’s hedging activities into Diamondback’s business, and Diamondback may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, Energen hedges oil, natural gas liquids and natural gas prices from time to time, primarily through the use of certain derivative commodity instruments. If Diamondback assumes existing Energen hedges, Diamondback will bear the economic impact of all of Energen’s current hedges following the completion of the merger. Actual crude oil, natural gas and natural gas liquids prices may differ from the combined company’s expectations and, as a result, such hedges could have a negative impact on Diamondback’s business.

The combined company will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The merger will be accounted for as an acquisition by Diamondback in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). Under the acquisition method of accounting, the assets and liabilities of Energen and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Diamondback. The reported financial condition and results of operations of Diamondback for periods after completion of the merger will reflect Energen balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial position or results of operations of Energen and its subsidiaries for periods prior to the merger. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 172.

Under the acquisition method of accounting, the total purchase price will be allocated to Energen’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. Diamondback and Energen expect that the merger will result in the creation of goodwill based upon the application of the acquisition method of accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

Risks Relating to Diamondback’s Business.

You should read and consider risk factors specific to Diamondback’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in Part II, Item 1A of Diamondback’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

Risks Relating to Energen’s Business.

You should read and consider risk factors specific to Energen’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of Energen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in Part II, Item 1A of Energen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference,” each beginning on page 197.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which Energen and Diamondback refer you in this joint proxy statement/prospectus, as well as oral statements made or to be made by Energen and Diamondback, include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). All statements, other than statements of historical fact, included in this joint proxy statement/prospectus that address activities, events or developments that Diamondback or Energen expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the merger, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this joint proxy statement/prospectus. These include:

•	the risk that the merger agreement may be terminated in accordance with its terms and that the merger may not be completed;

•	the possibility that Diamondback stockholders may not approve the Diamondback issuance proposal;

•	the possibility that Energen shareholders may not approve the merger proposal;

•	the risk that the parties may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

•	the risk that the merger may not be accretive, and may be dilutive, to Diamondback’s earnings per share, which may negatively affect the market price of Diamondback shares;

•	the possibility that Diamondback and Energen will incur significant transaction and other costs in connection with the merger, which may be in excess of those anticipated by Diamondback or Energen;

•	the risk that the combined company may be unable to achieve operational or corporate synergies or that it may take longer than expected to achieve those synergies;

•	the risk that Diamondback may fail to realize other benefits expected from the merger;

•	the risk of any litigation relating to the merger;

•	the risk that any announcements relating to, or the completion of, the merger could have adverse effects on the market price of Diamondback common stock;

•	the risk related to disruption of management time from ongoing business operations due to the merger;

•

the risk that the merger and its announcement and/or completion could have an adverse effect on the ability of Diamondback and Energen to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; and

•	the risks to their operating results and businesses generally.

Such factors are difficult to predict and in many cases may be beyond the control of Diamondback and Energen. Diamondback’s and Energen’s forward-looking statements are based on assumptions that Diamondback and Energen, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements Diamondback and Energen make in this joint proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this heading and the information detailed in Diamondback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, Current Reports on Form 8-K and other filings Diamondback makes with the SEC, which are incorporated herein by reference, and in Energen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, Current Reports on Form 8-K and other filings Energen makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors,” “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on pages 43, 197 and 197, respectively.

Diamondback and Energen undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Diamondback Energy, Inc. was incorporated in Delaware on December 31, 2011. Based in Midland, Texas, Diamondback is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily directed at the horizontal development of the Wolfcamp and Spraberry formations in the Midland Basin and the Wolfcamp and Bone Spring formations in the Delaware Basin. Diamondback intends to continue to develop its reserves and increase production through development drilling and exploitation and exploration activities on its multi-year inventory of identified potential drilling locations and through acquisitions that meet its strategic and financial objectives, targeting oil-weighted reserves. Substantially all of its revenues are generated through the sale of oil, natural gas liquids and natural gas production.

Energen Corporation

605 Richard Arrington Jr. Boulevard North

Birmingham, Alabama 35203

Phone: (205) 326-2700

Energen is an oil and natural gas exploration and production company engaged in the exploration, development and production of oil, natural gas liquids and natural gas. Energen’s operations are conducted through its subsidiary, Energen Resources Corporation, or Energen Resources, and primarily occur within the Midland Basin, the Delaware Basin and the Central Basin Platform areas of the Permian Basin in west Texas and New Mexico. Energen was incorporated in Alabama in 1978 in connection with a corporate reorganization which resulted in Energen becoming the parent company to a predecessor company of Energen Resources. Energen’s corporate headquarters are based in Birmingham, Alabama.

Sidewinder Merger Sub Inc.

c/o Diamondback Energy, Inc.

500 West Texas

Suite 1200

Midland, Texas 79701

Phone: (432) 221-7400

Sidewinder Merger Sub Inc. is a direct, wholly owned subsidiary of Diamondback. Upon the completion of the merger, Merger Sub will cease to exist. Merger Sub was incorporated in Alabama on August 14, 2018 for the sole purpose of effecting the merger.

SPECIAL MEETING OF DIAMONDBACK STOCKHOLDERS

Date, Time and Place

The Diamondback special meeting will be held on November 27, 2018, at 11:00 a.m. , Central Time, at 1200 North Walker Avenue, Oklahoma City, Oklahoma 73103.

Purpose of the Diamondback Special Meeting

The purpose of the Diamondback special meeting is to consider and vote on the Diamondback issuance proposal.

Diamondback will transact no other business at the Diamondback special meeting.

Recommendation of the Diamondback Board of Directors

The Diamondback board unanimously recommends that Diamondback stockholders vote “FOR” the approval of the Diamondback issuance proposal.

For additional information on the recommendation of the Diamondback board, see the section entitled “The Merger—Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger” beginning on page 76.

Record Date and Outstanding Shares of Diamondback Common Stock

Only holders of record of issued and outstanding shares of Diamondback common stock as of the close of business on October 19, 2018, the record date for the Diamondback special meeting (which we refer to as the “Diamondback record date”), are entitled to notice of, and to vote at, the Diamondback special meeting or any adjournment or postponement of the Diamondback special meeting.

As of the close of business on the Diamondback record date, there were 98,673,931 shares of Diamondback common stock issued and outstanding and entitled to vote at the Diamondback special meeting. You may cast one vote for each share of Diamondback common stock that you held as of the close of business on the Diamondback record date.

A complete list of Diamondback stockholders entitled to vote at the Diamondback special meeting will be available for inspection at Diamondback’s principal place of business during regular business hours for a period of no less than 10 days before the Diamondback special meeting and during the Diamondback special meeting at 9400 N. Broadway, Suite 700, Oklahoma City, Oklahoma 73114.

Quorum; Abstentions and Broker Non-Votes

A quorum of Diamondback stockholders is necessary to hold a valid meeting. The presence at the Diamondback special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Diamondback common stock entitled to vote at the Diamondback special meeting constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of proposal, your shares of Diamondback common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the Diamondback special meeting.

Diamondback common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Diamondback common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Diamondback special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current Nasdaq rules, brokers, banks or other nominees do not have discretionary authority to vote on the Diamondback issuance proposal. Because the only proposal for consideration at the Diamondback special meeting is a non-discretionary proposal, it is not expected that there will be any broker non-votes at the Diamondback special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Diamondback special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the Diamondback board on the proposal.

Required Vote

Approval of the Diamondback issuance proposal requires the affirmative vote of a majority of votes cast by Diamondback stockholders present in person or by proxy at the Diamondback special meeting and entitled to vote on the proposal. Abstentions, failure to vote in person or by proxy on a proposal and broker non-votes will not be counted as votes cast “FOR” or “AGAINST” such proposal and, as a result, will have no effect on the outcome of the vote on such proposal.

The Diamondback issuance proposal is described in the section entitled “Diamondback Proposal” beginning on page 63.

Methods of Voting

Diamondback stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Diamondback stockholders of record may vote their shares in person by ballot at the Diamondback special meeting or by submitting their proxies:

•	by phone until 11:59 p.m. Central Time on November 26, 2018;

•	by the Internet until 11:59 p.m. Central Time on November 26, 2018; or

•	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by 11:59 p.m. Central Time on November 26, 2018.

Diamondback stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting in Person

Shares held directly in your name as stockholder of record may be voted in person at the Diamondback special meeting. If you choose to vote your shares in person at the Diamondback special meeting, bring your enclosed proxy card and proof of identification. Even if you plan to attend the Diamondback special meeting, the Diamondback board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Diamondback special meeting.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Diamondback special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

Whether you hold your shares of Diamondback common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Diamondback special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Diamondback common stock, you may contact MacKenzie Partners, Inc., Diamondback’s proxy solicitor, toll-free at (800) 322-2885 or, for brokers and banks, collect at (212) 929-5500.

Adjournment

In accordance with the Diamondback bylaws, whether or not a quorum is present, the chairman of the Diamondback special meeting will have the power to adjourn the Diamondback special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Diamondback special meeting is adjourned with respect to the Diamondback issuance proposal, Diamondback stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Diamondback special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Diamondback special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that Diamondback (1) will be required to adjourn or postpone the Diamondback special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Diamondback stockholders or if, as of the time the Diamondback special meeting is scheduled, there are insufficient shares of Diamondback common stock represented to constitute a quorum necessary to conduct business at the Diamondback special meeting, and (2) may adjourn or postpone the Diamondback special meeting if, as of the time for which the Diamondback special meeting is scheduled, Diamondback reasonably determines in good faith that there are insufficient shares of Diamondback common stock represented to obtain the approval of the Diamondback issuance proposal. However, unless Diamondback and Energen otherwise agree, the Diamondback special meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the Diamondback special meeting was previously scheduled (though the Diamondback special meeting may be adjourned or postponed every time the circumstances described in (1) exist, and every time the circumstances described in (2) exist) or to a date on or after two business days prior to the end date (as defined under “The Merger Agreement—Termination—Termination Rights”).

Revocability of Proxies

If you are a stockholder of record of Diamondback, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice before the meeting to the Diamondback Executive Vice President, General Counsel and Secretary at the above address stating that you are revoking your proxy; or

•	attend the Diamondback special meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Diamondback and the Diamondback board. In addition to solicitation by mail, Diamondback’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Diamondback has retained MacKenzie Partners, Inc. to assist in the solicitation process. Diamondback will pay McKenzie Partners a fee of approximately $25,000, as well as reasonable and documented out-of-pocket expenses. Diamondback also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Diamondback will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Diamondback common stock held of record by such nominee holders. Diamondback will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

No Appraisal Rights

Under Delaware law, Diamondback stockholders are not entitled to appraisal rights in connection with the issuance of shares of Diamondback common stock as contemplated by the merger agreement.

Other Information

The matter to be considered at the Diamondback special meeting is of great importance to the Diamondback stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Diamondback special meeting, contact:

1407 Broadway, 27th Floor

New York, New York 10018

Diamondback@mackenziepartners.com

Call Collect: (212) 929-5500

Toll-Free: (800) 322-2885

Vote of Diamondback’s Directors and Executive Officers

As of the Diamondback record date, Diamondback directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 547,892 shares of Diamondback common stock, or approximately 0.6% of the total outstanding shares of Diamondback common stock as of the Diamondback record date.

Diamondback currently expects that all of its directors and executive officers will vote their shares “FOR” the Diamondback issuance proposal.

Attending the Diamondback Special Meeting

You are entitled to attend the Diamondback special meeting only if you were a stockholder of record of Diamondback at the close of business on the Diamondback record date or you held your shares of Diamondback beneficially in the name of a broker, bank or other nominee as of the Diamondback record date, or you hold a valid proxy for the Diamondback special meeting.

If you were a stockholder of record of Diamondback at the close of business on the Diamondback record date and wish to attend the Diamondback special meeting, so indicate on the appropriate proxy card or as prompted by the phone or Internet voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Diamondback special meeting.

If a broker, bank or other nominee is the record owner of your shares of Diamondback common stock, you will need to have proof that you are the beneficial owner as of the Diamondback record date to be admitted to the Diamondback special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the Diamondback record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Diamondback special meeting.

Results of the Diamondback Special Meeting

Within four business days following the Diamondback special meeting, Diamondback intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Diamondback will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

DIAMONDBACK STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE DIAMONDBACK ISSUANCE PROPOSAL.

DIAMONDBACK PROPOSAL

Diamondback Issuance Proposal

It is a condition to the completion of the merger that Diamondback stockholders approve the issuance of shares of Diamondback common stock in the merger. In the merger, each Energen shareholder will receive, for each share of Energen common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 0.6442 of a share of Diamondback common stock, with certain exceptions further described in the section entitled “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” and “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger” beginning on pages 134 and 129, respectively.

The Nasdaq Stock Market Rule 5635(a) requires, in its relevant part, that a Nasdaq-listed company obtain stockholder approval prior to the issuance of common stock in connection with the acquisition of the stock or assets of another company, if the potential issuance is equal to 20% or more of the number of shares of common stock or voting power outstanding before the issuance of the shares of common stock. If the merger is completed pursuant to the merger agreement, Diamondback expects to issue up to approximately 63,991,645 shares of Diamondback common stock in connection with the merger based on the number of shares of Energen common stock outstanding as of September 5, 2018. Accordingly, the aggregate number of shares of Diamondback common stock that Diamondback will issue in the merger will exceed 20% of the shares of Diamondback common stock outstanding before such issuance, and for this reason, Diamondback is seeking the approval of Diamondback stockholders for the issuance of shares of Diamondback common stock pursuant to the merger agreement. In the event the Diamondback issuance proposal is not approved by Diamondback stockholders, the merger will not be completed.

In the event the Diamondback issuance proposal is approved by Diamondback stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of Diamondback common stock pursuant to the merger agreement, Diamondback will not issue any shares of Diamondback common stock as a result of the approval of the Diamondback issuance proposal.

Approval of the Diamondback issuance proposal requires the affirmative vote of a majority of votes cast by Diamondback stockholders present in person or by proxy at the Diamondback special meeting and entitled to vote on the proposal. Abstentions, failure to vote in person or by proxy and broker non-votes with respect to the Diamondback issuance proposal will not be counted as votes cast “FOR” or “AGAINST” such proposal and, as a result, will have no effect on the outcome of the vote on such proposal.

SPECIAL MEETING OF ENERGEN SHAREHOLDERS

Date, Time and Place

The Energen special meeting will be held on November 27, 2018, at 9:30 a.m., Central Time, at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707.

Purpose of the Energen Special Meeting

The purpose of the Energen special meeting is to consider and vote on:

•	the merger proposal; and

•	the non-binding compensation advisory proposal.

Energen will transact no other business at the Energen special meeting.

Recommendation of the Energen Board of Directors

The Energen board unanimously recommends that Energen shareholders vote:

•	“FOR” the merger proposal; and

•	“FOR” the non-binding compensation advisory proposal.

For additional information on the recommendation of the Energen board, see the section entitled “Energen Proposals” and “The Merger—Recommendation of the Energen Board of Directors and Energen’s Reasons for the Merger” beginning on pages 69 and 90.

Record Date and Outstanding Shares of Energen Common Stock

Only holders of record of issued and outstanding shares of Energen common stock as of the close of business on October 19, 2018, the record date for the Energen special meeting (which we refer to as the “Energen record date”), are entitled to notice of, and to vote at, the Energen special meeting or any adjournment or postponement of the Energen special meeting.

As of the close of business on the Energen record date, there were 97,527,659 shares of Energen common stock issued and outstanding and entitled to vote at the Energen special meeting. You may cast one vote for each share of Energen common stock that you held as of the close of business on the Energen record date.

A complete list of Energen shareholders entitled to vote at the Energen special meeting will be available for inspection at Energen’s principal office at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707 during regular business hours beginning two business days after notice of the meeting is given and continuing through the Energen special meeting and during the Energen special meeting at 605 Richard Arlington Jr. Boulevard North, Birmingham, Alabama 35203.

Quorum; Abstentions and Broker Non-Votes

A quorum of Energen shareholders is necessary to hold a valid meeting. The presence of the holders of a majority of the outstanding shares of Energen common stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you do not vote for one or both of the proposals or vote to “abstain” in respect of one or both of the proposals, your shares of Energen common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the Energen special meeting.

Energen common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee, and Energen common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Energen special meeting for the purpose of determining the presence of a quorum.

A broker non-vote will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter. Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals to be considered at the Energen special meeting. Because the only proposals for consideration at the Energen special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the Energen special meeting. However, if there are any broker non-votes, the shares will not be considered present and entitled to vote at the Energen special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendations of the Energen board.

Required Votes

Approval of the merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Energen common stock present in person or represented by proxy at the Energen special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The merger proposal and non-binding compensation advisory proposal are described in the section entitled “Energen Proposals” beginning on page 69.

Methods of Voting

Energen shareholders, whether holding shares directly as shareholders of record or beneficially in “street name,” may vote on the Internet by going to the web address provided on the enclosed proxy card and following the instructions for Internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Energen shareholders of record may vote their shares in person by ballot at the Energen special meeting or by submitting their proxies:

•	by phone until 11:59 p.m., Central Time, on November 26, 2018;

•	by the Internet until 11:59 p.m., Central Time, on November 26, 2018; or

•	by completing, signing and returning your proxy or voting instruction card via mail. If you vote by mail, your proxy card must be received by 11:59 p.m., Central Time, on November 26, 2018.

Energen shareholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the proxy card, voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.

Voting by Employee Savings Plan participants

Energen shareholders who hold their shares as a participant in the Energen Corporation Employee Savings Plan can vote the shares of common stock held for their account through any of the proxy voting options set forth above. If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the Employee Savings Plan trustees to tabulate the vote of the plan shares, such shareholders’ voting instructions must be received by 11:59 p.m., Central Time, on November 21, 2018.

Voting in Person

Shares held directly in your name as shareholder of record may be voted in person at the Energen special meeting. If you choose to vote your shares in person at the Energen special meeting, bring your enclosed proxy card and proof of identification. Even if you plan to attend the Energen special meeting, the Energen board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Energen special meeting.

If you are a beneficial holder, you will receive separate voting instructions from your broker, bank or other nominee explaining how to vote your shares. Please note that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Energen special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner. You are encouraged to request a legal proxy from your broker, bank or other nominee promptly as the process can be lengthy.

Voting by Proxy

Whether you hold your shares of Energen common stock directly as the shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Energen special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Energen common stock, you may contact Innisfree, Energen’s proxy solicitor, toll-free at (877) 456-3524 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

Revocability of Proxies

If you are a shareholder of record of Energen, whether you vote by phone, the Internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•	submit a new proxy card bearing a later date;

•	vote again by phone or the Internet at a later time;

•	give written notice before the meeting to Energen’s corporate secretary at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707 stating that you are revoking your proxy; or

•	attend the Energen special meeting and vote your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

Proxy Solicitation Costs

The enclosed proxy card is being solicited on behalf of the Energen board. In addition to solicitation by mail, Energen’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Energen has retained Innisfree to assist in the solicitation process. Energen will pay Innisfree a fee expected not to exceed $25,000, as well as reasonable expenses. Energen also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Energen will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Energen common stock held of record by such nominee holders. Energen will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Adjournment

In accordance with the Energen bylaws, whether or not a quorum is present, the chairman of the Energen special meeting will have the power to adjourn the Energen special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Energen special meeting is adjourned, Energen shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Energen special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Energen special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent reconvening of the Energen special meeting.

In addition, the merger agreement provides that Energen (1) will be required to adjourn or postpone the Energen special meeting to the extent necessary to ensure that any legally required supplement or amendment to this joint proxy statement/prospectus is provided to the Energen shareholders or if, as of the time the Energen special meeting is scheduled, there are insufficient shares of Energen common stock represented to constitute a quorum necessary to conduct business at the Energen special meeting, and (2) may adjourn or postpone the Energen special meeting if, as of the time for which the Energen special meeting is scheduled, Energen reasonably determines that there are insufficient shares of Energen common stock represented to obtain the approval of the merger proposal. However, unless Diamondback and Energen otherwise agree, the Energen special meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the Energen special meeting was previously scheduled (though the Energen special meeting must be adjourned or postponed every time the circumstances described in (1) exist, and may be adjourned or postponed every time the circumstances described in (2) exist) or to a date on or after two business days prior to the end date (as defined under “The Merger Agreement—Termination—Termination Rights”).

Dissenters’ Rights in the Merger

The holders of Energen common stock are entitled to dissenters’ rights in the merger under the ABNEC. A shareholder wishing to exercise dissenters’ rights must (1) not vote in favor of the merger, (2) deliver to Energen before the vote on the merger proposal is taken written notice of such shareholder’s intent to demand payment for his or her shares under the dissenters’ rights statute, (3) submit a payment demand to Energen following the merger within the time frame specified by a notice that Energen will provide to such shareholder who provided notification under clause (2), and (4) surrender the stock certificate to Energen that represents the shares subject to the appraisal. For more information, see “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger” beginning on page 129.

Other Information

The matters to be considered at the Energen special meeting are of great importance to the Energen shareholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Energen special meeting, contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders May Call Toll-Free:

(877) 456-3524 (from the U.S. and Canada); or

+1 (412) 232-3651 (from other locations).

Vote of Energen’s Directors and Executive Officers

As of the Energen record date, Energen directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 463,276 shares of Energen common stock, or approximately 0.5% of the total outstanding shares of Energen common stock as of the Energen record date.

Energen currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Attending the Energen Special Meeting

You are entitled to attend the Energen special meeting only if you were a shareholder of record of Energen at the close of business on the Energen record date or you held your shares of Energen beneficially in the name of a broker, bank or other nominee as of the Energen record date, or you hold a valid proxy for the Energen special meeting.

If you were a shareholder of record of Energen at the close of business on the Energen record date and wish to attend the Energen special meeting, you should be prepared to present government-issued photo identification for admittance. If your name does not appear on the list of record holders as of the Energen record date or you do not provide photo identification upon request, you might not be admitted to the Energen special meeting.

If a broker, bank or other nominee is the record owner of your shares of Energen common stock, you will need to have proof that you are the beneficial owner as of the Energen record date to be admitted to the Energen special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the Energen record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership. You should also be prepared to present government-issued photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Energen special meeting.

Results of the Energen Special Meeting

Within four business days following the Energen special meeting, Energen intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Energen will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

ENERGEN SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER PROPOSAL AND THE NON-BINDING COMPENSATION ADVISORY PROPOSAL.

ENERGEN PROPOSALS

Merger Proposal

It is a condition to completion of the merger that Energen shareholders approve the merger proposal. In the merger, each Energen shareholder will receive, for each share of Energen common stock that is issued and outstanding as of immediately prior to the effective time of the merger, the merger consideration of 0.6442 of a share of Diamondback common stock, with certain exceptions further described in the sections entitled “The Merger—Consideration to Energen Shareholders,” “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” and “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger” beginning on pages 71, 134 and 129, respectively.

The approval by such shareholders of this proposal is required by Section 10A-2-11.03 of the ABNEC and is a condition to the completion of the merger.

Approval of the merger proposal requires the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The Energen board unanimously recommends a vote “FOR” the merger proposal.

Non-Binding Compensation Advisory Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Energen is required to provide its shareholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Energen’s named executive officers that is based on or otherwise relates to the merger, as described in the section entitled “The Merger—Interests of Energen Directors and Executive Officers in the Merger—Quantification of Potential Payments to Energen’s Named Executive Officers in Connection with the Merger” beginning on page 126. Accordingly, Energen shareholders are being provided the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Energen or the Energen board or Diamondback or the Diamondback board, and approval of this proposal is not a condition to completion of the merger and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with Energen’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Energen seeks the support of its shareholders and believes that shareholder support is appropriate because Energen has a comprehensive executive compensation program designed to link the compensation of its executives with Energen’s performance and the interests of Energen shareholders. Accordingly, holders of shares of Energen common stock are being asked to vote on the following resolution:

RESOLVED, that the shareholders of Energen Corporation approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Energen Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Energen Directors and Executive Officers in the Merger—Quantification of Potential Payments to Energen’s Named Executive Officers in Connection with the Merger,” in the joint proxy statement/prospectus with respect to the special meeting of Energen shareholders to be held on November 27, 2018.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares of Energen common stock present in person or represented by proxy at the Energen special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Energen board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Transaction Structure

At the effective time of the merger, Merger Sub will merge with and into Energen. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Energen will continue as the surviving corporation in the merger and as a wholly owned subsidiary of Diamondback.

Consideration to Energen Shareholders

As a result of the merger, each eligible share of Energen common stock (other than any cancelled shares or dissenting shares) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration.

Energen shareholders will not be entitled to receive any fractional shares of Diamondback common stock in the merger, and no Energen shareholders will be entitled to dividends, voting rights or any other rights in respect of any fractional shares of Diamondback common stock. Energen shareholders that would have otherwise been entitled to receive a fractional share of Diamondback common stock will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the volume weighted average price of Diamondback common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date, as reported by The Wall Street Journal, multiplied by the fraction of a share of Diamondback common stock to which the holder would otherwise be entitled.

Background of the Merger

Energen’s management and the Energen board regularly review Energen’s performance, prospects and strategy in light of the current business and economic environment, as well as developments in the oil and gas exploration and production sector, particularly in the Permian Basin region in west Texas and New Mexico where Energen’s assets and operations are primarily located. Energen also has a longstanding practice of maintaining an active dialogue with Energen’s shareholders regarding the company.

The Diamondback board and Diamondback management periodically review opportunities to develop its reserves and increase production through additional acquisitions that meet its strategic and financial objectives.

On May 31, 2017, Corvex Management LP and certain of its affiliates (which we refer to collectively as “Corvex”) filed a Schedule 13D with the Commission disclosing, among other things, Corvex’s belief that Energen should conduct a review of the potential value that could be delivered to shareholders through a change of control transaction.

In early and mid-2017, both before and after Corvex’s initial Schedule 13D filing and in accordance with Energen’s longstanding practice of maintaining an active dialogue with its shareholders, members of Energen management held discussions with Corvex and other shareholders to better understand their views regarding the company.

On June 15 and 16, 2017, at a regularly scheduled meeting attended by representatives of J.P. Morgan and TPH, Energen’s independent financial advisors, and Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), Energen’s legal advisor, the Energen board discussed, among other things, Energen’s recent communications with Corvex and other shareholders, and engaged in a detailed review of Energen’s strategic alternatives at that time, including the alternative of pursuing an extraordinary transaction. Based on its assessment of Energen’s top-tier assets, its improving execution and the broader macroeconomic and commodity price environment, and taking into account the input of Energen’s advisors and its shareholders, the Energen board unanimously concluded that the best path to enhancing shareholder value at that time was continued execution of Energen’s business plan.

On June 19, 2017, Energen issued a press release announcing the Energen board’s determination, as well as raising Energen’s fiscal year 2017 production guidance.

In the second half of 2017, Energen management continued to focus its attention on execution of Energen’s business plan while continuing to engage in dialogue with Energen’s shareholders, including Corvex, regarding Energen’s strategy and business. During this time period, Corvex filed several amendments to its Schedule 13D disclosing increases in its ownership position in Energen as well as Corvex’s intention to seek representation on the Energen board, including by seeking to call a special meeting of Energen shareholders in order to expand the size of the Energen board and elect Corvex nominees to fill the resulting vacancies.

On September 12, 2017, because Energen did not believe that its articles of incorporation or Alabama corporate law permitted Corvex to call a special meeting of shareholders for the purposes described in Corvex’s Schedule 13D filings, Energen filed for a declaratory judgment and injunctive relief from the Circuit Court of Jefferson County, Alabama (which we refer to as the “Court”).

On October 31, 2017, the Court issued a declaratory judgment order affirming that Energen’s articles of incorporation and related provisions of the Alabama law grant to the Energen board the exclusive right to determine the number of directors within a range of nine to 15 and to fill any vacancies resulting from an increase in the number of directors.

On January 31, 2018, Corvex nominated four candidates for election to the Energen board at Energen’s 2018 annual meeting of shareholders. Following these nominations, members of Energen management continued to engage in discussions with Corvex regarding Energen’s business and strategy, and members of the Energen board interviewed the Corvex nominees. In early March 2018, these discussions developed into more specific negotiations regarding the possibility of expanding the Energen board on a consensual basis to include two of Corvex’s nominees.

At a meeting on March 6, 2018 at which representatives of Wachtell Lipton were also in attendance, the Energen board determined that it would be in the best interests of Energen and its shareholders to enter into an agreement with Corvex pursuant to which Messrs. Jonathan Cohen and Vincent Intrieri, two of Corvex’s nominees, would be appointed to the Energen board and nominated for election by Energen’s shareholders at Energen’s 2018 annual meeting. In addition, based on its updated assessment of the prevailing industry, macroeconomic and commodity price environment, and taking into account the input of Energen’s advisors and shareholders (including Corvex), the Energen board also determined to promptly conduct an in-depth review, assisted by Energen’s financial advisors, of Energen’s business plan, competitive positioning and potential strategic alternatives.

Following the March 6, 2018 Energen board meeting and continuing until early June 2018, Energen management, with the assistance of J.P. Morgan and TPH, conducted the review that had been authorized by the Energen board.

On June 5, 2018, the Energen board held a regularly scheduled meeting, together with members of Energen management and representatives of J.P. Morgan, TPH and Wachtell Lipton, to discuss the status of the review undertaken at the Energen board’s direction following its March 6, 2018 meeting. Based on the results of the review, preliminary input from Energen’s financial and legal advisors and its assessment of Energen’s strategic positioning and prevailing conditions in the industry, the Energen board determined that it would be in the best interests of Energen and its shareholders for Energen to contact other companies in the industry to determine whether there would be interest in a value creating strategic combination or sale of Energen at a valuation level that would be attractive relative to Energen’s standalone prospects, and authorized and instructed Energen’s management and financial advisors to do so.

Following the June 5, 2018 Energen board meeting, Energen’s representatives contacted a total of 16 potentially-interested companies identified by Energen’s management and financial advisors to determine their interest in a business combination transaction with Energen (or, in the case of three companies contacted on a “no-names” basis, to determine their interest in pursuing a large scale acquisition of an upstream exploration and production company). Five of the 16 were identified by management and Energen’s financial advisors as the most likely to be interested in and capable of engaging in a transaction with Energen that would be compelling to Energen’s shareholders (the “top-tier potential counterparties”). Of the companies contacted, three (all of which were among the top-tier potential counterparties) entered into non-disclosure agreements with Energen and were subsequently provided with certain non-public information, including Diamondback (which signed a non-disclosure agreement dated June 15, 2018), a second oil and gas company (which signed a non-disclosure agreement dated June 15, 2018, and is referred to as “Company A”) and a third oil and gas company (which signed a non-disclosure agreement dated June 26, 2018, and is referred to as “Company B”).

In the second half of June and throughout July 2018, each of Diamondback, Company A and Company B performed due diligence on Energen, and members of Energen management and representatives of J.P. Morgan and TPH regularly interacted with representatives of each party. In mid-July 2018, representatives of TPH, as instructed by Energen management, informed each of Diamondback, Company A and Company B that, should they wish to pursue a transaction with Energen, they should plan to make a specific proposal by July 31, 2018.

On July 26, 2018, representatives of Company B informed a representative of TPH that Company B had elected not to pursue a transaction with Energen, and a representative of Company A informed a representative of TPH that Company A would not be able to make a proposal by July 31, 2018, but rather intended to revisit the matter after Energen had reported its second quarter 2018 financial results, which was scheduled to occur on August 7, 2018. Energen subsequently provided its preliminary second quarter 2018 financial results to each of Company A and Diamondback.

On July 30, 2018, the Diamondback board held a telephonic meeting to discuss the potential strategic combination of Diamondback and Energen, including the merits and risks of such a combination. Members of Diamondback management, as well as representatives of Citi, Diamondback’s financial advisor, were also in attendance. At the meeting, members of Diamondback management and Citi provided the Diamondback board with an overview of Energen and discussed with the Diamondback board certain strategic, operational and financial considerations with respect to the proposed transaction. Diamondback management and Citi also reviewed with the Diamondback board certain preliminary financial aspects of the proposed transaction. After discussion regarding the potential strategic combination, the Diamondback board authorized Diamondback’s management to proceed with negotiating a stock-for-stock combination transaction with Energen, on the terms that Diamondback management had described to the Diamondback board.

On July 30, 2018, following the Diamondback board meeting, a representative of Diamondback informed a representative of TPH that Diamondback would not be in a position to submit a transaction proposal until August 1, 2018.

On August 1, 2018, Travis D. Stice, Diamondback’s Chief Executive Officer, delivered Diamondback’s proposal to acquire Energen for $85 per share in an all-stock transaction, which, consistent with the authorization granted by the Diamondback board, implied an exchange ratio of 0.6442 of a share of Diamondback common stock for each outstanding share of Energen common stock (based on Diamondback’s July 31, 2018 closing price). Diamondback also proposed a 15-day period during which the parties would negotiate on an exclusive basis. Later that day, Mr. Stice called Mr. James T. McManus, II, Energen’s Chairman, Chief Executive Officer and President, to discuss Diamondback’s proposal.

On August 2, 2018, the Energen board met in person at a regularly scheduled meeting, together with members of Energen management and representatives of J.P. Morgan, TPH and Wachtell Lipton, to discuss Diamondback’s proposal. At the meeting, Mr. McManus and representatives of J.P. Morgan and TPH updated the Energen board on recent discussions with each of Diamondback, Company A and Company B, and J.P. Morgan and TPH provided their preliminary financial analyses of the Diamondback proposal and preliminary perspectives on the potential combination. The Energen board determined that Diamondback’s proposal had the potential to result in a compelling transaction for Energen, and accordingly authorized and instructed Energen’s management and advisors to proceed with a due diligence review of, and negotiation of definitive transaction documents with, Diamondback on the basis of the economic terms set forth in Diamondback’s proposal, while also authorizing management and the advisors to seek improved economic terms from Diamondback. In addition, noting that Diamondback had requested a brief exclusivity period and no other company had made a proposal or appeared likely to make a proposal that would be competitive with Diamondback’s, the Energen board also authorized entry into an exclusivity agreement with Diamondback upon confirmation that Company A was not prepared to promptly make a proposal.

Later on August 2, 2018, a representative of TPH contacted Mr. Stice to seek an increase in the proposed transaction consideration.

On August 3, 2018, Mr. Stice contacted the representative of TPH to inform TPH that Diamondback was not willing to increase its proposed exchange ratio and that Energen should consider the proposed 0.6442 exchange ratio to be Diamondback’s best and final offer. Mr. Stice noted, however, that Diamondback was willing to fix the exchange ratio at that time (as opposed to utilizing a fixed dollar amount of Diamondback common stock), and that based on then-current trading prices of Energen common stock and Diamondback common stock, the implied value of the exchange ratio had increased to approximately $87 per share of Energen common stock from $85 per share in Diamondback’s August 1st proposal.

Also on August 3, 2018, a representative of TPH contacted the Chief Executive Officer of Company A to inform him that Energen had received an attractive transaction proposal from another company and if Company A desired to make a proposal, it should do so promptly. Later that day, the Chief Executive Officer of Company A contacted the representative of TPH to confirm that Company A would not be making a proposal at that time. Company A’s Chief Executive Officer noted that even if Company A were to determine to submit a proposal, such proposal would be unlikely to be competitive with any alternative transaction valuing Energen at a meaningful premium to its then-current trading price, though he also indicated a willingness to continue discussions with Energen at a later time should a transaction with the other party fail to materialize.

Later on August 3, 2018, members of Energen’s management and representatives of J.P. Morgan, TPH and Wachtell Lipton updated the Energen board on developments since the Energen board’s August 2, 2018 meeting.

On August 4, 2018, Energen and Diamondback executed an exclusivity agreement providing for a period of exclusive negotiations expiring on August 15, 2018, as well as an amended and restated non-disclosure agreement that provided for mutual disclosure of confidential information and included a mutual standstill provision.

On August 5, 2018, Wachtell Lipton sent Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), Diamondback’s legal advisor, a draft merger agreement. From August 5, 2018 through the morning of August 14, 2018, the parties and their respective legal advisors negotiated the merger agreement and the parties completed mutual due diligence.

On August 9, 2018, Messrs. McManus, Stice and other members of senior management of each of Energen and Diamondback, as well as representatives of each of J.P. Morgan, TPH and Citi, met in person in Houston to discuss Energen’s and Diamondback’s respective businesses, potential synergies that might be created in the proposed combination and related matters.

On August 12, 2018, the Energen board met telephonically, together with members of Energen senior management and representatives of J.P. Morgan, TPH and Wachtell Lipton, to receive an update on the status of negotiations with Diamondback. During the meeting, representatives of Wachtell Lipton summarized the key terms of the draft merger agreement and reviewed the status of negotiations with Diamondback’s counsel. It was the consensus of the Energen board that Energen’s management and legal advisors should continue with negotiations.

On August 13, 2018, the Diamondback board held a telephonic meeting. Members of Diamondback management, as well as representatives of Citi and Akin Gump, also were in attendance. Mr. Stice updated the Diamondback board on the events and developments since the prior meeting of the Diamondback board, including the current state of negotiations between Diamondback and Energen with respect to the proposed strategic combination. During this meeting, representatives of Akin Gump reviewed with the Diamondback board materials summarizing the key provisions of the current draft of the merger agreement, which materials previously had been provided to the Diamondback board. Akin Gump informed the Diamondback board that the terms of the merger agreement were substantially complete, subject to finalization of the merger agreement following Energen’s board meeting scheduled for August 14, 2018. Also at this meeting, Citi reviewed with the Diamondback board of directors Citi’s preliminary financial analysis of the exchange ratio and indicated that, assuming there were no material changes in the information considered, Citi would be in a position to render its opinion in connection with the finalization and execution of the merger agreement. Following a discussion of these matters, the Diamondback board unanimously (1) determined that, subject to the finalization of the merger agreement and related matters, the merger agreement and the transactions contemplated thereby, including the issuance of Diamondback common stock in the merger, were fair to, and in the best interests of, Diamondback and Diamondback’s stockholders, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby and (3) resolved to recommend that Diamondback’s stockholders approve the issuance of Diamondback common stock in the merger. On August 14, 2018, in connection with the finalization and execution of the merger agreement, Citi delivered an updated financial analysis of the exchange ratio and its written opinion, dated August 14, 2018, to the Diamondback board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Diamondback.

In the afternoon of August 14, 2018, the Energen board met telephonically, together with members of Energen management and representatives of J.P. Morgan, TPH and Wachtell Lipton. Representatives of Wachtell Lipton presented to the board a detailed summary of the terms of the draft merger agreement and reviewed the outcome of negotiations with Diamondback’s counsel. Representatives of J.P. Morgan and TPH provided the directors with their respective financial analysis presentations. After discussion among the Energen board and Energen’s advisors, representatives of each of J.P. Morgan and TPH delivered their respective oral opinions, confirmed by delivery of written opinions dated August 14, 2018, to the Energen board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in each financial advisor’s written opinion, the exchange ratio in the merger was fair, from a financial point of view, to holders of Energen common stock. See the sections entitled “—Opinion of J.P. Morgan, Energen’s Financial Advisor” and “—Opinion of TPH, Energen’s Financial Advisor” for more information. After carefully considering the proposed terms of the transaction, and taking into consideration the matters discussed during that meeting and prior meetings of the Energen board, including the factors described under the sections entitled “—Recommendation of the Energen Board and Energen’s Reasons for the Merger,” the Energen board unanimously (1) determined that the merger agreement and the transactions contemplated thereby were fair to, and in the best interests of, Energen and its shareholders, (2) adopted and approved the merger agreement and the transactions contemplated thereby, (3) directed that the merger agreement be submitted to Energen’s shareholders for approval and (4) resolved to recommend the approval of the merger agreement by Energen shareholders.

Following the Energen board’s approval of the merger and the merger agreement, during the afternoon of August 14, 2018, Energen and Diamondback finalized and executed the merger agreement and issued a joint press release announcing execution of the merger agreement.

Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger

The Diamondback board unanimously determined the merger agreement and the transactions contemplated thereby, including the issuance of shares of Diamondback common stock in connection with the merger, to be advisable and fair to, and in the best interests of, Diamondback and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the issuance of shares of Diamondback common stock in connection with the merger. The Diamondback board unanimously recommends that Diamondback stockholders vote “FOR” the Diamondback issuance proposal.

In evaluating the merger, the Diamondback board consulted with Diamondback management, as well as Diamondback’s legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the merger as well as potential risks of the merger.

In the course of its deliberations, the Diamondback board considered a variety of factors and information that it believes support its determinations and recommendations, including the following (which are not necessarily presented in order of relative importance):

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Diamondback’s expectation that the merger will reinforce its leadership position as the premier large cap Permian independent company with peer-leading production growth, cost structure and capital efficiency, resulting in over 266,000 net Tier One acres in the Permian Basin, an increase of 57% from Diamondback’s current Tier One acreage of approximately 170,000 net acres (pro forma for Diamondback’s previously announced pending acquisition of certain assets from Ajax Resources, LLC (which we refer to as the “Ajax acquisition”)).

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Diamondback’s expectation that the merger will be accretive in 2019 on key per-share metrics, including earnings per share, cash flow per share, net asset value, production growth per debt-adjusted share and acreage.

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Diamondback’s acreage will increase to 390,000 net acres across the Midland and Delaware Basins, an increase of 85% from 211,000 net acres as of June 30, 2018 (pro forma for Diamondback’s previously announced Ajax acquisition).

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Diamondback’s estimated total net horizontal Permian locations will increase to 7,000, an increase of over 120% from Diamondback’s current estimated net locations (pro forma for Diamondback’s previously announced Ajax acquisition).

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Diamondback’s expectation that the merger will provide free cash flow enhancement expected to support increases in return of capital, with Diamondback’s dividend to be maintained and growth in return of capital program to be assessed in 2019.

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Diamondback’s expectation that the merger will produce primary deliverable synergies, which are expected to be realized beginning in 2019, with net present value of $2.0 billion or more, including: (i) capital productivity relating to drilling, completion and equipment (which we refer to as “D,C&E”) well cost savings of up to $200 per lateral foot across over 2,000 net operated locations in the Midland Basin, (ii) estimated annual general and administrative (which we refer to as “G&A”) savings of $30 to $40 million and (iii) lower cost of capital and accelerated path to investment grade profile.

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The attractiveness of the merger to Diamondback in comparison to other acquisition opportunities reasonably available to Diamondback, including Energen’s desirable asset quality, potential synergies between the companies and the immediate actionability of the Energen acquisition opportunity.

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That Diamondback will continue to be led by the experienced Diamondback management team, with a strong record of successful acquisition integration and realization of the projected financial goals and benefits of acquisitions, which Diamondback believes will provide continuity and enhance the likelihood of realizing the strategic benefits that Diamondback expects to derive from the merger.

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Diamondback’s expectations that the merger will produce secondary synergies, which are expected to be realized post integration, with net present value of $1.0 billion or more, including capital productivity relating to D,C&E well cost savings of up to $50 per lateral foot across over 1,500 net operated locations in the Delaware Basin, benefits of economies of scale, benefit of overlapping and adjacent acreage in Howard, Martin and Ward counties, lease operating expense reduction, high grading of inventory allowing for cash flow acceleration and reinvestment, “grow and prune” strategy for non-core assets with cash reinvested into higher return projects, substantial mineral ownership and acreage with net revenue interest greater than 75%, providing compelling drop down opportunities for Viper Energy Partners LP, Diamondback’s consolidated subsidiary (which we refer to as “Viper”), and combination of significant midstream assets across both Midland and Delaware Basins.

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Diamondback’s expectation that the increased size, scale and resources of Diamondback following the merger will create additional stockholder value and allow Diamondback to be even more competitive in leveraging its operating capabilities and capturing strategic opportunities.

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Diamondback’s expectation that the held by production nature of assets subject to the merger will allow for development optimization with multi-zone, multi-well pads in both Midland and Delaware Basins.

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Diamondback’s expectation that the merger will enhance Diamondback’s combined pro forma second quarter 2018 production to over 222 Mboe/d (67% oil), the third largest production for a pure play company in the Permian Basin, an increase of 79% from Diamondback’s second quarter 2018 production of 124.7 Mboe/d (includes production from Diamondback’s previously announced Ajax acquisition).

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The Diamondback board’s knowledge of, and discussions with Diamondback’s management and advisors regarding, Diamondback’s and Energen’s respective business operations, financial condition, earnings and prospects, taking into account Energen’s publicly-filed information and the results of Diamondback’s due diligence review of Energen.

•	The recommendation of the merger by Diamondback’s executive management team.

•

The delivery by Citi of an opinion, dated August 14, 2018, to the Diamondback board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Diamondback of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below under the caption “Opinion of Citi, Diamondback’s Financial Advisor.”

•	That the Diamondback board believes the restrictions imposed on Diamondback’s business and operations during the pendency of the merger are reasonable and not unduly burdensome.

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That the exchange ratio is fixed and will not fluctuate in the event that the market price of Energen common stock increases relative to the market price of Diamondback common stock between the date of the merger agreement and the completion of the merger.

•	The likelihood of consummation of the merger and the Diamondback board’s evaluation of the likely time period necessary to close the merger.

•	That the Diamondback stockholders will have the opportunity to vote on the Diamondback issuance proposal, which is a condition precedent to the merger.

•	The representations, warranties, covenants and conditions contained in the merger agreement, including the following (which are not necessarily presented in order of relative importance):

•	That Diamondback has the ability, in specified circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Diamondback: No Solicitation Exceptions” beginning on page 147.

•

That the Diamondback board has the ability, in specified circumstances, to change its recommendation to Diamondback stockholders in favor of the Diamondback issuance proposal, subject to the obligation to pay Energen a termination fee of $400 million, as further described in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Diamondback: Permitted Changes of Recommendation and Permitted Termination to Enter into a Diamondback Superior Proposal” beginning on page 149 and “The Merger Agreement—Termination—Termination Fees Payable by Diamondback” beginning on page 165.

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That there are limited circumstances in which the Energen board may terminate the merger agreement or change its recommendation that Energen shareholders approve the merger proposal, and if the merger agreement is terminated by Diamondback as a result of a change in recommendation of the Energen board or by Energen in order to enter into a definitive agreement with a third party providing for the consummation of a Energen superior proposal, then in each case Energen has agreed to pay Diamondback a termination fee of $250 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 164.

•

That if the merger agreement is terminated by either party because Energen shareholders have not approved the merger proposal, then Energen has agreed to pay Diamondback an expense reimbursement fee of not to exceed $25 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 164.

In the course of its deliberations, the Diamondback board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•	That the merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

•

The effect that the length of time from announcement of the merger until completion of the merger could have on the market price of Diamondback common stock, Diamondback’s operating results and the relationship with Diamondback’s employees, stockholders, customers, suppliers, regulators and others who do business with Diamondback.

•

That the integration of Energen and Diamondback may not be as successful as expected and that the anticipated benefits of the merger may not be realized in full or in part, including the risk that synergies and cost-savings may not be achieved or not achieved in the expected time frame.

•

That the attention of Diamondback’s senior management may be diverted from other strategic priorities to implement the merger and make arrangements for the integration of Energen’s and Diamondback’s operations, assets and employees following the merger.

•	That Energen shareholders may not approve the merger proposal or that Diamondback stockholders may not approve the Diamondback issuance proposal.

•

The impact of the merger on the existing debt financing arrangements of Diamondback and Energen and the risk that any refinancing that may be undertaken in connection with the merger may not ultimately be available at all or on the terms anticipated by Diamondback.

•

The risk that antitrust regulatory authorities may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of Diamondback following the merger.

•

That the exchange ratio is fixed and will not fluctuate in the event that the market price of Diamondback common stock increases relative to the market price of Energen common stock between the date of the merger agreement and the completion of the merger.

•

That the merger agreement imposes restrictions on Diamondback’s ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled “The Merger Agreement—Interim Operations of Energen and Diamondback Pending the Merger” and “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on pages 142 and 146, respectively.

•

That there are limited circumstances in which the Diamondback board may terminate the merger agreement or change its recommendation that Diamondback stockholders approve the Diamondback issuance proposal, and if the merger agreement is terminated by Energen as a result of a change in recommendation of the Diamondback board, Diamondback has agreed to pay Energen a reverse termination fee of $400 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 164.

•

That if the merger agreement is terminated by either party because Diamondback stockholders have not approved the merger proposal, Diamondback has agreed to pay Energen an expense reimbursement fee of up to $40 million. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 164.

•

The requirement that Diamondback must hold a stockholder vote on the approval of the Diamondback issuance proposal, even if the Diamondback board has withdrawn or changed its recommendation in favor of the Diamondback issuance proposal, and the inability of Diamondback to terminate the merger agreement in connection with an acquisition proposal (except in the limited circumstance when it qualifies as a Diamondback superior proposal). For additional information, see the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation” beginning on page 146.

•	The ability of the Energen board, in certain circumstances, to terminate the merger agreement or change its recommendation that Energen’s shareholders approve the merger proposal.

•	The transaction costs to be incurred by Diamondback in connection with the merger.

•	The likelihood of lawsuits being brought against Diamondback, Energen or their respective boards in connection with the merger.

•

The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Energen and its subsidiaries but that will not entitle Diamondback to terminate the merger agreement.

•	The potential impact on the market price of Diamondback common stock as a result of the issuance of the merger consideration to Energen shareholders.

•	Various other risks described in the section entitled “Risk Factors” beginning on page 43.

The Diamondback board considered all of these factors as a whole and unanimously concluded that they supported a determination to approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of Diamondback common stock in connection with the merger. The foregoing discussion of the information and factors considered by the Diamondback board is not exhaustive. In view of the wide variety of factors considered by the Diamondback board in connection with its evaluation of the merger and the complexity of these matters, the Diamondback board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Diamondback board may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Diamondback board that the Diamondback stockholders vote to approve the Diamondback issuance proposal, Diamondback stockholders should be aware that the directors and executive officers of Diamondback may have certain interests in the merger that may be different from, or in addition to, the interests of Diamondback stockholders generally. The Diamondback board was aware of these interests and considered them when approving the merger agreement and recommending that Diamondback stockholders vote to approve the Diamondback issuance proposal, which are described in the section entitled “The Merger—Interests of Diamondback Directors and Executive Officers in the Merger” beginning on page 123.

The foregoing discussion of the information and factors considered by the Diamondback board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55.

Opinion of Citi, Diamondback’s Financial Advisor

Diamondback has engaged Citi to act as its financial advisor in connection with the proposed merger. In connection with Citi’s engagement, the Diamondback board of directors requested that Citi evaluate the fairness, from a financial point of view, to Diamondback of the exchange ratio provided for pursuant to the merger agreement. On August 14, 2018, in connection with the finalization and execution of the merger agreement, Citi delivered a written opinion, dated August 14, 2018, to the Diamondback board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Diamondback.

The full text of Citi’s written opinion, dated August 14, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Diamondback board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio from a financial point of view to Diamondback and did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Diamondback to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Diamondback or the effect of any other transaction which Diamondback might engage in or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version, provided to Citi on August 14, 2018, of the merger agreement;

•

held discussions with certain senior officers, directors and other representatives of Diamondback and certain senior officers and other representatives of Energen concerning the businesses, operations and prospects of Energen and Diamondback;

•

reviewed certain publicly available and other business and financial information provided to or discussed with Citi by the managements of Energen and Diamondback, including certain financial forecasts and other information and data relating to Energen and Diamondback provided to or discussed with Citi by the management of Diamondback and certain publicly available future commodity price estimates and assumptions reviewed and discussed with the management of Diamondback;

•

reviewed certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Diamondback to result from the merger;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of Energen common stock and Diamondback common stock, the financial condition and certain historical and projected financial and operating data of Energen and Diamondback, and the capitalization of Energen and Diamondback;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of Energen and Diamondback;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•

reviewed certain potential pro forma financial effects of the merger on Diamondback utilizing the financial forecasts and other information and data relating to Diamondback and Energen and the potential strategic implications and financial and operational benefits referred to above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of Diamondback and Energen that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data that Citi was directed to utilize in its analyses, Citi was advised by the management of Diamondback and Citi assumed, with Diamondback’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Diamondback as to, and were a reasonable basis upon which to evaluate, the future financial performance of Energen and Diamondback, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Diamondback to result from, and other potential pro forma financial effects of, the merger and the other matters covered thereby. With respect to the future commodity price estimates and assumptions that Citi was directed to utilize in its analyses, Citi assumed, with Diamondback’s consent, that they were a reasonable basis upon which to evaluate the matters covered thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with Diamondback’s consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

Citi relied, at Diamondback’s direction, upon the assessments of the managements of Diamondback and Energen, as the case may be, as to, among other things, (i) Diamondback’s pending acquisition of leasehold interests and related assets of Ajax Resources, LLC (“Ajax”), including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the oil, natural gas liquids and natural gas reserves, and drilling, completion and development plans and exploration projects, of Energen and Diamondback and related capital requirements and expenditures, (iii) the distribution policies of each of Energen and Diamondback on a standalone basis and of the pro forma combined entity following consummation of the merger, (iv) the potential impact on Energen and Diamondback of market, competitive, seasonal, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and natural gas industry, including with respect to the geographical regions and basins in which Energen and Diamondback operate, environmental regulations and commodity pricing and supply and demand for oil, natural gas liquids and natural gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (v) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, customers, service providers, derivatives counterparties and other commercial relationships of Energen and Diamondback, and (vi) the ability of Diamondback to integrate the operations of Diamondback and Energen. Citi assumed, with Diamondback’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on Energen, Diamondback or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make and, except for certain reserve reports relating to Energen and Diamondback, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Energen, Diamondback or any other entity nor did Citi make any physical inspection of the properties or assets of Energen, Diamondback or any other entity. Citi did not conduct or provide geological, environmental or other technical assessments and Citi is not an expert in the evaluation of oil, natural gas liquids or natural gas reserves or properties and Citi expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any properties of Energen, Diamondback or any other entity. Citi did not evaluate the solvency or fair value of Energen, Diamondback or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on Energen, Diamondback or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, orders, audits or investigations. Citi assumed, with Diamondback’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Energen, Diamondback or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with Diamondback’s consent, that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Code. Citi’s opinion, as expressed therein, relates to the relative values of Diamondback and Energen. Citi did not express any view or opinion as to the actual value of Diamondback common stock or any other securities when issued in connection with the merger or the prices at which Diamondback common stock, Energen common stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Representatives of Diamondback advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax consequences resulting from the merger or otherwise or changes in, or the impact of, tax laws, regulations and governmental and legislative policies on Energen, Diamondback or the merger (including the contemplated benefits thereof), and Citi relied, with Diamondback’s consent, upon the assessments of representatives of Diamondback as to such matters.

Citi’s opinion did not address any terms (other than the exchange ratio to the extent expressly specified therein), aspects or implications of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Diamondback board of directors was aware, the credit, financial and stock markets, and the industry in which Diamondback and Energen operate, have experienced and continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on Diamondback or Energen (or their respective businesses) or the merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Diamondback and Energen. No company, business or transaction reviewed is identical or directly comparable to Diamondback, Energen or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between Diamondback and Energen and the decision to enter into the merger agreement was solely that of the Diamondback board of directors. Citi’s opinion was only one of many factors considered by the Diamondback board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Diamondback board of directors or Diamondback management with respect to the merger or the exchange ratio.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses prepared for the Diamondback board of directors in connection with Citi’s opinion, dated August 14, 2018. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Approximate implied per share equity value reference ranges derived from the financial analyses described below were rounded to the nearest $0.50. For purposes of the financial analyses described below, (i) the term “adjusted EBITDAX” generally refers to earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses, adjusted for certain non-recurring items and before stock-based compensation expense, and (ii) the term “CFPS” refers to cash flow per share. Except as otherwise noted, financial data utilized for Energen and Diamondback in the financial analyses described below were based on certain financial forecasts and other information and data relating to Energen and Diamondback provided to or discussed with Citi by the management of Diamondback, referred to as the Diamondback-Energen forecasts and Diamondback forecasts, respectively. Financial information utilized for Diamondback in the financial analyses described below reflected Diamondback’s majority owned subsidiary, Viper, on a consolidated basis and was pro forma, to the extent meaningful, for Diamondback’s pending acquisition of leasehold interests and related assets of Ajax.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, other than the selected precedent transactions analysis and relative contributions analysis, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Energen from such analyses by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Diamondback from such analyses in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. In calculating implied exchange ratio reference ranges as reflected in the selected precedent transactions analysis described below, Citi divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for Energen from such analysis by the closing price per share of Diamondback common stock on August 13, 2018 in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges. In calculating an implied exchange ratio reference range as reflected in the relative contributions analysis described below, Citi derived overall low to high exchange ratios implied by certain earnings metrics of Diamondback and Energen utilizing publicly available Wall Street consensus commodity price estimates as of August 13, 2018 (referred to as Wall Street consensus pricing) and New York Mercantile Exchange strip pricing as of August 13, 2018 (referred to as NYMEX strip pricing).

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of Energen and Diamondback in which Citi reviewed certain financial and stock market information relating to Energen, Diamondback and the selected publicly traded companies listed below.

Energen. In its selected public companies analysis of Energen, Citi reviewed certain financial and stock market information relating to Energen and the following six selected companies that Citi considered generally relevant as publicly traded oil and gas exploration and production companies with operations primarily in the Permian Basin, collectively referred to as the Energen selected companies:

•	Callon Petroleum Company

•	Centennial Resource Development, Inc.

•	Concho Resources Inc.

•	Jagged Peak Energy Inc.

•	Parsley Energy, Inc.

•	Pioneer Natural Resources Company

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on August 13, 2018 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX and closing stock prices (as of August 13, 2018) as a multiple of calendar year 2018 and calendar year 2019 estimated CFPS. Financial data (pro forma, as applicable, for certain recent acquisitions) of the Energen selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Energen were based on publicly available Wall Street research analysts’ estimates and the Diamondback-Energen forecasts utilizing Wall Street consensus pricing.

The overall low to high calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples and calendar year 2018 and calendar year 2019 estimated CFPS multiples observed for the Energen selected companies were as follows:

•	calendar year 2018 estimated adjusted EBITDAX multiples: 7.0x to 9.6x (with a mean of 8.4x and a median of 8.2x);

•	calendar year 2019 estimated adjusted EBITDAX multiples: 4.8x to 8.0x (with a mean of 6.4x and a median of 6.3x);

•	calendar year 2018 estimated CFPS multiples: 5.6x to 10.0x (with a mean of 7.7x and a median of 7.4x); and

•	calendar year 2019 estimated CFPS multiples: 4.0x to 7.4x (with a mean of 5.8x and a median of 5.6x).

Citi noted that the calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples observed for Energen were 7.6x and 5.4x, respectively, and the calendar year 2018 and calendar year 2019 estimated CFPS multiples observed for Energen were 6.8x and 4.9x, respectively, in each case based on publicly available Wall Street research analysts’ estimates. Citi then applied selected ranges of calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples of 7.0x to 8.2x and 4.8x to 6.3x, respectively, and calendar year 2018 and calendar year 2019 estimated CFPS multiples of 5.6x to 7.4x and 4.0x to 5.6x, respectively, derived from the Energen selected companies to corresponding data of Energen based on the Diamondback-Energen forecasts utilizing Wall Street consensus pricing. This analysis indicated approximate implied equity value reference ranges for Energen based on calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples of $66.50 to $79.50 per share and $60.50 to $82.00 per share, respectively, and approximate implied equity value reference ranges for Energen based on calendar year 2018 and calendar year 2019 estimated CFPS multiples of $63.50 to $83.00 per share and $54.50 to $75.50 per share, respectively.

Diamondback. In its selected public companies analysis of Diamondback, Citi reviewed certain financial and stock market information relating to Diamondback and the following six selected companies that Citi considered generally relevant as publicly traded oil and gas exploration and production companies with operations primarily in the Permian Basin, collectively referred to as the Diamondback selected companies:

•	Callon Petroleum Company

•	Centennial Resource Development, Inc.

•	Concho Resources Inc.

•	Jagged Peak Energy Inc.

•	Parsley Energy, Inc.

•	Pioneer Natural Resources Company

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on August 13, 2018 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX and closing stock prices (as of August 13, 2018) as a multiple of calendar year 2018 and calendar year 2019 estimated CFPS. Financial data (pro forma, as applicable, for certain recent acquisitions) of the Diamondback selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of Diamondback were based on publicly available Wall Street research analysts’ estimates and the Diamondback forecasts utilizing Wall Street consensus pricing.

The overall low to high calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples and calendar year 2018 and calendar year 2019 estimated CFPS multiples observed for the Diamondback selected companies were as follows:

•	calendar year 2018 estimated adjusted EBITDAX multiples: 7.0x to 9.6x (with a mean of 8.4x and a median of 8.2x);

•	calendar year 2019 estimated adjusted EBITDAX multiples: 4.8x to 8.0x (with a mean of 6.4x and a median of 6.3x);

•	calendar year 2018 estimated CFPS multiples: 5.6x to 10.0x (with a mean of 7.7x and a median of 7.4x); and

•	calendar year 2019 estimated CFPS multiples: 4.0x to 7.4x (with a mean of 5.8x and a median of 5.6x).

Citi noted that the calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples observed for Diamondback were 10.4x and 7.7x, respectively, and the calendar year 2018 and calendar year 2019 estimated CFPS multiples observed for Diamondback were 8.4x and 5.9x, respectively, in each case based on publicly available Wall Street research analysts’ estimates. Citi then applied selected ranges of calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples of 8.2x to 10.4x and 6.3x to 8.0x, respectively, and calendar year 2018 and calendar year 2019 estimated CFPS multiples of 7.4x to 10.0x and 5.6x to 7.4x, respectively, derived from the Diamondback selected companies to corresponding data of Diamondback based on the Diamondback forecasts utilizing Wall Street consensus pricing. This analysis indicated approximate implied equity value reference ranges for Diamondback based on calendar year 2018 and calendar year 2019 estimated adjusted EBITDAX multiples of $100.00 to $135.50 per share and $100.00 to $138.50 per share, respectively, and approximate implied equity value reference ranges for Diamondback based on calendar year 2018 and calendar year 2019 estimated CFPS multiples of $115.00 to $156.50 per share and $118.00 to $155.00 per share, respectively.

Utilizing the approximate implied per share equity value reference ranges derived for Energen and the approximate implied per share equity value reference ranges derived for Diamondback, in each case as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:				Exchange Ratio
CY2018E Adj. EBITDAX	CY2019E Adj. EBITDAX	CY2018E CFPS	CY2019E CFPS
0.491x – 0.795x	0.437x – 0.820x	0.406x – 0.722x	0.352x – 0.640x	0.6442x

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following 13 selected transactions that Citi considered generally relevant as transactions involving U.S. publicly traded target companies with operations primarily in the upstream segment of the oil and gas industry, collectively referred to as the selected precedent transactions:

Announced	Acquiror	Target
March 2018	Concho Resources Inc.	RSP Permian, Inc.
May 2016	Range Resources Corporation	Memorial Resource Development Corp.
May 2015	Noble Energy, Inc.	Rosetta Resources Inc.
September 2014	Encana Corporation	Athlon Energy Inc.
March 2014	Energy XXI Gulf Coast, Inc.	EPL Oil & Gas, Inc.
December 2012	Freeport-McMoRan Copper & Gold Inc.	Plains Exploration & Production Company
December 2012	Freeport-McMoRan Copper & Gold Inc.	McMoRan Exploration Co.
April 2012	Halcon Resources Corporation	GeoResources, Inc.
October 2011	Statoil ASA	Brigham Exploration Company
April 2010	Apache Corporation	Mariner Energy, Inc.
April 2010	SandRidge Energy, Inc.	Arena Resources, Inc.
December 2009	Exxon Mobil Corporation	XTO Energy Inc.
November 2009	Denbury Resources Inc.	Encore Acquisition Company

Citi reviewed, among other information and to the extent meaningful, transaction values (based on the consideration payable in the selected precedent transactions) as a multiple of the target company’s next 12 months estimated adjusted EBITDAX and per share purchase prices implied for such target companies in such transactions as a multiple of such target companies’ next 12 months estimated CFPS, in each case as of the date of announcement of the transactions. Financial data of the selected precedent transactions were based on public filings and other publicly available information. Financial data of Energen were based on the Diamondback-Energen forecasts utilizing Wall Street consensus pricing.

The overall low to high next 12 months estimated adjusted EBITDAX multiples and the overall low to high next 12 months estimated CFPS multiples observed for the selected precedent transactions were 5.0x to 17.5x (with a median of 8.1x) and 2.4x to 9.0x (with a median of 6.8x), respectively. Citi then applied selected ranges of next 12 months estimated adjusted EBITDAX multiples of 7.0x to 9.0x and next 12 months estimated CFPS multiples of 6.0x to 8.0x derived from the selected precedent transactions to Energen’s next 12 months (ending June 30, 2019) estimated adjusted EBITDAX and next 12 months (ending June 30, 2019) estimated CFPS, respectively. This analysis indicated approximate implied equity value reference ranges for Energen of $76.00 to $99.50 per share based on next 12 months estimated adjusted EBITDAX multiples and $75.00 to $100.50 per share based on next 12 months estimated CFPS multiples.

Utilizing the approximate implied per share equity value reference ranges derived for Energen as described above and the closing price per share of Diamondback common stock on August 13, 2018, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:		Exchange Ratio
Next 12 Months Adj. EBITDAX	Next 12 Months CFPS
0.576x – 0.755x	0.569x – 0.762x	0.6442x

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of Energen and Diamondback.

Energen. Citi performed a discounted cash flow analysis of Energen by calculating the estimated present value (as of June 30, 2018) of the standalone unlevered, after-tax free cash flows that Energen was forecasted to generate during the second half of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2023 based on the Diamondback-Energen forecasts utilizing both Wall Street consensus pricing and NYMEX strip pricing for calendar years 2018 through 2023. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated terminal values for Energen by applying to Energen’s fiscal year 2023 estimated adjusted EBITDAX a selected range of adjusted EBITDAX multiples of 6.0x to 7.0x. The present values (as of June 30, 2018) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.7% to 10.1%. This analysis indicated approximate implied equity value reference ranges for Energen based on Wall Street consensus pricing and NYMEX strip pricing of $135.50 to $165.50 per share and $101.50 to $125.50 per share, respectively.

Diamondback. Citi performed a discounted cash flow analysis of Diamondback by calculating the estimated present value (as of June 30, 2018) of the standalone unlevered, after-tax free cash flows that Diamondback was forecasted to generate during the second half of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2023 based on the Diamondback forecasts utilizing both Wall Street consensus pricing and NYMEX strip pricing for calendar years 2018 through 2023. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated terminal values for Diamondback by applying to Diamondback’s fiscal year 2023 estimated adjusted EBITDAX a selected range of adjusted EBITDAX multiples of 7.0x to 8.0x. The present values (as of June 30, 2018) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.2% to 9.4%. This analysis indicated approximate implied equity value reference ranges for Diamondback based on Wall Street consensus pricing and NYMEX strip pricing of $204.50 to $247.50 per share and $154.50 to $189.50 per share, respectively.

Utilizing the approximate implied per share equity value reference ranges derived for Energen and the approximate implied per share equity value reference ranges derived for Diamondback, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:		Exchange Ratio
Wall Street Consensus Pricing	NYMEX Strip Pricing
0.547x – 0.809x	0.536x – 0.812x	0.6442x

Net Asset Value Analyses. Citi performed separate net asset value analyses of Energen and Diamondback.

Energen. Citi performed a net asset value analysis of Energen based on the Diamondback-Energen forecasts, public filings and other publicly available information. An implied aggregate reference range for Energen’s proved developed producing reserves and currently undeveloped resources was derived by calculating the net present values (as of June 30, 2018) of the unlevered, after-tax free cash flows that Energen was projected to generate from such assets based on the Diamondback-Energen forecasts using a selected range of discount rates of 8.7% to 10.1%. In performing its analysis, Citi utilized both Wall Street consensus pricing and NYMEX strip pricing and took into account, based on the Diamondback-Energen forecasts, public filings and other publicly available information, as applicable, (a) the net present value (as of June 30, 2018, utilizing a discount rate range of 8.7% to 10.1%) of Energen’s estimated pre-tax corporate expenses, taxes and net hedge gains and losses and (b) Energen’s estimated net debt as of June 30, 2018. This analysis indicated approximate implied per share equity value reference ranges for Energen based on Wall Street consensus pricing and NYMEX strip pricing of $105.50 to $123.50 and $68.00 to $81.00, respectively.

Diamondback. Citi performed a net asset value analysis of Diamondback based on the Diamondback forecasts, public filings and other publicly available information. An implied aggregate reference range for Diamondback’s proved developed producing reserves and currently undeveloped resources was derived by calculating the net present values (as of June 30, 2018) of the unlevered, after-tax free cash flows that Diamondback was projected to generate from such assets based on the Diamondback forecasts using a selected range of discount rates of 8.2% to 9.4%. In performing its analysis, Citi utilized both Wall Street consensus pricing and NYMEX strip pricing and took into account, based on the Diamondback forecasts, public filings and other publicly available information, as applicable, (a) the net present value (as of June 30, 2018, utilizing a discount rate range of 8.2% to 9.4%) of Diamondback’s estimated pre-tax corporate expenses, taxes and net hedge gains and losses and (b) Diamondback’s estimated net debt and non-controlling interests as of June 30, 2018. This analysis indicated approximate implied per share equity value reference ranges for Diamondback based on Wall Street consensus pricing and NYMEX strip pricing of $168.50 to $198.00 and $114.00 to $136.50, respectively.

Utilizing the approximate implied per share equity value reference ranges derived for Energen and the approximate implied per share equity value reference ranges derived for Diamondback, in each case as described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:		Exchange Ratio
Wall Street Consensus Pricing	NYMEX Strip Pricing
0.533x – 0.733x	0.498x – 0.711x	0.6442x

Relative Contributions Analysis. Citi performed a relative contributions analysis in which Citi reviewed the relative contributions of Energen and Diamondback to, among other things, the combined company’s calendar years 2019 and 2020 estimated adjusted EBITDAX and calendar years 2019 and 2020 estimated operating cash flow. Financial data of Energen and Diamondback were based on the Diamondback-Energen forecasts and the Diamondback forecasts, respectively, utilizing both Wall Street consensus pricing and NYMEX strip pricing for calendar years 2019 and 2020. This analysis indicated overall approximate implied relative contribution percentages (unadjusted for net debt and non-controlling interests, as applicable) of Energen and Diamondback (i) to the combined company’s calendar years 2019 and 2020 estimated adjusted EBITDAX of 38.0% to 41.3% in the case of Energen and 62.0% to 58.7% in the case of Diamondback and (ii) to the combined company’s calendar years 2019 and 2020 estimated operating cash flow of 38.4% to 41.4% in the case of Energen and 61.6% to 58.6% in the case of Diamondback.

Utilizing the approximate implied contribution percentage ranges derived for Energen and Diamondback described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.642x – 0.900x	0.6442x

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

historical intraday prices of Energen common stock and Diamondback common stock during the 52-week period ended August 13, 2018, which indicated low and high intraday prices of Energen common stock and Diamondback common stock of approximately $47.77 and $78.30 per share and approximately $85.73 and $138.25 per share, respectively, and historical implied exchange ratios of Energen common stock and Diamondback common stock during such 52-week period based on observed closing prices of such common stock, which indicated an implied exchange ratio reference range of 0.416x to 0.579x; and

•

publicly available Wall Street research analysts’ price targets for Energen common stock and Diamondback common stock, which indicated an overall low to high target stock price range for Energen common stock of $72.00 to $110.00 per share, implying a range of approximately $65.50 to $100.00 per share on a discounted basis (discounted one year using a selected discount rate of 9.9%), and an overall low to high target stock price range for Diamondback common stock of $145.00 to $183.00 per share, implying a range of approximately $132.50 to $167.50 per share on a discounted basis (discounted one year using a selected discount rate of 9.3%), and the exchange ratios implied by the stock price targets of such analysts that had provided stock price targets for both Energen common stock and Diamondback common stock, which indicated an implied exchange ratio reference range of 0.448x to 0.639x.

Miscellaneous

Diamondback has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $18 million, of which a portion was payable upon delivery of Citi’s opinion and $16 million is payable contingent upon consummation of the merger. In addition, Diamondback agreed to reimburse Citi for Citi’s reasonable expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Diamondback board of directors was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Diamondback and certain of its affiliates unrelated to the proposed merger, for which services Citi and its affiliates received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) joint bookrunning manager, senior co-manager and/or initial purchaser for equity offerings and a private debt offering of Diamondback and/or certain of its affiliates and (ii) co-documentation agent for, and/or as a lender under, various credit facilities of certain affiliates of Diamondback, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $1.5 million from Diamondback and/or certain of its affiliates. Although Citi and its affiliates did not provide investment banking, commercial banking or other similar financial services to Energen during the two-year period prior to the date of Citi’s opinion for which Citi and its affiliates received compensation, Citi and its affiliates in the future may provide such services to Energen and/or its affiliates for which services Citi and its affiliates would expect to receive compensation. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Diamondback, Energen and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Diamondback, Energen and their respective affiliates.

Diamondback selected Citi to act as financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with Diamondback, Energen and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Recommendation of the Energen Board of Directors and Energen’s Reasons for the Merger

By unanimous vote, the Energen board, at a meeting held on August 14, 2018, (1) determined the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Energen and the Energen shareholders, (2) adopted and approved the merger agreement and the transactions contemplated thereby, including the merger, (3) directed that the merger agreement be submitted to the Energen shareholders for approval and (4) recommended that the Energen shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. The Energen board unanimously recommends that Energen shareholders vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

In reaching its determinations and recommendations, the Energen board consulted with Energen’s management and financial and legal advisors and considered a number of factors, including the following factors that weighed in favor of the merger:

•	Attractive Value and Attractive Acquisition Currency. The aggregate value and nature of the consideration to be received in the merger by Energen shareholders, including the fact that:

•

based on the closing trading price of Diamondback common stock of $131.87 on August 13, 2018, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $84.95 per share of Energen common stock, a premium of 19.0% to the $71.36 closing trading price of Energen common stock on August 13, 2018; and

•

following the merger, Energen shareholders will also have the opportunity as stockholders of Diamondback to participate in the value of the combined company, including the expected future growth, which the Energen board viewed as an important opportunity for Energen shareholders from the perspective of maximizing long-term returns.

•

Benefits of a Combined Company. The belief of the Energen board that the company resulting from a merger of Diamondback and Energen would be well positioned to achieve future growth and generate additional returns for Energen’s former shareholders, including due to:

•	significant operational synergies from combining the companies’ acreage positions given the complementary nature of such positions in the Midland Basin;

•	combining exceptional technical teams with similar execution-focused cultures;

•	significant primary and secondary synergies including drilling, completing and equipping well cost savings, general and administrative savings, lease expense reduction and economies of scale;

•	shared facilities and infrastructure, including infrastructure optimization benefits through pad sites, production facilities, water and roads;

•	held by production nature of assets allows for development optimization with multi-zone, multi-well pads in both Midland and Delaware Basins;

•	combination of significant midstream assets across both Midland and Delaware Basins;

•

greater optionality to direct capital to high rate-of-return projects, including the opportunity for the combined company to implement a “grow and prune” strategy for non-core assets with cash reinvested into higher return projects;

•	immediate knowledge transfer from adjacent technology projects;

•

the quality and scale of the combined company’s assets and the complementary nature of the assets, including the value creation opportunities anticipated from the combined company’s substantial mineral ownership and infrastructure in light of Diamondback’s subsidiaries Viper and Rattler Midstream Partners LP (which we refer to as “Rattler”);

•

the fact that the combined company is expected to have a lower cost of capital and an accelerated path to investment grade credit rating, resulting in a lower cost of debt capital than would be realized by Energen on a stand-alone basis; and

•	the improved ability of a larger enterprise to withstand commodity price volatility and other benefits that will potentially be available to the combined company due to the scale of its operations.

•

Superior Alternative to Continuing Energen on an Independent, Standalone Basis. The Energen board determined that entering into the merger agreement with Diamondback provided the best alternative for maximizing shareholder value reasonably available to Energen, including when compared to continuing to operate on a stand-alone basis in light of certain risks associated with continuing to operate as a stand-alone company, such as:

•

the risk that it will become increasingly difficult for Energen to grow its production and reserves on a cost-efficient basis at the same pace as it has been able to do so historically, given its increased size and the fact that many of the most attractive third party acquisition targets have already been acquired by larger companies; and

•

the risk that, as the performance of Permian Basin producers becomes more dependent on the most efficient development of existing resources and less dependent on the acquisition and discovery of new resources, Energen may become less competitive, on a relative basis, compared with larger Permian Basin producers, due the scale-related advantages available to larger companies.

•

Strategic Review Process. In the summer of 2018, at the direction of the Energen board, Energen’s representatives contacted a total of 16 potentially-interested companies to determine their interest in a business combination transaction with Energen (or, in the case of three companies contacted on a

“no-names” basis, to determine their interest in pursuing a large scale acquisition of an upstream exploration and production company). Five of the 16 were identified by management and Energen’s financial advisors as the most likely to be interested in and capable of engaging in a transaction with Energen that would be compelling to Energen’s shareholders (the “top-tier potential counterparties”). Diamondback and two other companies, all three of which were among the top-tier potential counterparties, entered into confidentiality agreements with Energen, but Diamondback was the only party to make a proposal, and the Energen board believed that it was unlikely that any potential alternative bidder could consummate a transaction that would be on superior terms, and that would provide Energen shareholders more valuable consideration, than is being provided in connection with the merger.

•

Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The Energen board considered the terms of the merger agreement related to Energen’s ability to respond to unsolicited acquisition proposals and determined that third parties would be unlikely to be deterred from making a competing proposal by the provisions of the merger agreement, including because the Energen board may, under certain circumstances, furnish information or enter into discussions in connection with a competing proposal. In this regard, the Energen board considered that:

•

subject to its compliance with the merger agreement, the Energen board can change its recommendation to Energen shareholders with respect to the approval of the merger agreement prior to Energen shareholder’s approval of the merger agreement if the Energen board determines in good faith (after consultation with its financial advisors and outside legal advisors) that a competing proposal is an Energen superior proposal or, with respect to an intervening event, the failure to take such action would be reasonably likely to be inconsistent with the Energen board’s fiduciary obligations;

•	subject to its compliance with the merger agreement, the Energen board may terminate the merger agreement for a superior proposal; and

•

while the merger agreement contains a termination fee of $250 million that Energen would be required to pay to Diamondback in certain circumstances, including if (i) Diamondback terminates the merger agreement in connection with a change in the Energen board’s recommendation to its shareholders with respect to approval of the merger agreement or (ii) if Energen terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, the Energen board believed that the termination fee is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and not preclusive of other offers.

•	Tax Considerations. The Energen board considered that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•

Receipt of Fairness Opinions and Presentations from J.P. Morgan and TPH. The Energen board considered the respective financial analyses reviewed and discussed with representatives of each of J.P. Morgan and TPH, as well as the respective oral opinions of J.P. Morgan and TPH rendered to the Energen board on August 14, 2018, which opinions were subsequently confirmed by delivery of their respective written opinions, each dated as of August 14, 2018, to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth in each opinion, as of the date of each such opinion, from a financial point of view, the exchange ratio in the merger was fair to holders of the Energen common stock, as more fully described below under the heading “—Opinion of J.P. Morgan, Energen’s Financial Advisor” and “—Opinion of TPH, Energen’s Financial Advisor” beginning on pages 94 and 105, respectively.

•

Terms of the Merger Agreement. The Energen board reviewed and considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The Energen board also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

In the course of its deliberations, the Energen board also considered a variety of risks and other potentially negative factors, including the following:

•

Fixed Exchange Ratio. The Energen board considered that, because the merger consideration is based on a fixed exchange ratio rather than a fixed value, Energen shareholders bear the risk of a decrease in the trading price of Diamondback common stock during the pendency of the merger and the fact that the merger agreement does not provide Energen with a value-based termination right.

•

Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of Energen’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby as set forth in the merger agreement.

•

Possible Failure to Achieve Synergies. The potential challenges and difficulties in integrating the operations of Energen and Diamondback and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

•

Right of Diamondback to Terminate the Merger Agreement for a Superior Proposal. The Energen board considered Diamondback’s right to terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to payment of a termination fee of $400 million.

•

Diamondback Stockholder Vote. The Energen board also considered that, even if the merger agreement is approved by Energen shareholders, Diamondback’s stockholders may not approve the Diamondback issuance proposal, which is a condition of the merger.

•

Termination Fees. The Energen board considered that Energen would be required to pay to Diamondback a termination fee of $250 million in the event the Energen board were to terminate the merger agreement in order for Energen to enter into a superior proposal, should one be made, or if the merger agreement were to be terminated by Diamondback in connection with a change in the Energen board’s recommendation to its shareholders with respect to approval of the merger agreement.

•

Other Risks. The Energen board considered risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements” beginning on pages 43 and 55, respectively.

The Energen board believed that, overall, the potential benefits of the merger to Energen shareholders outweighed the risks and uncertainties of the merger.

In addition, the Energen board was aware of and considered that Energen’s directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Energen generally, as described below under the heading “—Interests of Energen Directors and Executive Officers in the Merger” beginning on page 123.

The foregoing discussion of factors considered by the Energen board is not intended to be exhaustive, but includes the material factors considered by the Energen board. In light of the variety of factors considered in connection with its evaluation of the merger, the Energen board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Energen board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Energen board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Energen board based its recommendation on the totality of the information presented.

Opinion of J.P. Morgan, Energen’s Financial Advisor

Pursuant to an engagement letter dated August 2, 2018, Energen retained J.P. Morgan as financial advisor in connection with the merger.

At the meeting of the Energen board on August 14, 2018, J.P. Morgan rendered its oral opinion to the Energen board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Energen common stock. J.P. Morgan has confirmed its August 14, 2018 oral opinion by delivering its written opinion to the Energen board, dated August 14, 2018, that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Energen common stock.

The full text of the written opinion of J.P. Morgan dated August 14, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Energen’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Energen board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Energen or as to the underlying decision by Energen to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Energen as to how such shareholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Energen and Diamondback and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Energen and Diamondback with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Energen common stock and Diamondback common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of Energen relating to its business and certain internal financial analyses and forecasts prepared by the management of Diamondback, as adjusted and approved for use by the management of Energen, relating to its business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger (which we refer to for the purposes of this section as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Energen and Diamondback with respect to certain aspects of the merger, and the past and current business operations of Energen and Diamondback, the financial condition and future prospects and operations of Energen and Diamondback, the effects of the merger on the financial condition and future prospects of Energen and Diamondback, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Energen and Diamondback or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Energen, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Energen or Diamondback under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Energen and Diamondback to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Energen, Diamondback and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Energen with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Energen or Diamondback or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Energen’s common stock of the exchange ratio in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Energen or the underlying decision by Energen to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio applicable to the holders of Energen’s common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Energen’s common stock or Diamondback’s common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in rendering its opinion to the Energen board on August 14, 2018. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering its opinion to the Energen board on August 14, 2018 and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Energen and Diamondback with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Energen and Diamondback, respectively. For both Energen and Diamondback, the companies selected by J.P. Morgan were as follows:

Primary public Permian-focused exploration & production (which we refer to as “E&P”) companies:

•	Callon Petroleum Company;

•	Concho Resources Inc.;

•	Laredo Petroleum, Inc.;

•	Parsley Energy Inc.;

•	Pioneer Natural Resources Company;

•	Diamondback Energy, Inc. (with respect to the Energen analysis only); and

•	Energen Corporation (with respect to the Diamondback analysis only).

Secondary Delaware Basin-focused E&P companies:

•	Centennial Resource Development, Inc.;

•	Jagged Peak Energy Inc.; and

•	Matador Resources Company.

None of the selected companies reviewed is identical or directly comparable to Energen or Diamondback. Certain of these companies may have characteristics that are materially different from those of Energen and Diamondback. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Energen and Diamondback. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Energen or Diamondback.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of August 10, 2018. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the Energen forecast and the Diamondback forecast (in the case of Energen and Diamondback, respectively, each assuming Wall Street consensus commodity price estimates) and information obtained from FactSet Research Systems (which we refer to as “Street estimates”) (in the case of the other selected companies as well as in the case of Energen and Diamondback). The information J.P. Morgan calculated for each of the selected companies included:

•

Multiple of debt adjusted firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus debt and other adjustments, including non-controlling interest and preferred stock (with estimated free cash flow deficits capitalized as debt), less cash and cash equivalents) to estimated EBITDAX (defined as earnings before interest, taxes, depreciation, amortization and exploration expenses) for the fiscal years ending December 31, 2018 and December 31, 2019;

•

Multiple of equity value (calculated as the market value of the company’s common stock on a fully diluted basis) to estimated operating cash flow (calculated as EBITDAX, less cash interest expense, less cash taxes, plus non-cash general and administrative and other expenses) for the fiscal years ending December 31, 2018 and December 31, 2019; and

•

Multiple of production adjusted firm value (calculated as the firm value less assumed run rate production for the quarter ending June 30, 2018 (assuming $40,000 per Bbl/d for oil, $3,000 per Mcf/d for gas and $16,000 per Bbl/d for Natural Gas Liquids (which we refer to as “NGLs”), per Energen management)) to current net acreage (in thousands of dollars per acre (which we refer to as “$000/acre”).

Results of the analysis for Energen and Diamondback, respectively, are as follows:

Energen

Primary Public Permian-Focused E&P Companies

	Debt Adjusted Firm Value / EBITDAX		Equity Value / Operating Cash Flow		Production Adjusted Firm Value / Net Acreage ($000/acre)
	2018E	2019E	2018E	2019E	Current
Concho	10.1x	7.7x	7.5x	7.2x	$38.3
Pioneer	9.9x	7.1x	9.8x	7.3x	$34.7
Callon	8.9x	5.8x	6.2x	4.5x	$29.1
Parsley	8.4x	6.5x	7.7x	5.7x	$39.1
Laredo	4.7x	4.2x	3.6x	3.2x	$9.3
Diamondback (based on management forecast)	11.2x	8.5x	9.8x	7.2x	$65.9
Diamondback (based on Street estimates)	11.5x	7.7x	8.8x	6.0x	$65.9

Secondary Delaware Basin-focused E&P Companies

	Debt Adjusted Firm Value / EBITDAX		Equity Value / Operating Cash Flow		Production Adjusted Firm Value / Net Acreage ($000/acre)
	2018E	2019E	2018E	2019E	Current
Matador	8.5x	7.4x	7.6x	6.4x	$21.9
Jagged Peak	8.5x	6.9x	8.0x	6.4x	$29.2
Centennial	8.4x	6.4x	7.9x	5.8x	$48.3

J.P. Morgan also calculated the same financial multiples and ratios for Energen based on both the Energen forecast (assuming Wall Street consensus commodity price estimates) and Street estimates.

	Debt Adjusted Firm Value / EBITDAX		Equity Value / Operating Cash Flow		Production Adjusted Firm Value / Net Acreage ($000/acre)
	2018E	2019E	2018E	2019E	Current
Energen (based on management forecast)	8.3x	6.1x	7.6x	5.2x	$31.1
Energen (based on Street estimates)	8.0x	5.9x	7.1x	5.3x	$31.1

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Energen and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between Energen and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Energen of 8.00x – 9.00x and 5.75x – 6.50x for debt adjusted firm value to estimated 2018 and 2019 EBITDAX, respectively; 6.25x – 7.75x and 4.50x – 5.75x for equity value to estimated 2018 and 2019 operating cash flow, respectively, and $29,000 – $40,000 per acre for production adjusted firm value to net acreage (based on 160,000 acres per Energen management).

After applying such ranges to the appropriate metrics for Energen based on the Energen forecast (assuming Wall Street consensus commodity price estimates), the analysis indicated the following implied equity value (adjusted in the case of Production Adjusted Firm Value to Net Acreage for an assumed run-rate production value of $2,960 million for the quarter ending June 30, 2018 (assuming $40,000 per Bbl/d for oil, $3,000 per Mcf/d for gas and $16,000 per Bbl/d for NGLs, per Energen management)) per share ranges for Energen common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

Energen Implied Equity Value Per Share Range

	Debt Adjusted Firm Value / EBITDAX		Equity Value / Operating Cash Flow		Production Adjusted Firm Value / Net Acreage ($000/acre)
	2018E	2019E	2018E	2019E	Current
Low	$69.50	$68.00	$59.75	$62.50	$68.75
High	$79.50	$78.50	$74.00	$80.00	$86.50

Diamondback

As shown in the “Primary Public Permian-Focused E&P Companies” table above, J.P. Morgan also calculated the same financial multiples and ratios for Diamondback based on both the Diamondback forecast (assuming Wall Street consensus commodity price estimates) and Street estimates.

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Diamondback and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between Diamondback and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Diamondback of 10.00x – 11.50x and 7.00x – 8.00x for debt adjusted firm value to estimated 2018 and 2019 EBITDAX, respectively; 7.50x – 10.00x and 6.00x – 7.25x for equity value to estimated 2018 and 2019 operating cash flow, respectively, and $35,000 – $45,000 per acre for production adjusted firm value to net acreage (based on 211,000 acres per Diamondback public filings).

After applying such ranges to the appropriate metrics for Diamondback based on the Diamondback forecast (assuming Wall Street consensus commodity price estimates), the analysis indicated the following implied equity value (adjusted in the case of Production Adjusted Firm Value to Net Acreage for (1) an assumed run-rate production value of $3,781 million for the quarter ending June 30, 2018 (assuming $40,000 per Bbl/d for oil, $3,000 per Mcf/d for gas and $16,000 per Bbl/d for NGLs, per Energen management), and (2) for the current market value of Diamondback stockholder’ ownership interest in Viper’s public units) per share ranges for Diamondback common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

Diamondback Implied Equity Value Per Share Range

	Debt Adjusted Firm Value / EBITDAX		Equity Value / Operating Cash Flow		Production Adjusted Firm Value / Net Acreage ($000/acre)
	2018E	2019E	2018E	2019E	Current
Low	$115.25	$102.25	$103.25	$113.00	$113.75
High	$139.00	$123.75	$137.75	$136.50	$134.50

Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions in the Midland Basin and the Delaware Basin valued at greater than $250,000,000 as well as corporate transactions in the exploration and production sector generally where the parties had similar operations to Energen.

For each of the selected Midland Basin and Delaware Basin transactions for which the relevant information was publicly available, among other calculations, J.P. Morgan calculated the multiple of the production adjusted transaction value (calculated as the transaction value less the estimated run rate production value (assuming $35,000/Boepd)) to net acreage, both unadjusted and index-adjusted to reflect the change in the 36-month NYMEX strip from the transaction announcement date relative to the 36-month NYMEX strip on August 10, 2018 (which we refer to as the “Adjusted Transaction Value”). Specifically, J.P. Morgan reviewed the following Midland Basin and Delaware Basin transactions (buyer / seller):

Midland Basin

•	Diamondback Energy, Inc. / Ajax Resources, LLC

•	Concho Resources Inc. / RSP Permian, Inc.

•	QEP Resources, Inc. / JM Cox Resources, Alpine Oil, Kelly Cox

•	Parsley Energy Inc. / Double Eagle Energy Permian LLC

•	Parsley Energy Inc. / Apache Corp.; Undisclosed seller

•	SM Energy Company / QStar LLC; RRP-QStar LLC

•	Callon Petroleum Co. / Plymouth Petroleum LLC; Element Petroleum II

•	Concho Resources, Inc. / Reliance Energy Partners LLC; Peregrine Petroleum LLC

•	Parsley Energy Inc. / BTA Oil Producers LLC

•	SM Energy Company / Rock Oil Co. LLC

•	QEP Resources Inc. / RK Petroleum Corp.; Individual Sellers

•	Callon Petroleum Co. / BSM Energy; Crux Energy; Zaniah Energy

•	Parsley Energy Inc. / Riverbend Permian

Delaware Basin

•	Callon Petroleum Company / Cimarex Energy Co.

•	Undisclosed Buyer / Concho Resources Inc.

•	Oasis Petroleum, Inc. / Forge Energy LLC

•	Carrizo Oil & Gas Inc. / ExL Petroleum Management LLC

•	Marathon Oil Corp / Black Mountain O&G

•	Halcon Resources Corporation / Samson Exploration LLC

•	ExxonMobil Corporation / BOPCO, L.P.

•	Noble Energy, Inc. / Clayton Williams Energy, Inc.

•	WPX Energy, Inc. / Panther Energy Company II, LLC and Carrier Energy Partners, LLC

•	Diamondback Energy, Inc. / Brigham Resources Operating, LLC and Brigham Resources Midstream, LLC

•	Callon Petroleum Company / American Resource Development LLC

•	Noble Energy, Inc. / Manti Tarka Permian, LP

•	Centennial Resource Development, Inc. / Silverback Exploration, LLC

•	Concho Resources Inc. / Endurance Resources

•	Occidental Petroleum Corporation / J Cleo Thompson Operating

•	RSP Permian Inc. / Silver Hill Energy Partners, LLC and Silver Hill E&P II, LLC

•	PDC Energy, Inc. / Arris Petro. and 299 Resources

•	Riverstone; Silver Run Acquisition Corporation / Natural Gas Partners LP (Centennial Resources Production, LLC)

•	Diamondback Energy, Inc. / Luxe Energy LLC

For each of the selected corporate transactions for which the relevant information was publicly available, among other calculations, J.P. Morgan calculated the multiple of the transaction value to current year EBITDAX. Specifically, J.P. Morgan reviewed the following corporate transactions in the E&P sector (buyer / seller):

•	Concho Resources Inc. / RSP Permian, Inc.

•	EQT Corporation / Rice Energy Inc.

•	Noble Energy, Inc. / Clayton Williams Energy, Inc.

•	Range Resources Corporation / Memorial Resource Development Corp.

•	Noble Energy, Inc. / Rosetta Resources Inc.

•	Encana Corporation / Athlon Energy Inc.

•	Whiting Petroleum Corporation / Kodiak Oil & Gas Corp.

•	Baytex Energy Corp. / Aurora Oil & Gas Ltd.

•	ExxonMobil Corporation / Celtic Exploration Ltd.

•	Statoil ASA / Brigham Exploration Company

•	BHP Billiton Petroleum (North America) Inc. / Petrohawk Energy Corporation

•	Chevron Corporation / Atlas Energy, Inc.

•	Apache Corporation / Mariner Energy, Inc.

•	ExxonMobil Corporation / XTO Energy Inc.

•	Denbury Resources Inc. / Encore Acquisition Company

Based on the results of this analysis, J.P. Morgan selected a multiple reference range for Energen of $35,000 – $55,000 for Adjusted Transaction Value to acreage (based on 160,000 acres per Energen management) and 8.5x – 10.0x for transaction value to estimated EBITDAX for the calendar year ending December 31, 2018.

After applying such ranges to the appropriate metrics for Energen based on the Energen forecasts (assuming Wall Street consensus commodity price estimates, in the case of estimated EBITDAX), the analysis indicated the following implied equity value (adjusted, in the case of the Adjusted Transaction Value to Net Acreage multiple, for an assumed run-rate production value of $2,960 million for the quarter ending June 30, 2018 (assuming $40,000 per Bbl/d for oil, $3,000 per Mcf/d for gas and $16,000 per Bbl/d for NGLs, per Energen management))

per share ranges for Energen common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

Energen Implied Equity Value Per Share Range

	Adjusted Transaction Value / Net Acreage	Transaction Value / 2018E EBITDAX
Low	$78.50	$76.75
High	$111.00	$91.75

Net Asset Value Analysis

J.P. Morgan conducted an after-tax discounted cash flow, net asset valuation analysis for the purpose of determining an implied equity value per share for Energen common stock and Diamondback common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of an asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. A “net asset valuation” is a multi-decade life-of-field model with no terminal value assumptions (except as otherwise described below). “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value, as of June 30, 2018, of unlevered free cash flows that Energen is expected to generate from the calendar year 2018 onward using the Energen forecasts and assuming (i) NYMEX strip pricing through 2022, with prices held flat thereafter (which we refer to as “Strip + LT Held Flat Pricing”), (ii) NYMEX strip pricing through 2022, with prices escalated at 3% per year thereafter with a cap of $60.00 per barrel of oil and $3.00 per million British thermal units (which we refer to as “Mmbtu”) (which we refer to as “Strip + LT Escalation Pricing”) and (iii) Wall Street consensus pricing (which we refer to as “Consensus Pricing”), which pricing assumptions were reviewed and authorized by Energen’s management. Energen’s projected cash flows were discounted to present values using a range of discount rates from 9% to 11%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Energen, and then were adjusted for Energen’s hedges, projected general and administrative expenses, projected cash taxes, net debt as of June 30, 2018 and stock appreciation rights to indicate a range of implied net asset equity values for Energen, which were divided by the number of fully diluted shares outstanding at Energen to arrive at the following range of implied net asset values per share of Energen common stock, based on Strip + LT Held Flat Pricing, Strip + LT Escalation Pricing and Consensus Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

Energen Implied Equity Value Per Share Range

	Low	High
Energen Implied Net Asset Equity Value Per Share –Strip + LT Held Flat Pricing	$70.25	$93.50
Energen Implied Net Asset Equity Value Per Share –Strip + LT Escalation Pricing	$81.50	$107.50
Energen Implied Net Asset Equity Value Per Share – Consensus Pricing	$88.75	$115.75

J.P. Morgan also calculated the present value, as of June 30, 2018, of unlevered free cash flows that Diamondback is expected to generate (excluding cash flows generated from Viper Energy Partners LP (which we refer to as “Viper”) and Rattler Midstream Partners LP (which we refer to as “Rattler”) pipeline and Fasken Center office buildings in Midland, Texas where Diamondback’s corporate offices are located (which we refer to as “Fasken”) real estate assets, which were each valued separately, as described below) from the calendar year 2018 onward using the Diamondback forecasts and assuming (i) Strip + LT Held Flat Pricing, (ii) Strip + LT Escalation Pricing and (iii) Consensus Pricing, which pricing assumptions were reviewed and authorized by Energen’s management. Diamondback’s projected cash flows were discounted to present values using a range of discount rates from 8.50% to 10.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Diamondback, and then were adjusted for Diamondback’s hedges, projected general and administrative expenses, projected cash taxes, the value of Rattler’s pipeline and Fasken real estate assets (based on the discounted cash flow analysis described below), the value of Viper’s royalty cash flows (based on the discounted distribution analysis described below) and net debt as of June 30, 2018 to indicate a range of implied net asset values per share of Diamondback common stock, based on Strip + LT Held Flat Pricing, Strip + LT Escalation Pricing and Consensus Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

Diamondback Implied Equity Value Per Share Range

	Low	High
Diamondback Implied Net Asset Equity Value Per Share –Strip + LT Held Flat Pricing	$120.25	$153.50
Diamondback Implied Net Asset Equity Value Per Share –Strip + LT Escalation Pricing	$133.75	$170.50
Diamondback Implied Net Asset Equity Value Per Share – Consensus Pricing	$146.00	$184.50

Due to differing risk profiles of Viper’s royalty cash flows, Rattler’s pipeline cash flows and Fasken real estate assets cash flows, those entities’ cash flow streams were valued separately from Diamondback. J.P. Morgan calculated the present value, as of June 30, 2018, of Viper’s after-tax royalty cash flow to Diamondback using a discounted distribution analysis using the Diamondback forecasts and assuming (i) Strip + LT Held Flat Pricing, (ii) Strip + LT Escalation Pricing and (iii) Consensus Pricing, which pricing assumptions were reviewed and authorized by Energen’s management. Viper’s projected royalty cash flows were discounted to present values using a range of discount rates from 7.25% to 8.25%, which were chosen by J.P. Morgan based upon an analysis of the cost of equity of Viper, to indicate a range of implied net asset equity values used in the Diamondback Net Asset Value Analysis above.

J.P. Morgan calculated the present value of unlevered free cash flows that Rattler’s pipeline and Fasken real estate assets are expected to generate during the period from the calendar year 2018 through the end of 2023 using the Diamondback forecasts. J.P. Morgan also calculated a range of terminal values for Rattler’s pipeline and Fasken real estate assets at December 31, 2023 by applying a perpetuity growth rate ranging from 2.0% to 3.0% to the financial forecasts for Rattler’s pipeline and Fasken real estate assets during 2023 to derive terminal period unlevered free cash flows for Rattler’s pipeline and Fasken real estate assets. Rattler’s pipeline and Fasken real estate assets projected unlevered free cash flows and range of terminal values were then discounted to present values using a range of discount rates from 7.0% to 8.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted cost of capital of Rattler’s pipeline and Fasken real estate assets. Rattler’s pipeline and Fasken real estate assets present value of unlevered free cash flows and range of terminal values were then adjusted for the present value of tax savings on depreciation after 2023 of estimated Fasken Center acquisition costs and on depreciation of estimated capital expenditures from 2018 to 2020 to indicate the range of implied aggregate firm values of Rattler’s pipeline and Fasken real estate assets used in the Diamondback Net Asset Value Analysis above.

Relative Valuation Analysis

Based upon the implied equity values for Energen and the implied equity values for Diamondback calculated in its Public Trading Multiples Analysis, and the implied equity values for Energen and the implied equity values for Diamondback calculated in its Net Asset Value Analysis, J.P. Morgan calculated an implied range of exchange ratios. For each comparison, J.P. Morgan compared the highest equity value for Diamondback to the lowest equity value for Energen to derive the lowest implied exchange ratio for the Energen common shareholders implied by each set of reference ranges. J.P. Morgan also compared the lowest equity value for Diamondback to the highest equity value for Energen to derive the highest implied exchange ratio for the Energen common shareholders implied by each set of reference ranges. The implied ranges of the exchange ratio resulting from this analysis were:

Public Trading Analysis	Low	High
Debt Adjusted Firm Value / 2018E EBITDAX	0.5000x	0.6898x
Debt Adjusted Firm Value / 2019E EBITDAX	0.4892x	0.7677x
Equity Value / 2018E Cash Flow	0.4338x	0.7167x
Equity Value / 2019E Cash Flow	0.4579x	0.7080x
Production Adjusted Firm Value / Net Acreage	0.5112x	0.7626x

Net Asset Value Analysis
Strip + LT Held Flat Pricing	0.4577x	0.7775x
Strip + LT Escalation Pricing	0.4780x	0.8037x
Consensus Pricing	0.4810x	0.7928x

The implied ranges of the exchange ratio for the Energen shareholders were compared to the merger exchange ratio of 0.6442x.

Implied Intrinsic Value Creation Analysis

J.P. Morgan conducted an analysis of theoretical value creation to the existing holders of Energen and Diamondback common stock that compared the estimated implied equity value of each of Energen and Diamondback on a standalone basis (based on the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis based on each of Strip + LT Held Flat Pricing, Strip + LT Escalation Pricing and Consensus Pricing (such pricing assumptions referred to below as the “Pricing Assumptions”)) to the estimated implied equity value of former Energen shareholders’ and Diamondback stockholders’ ownership in Diamondback’s shares, pro forma for the merger. J.P. Morgan calculated the pro forma implied after-tax equity value of Diamondback shares based on each Pricing Assumption by (1) adding the sum of (a) the implied after-tax equity value of Energen (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above), (b) the implied after-tax equity value of Diamondback (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above) and (c) the estimated midpoint present value of the Synergies, (2) subtracting the estimated transaction fees and expenses relating to the merger and (3) multiplying such sum of the estimated valuations described above by, (a) with respect to Energen, a factor of 38%, representing the approximate pro forma equity ownership of the combined company by the Energen common shareholders or (b) with respect to Diamondback, a factor of 62%, representing the approximate pro forma equity ownership of the combined company by the Diamondback common stockholders. Based on the assumptions described above, this analysis implied value creation for the Energen common shareholders of approximately 11.1% assuming Strip + LT Held Flat Pricing, 7.7% assuming Strip + LT Escalation Pricing and 7.5% assuming Consensus Pricing.

There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Energen’s management as described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Energen or Diamondback. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Energen or Diamondback, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Energen and Diamondback. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Energen and Diamondback and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Energen with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Energen, Diamondback and the industries in which they operate.

For services rendered in connection with the merger (including the delivery of its opinion), Energen has agreed to pay J.P. Morgan a fee of 0.25% of the aggregate consideration in the merger, which includes the consideration to be paid to holders of Energen common stock and equity awards and the amount of indebtedness for borrowed money of Energen at the closing of the merger. Based on the closing price of Energen common stock on October 23, 2018 and the amount of indebtedness currently expected to be outstanding on the closing of the merger, J.P. Morgan’s fee would be approximately $23.0 million, $3.0 million of which was payable upon delivery by J.P. Morgan of its opinion and the remainder of which will become payable only if the merger is consummated. If Energen or any of its affiliates is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the merger, Energen has agreed to pay J.P. Morgan a fee equal to the lesser of (i) 10% of such amount or (ii) 50% of the transaction fee to which J.P. Morgan would have been entitled had the merger been consummated upon the stated terms thereof and against which any of the foregoing fees paid by Energen will be credited. In addition, Energen has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services (generally not to exceed $225,000, other than expenses relating to Energen’s indemnification obligations), including fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with Energen and Diamondback, for which J.P. Morgan and such affiliates received customary compensation. Such services during such period have included acting as financial advisor to Energen in connection with its consideration of strategic initiatives, ending in 2018, as a bookrunner of debt securities offerings by Diamondback in October 2016 and December 2016 and dealer manager for a related tender offer in October 2016 and as a bookrunner of equity securities offerings by Diamondback in March 2016 and December 2016. J.P. Morgan is also currently engaged to provide investment banking services to Rattler Midstream Partners LP, an affiliate of Diamondback, which are unrelated to the transaction. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan from Energen for such services were approximately $0.5 million and from Diamondback were approximately $7.2 million. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Energen and Diamondback and one of its subsidiaries, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Energen and Diamondback. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Energen or Diamondback for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

Opinion of TPH, Energen’s Financial Advisor

Introduction

The Energen board engaged TPH to act as Energen’s financial advisor and provide an opinion in connection with the merger. The Energen board instructed TPH to evaluate the fairness, from a financial point of view, to the holders of the “eligible shares” of Energen of the exchange ratio in the merger. “eligible shares” means the shares of Energen common stock issued and outstanding immediately prior to the effective time under the merger agreement, excluding any dissenting shares and cancelled shares.

On August 14, 2018, at a meeting of the Energen board held to evaluate the merger, TPH rendered its oral opinion, subsequently confirmed in writing, that, as of August 14, 2018 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the exchange ratio in the merger was fair, from a financial point of view, to the holders of the eligible shares of Energen.

The opinion speaks only as of the date and time it was rendered and not as of the time the transactions may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.

The full text of TPH’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in its entirety. The summary of TPH’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Energen’s shareholders are urged to read the TPH opinion carefully and in its entirety. TPH delivered its opinion for the information and assistance of the Energen board in connection with its evaluation of the merger. TPH’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, TPH reviewed, among other things:

•	a draft of the merger agreement provided to TPH on August 14, 2018;

•	the most recently available annual report to shareholders and the Annual Report on Form 10-K of Energen, in each case, for the year ended December 31, 2017;

•	the most recently available annual report to stockholders and the Annual Report on Form 10-K of Diamondback, in each case, for the year ended December 31, 2017;

•	certain interim reports to equityholders and Quarterly Reports on Form 10-Q of Energen and Diamondback;

•	certain other communications from Energen and Diamondback to their respective equityholders;

•

certain internal financial information and forecasts (including hydrocarbon resource and production data and forecasts) for Energen prepared by the management of Energen and certain internal financial information and forecasts (including hydrocarbon resource and production data and forecasts) for Diamondback prepared by the management of Diamondback, as adjusted and approved for use by the management of Energen (which we refer to for the purposes of this section collectively as, the “forecasts”);

•	certain publicly available research analyst reports with respect to the future financial performance of Energen and Diamondback; and

•	certain synergies projected by the managements of Energen and Diamondback to result from the transactions (which we refer to for the purposes of this section as the “synergies”).

TPH also held discussions with members of the senior managements of Energen and Diamondback regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of their respective entities and of Merger Sub. In addition, TPH reviewed the reported price and trading activity for the Energen common stock and the Diamondback common stock, compared certain financial and stock market information for Energen and Diamondback with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry and performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for it, or publicly available, including without limitation the assumed number of eligible shares and outstanding shares of Diamondback common stock. In that regard, TPH assumed with the Energen board’s consent that the forecasts and synergies (i) had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Energen and Diamondback, and (ii) provided a reasonable basis upon which to evaluate the transactions. TPH expressed no view or opinion with respect to any such forecasts or synergies or the assumptions on which they were based and further assumed with the Energen board’s consent, among other things, that (i) the executed merger agreement (together with any exhibits and schedules thereto) would not differ in any respect material to its analyses or opinion from the draft versions it examined, referenced above, (ii) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) all conditions to the consummation of the transactions would be satisfied without amendment or waiver thereof, (iv) the transactions would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto, (v) the merger would qualify as a tax free reorganization for United States federal income tax purposes and (vi) all governmental, regulatory or other consents or approvals necessary for the consummation of the transactions would be obtained without, in the case of each of the forgoing clauses (i) – (vi), any adverse effect on the parties, the holders of the eligible shares, the expected benefits of the transactions or otherwise, in each case, in any way meaningful to TPH’s analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Energen or any of its subsidiaries or Diamondback or any of its subsidiaries and TPH was not furnished with any such evaluation or appraisal. TPH’s opinion did not address any legal, regulatory, tax or accounting matters.

TPH’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, August 14, 2018. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring or of which TPH becomes aware after the date its opinion was rendered.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

TPH’s opinion addressed only the fairness from a financial point of view, as of August 14, 2018, to the holders of the eligible shares of Energen of the exchange ratio in the merger. TPH’s opinion did not address the underlying business decision of the Energen board, Energen or any other party to engage in the transactions, or the relative merits of the transactions as compared to any other alternative transaction that might be available to the parties. TPH did not express any view on, and its opinion did not address, any other term, aspect or implication of the merger agreement or the transactions, including, without limitation, the fairness of the transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of the parties, whether relative to the exchange ratio or otherwise; nor as to the fairness of the amount or nature of any consideration or compensation to be paid or payable to any of the officers, directors or employees of the parties, or any class of such persons, in connection with the transactions, whether relative to the exchange ratio or otherwise. TPH did not express any opinion as to the price at which the shares of the Energen common stock or Diamondback common stock would trade at any time.

The data and analyses summarized in this joint proxy statement/prospectus are from TPH’s presentation to the Energen board delivered on August 14, 2018, which primarily used market closing prices as of August 10, 2018. The analyses as summarized below reflect changes to Diamondback’s 2018E and 2019E EBITDAX, relative to the amounts that were used by TPH in certain of the analyses, to account for the impacts of hedging. The analyses as summarized below also reflect the final share counts in the merger agreement. TPH supplied Energen with the revised analyses and also informed Energen that the revisions had an immaterial impact on the analyses and would not have affected the conclusion rendered in TPH’s opinion had they been reflected at the time the opinion was rendered. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

Summary of TPH’s Analyses

Commodity Price Assumptions

The commodity price assumptions used by TPH in certain of its analyses are summarized below:

New York Mercantile Exchange Strip Pricing as of August 10, 2018 (which we refer to as “NYMEX Strip”):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMBtu)
2018E	$66.54	$2.92
2019E	$64.37	$2.82
2020E	$60.98	$2.66
2021E	$58.31	$2.60
2022E and thereafter	$56.51	$2.63

Wall Street Consensus as of August 10, 2018 (which we refer to as “Wall Street Consensus”):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMBtu)
2018E	$64.21	$2.92
2019E	$63.84	$2.87
2020E	$63.45	$2.98
2021E	$61.81	$2.98
2022E and thereafter	$61.81	$2.98

3-Year Trailing Spot Price Average for WTI Crude and Henry Hub Gas as of August 10, 2018 (which we refer to as “3-Year Average”):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMBtu)
2018E	$50.51	$2.73
2019E	$50.51	$2.73
2020E	$50.51	$2.73
2021E	$50.51	$2.73
2022E and thereafter	$50.51	$2.73

Net Asset Value Analysis

TPH performed a net asset value analysis of Energen and Diamondback. TPH calculated the present value, as of June 30, 2018, of the future cash flows expected to be generated by each company’s assets through the end of their economic lives, based on the estimates reflected in the forecasts.

In performing this analysis, TPH applied discount rates ranging from 8.0% to 10.0% and assumed tax rates on, in the case of Energen, 22.0% and in the case of Diamondback, 21.5%. The discount rates were based, among other things, on an analysis of each company’s weighted average cost of capital.

TPH calculated estimates of the companies’ net asset values by adding (i) the present value of the cash flows generated by the estimated proved developed producing (which we refer to as “PDP”) reserves and undeveloped resources, plus (ii) the present value of future estimated effects of hedging and, with respect to Diamondback, the value of Viper and Rattler net to Diamondback’s ownership interest in each entity minus (iii) the present value of future estimated effects of general and administrative expenses and taxes minus (iv) net debt (total debt less cash) and with respect to Energen, certain stock appreciation rights.

The net asset value analysis for Energen indicated implied reference ranges per share of Energen common stock of (i) $80.90 to $108.62 at NYMEX Strip, (ii) $101.15 to $133.44 at Wall Street Consensus, and (iii) $51.97 to $74.84 at the 3-Year Average. The net asset value analysis for Diamondback indicated implied reference ranges per share of Diamondback common stock of (i) $124.00 to $163.01 at NYMEX Strip, (ii) $150.71 to $195.42 at Wall Street Consensus, and (iii) $87.56 to $121.02 at the 3-Year Average.

TPH used the implied reference ranges above to calculate the following corresponding ranges of implied exchange ratios: (i) 0.4963x to 0.8760x at NYMEX Strip, (ii) 0.5176x to 0.8854x at Wall Street Consensus, and (iii) 0.4294x to 0.8547x at the 3-Year Average. TPH compared these implied exchange ratio ranges to the 0.6442x exchange ratio pursuant to the merger agreement.

Comparable Company Analysis

TPH reviewed and analyzed certain financial information including valuation multiples related to Energen, Diamondback and the selected comparable companies (as defined below) with publicly traded equity securities deemed relevant based on those companies’ operations in the Permian Basin, among other factors.

The financial information reviewed included:

•	enterprise value as a multiple of estimated 2018 and 2019 EBITDAX, based on the Wall Street Consensus estimates; and

•	enterprise value as a multiple of estimated 2018 and 2019 production (measured in barrels of oil equivalent per day), using Wall Street Consensus estimates.

The companies included in the analysis and their relevant financial metrics were as follows:

	EV / 2018E EBITDAX	EV / 2019E EBITDAX	EV / 2018E Production ($/boed)	EV / 2019E Production ($/boed)
Centennial Resource Development, Inc.	8.1x	6.1x	89,982	64,944
Callon Petroleum Company	8.8x	5.9x	116,741	81,596
Concho Resources Inc.	11.8x	7.9x	120,929	87,841
Diamondback	11.5x	7.8x	155,632	117,407
Energen	7.8x	5.7x	80,175	61,596
Jagged Peak Energy Inc.	8.5x	6.6x	111,421	87,306
Laredo Petroleum, Inc.	4.7x	4.2x	42,689	36,900
Matador Resources Company	8.5x	7.0x	88,798	75,785
Parsley Energy, Inc.	8.4x	6.5x	107,165	79,873
Pioneer Natural Resources Company	9.7x	7.5x	102,894	91,170

The preceding companies are referred to in this discussion as the “selected comparable companies.” No selected company or group of companies is identical to Energen or Diamondback. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transactions contemplated by the merger agreement and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Energen, Diamondback and the selected comparable companies that could affect the public trading values of each also are relevant.

Based on the ranges observed among the selected comparable companies and upon application of its professional judgment and experience (including with respect to the operational and financial characteristics of Energen and Diamondback in light of, and relative to, the selected comparable companies), TPH applied selected multiple ranges to the applicable Energen and Diamondback financial and production metrics to derive implied Energen and Diamondback enterprise values at Wall Street Consensus estimates and using the applicable forecasts at NYMEX Strip, Walls Street Consensus and the 3-Year Average. TPH then subtracted each company’s corporate items from such enterprise values to derive implied share prices for each of Energen and Diamondback. The multiples applied to the metrics of Energen ranged from (i) $80,000 boe/d to $110,000 boe/d for 2018E production, (ii) $60,000 boe/d to $85,000 boe/d for 2019E production, (iii) 7.50x to 9.00x for 2018E EBITDAX, and (iv) 5.50x to 7.00x for 2019E EBITDAX. The multiples applied to the metrics of Diamondback ranged from (i) $115,000 boe/d to $160,000 boe/d for 2018E production, (ii) $90,000 boe/d to $120,000 boe/d for 2019E production, (iii) 9.50x to 12.00x for 2018E EBITDAX, and (iv) 7.00x to 8.50x for 2019E EBITDAX.

TPH’s application of such ranges of multiples indicated implied reference ranges per share of Energen common stock of (i) $69.12 to $102.87 at Wall Street Consensus estimates, (ii) $67.85 to $103.63 using the Energen forecasts at NYMEX Strip, (iii) $66.85 to $103.63 using the Energen forecasts at Wall Street Consensus, and (iv) $54.22 to $71.30 using the Energen forecasts at the 3-Year Average. TPH’s application of such ranges of multiples indicated implied reference ranges per share of Diamondback common stock of (i) $90.17 to $150.60 at Wall Street Consensus estimates, (ii) $92.68 to $152.73 using the Diamondback forecasts at NYMEX Strip, (iii) $92.68 to $148.07 using the Diamondback forecasts at Wall Street Consensus, and (iv) $69.82 to $126.12 using the Diamondback forecasts at the 3-Year Average.

TPH used the implied reference ranges above to calculate the following corresponding ranges of implied exchange ratios: (i) 0.4590x to 1.1409x at Wall Street Consensus estimates, (ii) 0.4442x to 1.1182x using the forecasts at NYMEX Strip, (iii) 0.4515x to 1.1182x using the forecasts at Wall Street Consensus, and (iv) 0.4299x to 1.0212x using the forecasts at the 3-Year Average. TPH compared these implied exchange ratio ranges to the 0.6442x exchange ratio pursuant to the merger agreement.

Discounted Cash Flow Analyses

TPH performed separate discounted cash flow analyses of Energen and Diamondback by calculating the estimated present value as of June 30, 2018 of the standalone unlevered cash flows that Energen and Diamondback, in each case, were forecasted to generate.

For its discounted cash flow analyses of Energen and Diamondback, TPH applied unlevered discount rates ranging from 8.0% to 10.0% to each company’s (i) estimated unlevered free cash flow based on a mid-year convention for discounting and (ii) estimated terminal value at the end of 2022 based on estimated 2023 EBITDAX as discussed below. The discount rates were based, among other things, on an analysis of each company’s weighted average cost of capital.

TPH calculated the companies’ terminal values by applying EBITDAX multiples ranging from, in the case of Energen, 5.00x to 7.00x, and in the case of Diamondback, 7.00x to 9.00x. TPH applied such ranges to each of Energen’s and Diamondback’s estimated 2023 EBITDAX, as set forth in the forecasts, to determine their respective terminal values. The ranges of estimated free cash flow and terminal values were then discounted to present values as of June 30, 2018 using the range of discount rates referred to above. The resulting enterprise values were then adjusted by subtracting Energen’s and Diamondback’s respective corporate items to calculate a range of equity values for each company.

The discounted cash flow analysis for Energen indicated implied reference ranges per share of Energen common stock of (i) $99.07 to $152.06 at NYMEX Strip, (ii) $112.87 to $171.44 at Wall Street Consensus, and (iii) $74.80 to $120.83 at the 3-Year Average. The discounted cash flow analysis for Diamondback indicated implied reference ranges per share of Diamondback common stock of (i) $161.77 to $233.60 at NYMEX Strip, (ii) $188.23 to $268.56 at Wall Street Consensus, and (iii) $123.48 to 186.56 at the 3-Year Average.

TPH used the implied reference ranges above to calculate the corresponding ranges of implied exchange ratios: (i) 0.4241x to 0.9400x at NYMEX Strip, (ii) 0.4203x to 0.9108x at Wall Street Consensus, and (iii) 0.4009x to 0.9786x at the 3-Year Average. TPH compared these implied exchange ratio ranges to the 0.6442x exchange ratio pursuant to the merger agreement.

Summary of Supplemental Reference Data

In addition to conducting the analyses described above, TPH reviewed the following data, which were used for reference purposes only and were not used in TPH’s determination of the fairness, from a financial point of view, to the holders of the eligible shares of Energen of the exchange ratio in the merger.

EBITDAX, Cash Flow and Production Relative Contribution

TPH compared the respective percentage ownership of Energen shareholders and Diamondback stockholders of the combined company to Energen’s and Diamondback’s respective percentage contribution (and the implied ownership and the implied exchange ratio based on such contribution), without giving effect to the synergies, to the combined company’s estimated operating cash flow, production, and EBITDAX, in each case, for calendar year 2018 and 2019, as well as contribution based on closing share prices as August 10, 2018 and research analysts’ median price targets. Enterprise values for operating cash flow were calculated using actual contributions, and with respect to Diamondback, the metric was reduced by prorated ownership and the market value of Viper was added to the implied equity contribution. Enterprise values for production and EBITDAX were calculated using blended multiples, excluding Viper, with corporate items subtracted to derive equity values and with the Viper market value added to the Diamondback equity contribution. These comparisons implied (i) Energen equity ownership percentage of the combined company of 34.2% and Diamondback 65.8% based on share price and 32.5% and 67.5% respectively, based on research analysts’ median price targets; (ii) Energen equity ownership percentages ranging from 37.5% to 45.9% and Diamondback equity ownership percentages ranging from 62.5% to 54.1% using the forecasts at NYMEX Strip and (iii) Energen equity ownership percentages ranging from 35.9% to 46.1% and Diamondback equity ownership percentages ranging from 64.1% to 53.9% using Wall Street Consensus estimates.

Further, these comparisons implied exchange ratios of (i) 0.5358x based on share price and 0.4970x based on research analysts’ median price targets, (ii) 0.6206 to 0.8764x using the forecasts at NYMEX Strip and (iii) 0.5776x to 0.8841x using Wall Street Consensus estimates.

Contribution comparisons of this type are necessarily limited because they do not take into account differences in certain financial and operational characteristics (e.g., market capitalization, credit profile and expected growth rates) between Energen and Diamondback. Accordingly, TPH believes that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Energen and Diamondback are also relevant.

Illustrative Discounted Future Value

TPH calculated an illustrative implied present value of the future value of Energen’s share price on a standalone basis and the combined company pro forma for the merger using the forecasts at NYMEX Strip. For Energen’s share price on a standalone basis, TPH calculated implied per share values at year-end 2019, 2020 and 2021 by applying multiples ranging from 5.0x to 7.0x to projected EBITDAX and subtracting Energen’s corporate items, then discounting to present value as of June 30, 2018, using an illustrative equity discount rate of 9.6%, reflecting an estimate of Energen’s cost of equity. For the combined company pro forma for the merger, TPH calculated implied per share values as of the same dates by applying multiples ranging from 7.0x to 9.0x to projected pro forma EBITDAX including certain synergies and subtracting pro forma corporate items, then discounting to present value as of June 30, 2018, using an illustrative equity discount rate of 9.6%. On a standalone basis, these calculations indicated a range of implied present values of $73.77 to $123.06 per Energen common share, and pro forma for the merger these calculations indicated a range of implied present values of $106.74 to $159.51 per Energen common share.

Precedent Transaction Multiples

TPH reviewed certain financial information including valuation multiples related to selected comparable transactions in the oil and gas exploration and production industry involving (i) U.S. public companies with transaction values of over $1 billion occurring since 2009 and (ii) private companies and/or asset sales in the Permian Basin with transaction values of over $100 million since 2016. With respect to the public companies, TPH reviewed transaction value as a multiple of estimated proved reserves; transaction value as a multiple of estimated current production; and transaction value as a multiple of EBITDAX for each of the two years following the date of announcement. Among the public company transactions reviewed, TPH observed median values of (i) $17.87/boe transaction value/proved reserves and $22.40/boe transaction value/proved reserves for transactions in which the consideration was 100% equity and for all transactions, respectively, (ii) $96,109/boe/d transaction value/production and $99,683/boe/d transaction value/production for transactions in which the consideration was 100% equity and for all transactions, respectively, and (iii) 7.9x/7.3x FY-1/FY-2 transaction value/EBITDAX and 9.3x/7.8x for FY1/FY-2 transaction value/EBITDAX for transactions in which the consideration was 100% equity and for all transactions, respectively. Those observed median values were compared to the corresponding values of $21.15/boe transaction value/proved reserves, $96,422/boe/d transaction value/production, and 9.2x/6.8x FY-1/FY-2 transaction value/EBITDAX for Energen, in each case based on an Energen transaction value of $9,391 million (based on market price as of August 10, 2018). Among the Permian Basin private company/asset transactions reviewed, TPH observed (i) median transaction value per adjusted net acre (assuming $30,000 boe/d for current production) of $30,064, compared to the Energen transaction value per adjusted net acre of $37,946, and (ii) median transaction value per boe/d of current production of $200,000, compared the Energen transaction value per boe/d of current production of $96,422.

Additionally, TPH observed the premiums per share paid by an acquirer company (in each case as compared to the share price of the target company one day prior to the announcement of a transaction) in the 17 selected U.S. upstream corporate transactions since 2004 with a transaction value of over $1 billion. TPH observed that (i) with respect to all such transactions considered, the median premium paid was 33.7%, and (ii) with respect to transactions involving 100% stock consideration, the median premium paid was 21.7%. These observed premiums were then compared to the premium to be paid with respect to the merger, based on Energen’s and Diamondback’s share price on August 10, 2018, of 20.2%.

General

TPH and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH and its affiliates also engage in securities trading and brokerage activities, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of Energen, Diamondback, any of the other parties to the transactions and any of their respective affiliates and (ii) any currency or commodity that may be involved in the transactions and the other matters contemplated by the merger agreement.

In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the parties to the transactions or their respective equityholders or affiliates, other potential purchasers or transaction participants or their respective affiliates.

TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The Energen board selected TPH to act as Energen’s financial advisor in connection with the transactions on the basis of TPH’s experience in transactions similar to the transactions described in the merger agreement, its reputation in the investment community and its familiarity with Energen and its business.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Energen board. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in TPH’s analyses summarized above is identical or directly comparable to Energen, Diamondback or the transactions. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

TPH acted as financial advisor to Energen in connection with, and has participated in certain negotiations leading to, the transactions. Pursuant to the terms of its engagement, upon Energen’s request to TPH to deliver its opinion (regardless of the conclusion reached therein), TPH became entitled to receive fees of $2 million, which will be credited against the transaction fee payable to TPH upon the consummation of the merger equal to 0.25% of the aggregate consideration payable in the merger, which includes the consideration to be paid to holders of Energen common stock and equity awards and the amount of indebtedness for borrowed money of Energen at the closing of the merger. Based on the closing price of Energen common stock on October 23, 2018 and the amount of indebtedness currently expected to be outstanding on the closing of the merger, TPH’s fee would be approximately $23.0 million (including the $2 million payable in connection with TPH’s opinion). If Energen or any of its affiliates is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the merger, Energen has agreed to pay TPH a fee equal to the lesser of (i) 10% of such amount or (ii) 50% of the transaction fee to which TPH would have been entitled had the merger been consummated upon the stated terms thereof and against which any of the foregoing fees paid by Energen will be credited. In addition, Energen has agreed to reimburse TPH for its reasonable out-of-pocket expenses incurred in connection with the engagement (generally not to exceed $225,000, other than expenses relating to Energen’s indemnification obligations), including fees and disbursements of its legal counsel. Energen also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement, including liabilities under federal securities laws, or to contribute to payments TPH may be required to make in respect of these liabilities. During the last two years, TPH has provided certain strategic advisory services to Energen from time to time for which TPH has received, and may receive, compensation. During the two years preceding the date of TPH’s opinion, the aggregate fees received by TPH from Energen for such services were approximately $500,000. TPH has previously provided services to Diamondback for which TPH has received compensation during the last two years, including serving as underwriter in connection with equity offerings of Diamondback in December 2016 and of an affiliate of Diamondback in January 2017, July 2017 and July 2018. During the two years preceding the date of TPH’s opinion, the aggregate fees received by TPH from Diamondback and Viper were approximately $1.1 million. TPH may provide investment banking or other financial services to each of Energen, Diamondback or any of the other parties to the transactions or their respective shareholders or affiliates in the future. In connection with such investment banking or other financial services, TPH may receive compensation.

Certain Diamondback Unaudited Prospective Financial Information

Diamondback does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial forecasts covering several years that were prepared by Diamondback management and not for public disclosure, were provided to the Diamondback board and Energen in connection with their evaluations of the merger and to Citi, Diamondback’s financial advisor, and J.P. Morgan and TPH, Energen’s financial advisors, for their use in advising their respective clients and reliance in connection with their respective financial analyses and opinions as described in the sections entitled “The Merger—Opinion of Citi, Diamondback’s Financial Advisor,” “The Merger—Opinion of J.P. Morgan, Energen’s Financial Advisor” and “The Merger—Opinion of TPH, Energen’s Financial Advisor” beginning on pages 80, 94 and 105, respectively.

A summary of certain of those financial forecasts is not included in this joint proxy statement/prospectus to influence your decision whether to vote for or against the Diamondback issuance proposal and/or the merger proposal. The Diamondback forecasted financial information was prepared by and is the responsibility of Diamondback management.

The inclusion of this information should not be regarded as an indication that the Diamondback board, Diamondback (or any of its affiliates, officers, directors, advisors or other representatives) or any other person considered, or now considers, the Diamondback forecasted financial information to be necessarily predictive of actual future events or results of Diamondback’s or Energen’s operations and should not be relied upon as such. Diamondback management’s internal financial forecasts, upon which the Diamondback forecasted financial information was based, are subjective in many respects. There can be no assurance that the Diamondback forecasted financial information will be realized or that actual results will not be significantly higher or lower than forecasted. The Diamondback forecasted financial information covers several years and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Diamondback forecasted financial information in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

In addition, the Diamondback forecasted financial information was not prepared with a view toward public disclosure or toward complying with GAAP and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. Neither Grant Thornton, Diamondback’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the Diamondback forecasted financial information contained in this joint proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Diamondback forecasted financial information was based on numerous variables and assumptions that were deemed reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and difficult or impossible to predict or estimate and most of them are beyond Diamondback’s or Energen’s control. Assumptions that were used by Diamondback in developing the Diamondback forecasted financial information include, but are not limited to: no unannounced acquisitions; no balance sheet optimization; normal weather in the forward-looking periods; ongoing investments in Diamondback’s and Energen’s existing entities for maintenance and other capital expenditures; and no material fluctuations in interest rate assumptions over the forward-looking periods. The Diamondback forecasted financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change.

Important factors that may affect actual results and cause the Diamondback forecasted financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Diamondback’s and Energen’s businesses (including the ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described in this joint proxy statement/prospectus or described or referenced in Diamondback’s and Energen’s filings with the SEC, including each of Diamondback’s and Energen’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2017, subsequent quarterly reports on Form 10-Q and current reports on

Form 8-K. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. For more information, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 55. In addition, the Diamondback forecasted financial information reflects assumptions that are subject to change and does not reflect revised prospects for Diamondback’s or Energen’s respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Diamondback forecasted financial information was prepared.

The Diamondback forecasted financial information was developed through Diamondback’s customary strategic planning and budgeting process utilizing reasonable available estimates and judgments at the time of its preparation. The Diamondback forecasted financial information was developed on a standalone basis without giving effect to the merger, and therefore the Diamondback forecasted financial information does not give effect to the merger or any changes to Diamondback’s operations or strategy that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with the merger. Furthermore, the Diamondback forecasted financial information does not take into account the effect of any failure of the merger to be completed and should not be viewed in that context.

Accordingly, there can be no assurance that the Diamondback forecasted financial information will be realized or that Diamondback’s future financial results will not vary materially from the Diamondback forecasted financial information. None of Diamondback, Energen nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Diamondback forecasted financial information, and none of Diamondback, Energen, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the Diamondback forecasted financial information to reflect circumstances existing or developments and events occurring after the date of the Diamondback forecasted financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the Diamondback forecasted financial information are not realized. Diamondback does not intend to make available publicly any update or other revision to the Diamondback forecasted financial information, except as otherwise required by applicable law. None of Diamondback nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Diamondback stockholder or Energen shareholder or any other person regarding the ultimate performance of Diamondback or Energen compared to the information contained in the Diamondback forecasted financial information or that the Diamondback forecasted financial information will be achieved.

In light of the foregoing factors and the uncertainties inherent in the Diamondback forecasted financial information, Diamondback stockholders and Energen shareholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the Diamondback forecasted financial information.

Summary of Certain Diamondback Prospective Financial Information

In preparing the prospective financial and operating information for Diamondback described below, the management team of Diamondback used the following price assumptions, which are based on Wall Street consensus pricing with respect to future commodity prices for oil and natural gas as of July 20, 2018:

	Wall Street consensus pricing
	2018E	2019E	2020E
Commodity Prices
Oil (WTI)($/bbl)	$65.96	$63.43	$59.75
Gas (Henry Hub)($/Mcfe)	2.83	2.70	2.60

The following table presents selected unaudited forecasted financial data for Diamondback for the fiscal years ending 2018 through 2020 provided to Energen and Energen’s financial advisors based on the above referenced assumptions (in millions, other than production and per share data):

	Unaudited Financial and Operating Forecast with Wall Street consensus pricing
	2018E	2019E	2020E
Production (MBoe)	43,604	56,779	75,029
EBITDA	$1,675	$2,187	$3,064
Operating Cash Flow	$1,629	$2,045	$2,929
Cash Flow per Share	$16.24	$20.10	$28.79
Total Capital Expenditures	$(1,390)	$(2,055)	$(2,044)

The above financial and operating forecasts for Diamondback also were provided to Diamondback’s board and to Citi, Diamondback’s financial advisor, and were subsequently updated by Diamondback management (portions of which are summarized below), which updated financial and operating forecasts for Diamondback Citi was directed to use and rely upon for purposes of its financial analyses and opinion. The updated financial and operating forecasts for Diamondback reflected both NYMEX oil and gas strip pricing and Wall Street consensus pricing, in each case as of August 13, 2018, as follows:

	NYMEX oil and gas strip pricing
	2018E	2019E	2020E
Commodity Prices
Oil (WTI)($/bbl)	$65.83	$64.00	$60.56
Gas (Henry Hub)($/Mcfe)	2.93	2.82	2.66

	Wall Street Consensus Pricing
	2018E	2019E	2020E
Commodity Prices
Oil (WTI)($/bbl)	$66.20	$66.00	$65.75
Gas (Henry Hub) ($/Mcfe)	2.87	3.02	3.01

The following table presents the updated selected unaudited financial and operating forecasts for Diamondback for the fiscal years ending 2018 through 2020 based on the above NYMEX oil and gas strip pricing and Wall Street consensus pricing as of August 13, 2018 (in millions, other than production and per share data):

	Unaudited Financial and Operating Forecast with NYMEX oil and gas strip pricing
	2018E	2019E	2020E
Production (MBoe)	43,604	56,779	75,029
EBITDA	$1,672	$2,204	$3,110
Operating Cash Flow	$1,627	$2,060	$2,975
Cash Flow per Share	$16.22	$20.25	$29.24
Total Capital Expenditures	$(1,390)	$(2,055)	$(2,044)

	Unaudited Financial and Operating Forecast with Wall Street consensus pricing
	2018E	2019E	2020E
Production (MBoe)	43,604	56,779	75,029
EBITDA	$1,669	$2,304	$3,427
Operating Cash Flow	$1,625	$2,146	$3,288
Cash Flow per Share	$16.20	$21.10	$32.32
Total Capital Expenditures	$(1,390)	$(2,055)	$(2,044)

Diamondback Management Projections for Energen. Diamondback management also provided to the Diamondback board and to Citi for Citi’s use and reliance in connection with its financial analyses and opinion certain unaudited prospective financial and operating information with respect to Energen, which was generally derived from the unrisked information provided by Energen management and summarized in this joint proxy statement/prospectus under the caption “—Certain Energen Unaudited Prospective Financial Information,” except that Diamondback management adjusted the information provided by Energen management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Diamondback’s prospective financial information summarized above. The following table sets forth a summary of this adjusted prospective financial and operating information regarding Energen for the years 2018 through 2022 as prepared by Diamondback management.

	Unaudited Financial and Operating Forecast with Wall Street Consensus Pricing
	2018E	2019E	2020E	2021E	2022E
Production (Mboe)	35,913	49,219	65,349	70,520	71,746
EBITDA ($mm)(1)	$1,050	$1,411	$2,410	$2,635	$2,668
Operating Cash Flow ($mm)	$1,101	$1,335	$2,324	$2,596	$2,629
Cash Flow per Share	$11.20	$13.55	$23.60	$26.36	$26.69
Capital Expenditures ($mm)	$(913)	$(1,521)	$(1,670)	$(1,495)	$(1,534)

(1)

EBITDA, which is calculated as earnings before interest, taxes, depreciation and amortization, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

	Unaudited Financial and Operating Forecast with NYMEX Oil and Gas Strip Pricing
	2018E	2019E	2020E	2021E	2022E
Production (Mboe)	35,913	49,219	65,349	70,520	71,746
EBITDA ($mm)(1)	$1,051	$1,354	$2,159	$2,238	$2,182
Operating Cash Flow ($mm)	$1,102	$1,295	$2,082	$2,226	$2,170
Cash Flow per Share	$11.21	$13.14	$21.14	$22.60	$22.03
Capital Expenditures ($mm)	$(913)	$(1,521)	$(1,670)	$(1,495)	$(1,534)

(1)

EBITDA, which is calculated as earnings before interest, taxes, depreciation and amortization, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

The selected unaudited forecasted financial numbers shown in the tables above are not measures that have a standardized meaning prescribed by GAAP and may not be comparable with similar measures presented by other issuers. For purposes of the unaudited forecasted financial information presented above, EBITDA is defined as earnings before interest, taxes, depreciation and amortization expenses. Operating Cash Flow is defined as EBITDA less interest expense.

DIAMONDBACK DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Certain Energen Unaudited Prospective Financial Information

Energen does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Energen’s management prepared certain non-public unaudited internal financial forecasts with respect to Energen for the years 2018 through 2022 for Energen on a standalone basis, which were based upon the internal financial model that Energen has historically used in connection with strategic planning, and which were provided to the Energen board and Energen’s financial advisors in connection with their evaluation of the proposed merger. The inclusion of this information should not be regarded as an indication that any of Energen or its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such. The Energen forecasted financial information was prepared by and is the responsibility of Energen management.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Energen’s management, including, among others, Energen’s future results, oil and gas industry activity, commodity prices, demand for crude oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, takeaway capacity and the availability of services in the areas in which Energen operates, general economic and regulatory conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information,” and “Risk Factors,” beginning on pages 55, 197 and 43, respectively. The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Energen can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial and operating information not to be realized include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

This unaudited prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Energen’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to Energen’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Energen can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, Energen does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since its preparation or to reflect the occurrence of events, even in the event that any or all of the underlying assumptions are shown to be not appropriate, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account possible financial and other effects on Energen of the merger, the effect on Energen of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Energen of any possible failure of the merger to occur. None of Energen or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Energen shareholder or Diamondback stockholder or other person regarding Energen’s or Diamondback’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Energen or its advisors or any other person that it is viewed as material information of Energen, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger, the share issuance or any other proposal to be considered at the special meetings.

In light of the foregoing, and considering that the special meetings will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Energen shareholders and Diamondback stockholders are cautioned not to place undue reliance on such information, and Energen urges all Energen shareholders and Diamondback stockholders to review Energen’s most recent SEC filings for a description of Energen’s reported financial results. See the section entitled “Where You Can Find More Information” beginning on page 197.

Energen’s Assumptions. In preparing the prospective financial and operating information for Energen described below, the management team of Energen used the following price assumptions, which are based on NYMEX oil and gas strip pricing from 2018 to 2022 and Wall Street consensus pricing from 2018 to 2021, held flat thereafter at 2021 prices, in each case as of August 10, 2018:

	NYMEX oil and gas strip pricing
	2018E	2019E	2020E	2021E	2022E
Commodity Prices
Oil ($/bbl)	$66.54	$64.37	$60.98	$58.31	$56.51
Gas ($/MMbtu)	$2.92	$2.82	$2.66	$2.60	$2.63

	Wall Street consensus pricing
	2018E	2019E	2020E	2021E	2022E(1)
Commodity Prices
Oil ($/bbl)	$64.21	$63.84	$63.45	$61.81	$61.81
Gas ($/mmbtu)	$2.92	$2.87	$2.98	$2.98	$2.98

(1)	Commodity prices were held flat after 2021.

The Energen unaudited forecasted financial and operating information also reflects assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

Energen Management Projections for Energen. The following table presents select unaudited forecasted financial and operating information of Energen for the fiscal years ending 2018 through 2022 prepared by Energen’s management and provided to the Energen board and Energen’s financial advisors, which is referred to as the “Energen unaudited forecasted financial and operating information.” As described above, the Energen unaudited forecasted financial and operating information is based on commodity pricing assumptions as of August 10, 2018.

	2018E	2019E	2020E	2021E	2022E
Unaudited Financial and Operating Forecast with NYMEX oil and gas strip pricing
Production (Mboe/d)	100	130	166	197	226
EBITDAX ($mm)(1)	$1,002	$1,393	$1,947	$2,287	$2,596
Capital Expenditure (Capex) ($mm)	$1,328	$1,584	$1,724	$1,756	$2,085

Unaudited Financial and Operating Forecast with Wall Street consensus pricing
Production (Mboe/d)	100	130	166	197	226
EBITDAX ($mm)(1)	$989	$1,388	$2,054	$2,445	$2,864
Capital Expenditure (Capex) ($mm)	$1,328	$1,584	$1,724	$1,756	$2,085

(1)

EBITDAX, which is calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

Separate projections were provided by Energen management reflecting NYMEX oil and gas strip pricing from 2018 to 2020 as of June 11, 2018, and $60/bbl and $2.75/MMbtu thereafter, and unrisked parameters on selected assumptions to potential buyers in the data room. At the direction of the Energen management, which regarded the risked projections as the more reasonable and achievable, the unrisked projections were not relied upon or taken into account in J.P. Morgan’s or TPH’s analysis. Those projections were as follows:

	2018E	2019E	2020E	2021E	2022E	2023E
Unaudited Financial and Operating Forecast with NYMEX oil and gas strip pricing
Production (Mboe/d)	97	135	183	237	294	323
EBITDAX ($mm)(1)	$972	$1,396	$2,132	$2,956	$3,791	$4,219
Capital Expenditure (Capex) ($mm)	$1,222	$1,533	$1,864	$2,040	$2,068	$2,265

(1)

EBITDAX, which is calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

The estimates and assumptions underlying the Energen unaudited forecasted financial and operating information are inherently uncertain and, though considered reasonable by the management of Energen as of the date of the preparation of such unaudited forecasted financial and operating information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial and operating information, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 55 and 43, respectively. Accordingly, there can be no assurance that the forecasted results are indicative of the future performance of Energen, or that actual results will not differ materially from those presented in the Energen unaudited forecasted financial and operating information. Inclusion of the Energen unaudited forecasted financial and operating information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Energen unaudited forecasted financial and operating information will be achieved.

The Energen unaudited forecasted financial and operating information is not included in this joint proxy statement/prospectus in order to induce any shareholder to vote in favor of any of the proposals at the Diamondback special meeting or the Energen special meeting.

Energen Management Projections for Diamondback. Energen management provided to the Energen board certain unaudited prospective financial and operating information with respect to Diamondback, which was generally derived from the information provided by Diamondback management and summarized in this joint proxy statement under the caption “—Certain Diamondback Unaudited Prospective Financial Information,” except that Energen management adjusted the information provided by Diamondback management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Energen’s prospective financial information summarized above. Such forecasts with respect to Diamondback also were provided to J.P. Morgan and TPH for their use and reliance in connection with their respective financial analyses and opinions described in the section “—Opinion of J.P. Morgan, Energen’s Financial Advisor” and “—Opinion of TPH, Energen’s Financial Advisor.” The following table sets forth a summary of this adjusted prospective financial and operating information regarding Diamondback for the years 2018 through 2022 as prepared by Energen management.

	2018E	2019E	2020E	2021E	2022E
Unaudited Financial and Operating Forecast with NYMEX oil and gas strip pricing
Production (Mboe/d)(2)	120	158	210	246	271
EBITDAX ($mm)(1)(2)	$1,659	$2,189	$3,182	$3,558	$3,798
Capital Expenditure (Capex) ($mm)	$1,443	$2,353	$2,144	$2,223	$1,977

Unaudited Financial and Operating Forecast with Wall Street consensus pricing
Production (Mboe/d)(2)	120	158	210	246	271
EBITDAX ($mm)(1)(2)	$1,619	$2,197	$3,370	$3,839	$4,238
Capital Expenditure (Capex) ($mm)	$1,443	$2,353	$2,144	$2,223	$1,977

(1)

EBITDAX, which is calculated as earnings before interest, taxes, depreciation, amortization and exploration expenses, is a non-GAAP financial measure as it excludes amounts included in net earnings, the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net earnings or other measures derived in accordance with GAAP.

(2)	Represents production and EBITDAX, fully consolidated for Viper and Rattler.

ENERGEN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL AND OPERATING FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL AND OPERATING FORECASTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Regulatory Approvals

The completion of the merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the merger may not be completed until notification and report forms have been filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the merger, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals” beginning on page 156.

On August 28, 2018, Diamondback and Energen filed their respective notification and report forms with the FTC and the Antitrust Division. The parties received early termination of the HSR waiting period on September 10, 2018. Neither Diamondback nor Energen is aware of any material governmental approvals or actions that are required for completion of the merger other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. There can be no assurance that regulatory authorities will not impose conditions on the completion of the merger or require changes to the terms of the transaction. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Interests of Diamondback Directors and Executive Officers in the Merger

In considering the recommendation of the Diamondback board with respect to the Diamondback issuance proposal, Diamondback stockholders should be aware that Michael Hollis, a director and executive officer of Diamondback, together with his spouse, holds shares of Energen common stock with an approximate value of $6,400. As a result, he may have an interest in the merger that may be different from, or in addition to, the interests of Diamondback stockholders generally.

None of Diamondback’s directors or executive officers is a party to, or participates in any, Diamondback plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise relates to the completion of the merger. The Diamondback board after the merger will remain unchanged and will consist of each of the current directors from the Diamondback board as of the effective time (except as may be publicly announced by Diamondback in the ordinary course).

Board of Directors and Management of Diamondback Following Completion of the Merger

Upon closing of the merger, Diamondback’s board of directors and executive management will remain unchanged. Additionally, Diamondback will continue to be headquartered in Midland, Texas.

Interests of Energen Directors and Executive Officers in the Merger

In considering the recommendation of Energen’s board of directors, Energen shareholders should be aware that the directors and executive officers of Energen have certain interests in the merger that may be different from, or in addition to, the interests of Energen shareholders generally. Energen’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Energen shareholders vote to approve the merger proposal.

Treatment of Energen Equity-Based Awards

At the effective time of the merger, each Energen stock option or RSU award would convert into a stock option or RSU award of approximately equivalent value in respect of common stock of Diamondback. In addition, each Energen performance share award with a performance period ending December 31, 2018, if still outstanding at the effective time of the merger, would vest upon the effective time of the merger (based on the greater of target and actual performance as of the effective time of the merger) and be settled for the merger consideration. All other Energen performance share awards would convert, as of the effective time of the merger, into RSU awards of approximately equivalent value in respect of common stock of Diamondback (with the number of shares determined based on the greater of target and actual performance as of the effective time of the merger), which would be subject to time-based vesting in accordance with the vesting schedule of the underlying Energen performance share award. Any equity-based awards that are unvested as of immediately following the effective time of the merger would be subject to full vesting upon the holder’s termination of employment following the effective time without cause or for good reason (during the applicable period such holder is entitled to severance as described below). In addition, the merger agreement permits Energen to amend such equity-based awards to provide for full vesting upon the retirement of a retirement-eligible employee following the effective time of the merger.

In addition, Energen’s former Vice President, General Counsel and Secretary J. David Woodruff, who retired on December 31, 2017, holds certain performance share awards a prorated portion of which, determined based on the number of months elapsed in the applicable performance period as of his retirement date, is eligible to vest pursuant to Energen’s Stock Incentive Plan. Such awards would be treated in the manner described above with respect to such prorated portion, except the performance share awards with a performance period ending after December 31, 2018 would convert into RSU awards in respect of common stock of Diamondback and settle in accordance with the vesting schedule of the underlying Energen performance share award.

For an estimate of the amounts that would become payable to Energen’s named executive officers upon the vesting and settlement of their unvested equity-based awards, see “—Quantification of Potential Payments to Energen’s Named Executive Officers in Connection with the Merger.” Energen estimates that the aggregate amount that would become payable to its three other executive officers, John K. Molen, Davis E. Richards and Russell E. Lynch, in settlement of their unvested equity-based awards if the effective time of the merger were December 31, 2018, each such executive experienced a severance-qualifying termination of employment immediately thereafter, and based on a price per share of Energen common stock of $76.70 (the average closing price of shares of Energen common stock on the five business days following the announcement of the merger), to be $6,530,244. For purposes of this calculation, RSU awards that would be subject to accelerated vesting upon a retirement as of December 31, 2018 are treated as fully vested. Energen RSU awards generally become eligible for accelerated vesting on the date that is ten months following the grant date, provided the holder otherwise satisfies the requirement of retirement-eligibility. Accordingly, the foregoing amount excludes RSU awards granted to Mr. Richards on February 7, 2018 in respect of 4,122 shares of Energen common stock that would be subject to accelerated vesting upon a retirement on or after December 7, 2018. Messrs. Molen and Lynch would not satisfy the requirements for retirement-eligibility with respect to RSU awards granted on February 7, 2018 as of December 31, 2018. None of Energen’s non-employee directors have unvested equity-based awards.

Annual Incentive Awards

Under the merger agreement, Energen may pay in full annual incentives and other bonuses in respect of 2018 on or prior to the effective time of the merger, as determined based on the greater of target and actual performance as of the effective time (adjusted for any costs associated with the merger or other unusual expenses). If an executive officer experienced a qualifying termination of employment during 2019, he would be entitled to an annual incentive award at the target level for 2019, prorated based on the number of days elapsed as of the date of termination.

For an estimate of the amounts that would become payable to Energen’s named executive officers in respect of annual incentives, see “—Quantification of Potential Payments to Energen’s Named Executive Officers in Connection with the Merger.” Energen estimates that the aggregate amount that would become payable to its three other executive officers in respect of their 2018 annual incentives if the effective time of the merger were December 31, 2018, and assuming performance goals were satisfied at the target level, to be $612,900.

Severance Compensation Agreements

Energen is party to severance compensation agreements with each of its executive officers, which provide severance benefits upon a qualifying termination of employment. If the employment of an executive officer were terminated without cause or by the executive officer for good reason within a number of years equal to the executive officer’s severance multiple following a change in control of Energen (such as the merger), the executive officer would be entitled to the following:

•

Severance Payment. A cash severance payment equal to the product of (a) a severance multiple (of three for Messrs. McManus, Molen, Porter and Richardson, two for Messrs. Godsey and Richards and one for Mr. Lynch), multiplied by (b) the sum of the executive officer’s (i) annual base salary in effect immediately prior to the change in control and (ii) highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs (in the case of Mr. Molen, whose employment with Energen commenced in 2017, the bonus amount is subject to a minimum based on his annualized target opportunity for 2017), which severance payment is payable in a lump sum; and

•	Ancillary Benefits. Continued medical, dental and other insurance benefits for a period of two years following the date of termination.

The severance compensation agreements contain covenants concerning noncompetition and nonsolicitation of employees for 12 months post-termination and a perpetual nondisclosure covenant.

Other than with respect to Mr. Lynch, in consideration for amendments to the severance compensation agreements expanding the geographic scope of the noncompetition covenant set forth therein to include acreage subject to a mineral interest, leasehold interest or unit of Diamondback (in addition to Energen), acreage that is contiguous to such acreage, and several counties in which Energen and Diamondback have acreage, the executive officers became eligible for the reimbursement of excise taxes that might be incurred under Section 4999 of the Code in connection with the merger or a termination of employment thereafter; however, if an executive officer could avoid triggering Sections 280G and 4999 of the Code by having his payments reduced by less than $250,000, such payments would be reduced and the executive officer would not be eligible for the reimbursement of excise taxes. In addition, the merger agreement provides that Energen may take actions to mitigate the impact of Sections 280G and 4999 of the Code on Energen and its employees, including, if Energen reasonably determines that the effective time of the merger will not occur in 2018, accelerating the vesting or payment of compensation that is scheduled to vest or be paid in 2019 into 2018, accelerating the vesting or payment of compensation that would vest or become payable at the effective time of the merger in accordance with the merger agreement or the terms of the applicable benefit plan, or paying out unused paid time leave in 2018. Based on a preliminary analysis by Energen’s accountants, if the effective time of the merger occurred on December 31, 2018, each executive officer experienced a severance-qualifying termination of employment immediately thereafter, and based on a price per share of Energen common stock of $76.70 (the average closing price of shares of Energen common stock on the five business days following the announcement of the merger), it is currently expected that only the merger-related payments to Mr. Molen would be subject to Sections 280G and 4999 of the Code. All merger-related payments to the other executive officers would be under the applicable limit for triggering Sections 280G and 4999 of the Code or would be subject to a cutback.

For an estimate of the amounts that would become payable to Energen’s named executive officers under their severance compensation agreements if a severance-qualifying termination of employment were to occur immediately following the effective time of the merger, see “—Quantification of Potential Payments to Energen’s Named Executive Officers in Connection with the Merger.” Energen estimates that the aggregate value of the compensation and benefits that would become payable to its three other executive officers under their severance compensation agreements if the effective time of the merger were December 31, 2018, and each such executive experienced a severance-qualifying termination of employment immediately thereafter, to be $13,068,036.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the merger agreement, from and after the effective time, Diamondback and the surviving corporation would indemnify certain persons, including Energen’s directors and executive officers. In addition, for a period of not less than six years from the effective time, Diamondback and the surviving corporation would maintain an insurance policy for the benefit of certain persons, including Energen’s directors and executive officers. For additional information, see “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Quantification of Potential Payments to Energen’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Energen’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation described below is based on the named executive officers’ existing compensation arrangements with Energen. For additional details regarding the terms of the payments described below, see the discussion under the caption “—Interests of Energen Directors and Executive Officers in the Merger.”

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:

•	December 31, 2018 as the closing date of the merger;

•	a termination of each named executive officer’s employment without cause, effective as of immediately following the effective time of the merger; and

•	A price per share of Energen common stock of $76.70 (the average closing price of shares of Energen common stock on the five business days following the announcement of the merger).

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Named Executive Officers
James T. McManus, II	8,114,860	20,144,562	38,422	—	28,297,844
Charles W. Porter, Jr.	3,735,249	11,829,524	46,846	—	15,611,619
John S. Richardson	4,115,436	9,044,676	37,615	—	13,197,727
David A. Godsey	1,962,830	3,208,711	37,319	—	5,208,860
J. David Woodruff	—	1,351,812	—	—	1,351,812

(1)	The cash amount payable to the named executive officers (other than Mr. Woodruff) consists of the following components:

(a)

An annual incentive award for 2018, which is payable automatically upon the effective time of the merger (i.e., single-trigger) based on the greater of target and actual performance as of the effective time (adjusted for any costs associated with the merger or other unusual expenses). For purposes of this table, the 2018 annual incentive award is assumed to be payable at the target level.

(b)

A cash severance payment equal to the product of (i) a severance multiple (of three for Messrs. McManus, Porter and Richardson and two for Mr. Godsey) multiplied by (ii) the sum of the executive officer’s annual base salary plus highest annual cash bonus for the three fiscal years preceding the change in control, which is payable in a lump sum following a termination of employment without cause or for good reason (i.e., double-trigger).

Mr. Woodruff retired on December 31, 2017 and is not entitled to any cash payments in connection with the merger.

Set forth below is the estimated value of each component of the aggregate cash amount.

Name	2018 Annual Incentive ($)	Severance Payment ($)
Named Executive Officers
James T. McManus, II	1,012,000	7,102,860
Charles W. Porter, Jr.	432,900	3,302,349
John S. Richardson	477,000	3,638,436
David A. Godsey	300,750	1,662,080
J. David Woodruff	—	—

(2)

At the effective time of the merger, each Energen performance share award with a performance period ending December 31, 2018, if still outstanding at the effective time of the merger, would vest upon the effective time of the merger (based on the greater of target and actual performance as of the effective time of the merger) and be settled for the merger consideration (i.e., single-trigger). All other Energen performance share awards would convert, as of the effective time of the merger, into RSU awards of approximately equivalent value in respect of common stock of Diamondback (with the number of shares determined based on the greater of target and actual performance as of the effective time of the merger), which would be subject to time-based vesting in accordance with the vesting schedule of the underlying Energen performance share award. In addition, each Energen stock option or RSU award would convert, at the effective time of the merger, into a stock option or RSU award of approximately equivalent value in respect of common stock of Diamondback. Any equity-based awards that are unvested as of immediately following the effective time of the merger would be subject to full vesting upon the holder’s termination of employment following the effective time without cause or for good reason (during the applicable period such holder is entitled to severance as described above) (i.e., double-trigger). In addition, the merger agreement permits Energen to amend such equity-based awards to provide for full vesting upon the retirement of a retirement-eligible employee following the effective time of the merger.

In addition, Mr. Woodruff holds certain performance share awards, a prorated portion of which, determined based on the number of months elapsed in the applicable performance period as of his retirement date, is eligible to vest pursuant to Energen’s Stock Incentive Plan. Such awards would be treated in the manner described above with respect to such prorated portion, except the performance share awards with a performance period ending after December 31, 2018 would convert into RSU awards in respect of common stock of Diamondback and settle in accordance with the vesting schedule of the underlying Energen performance share award. Since such awards would fully vest as of the effective time of the merger, they are all classified as “single-trigger.”

Set forth below is the estimated value of each type of unvested Energen equity-based award held by the named executive officers that would become vested upon the effective time of the merger or a qualifying termination of employment thereafter. For purposes of these tables, RSU awards that would be subject to accelerated vesting upon a retirement as of December 31, 2018 are treated as fully vested. Energen RSU awards generally become eligible for accelerated vesting on the date that is ten months following the grant date, provided the holder otherwise satisfies the requirement of retirement-eligibility. Accordingly, Messrs. McManus, Richardson and Godsey hold RSU awards granted on February 7, 2018 in respect of 56,226 shares of Energen common stock in the aggregate (and 35,592 shares, 15,966 shares and 4,668 shares, respectively) that would be subject to accelerated vesting upon a retirement on or after December 7, 2018, which are excluded from the tables above and below. Mr. Porter would not satisfy the requirements for retirement-eligibility with respect to RSU awards granted on February 7, 2018 as of December 31, 2018. All stock options held by the named executive officers are fully vested.

Name	Single-Trigger Awards	Double-Trigger Awards
	Performance Shares ($)	Performance Shares ($)	Time-Vesting RSUs ($)
Named Executive Officers
James T. McManus, II	7,633,798	12,510,764	—
Charles W. Porter, Jr.	3,113,713	5,095,954	3,619,857
John S. Richardson	3,429,871	5,614,805	—
David A. Godsey	1,000,475	1,640,349	567,887
J. David Woodruff	1,351,812	—	—

(3)

The severance compensation agreements with Energen’s named executive officers (other than Mr. Woodruff, who is no longer subject to such an agreement) provide for continued medical, dental and other insurance benefits for a period of two years following a termination of employment without cause or for good reason (i.e., double-trigger).

(4)

Based on a preliminary analysis by Energen’s accountants applying the assumptions set forth above, it is currently expected that the merger-related payments to the named executive officers would be under the applicable limit for triggering Sections 280G and 4999 of the Code, and therefore no tax reimbursement would be payable to them.

Listing of Diamondback Shares; Delisting and Deregistration of Energen Shares

If the merger is completed, the shares of Diamondback common stock to be issued in the merger will be listed for trading on the Nasdaq Global Select Stock Market, shares of Energen common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Energen will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Merger

Diamondback prepares its financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the merger, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Diamondback will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

As of June 30, 2018, Diamondback had outstanding $321.5 million of borrowings under its existing credit facility. The consummation of the merger is currently not permitted under the terms of the Diamondback credit facility. Diamondback anticipates receiving a consent from the lenders under the Diamondback credit facility or refinancing the Diamondback credit facility in connection with the merger.

As of June 30, 2018, Energen had outstanding $301 million of borrowings under Energen’s existing credit facility. Completion of the merger would give rise to an event of default under the terms of the Energen credit facility. To avoid an event of default, Diamondback will need to either obtain waivers or consents from the lenders under the Energen credit facility or the Energen credit facility will need to be repaid in full and terminated in connection with the merger. If Diamondback elects to repay the Energen credit facility, Diamondback may draw on Diamondback’s existing credit facility, use cash on hand, issue debt securities or use other sources of liquidity to fund the repayment. Diamondback may also choose to refinance the Energen credit facility and the Diamondback credit facility into a combined credit facility in connection with the consummation of the merger.

As of June 30, 2018, Energen had outstanding $400 million aggregate principal amount of 4.625% Notes, due September 1, 2021, $20 million aggregate principal amount of 7.32% Medium-term Notes, Series A, due July 28, 2022, $10 million aggregate principal amount of 7.35% Medium-term Notes, Series A, due July 28, 2027, and $100 million aggregate principal amount of 7.125% Medium-term Notes, Series B, due February 15, 2028 (which we refer to collectively as the “Energen Notes”).

Diamondback may seek to amend, engage in liability management transactions with respect to, or refinance any or all of the Energen Notes in connection with the merger or at any time after the merger. Diamondback does not currently anticipate taking any action with respect to the outstanding senior notes of Diamondback in connection with the merger.

For a description of Diamondback’s and Energen’s existing indebtedness see Diamondback’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on May August 9, 2018, and Energen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on August 8, 2018, each of which is incorporated by reference into this joint proxy statement/prospectus.

Appraisal Rights/Dissenters’ Rights in the Merger

Appraisal Rights of Diamondback Stockholders

Under Delaware law, Diamondback stockholders are not entitled to appraisal rights in connection with the issuance of shares of Diamondback common stock as contemplated by the merger agreement. Diamondback stockholders may vote against the Diamondback issuance proposal if they do not favor the merger.

Dissenters’ Rights of Energen Shareholders

If the merger is consummated, holders of record of Energen common stock who follow the procedures specified by Sections 10A-2-13.01 through 10A-2-13.32 of the ABNEC (which we refer to as “Article 13 of the ABNEC”) will be entitled to determination and payment in cash of the “fair value” of their stock (as determined immediately before the effective time of the merger), excluding any appreciation or depreciation resulting from the anticipation of the merger, unless such exclusion would be inequitable, but including interest from the effective date of the merger until the date of payment. Shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger proposal by a holder of Energen common stock (including by submitting an executed proxy which is not voted with respect to the merger proposal) will result in a waiver of such shareholder’s right to demand payment for his or her shares.

The following summary of the provisions of Article 13 of the ABNEC is not intended to be a complete statement of such provisions, the full text of which is attached as Annex E to this joint proxy statement/prospectus, and is qualified in its entirety by reference thereto.

A holder of Energen common stock electing to exercise dissenters’ rights (1) must deliver to Energen at 605 Richard Arrington Jr. Boulevard North, Birmingham, Alabama 35203-2707, Attention: Corporate Secretary, before the vote at the Energen special meeting, written notice of his or her intent to demand payment for his or her shares if the merger is effectuated, and (2) must not vote in favor of the merger proposal. The requirement of this written notice is in addition to and separate from the requirement that such shares not be voted in favor of the merger proposal, and the requirement of written notice is not satisfied by voting against the merger proposal either in person or by proxy. The requirement that shares not be voted in favor of the merger proposal will be satisfied if no proxy is returned and the shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted “FOR” approval of the merger proposal, in order to be assured that his, her or its shares are not voted in favor of the merger proposal, the dissenting shareholders who vote by proxy must not leave the proxy blank but must (1) vote “AGAINST” the approval of the merger proposal or (2) affirmatively abstain from voting by checking the “ABSTAIN” box on the proxy card. Neither a vote against approval of the merger proposal nor an abstention will satisfy the requirement that a written notice of intent to demand payment be delivered to Energen before the vote on the merger proposal.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Energen in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if he or she submits to Energen the record shareholder’s written consent to the dissent prior to or contemporaneously with such assertion and he or she does so with respect to all shares of which he, she or it is the beneficial shareholder or over which he, she or it has the power to vote. Where no number of shares is expressly mentioned, the notice of intent to demand payment will be presumed to cover all shares held in the name of the record holder.

No later than 10 days after the merger, Diamondback, as the acquiring corporation, will send a written dissenters’ notice to each dissenting shareholder of Energen who did not vote in favor of the merger and who duly filed a written notice of intent to demand payment in accordance with the foregoing. The dissenters’ notice will specify, among other things, the deadline by which time Diamondback must receive a payment demand from such dissenting shareholders and will include a form for demanding payment. The deadline will be no fewer than 30 days and no more than 60 days after the date the dissenters’ notice is delivered. It is the obligation of any dissenting shareholder to initiate all necessary action to perfect his or her dissenters’ rights within the time periods prescribed in Article 13 of the ABNEC and the dissenters’ notice. If no payment demand is timely received from a dissenting shareholder, all dissenters’ rights of said dissenting shareholder will be lost, notwithstanding any previously submitted written notice of intent to demand payment. Each dissenting shareholder who demands payment retains all other rights of a shareholder unless and until those rights are cancelled or modified by the merger. A dissenting shareholder who demands payment in accordance with the foregoing may not thereafter withdraw that demand and accept the terms offered under the merger agreement unless Diamondback consents thereto.

Within 20 days of a formal payment demand, a dissenting shareholder who has made a demand must submit his or her share certificate or certificates to Diamondback so that a notation to that effect may be placed on such certificate or certificates and the shares may be returned to the dissenting shareholder with the notation thereon. A shareholder’s failure to submit shares for notation will, at Diamondback’s option, terminate the holder’s rights as a dissenter, unless a court of competent jurisdiction, for good and sufficient cause, determines otherwise.

Promptly after the merger, or upon receipt of a payment demand, Diamondback shall offer to pay each dissenting shareholder who complied with Article 13 of the ABNEC the amount Diamondback estimates to be the fair value of such dissenting shareholder’s shares plus accrued interest. Each dissenting shareholder who agrees to accept the offer of payment in full satisfaction of his or her demand must surrender to Diamondback the certificate or certificates representing his or her shares in accordance with the terms of the dissenters’ notice. Upon receiving the certificate or certificates, Diamondback will pay each dissenting shareholder the fair value of his or her shares, plus accrued interest. Upon receiving payment, each dissenting shareholder ceases to have any interest in the shares.

Each dissenting shareholder who has made a payment demand may notify Diamondback in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, or reject the offer made to such shareholder as described above and demand payment of the fair value of his or her shares and interest due, if: (1) the dissenting shareholder believes that the amount offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (2) Diamondback fails to make an offer as required by Article 13 of the ABNEC within 60 days after the date set for demanding payment; or (3) Energen, having failed to consummate the merger, does not release the transfer restrictions imposed on the shares within 60 days after the date set for demanding payment; provided, however, that a dissenting shareholder waives the right to demand payment different from that offered unless he or she notifies Diamondback of his or her demand in writing within 30 days after Diamondback offered payment for the shares.

If a demand for payment remains unsettled, Diamondback will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the proceeding is not commenced within the 60-day period, each dissenting shareholder whose demand remains unsettled shall be entitled to receive the amount demanded. Such a proceeding will be filed in the Circuit Court of Jefferson County, Alabama, Birmingham Division. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of the shares, plus accrued interest. The court’s finding may set a value above or below the value the shareholder believes is appropriate, or above or below the value of the merger consideration. It should be noted that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction such as the merger, is not an opinion as to, and does not otherwise address, fair value under Article 13 of the ABNEC. Upon payment of the judgment and surrender to Diamondback of the certificate or certificates representing the judicially appraised shares, a dissenting shareholder will cease to have any interest in the shares. The Court may assess costs incurred in such a proceeding against Diamondback or may assess the costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent the Court finds that such dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment different from that initially offered by Diamondback. The Court may also assess the reasonable fees and expenses of counsel and experts against Diamondback, if the Court finds that it did not substantially comply with its requirements regarding providing notice of dissenters’ rights and the procedures associated therewith under Article 13 of the ABNEC or against either Diamondback or all or some of the dissenting shareholders if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided in Article 13 of the ABNEC. If the Court finds that services of counsel for any dissenter were of substantial benefit to other similarly situated dissenters, and that fees for such services should not be assessed against Diamondback, then the Court may award reasonable fees to such counsel that will be paid out of the amounts awarded to dissenters who benefited from such services.

Litigation Relating to the Merger

In connection with the merger agreement and the transactions contemplated thereby, a purported class action lawsuit and an individual lawsuit have been filed. Both complaints, captioned Melvin Gross v. Energen Corporation, et al., Case No. 2:18-cv-01711-RDP (filed October 17, 2018) and Shiva Stein v. Energen Corporation, et al., Case 2:18-cv-01746-JHE (filed October 22, 2018), were filed in the United States District Court for the Northern District of Alabama. The complaints assert claim against Energen and its directors. In general, the complaints allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act because the preliminary Form S-4, as amended by Amendment No. 1 to the Form S-4, filed with the SEC allegedly misrepresents or omits material information. The complaints seek, among other things, injunctive relief preventing the consummation of the merger until additional disclosures are made, and damages. The defendants believe that the actions are without merit. For a discussion of the risks associated with these complaints and any other similar litigation, see the section entitled “Risk Factors—Risk Factors Relating to the Merger—Diamondback and Energen may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the merger from being completed” beginning on page 49.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, which was executed on August 14, 2018. The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary are included solely to provide you with information regarding the terms of the merger agreement. Factual disclosures about Diamondback, Energen, or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or in Diamondback’s or Energen’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Diamondback or Energen, as applicable, contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Diamondback, Energen and Merger Sub were made solely for the purposes of the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by Diamondback, Energen and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Diamondback and Energen delivered to each other in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since August 14, 2018. You should not rely on the merger agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Diamondback, Energen and Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

Upon the terms and subject to the conditions of the merger, at the effective time of the merger, Merger Sub will be merged with and into Energen in accordance with the ABNEC. As a result of the merger, the separate existence of Merger Sub will cease and Energen will continue its existence under the laws of the State of Alabama as the surviving corporation (in such capacity, we sometimes refer to Energen as the “surviving corporation”).

At the effective time of the merger, the merger shall have the effects set forth in the merger agreement and the applicable provisions of the ABNEC and all rights, immunities, and franchises of each of Energen and Merger Sub, of a public as well as a private nature, and all debts and obligations due Energen and Merger Sub, shall be taken and deemed to be transferred and vested in the surviving corporation, and the surviving corporation shall be responsible and liable for all of the liabilities and obligations of Energen and Merger Sub.

Closing

Unless otherwise mutually agreed to in writing between Diamondback and Energen, the completion of the merger will take place at 8:00 a.m. Central Time on the second business day following the satisfaction or waiver of the conditions to the completion of the merger (excluding conditions that, by their nature, are to be satisfied by actions taken at the closing, but subject to the continuing satisfaction or waiver of all conditions as of the closing). For more information on the conditions to the completion of the merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 162. We refer to the date on which the completion of the merger occurs as the “closing date.”

As early as practicable on the closing date, a certificate of merger prepared and executed in accordance with the relevant provisions of the ABNEC shall be filed with the Office of the Secretary of State of the State of Alabama. The merger shall become effective upon the filing of the certificate of merger with the Office of the Secretary of State of the State of Alabama, or at such later time as shall be agreed upon in writing by Diamondback and Energen and specified in the certificate of merger.

Organizational Documents; Directors and Officers

At the effective time of the merger, (a) the certificate of incorporation of Energen in effect immediately prior to the effective time of the merger shall remain the certificate of incorporation of the surviving corporation and (b) the bylaws of Energen in effect immediately prior to the effective time shall remain the bylaws of the surviving corporation, in each case, until thereafter amended as provided in the merger agreement or as provided by applicable law.

Energen shall use reasonable best efforts to obtain the resignations, conditioned and automatically effective upon the occurrence of the effective time of the merger, of each of its directors in office as of immediately prior to the effective time of the merger and (ii) Diamondback, as sole shareholder of the surviving corporation, shall fill the resulting vacancies on the board of directors of the surviving corporation with the directors of Merger Sub and/or such other persons as Diamondback shall select, each to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The officers of Energen immediately prior to the effective time of the merger shall be the officers of the surviving corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal.

Effect of the Merger on Capital Stock; Merger Consideration

At the effective time of the merger, by virtue of the merger and without any action on the part of Diamondback, Merger Sub, Energen or any holder of any securities of Diamondback, Merger Sub or Energen:

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each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

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each share of common stock, par value $0.01 per share, of Energen, issued and outstanding immediately prior to the effective time of the merger (other than any cancelled shares or any dissenting shares), including any shares of Energen common stock outstanding immediately prior to the effective time of the merger whose prior restrictions have lapsed in accordance with the terms of the merger agreement and any Energen common stock held in the trust funding Energen’s 1997 Deferred Compensation Plan, shall be converted into the right to receive from Diamondback 0.6442 of a validly issued, fully-paid and nonassessable share of Diamondback common stock, with cash in lieu of any fractional shares.

All such shares of Energen common stock, when so converted, shall automatically be canceled and cease to exist. Each holder of a share of Energen common stock that was outstanding immediately prior to the effective time of the merger will cease to have any rights with respect thereto, except the right to receive the merger consideration, any dividends or other distributions paid with respect to such shares following the effective time and any cash to be paid in lieu of any fractional shares of Diamondback common stock.

All shares of Energen common stock held by Energen as treasury shares or by Diamondback or Merger Sub immediately prior to the effective time of the merger and, in each case, not held on behalf of third parties (which we refer to collectively as “cancelled shares”) shall automatically be canceled and cease to exist as of the effective time of the merger, and no consideration shall be delivered in exchange therefor.

In the event of any change in (i) the number of shares of Energen common stock, or securities convertible or exchangeable into or exercisable for shares of Energen common stock or (ii) the number of shares of Diamondback common stock, or securities convertible or exchangeable into or exercisable for shares of Diamondback common stock (including options to purchase Diamondback common stock), in each case issued and outstanding after August 14, 2018 and prior to the effective time of the merger by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange ratio shall be equitably adjusted to reflect the effect of such change.

Treatment of Energen Equity Awards in the Merger

Energen Options

At the effective time of the merger, each option to purchase shares of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a fully vested option to purchase (i) that number of whole shares of Diamondback common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Energen common stock subject to such option immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Diamondback common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Energen common stock of such option immediately prior to the effective time divided by (B) the exchange ratio.

Energen SARs

At the effective time of the merger, each outstanding stock appreciation right in respect of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into a fully vested stock appreciation right in respect of (i) that number of whole shares of Diamondback common stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Energen common stock subject to such stock appreciation right immediately prior to the effective time of the merger multiplied by (B) the exchange ratio, (ii) at an exercise price per share of Diamondback common stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Energen common stock of such stock appreciation right immediately prior to the effective time of the merger divided by (B) the exchange ratio.

Energen RSU Awards

At the effective time of the merger, each outstanding time-vesting RSU award in respect of shares of Energen common stock that is outstanding immediately prior to the effective time of the merger shall be converted into an award of RSUs in respect of that number of whole shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Energen common stock subject to such time-vesting RSU award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio.

Accelerating Energen Performance Share Awards

At the effective time of the merger, each accelerating performance share award that is outstanding immediately prior to the effective time of the merger shall fully vest and shall be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Energen common stock underlying such accelerating performance share award, less applicable employment and withholding tax. The accelerating performance share awards will be deemed to be achieved at the greater of the target level and the actual level of performance as of the effective time of the merger, as determined by Energen’s compensation committee prior to the effective time of the merger.

Rollover Energen Performance Share Awards

At the effective time of the merger, each performance share award in respect of shares of Energen common stock that is outstanding immediately prior to the effective time of the merger (other than an accelerating performance share award) shall be converted into an award of RSUs in respect of that number of whole shares of Diamondback common stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Energen common stock subject to such performance share award immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio. The performance share awards will be deemed to be achieved at the greater of the target level and the actual level of performance as of the effective time of the merger, as determined by Energen’s compensation committee prior to the effective time of the merger, and will be subject solely to time-based vesting over the originally scheduled vesting period of the corresponding performance share awards.

Payment for Securities; Exchange

Prior to the effective time of the merger, Diamondback shall enter into, or cause Merger Sub to enter into, an agreement with Energen’s transfer agent, or another firm reasonably acceptable to Energen and Diamondback, to act as agent for the holders of Energen common stock in connection with the merger (which we refer to as the “exchange agent”) and to receive the merger consideration and cash sufficient to pay cash in lieu of fractional shares. On the closing date and prior to the effective time of the merger, Diamondback shall deposit, or cause to be deposited, with the exchange agent, the number of shares of Diamondback common stock issuable to the holders of Energen common stock outstanding immediately prior to the effective time of the merger. Diamondback has also agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any dividends and other distributions and to make payments in lieu of fractional shares. The surviving corporation will pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares for the merger consideration. Any interest or other income resulting from investment of the cash portion of the exchange fund will become part of the exchange fund.

Certificates

As soon as practicable after the effective time of the merger, but in no event more than two business days after the closing date, Diamondback will cause the exchange agent to deliver to each record holder, as of immediately prior to the effective time of the merger, of (A) shares represented by a certificate or certificates that immediately prior to the effective time of the merger represented shares of Energen common stock (which we refer to as the “certificates”) or (B) shares of Energen common stock represented by book-entry (which we refer to as the “book-entry shares”), in each case, which shares were converted into the right to receive the merger consideration at the effective time of the merger, a letter of transmittal and instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the merger consideration.

Book-Entry Shares

Upon surrender to the exchange agent of a certificate or book-entry shares, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the exchange agent, the holder of such certificate or book-entry shares will be entitled to receive in exchange therefor (A) one or more shares of Diamondback common stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Diamondback common stock, if any, that such holder has the right to receive (after taking into account all shares of Energen common stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Diamondback common stock and dividends and other distributions, if applicable.

No Interest

No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry shares on the merger consideration payable in respect of the certificates or book-entry shares.

Termination of Rights

All merger consideration paid upon the surrender of and in exchange for shares of Energen common stock in accordance with the terms of the merger agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Energen common stock. At the effective time of the merger, the stock transfer books of the surviving corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Energen common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or book-entry shares are presented to the surviving corporation for any reason, they shall be canceled and exchanged for the merger consideration payable in respect of the shares of Energen common stock previously represented by such certificates or book-entry shares, any cash in lieu of fractional shares of Diamondback common stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled, without any interest thereon.

Termination of Exchange Fund

Any portion of the exchange fund that remains undistributed to the former shareholders of Energen on the one hundred eightieth day after the closing date shall be delivered to Diamondback, upon demand, and any former common shareholders of Energen who have not theretofore received the merger consideration, any cash in lieu of fractional shares of Diamondback common stock to which they are entitled and any dividends or other distributions with respect to Diamondback common stock to which they are entitled, in each case without interest thereon, to which they are entitled under the merger agreement shall thereafter look only to Diamondback for payment of their claim for such amounts.

No Liability

None of the surviving corporation, Diamondback, Merger Sub or the exchange agent will be liable to any holder of Energen common stock for any amount of merger consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificate or book-entry share has not been surrendered prior to the time that is immediately prior to the time at which merger consideration in respect of such certificate or book-entry share would otherwise escheat to or become the property of any governmental agency, any such shares, cash, dividends or distributions in respect of such certificate or book-entry share shall, to the extent permitted by applicable law, become the property of Diamondback, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen, or Destroyed Certificates

If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent shall issue in exchange for such lost, stolen or destroyed certificate the merger consideration payable in respect of the shares of Energen common stock formerly represented by such certificate, any cash in lieu of fractional shares of Diamondback common stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

Distributions with Respect to Unexchanged Shares of Diamondback Common Stock

No dividends or other distributions declared or made with respect to shares of Diamondback common stock with a record date after the effective time of the merger shall be paid to the holder of any unsurrendered certificate or book-entry shares with respect to the whole shares of Diamondback common stock that such holder would be entitled to receive upon surrender of such certificate or book-entry shares and no cash payment in lieu of fractional shares of Diamondback common stock shall be paid to any such holder, in each case until such holder shall surrender such certificate or book-entry shares in accordance with the merger agreement. Following surrender of any such certificate or book-entry shares, there shall be paid to such holder of whole shares of Diamondback common stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to such whole shares of Diamondback common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but with a subsequent payment date with respect to such whole shares of Diamondback common stock.

No Fractional Shares of Diamondback Common Stock

No certificates or scrip or shares representing fractional shares of Diamondback common stock shall be issued upon the surrender for exchange of certificates or book-entry shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Diamondback or a holder of shares of Diamondback common stock.

Each holder of shares of Energen common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Diamondback common stock (after taking into account all certificates and book-entry shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Diamondback common stock multiplied by (ii) the volume weighted average price of Diamondback common stock for the five consecutive trading days ending on the date that is two business days prior to the closing date as reported by The Wall Street Journal.

Withholding Taxes

Diamondback, Energen, Merger Sub, the surviving corporation and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable tax laws. To the extent that any amounts are so deducted or withheld and paid over to the relevant taxing authority, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Appraisal Rights/Dissenters’ Rights in the Merger

Appraisal rights, which are also sometimes known as dissenters’ rights, are statutory rights that, if applicable under applicable law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined immediately prior to the effective time of the merger) in cash, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under Delaware law, Diamondback stockholders are not entitled to appraisal rights in connection with the issuance of shares of Diamondback common stock as contemplated by the merger agreement. Diamondback stockholders may vote against the Diamondback issuance proposal if they do not favor the merger.

The holders of Energen common stock are entitled to dissenters’ rights in the merger under the ABNEC. A shareholder wishing to exercise dissenters’ rights must (1) not vote in favor of the merger, (2) deliver to Energen before the vote on the merger proposal is taken written notice of such shareholder’s intent to demand payment for his or her shares under the dissenters’ rights statute, (3) submit a payment demand to Energen following the merger within the time frame specified by a notice that Energen will provide to such shareholder who provided notification under clause (2), and (4) surrender the stock certificate to Energen that represents the shares subject to the appraisal. For more information, see “The Merger—Appraisal Rights/Dissenters’ Rights in the Merger.”

Representations and Warranties

Representations and Warranties

The merger agreement contains customary and, in certain cases, reciprocal, representations and warranties by Energen and Diamondback that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Energen or Diamondback, as applicable, from January 1, 2017 and prior to August 14, 2018 or in the disclosure letters delivered by Energen and Diamondback to each other in connection with the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and qualification to conduct business;

•	capitalization, including regarding:

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the number of shares of common stock, preferred stock and/or other capital stock, and the number of outstanding equity awards, of Diamondback (or, as applicable, Energen) issued, outstanding and/or reserved for issuance, and that such stock has been duly authorized and validly issued;

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the absence of pre-emptive rights and other rights giving any persons the right to acquire, or requiring Diamondback or its subsidiaries (or, as applicable, Energen and its subsidiaries) to sell, any securities of Diamondback and its subsidiaries (or, as applicable, Energen and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

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the absence of obligations of Diamondback or its subsidiaries (or, as applicable, Energen and its subsidiaries) to redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

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the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into securities having the right to vote on any matters on which the Diamondback stockholders and its subsidiaries (or, as applicable, Energen and its subsidiaries) may vote;

•	the absence of any stockholders agreements, voting trusts or other agreements, other than disclosed agreements; and

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the absence of interests in any material joint venture, or, directly or indirectly, equity securities or other similar equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than such party’s subsidiaries and disclosed joint ventures.

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corporate authority and approval relating to the execution, delivery and performance of the merger agreement, including regarding the approval by the Diamondback board of directors and Energen board of directors of the merger agreement and the transactions contemplated by the merger agreement;

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the absence of a default or adverse change in the rights or obligations under any provision of any material contract or license to which Diamondback or any of its subsidiaries (or, as applicable, Energen or any of Energen’s subsidiaries) are a party or violation of Diamondback’s (or, as applicable, Energen’s) organizational documents as a result of entering into, delivering and performing under the merger agreement and consummating the merger;

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governmental filings, notices, reports, registrations, approvals, consents, ratifications, permits, permissions, waivers or expirations of waiting periods or authorizations required in connection with the execution, delivery and performance of the merger agreement and the completion of the merger;

•	filings with the SEC since January 1, 2017 and the financial statements included therein;

•	compliance with the applicable requirements under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the conduct of business in the ordinary course of business since June 30, 2018;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•	employee benefit plan and labor matters;

•	tax matters;

•	the absence of certain legal proceedings, investigations and governmental orders against Diamondback and its subsidiaries (or, as applicable, against Energen and its subsidiaries);

•	intellectual property matters;

•	real property and rights-of-way;

•	certain consents and permissions of third parties required to conduct the business of Diamondback and its subsidiaries (or, as applicable, Energen and its subsidiaries);

•	certain oil and gas matters;

•	environmental matters;

•	certain material contracts;

•	derivative transactions;

•	insurance;

•	receipt by the Diamondback board (or, as applicable, the Energen board) of opinions from financial advisors;

•	the absence of any undisclosed broker’s or finder’s fees; and

•	certain regulatory matters relating to utilities and investment companies.

The merger agreement also contains additional representations and warranties by Energen relating to, among other things, the absence of interests in any material joint venture, or, directly or indirectly, equity securities or other similar equity interests or obligations to consummate any material additional investment in any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, governmental entity, association or unincorporated organization, or any other form of business or professional entity, other than Energen’s subsidiaries and disclosed joint ventures.

The merger agreement also contains additional representations and warranties by Diamondback and Merger Sub relating to the following, among other things:

•	issuance of Diamondback common stock;

•	ownership of common units of Viper;

•	ownership of shares of Energen common stock;

•	conduct of business of Merger Sub; and

•	the capitalization of Merger Sub.

Definition of Material Adverse Effect

A “material adverse effect” means, when used with respect to Diamondback or Energen, as applicable, any fact, occurrence, effect, change, event or development that (i) is materially adverse to the business, operations or the financial condition of such party and its subsidiaries, taken as a whole, or (ii) prevents the consummation of the transactions contemplated by the merger agreement prior to the end date by such party, except, however, that with respect to the foregoing clause (i) only, no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following will be deemed to be or constitute a material adverse effect or will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including changes in interest rates and changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

•	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, and weather conditions;

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the announcement of the merger agreement or the pendency or consummation of the merger and the other transactions contemplated by the merger agreement (other than with respect to certain specified representations and warranties to the extent such representations and warranties are intended to address the consequences of the execution or delivery of the merger agreement or the announcement or consummation of the merger and the other transactions contemplated by the merger agreement);

•	any actions taken or failure to take action, in each case, to which Diamondback or Energen, as applicable, has requested;

•	compliance with the terms of, or the taking of any action expressly permitted or required by, the merger agreement;

•	the failure to take any action prohibited by the merger agreement;

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changes in law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing;

•	any changes in such party’s stock price or the trading volume of such party’s stock, or any change in the ratings or ratings outlook for such party or any of its subsidiaries;

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any failure by such party to meet any analysts’ estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

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any proceedings made or brought or other actions taken by any of the current or former stockholders or shareholders (as applicable) of such person (on their own behalf or on behalf of such person) against Energen, Diamondback, Merger Sub or any of their directors or officers, arising out of the merger or in connection with any other transactions contemplated by the merger agreement; and

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effects, including impacts on relationships with customers, suppliers, employees, labor organizations or governmental entities, in each case, attributable solely to the identity of Diamondback or its affiliates.

Notwithstanding the foregoing, if such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first five bullets directly above disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry, such adverse effects (if any) may be taken into account when determining whether a material adverse effect has occurred or may, would or could occur, but solely to the extent they are disproportionate.

An “Energen material adverse effect” means a material adverse effect with respect to Energen, and a “Diamondback material adverse effect” means a material adverse effect with respect to Diamondback.

Interim Operations of Energen and Diamondback Pending the Merger

Interim Operations of Energen

Energen has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors.

In addition, Energen has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter it delivered to Diamondback in connection with the merger agreement, required by applicable law or otherwise consented to by Diamondback in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, Energen will not, and will not permit its subsidiaries to:

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declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible into or exchangeable for any shares of capital stock of, Energen or its subsidiaries, except for dividends or distributions required by the certificate of incorporation and bylaws of any subsidiary of Energen, and dividends or distributions by a wholly owned subsidiary of Energen to Energen or another wholly owned subsidiary of Energen;

•	split, combine or reclassify any capital stock of, or other equity interests in, Energen or any of its subsidiaries;

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purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Energen, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by the terms of any Energen benefit plan (including any Energen equity award);

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offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Energen or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of Energen common stock upon the vesting, settlement, exercise or lapse of any restrictions on any Energen equity awards granted under Energen equity plans and outstanding as of August 14, 2018, issuances of Energen equity award under Energen equity plans in accordance with the express terms of the disclosure letter it delivered to Diamondback in connection with the merger agreement; the shares of capital stock or other equity issued as a dividend made in accordance with the merger agreement, and transactions solely between Energen and a wholly owned subsidiary of Energen or solely between wholly owned subsidiaries of Energen;

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amend or propose to amend Energen’s certificate of incorporation and bylaws or amend or propose to adopt any material change in the certificate of incorporation and bylaws or other governing document of any of Energen’s material subsidiaries or otherwise take any action to exempt any person from any provision of the certificate of incorporation and bylaws or other governing document of Energen or any of its subsidiaries;

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merge, consolidate, combine or amalgamate with any person, or acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than pursuant to an agreement of Energen or any of its subsidiaries in effect on August 14, 2018 and set forth on the disclosure letter it delivered to Diamondback in connection with the merger agreement, any such action solely between or among Energen and its subsidiaries or between or among subsidiaries of Energen, acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts or acquisitions for which the consideration is $10,000,000 individually and $25,000,000 in the aggregate or less;

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sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any portion of its assets or properties, other than (i) pursuant to an agreement of Energen or its subsidiaries in effect on August 14, 2018 and set forth on the disclosure letter it delivered to Diamondback in connection with the merger agreement, (ii) the granting of nonexclusive licenses in the ordinary course of business, (iii) among Energen and its wholly owned subsidiaries or among wholly owned subsidiaries of Energen, (iv) sales, leases or dispositions for which the consideration is $10,000,000 individually or $25,000,000 in the aggregate or less or (v) the sale of hydrocarbons in the ordinary course of business;

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consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Energen or any of its subsidiaries, other than such transactions solely among Energen and any subsidiaries of Energen or solely among subsidiaries of Energen;

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change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Energen and its subsidiaries, except as required by GAAP or applicable law;

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make (other than in the ordinary course of business), change or rescind any material election relating to taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Energen has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the tax position of Energen and its subsidiaries; amend any material tax return, except where such amendment would not have a material and adverse effect on the tax position of Energen and its subsidiaries; settle or compromise any tax claim or assessment by any taxing authority, except where the amount of any such settlement or compromise does not exceed (i) the greater of 125% of the reserve for such matter on the financial statements of Energen included in forms, reports, certifications, schedules, statements and documents filed with or furnished to the SEC by Energen from on or after January 1, 2017 or $5,000,000, individually, or (ii) $10,000,000 in the aggregate; or change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years;

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except as specifically set forth on the disclosure letter delivered to Diamondback in connection with the merger agreement or for actions required to administer Energen benefit plans in accordance with their terms as in effect on the date of August 14, 2018, enter into, adopt or terminate any Energen benefit plan, amend any Energen benefit plan, other than administrative or ministerial amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to Energen of maintaining such Energen benefit plan or increase compensation or benefits, or increase the compensation or benefits payable to any current or former employee or director;

•

incur, create, assume or guarantee any indebtedness, other than incurrences under Energen’s existing senior secured credit facility in the ordinary course of business, transactions solely between or among Energen and its subsidiaries or solely between or among subsidiaries of Energen or any indebtedness incurred or assumed in connection with any acquisition permitted by the merger agreement, and in each case guarantees thereof or incur, create or suffer to exist any encumbrance, other than encumbrances in the ordinary course of business consistent with past practice securing Energen’s existing senior secured credit facility, encumbrances in existence on June 30, 2018 and disclosed in Energen’s quarterly report on Form 10-Q for the three (3)-months ended June 30, 2018, encumbrances securing indebtedness incurred or assumed in connection with any acquisition permitted by the merger agreement or other permitted encumbrances under the merger agreement;

•

other than in the ordinary course of business consistent with past practice, enter into or assume any contract that would have been a material contract had it been entered into prior to August 14, 2018 or terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any material contract or any Contract that would have been a material contract had it been entered into prior to August 14, 2018, excluding any termination upon expiration of a term in accordance with the terms of such material contract;

•

other than the settlement of any proceedings reflected or reserved against on the balance sheet of Energen (or in the notes thereto), settle or offer or propose to settle, any proceeding (excluding any audit, claim or other proceeding in respect of taxes and any transaction litigation) (i) involving solely the payment of monetary damages by Energen or any of its subsidiaries of any amount exceeding $5,000,000 in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of law;

•

authorize or make capital expenditures that are, in the aggregate greater than 125% of the aggregate amount of capital expenditures scheduled to be made in Energen’s capital expenditure budget for the period as set forth on the disclosure letter it delivered to Diamondback in connection with the merger agreement, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

•

except as specifically set forth on the disclosure letter it delivered to Diamondback in connection with the merger agreement hire or terminate (other than for cause) any executive officer or any employee receiving annual base salary or guaranteed compensation in excess of $250,000, other than to fill vacant positions;

•

enter into any lease for real property that would be a material real property lease if entered into prior to August 14, 2018 or terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any material real property lease;

•

fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of Energen and its subsidiaries to the extent commercially reasonable in Energen’s business judgment in light of prevailing conditions in the insurance market; or

•	agree to take any action described above.

Interim Operations of Diamondback

Diamondback has agreed that, until the earlier of the effective time of the merger and the termination of the merger agreement pursuant to the merger agreement, it will, and will cause each of its subsidiaries to, use reasonable best efforts to conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors.

In addition, Diamondback has further agreed that, subject to certain exceptions set forth in the merger agreement, the disclosure letter Diamondback delivered to Energen in connection with the merger agreement, required by applicable law or otherwise consented to by Energen in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the effective time of the merger and the termination of the merger agreement, Diamondback will not, and will not permit its subsidiaries to:

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Diamondback or its subsidiaries, except for (i) the declaration and payment by Diamondback and Viper of ordinary quarterly dividends or distributions, in the ordinary course of business consistent with past practice with respect to timing of declaration, record date and payment, in amounts not to exceed $0.125 per share, in the case of Diamondback and consistent with the publicly disclosed cash distribution policy adopted by the board of directors of Viper Energy Partners GP LLC as of the date hereof, in the case of Viper, (ii) if the initial public offering of Rattler (which we refer to as the “Rattler IPO”) is consummated prior to the effective time of the merger, the declaration and payment by Rattler of ordinary quarterly dividends and distributions consistent with the publicly disclosed cash distribution policy to be adopted by the board of directors of Rattler GP, (iii) dividends and distributions required by the certificate of incorporation and bylaws of any subsidiary of Diamondback, (iv) dividends and distributions by a wholly owned subsidiary of Diamondback to Diamondback or another wholly owned subsidiary of Diamondback and (v) dividends and distributions by Viper Energy Partners LLC and/or Rattler Midstream LLC pro rata to their respective members;

•	split, combine or reclassify any capital stock of, or other equity interests in, Diamondback or any of its subsidiaries;

•

purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Diamondback, except as required by the terms of any capital stock or equity interest of a subsidiary or as contemplated by the terms of any Diamondback benefit plan (including any Diamondback equity-based award);

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Diamondback or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (i) the issuance of Diamondback common stock upon the vesting, settlement, exercise or lapse of any restrictions on any awards granted under the Diamondback equity plan and outstanding on August 14, 2018; (ii) issuances by a wholly owned subsidiary of Diamondback of such subsidiary’s capital stock or other equity interests to Diamondback or any other wholly owned subsidiary of Diamondback; (iii) issuances of awards granted under the Diamondback equity plan, the Viper equity plan and/or the Rattler equity plan to employees, directors and other service providers in the ordinary course of business and, in the case of the Diamondback equity plan and the Viper equity plan, consistent with past practice; (iv) transactions between Diamondback and a wholly owned subsidiary of Diamondback or between wholly owned subsidiaries of Diamondback; (v) issuances in connection with the Rattler IPO; and (vi) issuances in connection with any equity offering by Viper;

•

amend Diamondback’s or Merger Sub’s certificate of incorporation and bylaws, or amend the certificate of incorporation and bylaws or other governing document or adopt any material change in the certificate of incorporation and bylaws or other governing document of any of Diamondback’s material subsidiaries that would adversely affect the consummation of the transactions, in either case, including by merger, consolidation or otherwise;

•

adopt a plan of complete or partial liquidation or dissolution of Diamondback or any of its subsidiaries, other than such transactions among the Diamondback and any wholly owned subsidiaries of Diamondback or among wholly owned subsidiaries of Diamondback;

•

change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Diamondback and its subsidiaries, except as required by GAAP or applicable law;

•

make (other than in the ordinary course of business), change or rescind any material election relating to taxes (including any such election for any joint venture, partnership, limited liability company or other investment where Diamondback has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the tax position of Diamondback and its subsidiaries; change any material method of tax accounting from those employed in the preparation of its tax returns that have been filed for prior taxable years; or fail to conduct its business with respect to tax matters in a manner consistent with past practice, except as would not have a material and adverse effect on Diamondback and its subsidiaries;

•

except pursuant to a definitive agreement entered into prior to August 14, 2018 and set forth on the disclosure letter it delivered to Energen in connection with the merger agreement, enter into, participate or engage in, complete, or continue any discussions or negotiations with respect to (i) a merger, consolidation, combination or amalgamation with any person other than another wholly owned subsidiary of Diamondback; (ii) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (iii) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Diamondback or any of its subsidiaries, in each case if such action could reasonably be expected to impair, delay or impede Diamondback’s or Merger Sub’s ability to expeditiously consummate or finance the transactions contemplated by the merger agreement; or

•	agree to take any action described above.

No Solicitation; Changes of Recommendation

No Solicitation by Diamondback

Diamondback has agreed that, from and after August 14, 2018, Diamondback will, and will cause its subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of August 14, 2018 with respect to a Diamondback competing proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 153).

Diamondback has also agreed that, from and after August 14, 2018 until the effective time of the merger or the termination of the merger agreement in accordance with the terms thereof, Diamondback will not, and will cause its affiliates and subsidiaries, and its and their respective directors and officers, and will cause its representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Diamondback competing proposal;

•	engage in any discussions or negotiations with any person with respect to a Diamondback competing proposal;

•

furnish any non-public information regarding Diamondback or its subsidiaries, or access to the properties, assets or employees of Diamondback or its subsidiaries, to any person in connection with or in response to a Diamondback competing proposal;

•

enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Diamondback competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

•

resolve, agree or publicly propose to, or permit Diamondback or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

Diamondback: No Solicitation Exceptions

Notwithstanding the agreements described above, prior to, but not after, the time the issuance proposal has been approved by Diamondback stockholders, Diamondback may engage in the first, second and third bullets directly above with any person if Diamondback receives a bona fide written Diamondback competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 153; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until Diamondback receives an executed confidentiality agreement from the person making such Diamondback competing proposal, subject to certain conditions; and

•

prior to taking any such actions, the Diamondback board of directors or any committee of the Diamondback board of directors determines in good faith, after consultation with Diamondback’s financial advisor and outside legal counsel, that such Diamondback competing proposal is, or could reasonably be expected to lead to, a Diamondback superior proposal (as defined below).

A “Diamondback superior proposal” means any bona fide, written Diamondback competing proposal (with references to 25% being deemed to be replaced with references to 80%) by a third party, that in the good faith determination of the Diamondback board of directors or any committee thereof, after consultation with Diamondback’s financial advisor and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Diamondback’s stockholders than the transactions contemplated by the merger agreement.

Notwithstanding the agreements described above, prior to, but not after, the time the issuance proposal has been approved by Diamondback stockholders, Diamondback may seek clarification from (but not engage in negotiations with or provide non-public information to) any person that has made a Diamondback competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Diamondback board of directors or any committee thereof to make an informed determination under the relevant provisions of the merger agreement.

No Solicitation by Energen

Energen has agreed that, from and after August 14, 2018, Energen will, and will cause its subsidiaries, and its and their respective directors, officers and representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of August 14, 2018 with respect to an Energen competing proposal (as such term is defined in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 153).

Energen has also agreed that, from and after August 14, 2018 until the effective time of the merger or the termination of the merger agreement in accordance with the terms thereof, Energen will not, and will cause its affiliates and subsidiaries, and its and their respective directors and officers, and will cause its representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of an Energen competing proposal;

•	engage in any discussions or negotiations with any person with respect to an Energen competing proposal;

•

furnish any non-public information regarding Energen or its subsidiaries, or access to the properties, assets or employees of Energen or its subsidiaries, to any person in connection with or in response to an Energen competing proposal;

•

enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes an Energen competing proposal (other than a confidentiality agreement in accordance with the merger agreement); or

•

resolve, agree or publicly propose to, or permit Energen or any of its subsidiaries or any of its or their representatives to agree or publicly propose to take any of the actions referred to in the bullets directly above.

Energen: No Solicitation Exceptions

Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Energen shareholders, Energen may engage in the first, second and third bullets directly above with any person if Energen receives a bona fide written Energen competing proposal that did not arise from a breach of the obligations described directly above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—Definitions of Competing Proposals” beginning on page 153; provided, however, that:

•

no information that is prohibited from being furnished pursuant to the foregoing obligations may be furnished until Energen receives an executed confidentiality agreement, from the person making such Energen competing proposal, subject to certain conditions; and

•

prior to taking any such actions, the Energen board of directors or any committee of the Energen board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Energen competing proposal is, or could reasonably be expected to lead to, an Energen superior proposal (as defined below).

An “Energen superior proposal” means any bona fide, written Energen competing proposal (with references to 25% being deemed to be replaced with references to 80%) by a third party, that in the good faith determination of Energen board of directors or any committee thereof, after consultation with Energen’s financial advisors and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Energen’s shareholders than the transactions contemplated by the merger agreement.

Notwithstanding the agreements described above, prior to, but not after, the time the merger proposal has been approved by Energen shareholders, Energen or any of its representatives may seek clarification from any person that has made an Energen competing proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for Energen board of directors or any committee thereof to determine to make an informed determination under the relevant provisions of the merger agreement.

Diamondback: Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Diamondback board of directors, including any committee of the Diamondback board of directors, may not:

•	fail to include its recommendation that Diamondback stockholders approve the Diamondback issuance proposal in this joint proxy statement/prospectus;

•

withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Energen, its recommendation that Diamondback stockholders approve the Diamondback issuance proposal;

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Diamondback competing proposal; or

•	publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of Diamondback, other than a recommendation to reject such offer.

We refer to the taking of any of the actions described in the four bullets directly above as a “Diamondback recommendation change.”

Energen: Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Energen board of directors, including any committee of the Energen board of directors, may not:

•	fail to include its recommendation that Energen shareholders approve the merger proposal in this joint proxy statement/prospectus;

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Diamondback, its recommendation that Energen shareholders approve the merger proposal;

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Energen competing proposal; or

•	publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of Energen, other than a recommendation to reject such offer.

We refer to the taking of any of the actions described in the four bullets directly above as an “Energen recommendation change.”

Diamondback: Permitted Changes of Recommendation and Permitted Termination to Enter into a Diamondback Superior Proposal

Prior to, but not after, the time that the Diamondback issuance proposal has been approved by Diamondback stockholders, in response to a bona fide written Diamondback competing proposal from a third party that is conditioned upon the termination of the merger agreement or the failure of the transactions contemplated thereby to be consummated and that did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation

by Diamondback,” the Diamondback board of directors may effect a Diamondback recommendation change or terminate the merger agreement if:

•

the Diamondback board of directors determines in good faith, after consultation with Diamondback’s financial advisor and outside legal counsel, that such Diamondback competing proposal is a Diamondback superior proposal (taking into account adjustment in terms and conditions of the merger proposed by Energen in response to such Diamondback competing proposal);

•

Diamondback gives five business days’ prior notice to Energen that Diamondback has received a Diamondback competing proposal, specifying the material terms and conditions of such proposal (including the identity of the person making such proposal), and, that Diamondback intends to take such action;

•

after giving such notice and prior to effecting such Energen recommendation change or termination, Diamondback negotiates in good faith with Energen (to the extent Energen wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement such that the Diamondback competing proposal would no longer constitute a Diamondback superior proposal; and

•

at the end of the five-business-day period, prior to taking action to effect a Diamondback recommendation change or terminate the merger agreement, the Diamondback board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by Energen in writing, and determines in good faith after consultation with Diamondback’s financial advisor and outside legal counsel, that the Diamondback competing proposal remains a Diamondback superior proposal.

In the event of any material amendment or material modification to any Diamondback superior proposal, Diamondback will be required to deliver a new written notice to Energen and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days. Any amendment or modification to the financial terms of any such Diamondback superior proposal will be deemed material for the purposes of the foregoing sentence.

Diamondback: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time that the Diamondback issuance proposal has been approved by Diamondback stockholders, if a Diamondback intervening event (as defined below) occurs, Diamondback may effect a Diamondback recommendation change if:

•

the Diamondback board of directors determines in good faith after consultation with Diamondback’s financial advisor and outside legal counsel, that the failure to effect a Diamondback recommendation change would be reasonably likely to be inconsistent with its fiduciary obligations to Diamondback’s stockholders under applicable law;

•

Diamondback shall have given 5 business days’ prior notice to Energen that Diamondback has determined that a Diamondback intervening event has occurred or arisen (which notice will reasonably describe such Diamondback intervening event) and that Diamondback intends to effect a Diamondback recommendation change;

•

after giving such notice and prior to effecting such Diamondback recommendation change, Diamondback negotiates in good faith with Energen (to the extent Energen wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Diamondback board of directors not to effect a Diamondback recommendation change in response thereto; and

•

at the end of the five-business-day period, prior to taking action to effect a Diamondback recommendation change, the Diamondback board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by Energen in writing and any other information offered by Energen in response to the notice, and determines in good faith, after consultation with Diamondback’s financial advisor and outside legal counsel, that the failure to effect a Diamondback recommendation change in response to such Diamondback intervening event would be reasonably likely to be inconsistent with the fiduciary obligations by the Diamondback board of directors to the stockholders of Diamondback under applicable law.

In the event of any material changes regarding any Diamondback intervening event, Diamondback will be required to deliver a new written notice to Energen and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

A “Diamondback intervening event” is a material fact, occurrence, effect, change, event or development that occurs or arises after the date of as of August 14, 2018 that was not known or reasonably foreseeable to the Diamondback board of directors as of August 14, 2018.

Energen: Permitted Changes of Recommendation and Permitted Termination to Enter into an Energen Superior Proposal

Prior to, but not after, the merger proposal has been approved by Energen shareholders, in response to a bona fide written Energen competing proposal from a third party that did not arise from a breach of the “no solicitation” obligations described above and in the section entitled “The Merger Agreement—No Solicitation; Changes of Recommendation—No Solicitation by Energen,” the Energen board of directors may effect an Energen recommendation change or terminate the merger agreement if:

•

the Energen board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Energen competing proposal is an Energen superior proposal (taking into account any adjustment to the terms and conditions of the merger proposed by Diamondback in response to such Energen competing proposal);

•

Energen shall have given five business days’ prior notice to Diamondback that Energen has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the person making such proposal), and, that Energen intends to take such action;

•

after giving such notice and prior to effecting such Energen recommendation change or termination, Energen negotiates in good faith with Diamondback (to the extent Diamondback wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement such that the Energen competing proposal would no longer constitute an Energen superior proposal; and

•

at the end of the five-business-day period, prior to taking action to effect an Energen recommendation change or terminate the merger agreement, the Energen board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by Diamondback in writing, and determines in good faith after consultation with its financial advisors and outside legal counsel that the Energen competing proposal remains an Energen superior proposal.

In the event of any material amendment or material modification to any Energen superior proposal, Energen will be required to deliver a new written notice to Diamondback and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days. Any amendment or modification to the economic terms of any such Energen superior proposal will be deemed material for the purposes of the foregoing sentence.

Energen: Permitted Changes of Recommendation in Connection with Intervening Events

Prior to, but not after, the time the merger proposal has been approved by Energen shareholders, in response to an Energen intervening event (as defined below) that occurs or arises after August 14, 2018, Energen may effect an Energen recommendation change if:

•

the Energen board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that an Energen intervening event has occurred and that failure to effect an Energen recommendation change in response to such Energen intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Energen board of directors to the Energen shareholders under applicable law;

•

Energen shall have given 5 business days’ prior notice to Diamondback that Energen has determined that an Energen intervening event has occurred or arisen (which notice will reasonably describe such Energen intervening event) and that Energen intends to effect an Energen recommendation change;

•

after giving such notice and prior to effecting such Energen recommendation change, Energen negotiates in good faith with Diamondback (to the extent Diamondback wishes to negotiate) to make such adjustments or revisions to the terms of the merger agreement as would permit the Energen board of directors not to effect an Energen recommendation change in response thereto; and

•

at the end of the five-business-day period, prior to taking action to effect an Energen recommendation change, the Energen board of directors takes into account any adjustments or revisions to the terms of the merger agreement proposed by Diamondback in writing and any other information offered by Diamondback in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect an Energen recommendation change in response to such Energen intervening event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Energen board of directors to the shareholders of Energen under applicable law.

In the event of any material changes regarding any Energen intervening event, Energen will be required to deliver a new written notice to Diamondback and to comply with the foregoing requirements with respect to such new written notice, except that the advance written notice obligation will be reduced to two business days.

An “Energen intervening event” is a material fact, occurrence, effect, change, event or development that occurs or arises after August 14, 2018 that was not known to or reasonably foreseeable by the Energen board of directors as of August 14, 2018 (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Energen board of directors as of August 14, 2018), subject to certain exceptions for events that would not constitute an Energen intervening event, including the receipt, existence or terms of an actual or possible Energen competing proposal and conditions (or changes in conditions) in the oil and gas exploration and production industry.

Confidentiality Agreement

Diamondback and Energen have entered into a confidentiality agreement dated as of August 4, 2018, which shall survive the execution and delivery of the merger agreement and shall apply to all information furnished under the confidentiality agreement and merger agreement. The confidentiality agreement shall terminate as of the effective time of the merger.

Certain Permitted Disclosures

Diamondback, directly or indirectly through one or more of its representatives, may, to the extent applicable, disclose to Diamondback stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to Diamondback stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Diamondback competing proposal. However, Diamondback has agreed not to effect any Diamondback change of recommendation other than in accordance with the applicable provisions of the merger agreement.

Energen, directly or indirectly through one or more of its representatives, may, to the extent applicable, disclose to Energen shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to Energen shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Energen competing proposal. However, Energen has agreed not to effect any Energen change of recommendation other than in accordance with the applicable provisions of the merger agreement.

Definitions of Competing Proposals

A “Diamondback competing proposal” means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions involving:

•

any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Diamondback or any of its subsidiaries (including capital stock of the subsidiaries of Diamondback) that account for 25% (based on the fair market value) or more of the consolidated assets of Diamondback and its subsidiaries (including capital stock of the subsidiaries of Diamondback), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of Diamondback and its subsidiaries are derived;

•

any direct or indirect acquisition of beneficial ownership by any person or group of 25% or more of the voting power of Diamondback or any tender or exchange offer that if consummated would result in any person or group beneficially owning 25%) or more of the voting power of Diamondback; or

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Diamondback which is structured to permit any person or group to, directly or indirectly, acquire beneficial ownership of at least 25% of Diamondback’s and its subsidiaries’ assets or equity interests.

A “Energen competing proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Diamondback or any of its subsidiaries) involving, directly or indirectly:

•

any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of Energen or any of its subsidiaries (including capital stock of the subsidiaries of Energen) that account for 25% (based on the fair market value) or more of the consolidated assets of Energen and its subsidiaries (including capital stock of the subsidiaries of Energen), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of Energen and its subsidiaries are derived;

•

any direct or indirect acquisition of beneficial ownership by any person or group of 25% or more of the voting power of Energen or any tender or exchange offer that if consummated would result in any person or group beneficially owning 25% or more of the voting power of Energen; or

•

merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Energen which is structured to permit any person or group to acquire beneficial ownership of at least 25% of Energen’s and its subsidiaries’ assets or equity interests.

Preparation of Joint Proxy Statement/Prospectus and Registration Statement

Diamondback has agreed to promptly furnish to Energen such data and information relating to it, its subsidiaries (including Merger Sub) and the holders of its capital stock, as Energen may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto used by Energen to obtain the approval by the Energen shareholders of the merger agreement. Energen has agreed to promptly furnish to Diamondback such data and information relating to it, its subsidiaries and the holders of its capital stock, as Diamondback may reasonably request for the purpose of including such data and information in this joint proxy statement/prospectus and any amendments or supplements hereto and the registration statement, of which this joint proxy statement/prospectus forms a part, and any amendments or supplements thereto.

Energen and Diamondback have agreed to each use reasonable best efforts to cause this joint proxy statement/prospectus and the registration statement, of which this joint proxy statement/prospectus forms a part, to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Diamondback and Energen will each use its reasonable best efforts to cause the registration statement, of which this joint proxy statement/prospectus forms a part, to become effective under the Securities Act as soon after such filing as reasonably practicable and Diamondback will use reasonable best efforts to keep the registration statement, of which this joint proxy statement/prospectus forms a part, effective as long as is necessary to consummate the merger. Each of Energen and Diamondback will advise the other promptly after it receives any request by the SEC for amendment of this joint proxy statement/prospectus or the registration statement, of which this joint proxy statement/prospectus forms a part, or comments thereon and responses thereto or any request by the SEC for additional information. Each of Energen and Diamondback have agreed to use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the transactions contemplated by the merger agreement to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Prior to filing the registration statement, of which this joint proxy statement/prospectus forms a part (or any amendment or supplement thereto), or mailing this joint proxy statement/prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Energen and Diamondback has agreed to (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval will not be unreasonably withheld, conditioned or delayed.

Diamondback and Energen have agreed to make all necessary filings with respect to the merger and the transactions contemplated by the merger agreement under the Securities Act, the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the registration statement, of which this joint proxy statement/prospectus forms a part, has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Diamondback common stock issuable in connection with the merger for offering or sale in any jurisdiction. Each of Energen and Diamondback will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

If at any time prior to the effective time of the merger, any information relating to Diamondback or Energen, or any of their respective affiliates, officers or directors, should be discovered by Diamondback or Energen that should be set forth in an amendment or supplement to the registration statement, of which this joint proxy statement/prospectus forms a part, or this joint proxy statement/prospectus, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the Energen shareholders and Diamondback stockholders.

Stockholder and Shareholder Meetings

Diamondback Stockholders Meeting

Diamondback has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Diamondback to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approval of the Diamondback issuance proposal by Diamondback stockholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the Diamondback board of directors must recommend that the stockholders of Diamondback vote in favor of the Diamondback issuance proposal at the Diamondback stockholders meeting and the Diamondback board of directors must solicit from Diamondback stockholders proxies in favor of the Diamondback issuance proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Diamondback board of directors.

Diamondback (i) will be required to adjourn or postpone the Diamondback stockholders meeting to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus that is required to be filed and disseminated under applicable law is provided to Diamondback stockholders or if, as of the time for which the Diamondback stockholders meeting is scheduled, there are insufficient shares of Diamondback common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Diamondback stockholders meeting, and (ii) may adjourn or postpone the Diamondback stockholders meeting if as of the time for which the Diamondback stockholders meeting is scheduled, Diamondback reasonably determines in good faith that there are insufficient shares of Diamondback common stock represented (either in person or by proxy) to obtain Diamondback stockholder approval of the Diamondback issuance proposal. However, the Diamondback stockholders meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the Diamondback stockholders meeting was previously scheduled (though the Diamondback stockholders meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after two business days prior to the end date.

Diamondback will promptly provide all voting tabulation reports relating to the Diamondback stockholders meeting and will otherwise keep Energen reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Diamondback’s stockholders with respect thereto. Unless there has been a Diamondback recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Diamondback’s stockholders or any other person to prevent the approval of the Diamondback issuance proposal by Diamondback stockholders.

Energen Shareholders Meeting

Energen has agreed to take all action necessary in accordance with applicable laws and the organizational documents of Energen to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the approval of the merger proposal by Energen shareholders, to be held as promptly as reasonably practicable after the clearance of this joint proxy statement/prospectus by the SEC and the registration statement, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC. Except as permitted in the merger agreement, the Energen board of directors must recommend that the shareholders of Energen vote in favor of the merger proposal and the Energen board of directors must solicit from Energen shareholders proxies in favor of the merger proposal, and this joint proxy statement/prospectus is required to include such recommendation of the Energen board of directors.

Energen (i) will be required to adjourn or postpone the Energen shareholders meeting to the extent necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus or if, as of the time for which the Energen shareholders meeting is scheduled, there are insufficient shares of Energen common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such

Energen shareholders meeting, and (ii) may adjourn or postpone the Energen shareholders meeting if, Energen reasonably determines in good faith that there are insufficient shares of Energen common stock represented (either in person or by proxy) to obtain Energen shareholder approval of the merger proposal. Notwithstanding the foregoing, the Energen shareholders meeting will not be adjourned or postponed to a date that is more than 30 days after the date for which the Energen shareholders meeting was previously scheduled (though the Energen shareholders meeting shall be adjourned or postponed every time the circumstances described in (i) exist, and may be adjourned or postponed every time the circumstances described in (ii) exist) or to a date on or after two business days prior to the end date.

Energen will promptly provide all voting tabulation reports relating to the Energen shareholders meeting and will otherwise keep Diamondback reasonably informed regarding the status of the solicitation and any material oral or written communications from or to Energen’s shareholders with respect thereto. Unless there has been an Energen recommendation change, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Energen’s shareholders or any other person to prevent the approval of the merger proposal by Energen shareholders.

Timing of Stockholders Meetings

Diamondback and Energen are required to cooperate and use their reasonable best efforts to hold the Diamondback stockholders meeting and the Energen shareholders meeting on the same day and at approximately the same time.

Access to Information

Subject to applicable law and certain other exceptions set forth in the merger agreement, Energen and Diamondback have each agreed to (and to cause its subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders/stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus, the registration statement, of which this joint proxy statement/prospectus forms a part, or any other statement, filing, notice or application made by or on behalf of Diamondback, Energen or any of their respective subsidiaries to any third party or any governmental entity in connection with the transactions contemplated by the merger agreement.

Each party has agreed to, and to cause each of its subsidiaries to, afford to the other party and its representatives, during the period prior to the earlier of the effective time of the merger and the termination of the merger agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of its and its subsidiaries and to their books, records, contracts and documents and to, and to cause each of its subsidiaries to, furnish reasonably promptly to the other party and its representatives such information concerning its and its subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the applicable party. Each party and its representatives are required to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party or its subsidiaries of their normal duties.

HSR and Other Regulatory Approvals

Except for the filings and notifications made pursuant to the HSR Act, promptly after August 14, 2018, the parties have agreed to prepare and file with the appropriate governmental entities and other third parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by the merger agreement and to diligently and expeditiously prosecute, and cooperate fully with each other in the prosecution of, such matters. Neither party nor its subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the transactions contemplated by the merger agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

As promptly as reasonably practicable after August 14, 2018, but in no event later than 10 business days after August 14, 2018, each of the parties will make any filings required under the HSR Act. Each of Diamondback and Energen shall, and shall cause their respective subsidiaries to, cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable antitrust laws. Unless otherwise agreed, Diamondback and Energen shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Diamondback and Energen shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any governmental entity charged with enforcing, applying, administering, or investigating any antitrust law, or any other competition authority of any other jurisdiction. In connection with the foregoing, each of Diamondback and Energen have agreed to (and agreed to cause their respective subsidiaries to):

•	cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•

promptly notify the other party of any communication concerning the merger agreement or any of the transactions contemplated thereby to that party from or with any governmental entity, or from any other person alleging that the consent of such person (or another person) is or may be required in connection with the transactions, and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by the merger agreement; and

•

permit the other party to review in draft any proposed communication to be submitted by it to any governmental entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any governmental entity (or, in connection with any proceeding by a private party, with any other person), and, to the extent permitted by the applicable governmental entity or person, not participate in any meeting or discussion with any governmental entity relating to any filings or investigations concerning the merger agreement or any of the transactions contemplated thereby unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend in accordance with applicable laws.

Diamondback has agreed to take any and all action necessary to ensure that no governmental entity enters any order, decision, judgment, decree, ruling or injunction (preliminary or permanent), or establishes any law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, or to ensure that no governmental antitrust authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so by the end date, including, but not limited to:

•

selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Energen or Diamondback or their respective subsidiaries;

•	terminating existing relationships, contractual rights or obligations of Energen or Diamondback or their respective subsidiaries;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual rights or obligations of Energen or Diamondback or their respective subsidiaries; or

•

effectuating any other change or restructuring of Energen or Diamondback or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any governmental antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to Energen or its subsidiaries or its or their businesses or assets) (we refer to each of the foregoing as a “divestiture action”).

However, none of Diamondback or any of its subsidiaries is required to take or agree to take any divestiture action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Diamondback and its subsidiaries (including Energen and its subsidiaries) from and after the effective time of the merger, taken as a whole (which we refer to as a “regulatory material adverse effect”).

In the event that any action is threatened or instituted challenging the merger as violative of any antitrust law, Diamondback shall take such action, including any divestiture action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall Diamondback be required to make or agree to take any divestiture action that would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect). In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by the merger agreement, Diamondback shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the end date.

Energen, Diamondback and Merger Sub have each agreed not to take any action that could reasonably be expected to hinder or delay obtaining the clearance or the expiration or termination of the required waiting period under the HSR Act.

Employee Matters

For a period of 12 months following the closing date (which we refer to as the “continuation period”), each individual who is employed as of the closing date by Energen or its subsidiaries and who remains employed by Diamondback or its subsidiaries (including the surviving corporation) (which we refer to as a “continuing employee”) will be provided with the following by Diamondback, the surviving corporation or its subsidiaries:

•	base salary or base wage, as applicable, no less favorable than that in effect for the employee immediately prior to the closing date;

•

short- and long-term target incentive compensation opportunities that are no less favorable in value, in the aggregate, than short- and long-term target incentive compensation opportunities provided by Energen or its subsidiaries to the employee immediately prior to the closing date; and

•	other compensation and employee benefits that are substantially comparable in value, in the aggregate, to those in effect for the employee immediately prior to the closing date.

In addition, Diamondback has agreed to (or cause the surviving corporation or one of its subsidiaries to):

•

provide to each continuing employee whose employment terminates during the continuation period with severance benefits equal to the greater of (A) the severance benefits for which such continuing employee is eligible under Energen’s Change in Control Severance Pay Plan (in accordance with its terms at the effective time of the merger) and (B) the severance benefits for which similarly situated employees of Diamondback and its subsidiaries are eligible, determined (x) solely for the purpose of clause (A) above, without taking into account any reduction after the effective time of the merger in compensation paid to such continuing employee and (y) taking into account each continuing employee’s service with Energen and its subsidiaries (and any predecessor entities) and, after the effective time of the merger, Diamondback and its subsidiaries; and

•

for as long as there are adequate assets in the trusts underlying Energen’s retiree welfare plans to meet the benefit obligations thereunder, continue to maintain Energen’s retiree welfare plans for the benefit of the individuals who are receiving benefits thereunder as of immediately prior to the effective time of the merger, or would be eligible to receive benefits thereunder as of immediately prior to the effective time of the merger, based on the plan terms and level of benefits as of immediately prior to the effective time of the merger.

With respect to any employee benefit plans of Diamondback or its subsidiaries in which any continuing employees become eligible to participate on or after the effective time of the merger (which we refer to as the “new plans”), Diamondback shall or shall cause the surviving corporation or one of its subsidiaries to: (i) obtain waivers of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Energen benefit plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the effective time of the merger (or, if later, the time that such employee becomes eligible for coverage under a new plan) under an Energen benefit plan (to the same extent that such credit was given under the analogous Energen benefit plan prior to the effective time of the merger (or, if later, the time that such employee becomes eligible for coverage under a new plan)) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any new plans, and (iii) recognize all service of such employees with Energen and its subsidiaries for all purposes in any new plan to the same extent that such service was taken into account under the analogous Energen benefit plan prior to the effective time of the merger; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

In addition, Diamondback shall, or shall cause the surviving corporation to, assume and honor all Energen benefit plans in accordance with their terms.

Indemnification; Directors’ and Officers’ Insurance

Diamondback and the surviving corporation have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to August 14, 2018 or who becomes prior to the effective time of the merger, a director, officer or employee of Energen or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan of Energen or any of its subsidiaries or is or was serving at the request of Energen or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (whom we refer to as the “indemnified persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual proceeding to which such indemnified person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of Energen or any of its subsidiaries, a fiduciary under any employee benefit plan of Energen or any of its subsidiaries or is or was serving at the request of Energen or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the merger (which liabilities we refer to as “indemnified liabilities”), including all indemnified liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the merger agreement or the transactions, in each case to the fullest extent permitted under applicable law (and Diamondback and the surviving corporation shall, jointly and severally, pay expenses incurred in advance of the final disposition of any such proceeding to each indemnified person to the fullest extent permitted under applicable law and in accordance with the procedures (if any) set forth in the organizational documents of Energen or any subsidiary of Energen; provided, that such indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such indemnified person is not entitled to indemnification).

Diamondback and the surviving corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the surviving corporation or its subsidiaries in any manner that would affect (or manage the surviving corporation or its subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the organizational documents of the surviving corporation or any of its subsidiaries of any indemnified person to indemnification, exculpation and advancement except to the extent required by applicable law. Diamondback shall, and shall cause the surviving corporation and its subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Energen or any of its subsidiaries and any of its directors, officers or employees existing immediately prior to the effective time of the merger agreement.

Diamondback and the surviving corporation will cause to be put in place, and Diamondback will fully prepay immediately prior to the effective time of the merger, “tail” insurance policies with a claims period of at least six years from the effective time of the merger (which we refer to as the “tail period”) from an insurance carrier with the same or better credit rating as Energen’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Energen’s existing policies, with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the effective time of the merger, provided, however, that Diamondback may elect in its sole discretion to, but shall not be required to, spend more than 300% (which we refer to as the “cap amount”) of the last annual premium paid by Energen prior to the date hereof for the six years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the cap amount, and Diamondback elects not to spend more than the cap amount for such purpose, then Diamondback shall purchase the greatest coverage available for the six year period for the cap amount.

In the event that Diamondback, the surviving corporation, or any subsidiary of the surviving corporation, or any of their successors or assignees (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of Diamondback, the surviving corporation, or any subsidiary of the surviving corporation, as the case may be, shall assume the obligations will assume the indemnification, insurance coverage and expense advancement obligations set forth in the merger agreement.

Transaction Litigation

In the event of any litigation or other legal proceedings by any governmental entity or other person is commenced or, to the knowledge of Diamondback or Energen, as applicable, threatened, that questions the validity or legality of the transactions contemplated by the merger agreement or seeks damages in connection therewith, the parties agree to promptly (and in any event within two business days) notify the other party of such transaction litigation and shall keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each party shall give the other party a reasonable opportunity to participate in the defense or settlement of any transaction litigation against the first party and shall consider in good faith the other party’s advice with respect to such transaction litigation. Each party shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any transaction litigation against it without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Public Announcements

Except as described below each of Energen and Diamondback agreed to not, and to cause its representatives not to, issue any public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated thereby, without the prior written approval of the parties. Notwithstanding the forgoing, each of Energen and Diamondback and its representatives may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by the merger agreement, (i) as required by law or (ii) as required by the rules of any stock exchange upon which such party’s or any of its subsidiaries’ capital stock is traded. However, in each case, the disclosing party will endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and will give due consideration to all reasonable changes suggested thereto. In addition, each party may issue public announcements or make other public disclosures regarding the merger agreement or the transactions contemplated by the merger agreement with the prior written approval of the other party or that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with the agreement. Furthermore, each party may make internal communications with its employees which are not made public, and neither party is required to consult with or obtain approval from the other party with respect to a public announcement or press release issued in connection with the receipt and existence of an Energen competing proposal or Diamondback competing proposal, as applicable, or an Energen change of recommendation or Diamondback change of recommendation (other than as set forth in the merger agreement).

Advice of Certain Matters

Subject to compliance with applicable law, Energen and Diamondback, as the case may be, have agreed to confer on a regular basis with each other and will promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, an Energen material adverse effect or a Diamondback material adverse effect, as the case may be. Except with respect to antitrust laws, Energen and Diamondback have agreed to promptly provide each other (or their respective counsel) with copies of all filings made by such party or its subsidiaries with the SEC or any other governmental entity in connection with the merger agreement and the transactions contemplated by the merger agreement.

Section 16 Matters

Prior to the effective time of the merger, the parties have agreed to take all such steps as may be required to cause any dispositions of equity securities of Energen or acquisitions of equity securities of Diamondback in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Energen, or will become subject to such reporting requirements with respect to Diamondback, to be exempt under Rule 16b-3 under the Exchange Act.

Stock Exchange Listing

Diamondback will take all action necessary to cause the shares of Diamondback common stock to be issued in the merger to be approved for listing on Nasdaq prior to the effective time of the merger.

Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and the parties adopt it as such. Each of Diamondback and Energen have agreed to use (and to cause its respective subsidiaries to use) its reasonable best efforts to cause the merger to qualify, and have agreed not to take or knowingly fail to take (and to cause its subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Further, the merger agreement contains additional representations, warranties and covenants relating to the preservation of the tax-free status of the Merger.

Anti-Takeover Laws

Each party to the merger agreement has agreed that it will not take any action that would cause the transactions contemplated by the merger agreement to be subject to the requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable law, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the merger agreement from any such anti-takeover law that purports to apply to the merger agreement or the transactions contemplated by the merger agreement.

Obligations of Merger Sub

Diamondback has agreed to take all action necessary to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.

Cooperation

From August 14, 2018 through the effective time of the merger, Energen agrees to use commercially reasonable efforts to (i) cooperate with Diamondback and (ii) comply with all reasonable requests of Diamondback in connection with any refinancing of any indebtedness of Energen or Diamondback or any of their respective subsidiaries in connection with the transactions contemplated by the merger agreement. Diamondback shall, promptly upon request by Energen, reimburse Energen for all reasonable and documented out-of-pocket costs and expenses incurred by Energen in connection with the foregoing cooperation obligations. Diamondback shall indemnify and hold harmless Energen from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with actions taken pursuant to the foregoing cooperation obligations (other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of the merger agreement by, Energen or any of its subsidiaries).

Conditions to the Completion of the Merger

Mutual Conditions

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

•

Diamondback Stockholder Approval. The Diamondback issuance proposal must have been approved by the affirmative vote of the holders of a majority of the votes cast at the Diamondback stockholders meeting in accordance with the rules and regulations of Nasdaq and the Diamondback organizational documents, as applicable.

•

Energen Shareholder Approval. The Energen merger proposal must have been approved by the affirmative vote of two-thirds of the outstanding shares of Energen common stock entitled to vote on the merger proposal, in accordance with the ABNEC and the Energen organizational documents.

•	Regulatory Approval. Any waiting period under the HSR Act applicable to the merger and the other transactions contemplated by the merger agreement must have expired or been terminated.

•

No Injunctions or Restraints. No governmental entity of the United States or any state thereof having jurisdiction over Diamondback, Energen or Merger Sub shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no law that makes the consummation of the merger illegal or otherwise prohibited shall have been adopted after August 14, 2018.

•

Effectiveness of the Registration Statement. The registration statement, of which this joint proxy statement/prospectus forms a part, must have been declared effective by the SEC under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order.

•

Nasdaq Listing. The shares of Diamondback common stock issuable to Energen shareholders pursuant to the merger agreement must have been authorized for listing on Nasdaq, upon official notice of issuance.

Additional Conditions to the Obligations of Diamondback and Merger Sub

The obligations of Diamondback and Merger Sub to complete the merger are subject to the satisfaction or waiver of further conditions, including:

•

certain representations and warranties of Energen set forth in the merger agreement regarding capital stock and absence of certain changes or events since June 30, 2018 must have been true and correct as of August 14, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

•

certain other representations and warranties of Energen set forth in the merger agreement relating to organization, standing and power, capital structure, authority, opinion of financial advisors and brokers must have been true and correct in all material respects as of August 14, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of Energen set forth in the merger agreement must have been true and correct as of August 14, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Energen material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, an Energen material adverse effect;

•

Energen having performed and complied with in all material respects all of its obligations under the merger agreement required to be performed or complied with at or prior to the effective time of the merger;

•

Diamondback having received a certificate of Energen signed by an executive officer of Energen, dated as of the closing date, confirming that the conditions set forth in the four bullets directly above have been satisfied; and

•

Diamondback having received an opinion from Diamondback tax counsel, in form and substance reasonably satisfactory to Diamondback, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Additional Conditions to the Obligations of Energen

The obligation of Energen to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•

certain representations and warranties of Diamondback and Merger Sub set forth in the merger agreement regarding capital stock and absence of certain changes or events since June 30, 2018 must have been true and correct as of August 14, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except, with respect to certain representations and warranties regarding capital stock, for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time will have been true and correct only as of such date or period of time);

•

certain other representations and warranties of Diamondback and Merger Sub set forth in the merger agreement relating to organization, standing and power, capital structure, authority, opinion of financial advisor and brokers must have been true and correct in all material respects as of August 14, 2018 and must be true and correct in all material respects as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time will have been true and correct in all material respects only as of such date or period of time);

•

all other representations and warranties of Diamondback and Merger Sub set forth in the merger agreement must have been true and correct as of August 14, 2018 and must be true and correct as of the closing date, as though made on and as of the closing date (except that representations and warranties that speak as of a specified date or period of time must have been true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality,” “in all material respects” or “Diamondback material adverse effect”) that would not reasonably be expected to have, individually or in the aggregate, a Diamondback material adverse effect;

•

Diamondback and Merger Sub having performed and complied with in all material respects all of their respective obligations under the merger agreement required to be performed or complied with by them at or prior to the effective time of the merger;

•

Energen having received a certificate of Diamondback signed by an executive officer of Diamondback, dated as of the closing date, confirming that the conditions in the four bullets directly above have been satisfied; and

•

Energen having received an opinion from Energen tax counsel, in form and substance reasonably satisfactory to Energen, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Frustration of Closing Conditions

None of Diamondback, Energen or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement, on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of the merger agreement.

Termination

Termination Rights

Diamondback and Energen may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent of Diamondback and Energen.

The merger agreement may also be terminated by either Diamondback or Energen at any time prior to the effective time of the merger in any of the following situations:

•

if any governmental entity of the United States or any state thereof having jurisdiction over any party has issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or injunction or other action has become final and nonappealable, or if any law has been adopted that permanently makes the consummation of the merger illegal or otherwise permanently prohibited, so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement that has been the primary cause of or resulted in such order, decree, ruling or injunction or other action;

•	if the merger has not been consummated on or before March 31, 2019 (subject to extension to June 30, 2019 for the sole purpose of obtaining regulatory clearances) (which date we refer to as the “end date”), so long as the terminating party has not failed to fulfill any material covenant or agreement under the merger agreement where such failure has been the primary cause of or resulted in the failure of the merger to occur on or before such date (which we refer to as the “end date termination event”);

•

in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the merger agreement which would give rise to the failure of an applicable closing condition if it was continuing as of the closing date (and such breach cannot be or has not been cured by the earlier of (i) 45 days after the giving of written notice to the breaching party of such breach and (ii) two business days prior to the end date) (we refer to such breach, a “terminable breach”), so long as the terminating party is not then in terminable breach of any representation, warranty, covenant or other agreement under the merger agreement (which, in the case of a breach by Energen, we refer to as a “Energen terminable breach event” and, in the case of a breach by Diamondback, we refer to as a “Diamondback terminable breach event”); or

•

if (i) the Energen shareholders do not approve the merger proposal upon a vote held at a duly held Energen shareholders meeting, or at any adjournment or postponement thereof (which we refer to as a “Energen shareholder approval termination event”), or (ii) the Diamondback stockholders do not approve the Diamondback issuance proposal upon a vote held at a duly held Diamondback stockholders meeting, or at any adjournment or postponement thereof (which we refer to as a “Diamondback stockholder approval termination event”).

In addition, the merger agreement may be terminated by Diamondback:

•

if prior to, but not after, the approval of the merger proposal by Energen shareholders, the Energen board of directors or a committee of the Energen board of directors has effected an Energen recommendation change; or

•

if prior to, but not after, the approval of the merger proposal by Diamondback stockholders, the Diamondback board of directors has entered into a definitive agreement with respect to a Diamondback superior proposal, so long as Diamondback has contemporaneously with such termination tendered payment to Energen of the reverse termination fee (as defined below) and Diamondback has complied with the match right and “no solicitation” obligations under the merger agreement with respect to such Diamondback superior proposal (which we refer to as a “Diamondback superior proposal termination event”).

Further, the merger agreement may be terminated by Energen:

•

if prior to, but not after, the approval of the Diamondback issuance proposal by Diamondback stockholders, the Diamondback board of directors or a committee of the Diamondback board of directors has effected a Diamondback recommendation change; or

•

if prior to, but not after, the approval of the merger proposal by Energen shareholders, the Energen board of directors has entered into a definitive agreement with respect to an Energen superior proposal, so long as Energen has contemporaneously with such termination tendered payment to Diamondback of the termination fee (as defined below) and Energen has complied with the match right and “no solicitation” obligations under the merger agreement with respect to such Energen superior proposal (which we refer to as a “Energen superior proposal termination event”).

Termination Fees Payable by Diamondback

The merger agreement requires Diamondback to pay Energen the reverse termination fee if:

•	Energen terminates the merger agreement due to a Diamondback recommendation change;

•	Diamondback terminates the merger agreement due to a Diamondback superior proposal termination event; or

•

(i) Diamondback or Energen terminates the merger agreement due to a Diamondback stockholder approval termination event or Energen terminates the merger agreement due to a Diamondback terminable breach event and such breach giving rise to such termination was a willful and material breach by Diamondback of a covenant or other agreement in the merger agreement, (ii) on or before the date of any such termination a Diamondback competing proposal shall have been publicly announced or disclosed prior to the Diamondback stockholders meeting and (iii) within 12 months after the date of such termination, Diamondback enters into a definitive agreement with respect to a Diamondback competing proposal or consummates any transaction meeting the parameters of a Diamondback competing proposal. For purposes of this paragraph, any reference in the definition of Diamondback competing proposal to “25%” will be deemed to be a reference to “more than 80%.”

In no event will Diamondback be required to pay the reverse termination fee on more than one occasion.

Termination Fees Payable by Energen

The merger agreement requires Energen to pay Diamondback the termination fee if:

•	Diamondback terminates the merger agreement due to an Energen recommendation change;

•	Energen terminates the merger agreement due to an Energen superior proposal termination event; or

•

(i) Diamondback or Energen terminates the merger agreement due to an Energen shareholder approval termination event or Diamondback terminates the merger agreement due to an Energen terminable breach event and such breach giving rise to such termination was a willful and material breach by Energen of a covenant or other agreement in the merger agreement, (ii) on or before the date of any such termination an Energen competing proposal shall have been publicly announced or disclosed prior to the Energen shareholders meeting and (iii) within 12 months after the date of such termination, Energen enters into a definitive agreement with respect to an Energen competing proposal or consummates any transaction meeting the parameters of an Energen competing proposal. For purposes of this paragraph, any reference in the definition of Energen competing proposal to “25%” will be deemed to be a reference to “more than 80%.”

In no event will Energen be required to pay the termination fee on more than one occasion.

Expenses Payable the Other Party

If the merger agreement is terminated because of an Energen shareholder approval termination event or a Diamondback stockholder approval termination event, Energen and Diamondback, as applicable, may be required to reimburse the other party for its actual transaction expenses in an amount not to exceed $40 million, in the case of Energen’s expenses, and $25 million, in the case of Diamondback’s expenses. In no event will either party be entitled to receive more than one termination fee, net of any expense reimbursement.

Effect of Termination

In the event of termination of the merger agreement pursuant to the provisions described in the section entitled “The Merger Agreement—Termination” beginning on page 164, the merger agreement (other than certain provisions as set forth in the merger agreement) will become void and of no effect with no liability on the part of any party to the merger agreement. However, except as otherwise expressly provided in the merger agreement, no termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other parties resulting from any willful and material breach of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the expense.

Specific Performance; Remedies

Diamondback, Energen and Merger Sub have agreed that (i) any non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (ii) the breaching party will not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under the merger agreement and will not plead in defense thereto that there would be an adequate remedy at law; and (iii) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy in the merger agreement.

The monetary remedies and the specific performance remedies set forth in the merger agreement will be the sole and exclusive remedies of (i) Energen and its subsidiaries against Diamondback and Merger Sub and any of their respective former, current or future directors, officers, stockholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated except in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Diamondback shall be liable for damages for such intentional and knowing fraud or willful and material breach), and upon payment of such amount, none of Diamondback or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, representatives or affiliates shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions, except for the liability of Diamondback in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation; and (ii) Diamondback and Merger Sub against Energen and its subsidiaries and any of their respective former, current or future directors, officers, shareholders, representatives or affiliates for any loss suffered as a result of the failure of the merger to be consummated except in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation (in which case only Energen shall be liable for damages for such intentional and knowing fraud or willful and material breach), and upon payment of such amount, none of Energen and its subsidiaries or any of their respective former, current or future directors, officers, shareholders, representatives or affiliates shall have any further liability or obligation relating to or arising out of the merger agreement or the transactions, except for the liability of Energen in the case of intentional and knowing fraud or a willful and material breach of any covenant, agreement or obligation.

No Third Party Beneficiaries

Nothing in the merger agreement, express or implied, is intended to or confers upon any person other than Diamondback, Energen and Merger Sub any right, benefit or remedy of any nature whatsoever under or by reason of the merger agreement, except:

•

in the event of Diamondback’s or Merger Sub’s willful and material breach of the merger agreement or intentional and knowing fraud, then Energen’s shareholders, acting solely through Energen, shall be beneficiaries of the merger agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees provided, however, that the rights granted pursuant to this sentence shall be enforceable only by Energen, on behalf of the Energen shareholders, in Energen’s sole discretion, it being understood and agreed such rights shall attach to such Energen shares and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by Energen with respect to such rights may, in Energen’s sole discretion, be (a) distributed, in whole or in part, by Energen to the holders of shares of Energen’s common stock of record as of any date determined by Energen or (b) retained by Energen for the use and benefit of Energen on behalf of its shareholders in any manner Energen deems fit;

•

the rights of the former holders of Energen common stock, Energen RSU awards and/or Energen performance share awards to receive the merger consideration obligations described under “The Merger Agreement—Effect of the Merger on Capital Stock; Merger Consideration” and “The Merger Agreement—Treatment of Energen Equity Awards in the Merger” beginning on pages 134 and 135; and

•	the right of the indemnified persons to enforce the obligations described under “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 159.

Amendment

The merger agreement may be amended by Diamondback, Energen and Merger Sub by action taken or authorized by their respective boards of directors; however, after the approval by Energen shareholders of the merger proposal or the approval by Diamondback stockholders of the Diamondback issuance proposal, no amendment or waiver may be made which requires further approval by Energen shareholders or Diamondback stockholders under applicable law unless such further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Governing Law; Venue; Waiver of Jury Trial

The merger agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, are governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. However, all matters relating to the fiduciary obligations of the Energen board of directors and the internal affairs of Energen or the Energen board of directors (including, without limitation, the interpretation of Energen’s certificate of incorporation and bylaws and the ABNEC) shall be governed by and construed in accordance with the laws of the State of Alabama without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

The parties to the merger agreement irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery of the State of Delaware does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of the merger agreement and the documents referred to in the merger agreement or in respect of the transactions contemplated by the merger agreement.

Each party to the merger agreement irrevocably waived any right to a trial by jury in respect of any litigation directly or indirectly arising of out or relating to the merger agreement or the transactions contemplated by the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of Energen common stock that exchange their shares of Energen common stock for shares of Diamondback common stock in the merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. Tax considerations arising under foreign, state, or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax, are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Energen common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of Energen common stock that hold their shares of Energen common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	banks, thrifts, mutual funds, or other financial institutions;

•	partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities);

•	persons subject to the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in stocks and securities, commodities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	individual retirement or other deferred accounts;

•	persons that hold shares of Energen common stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who are not citizens or residents of the United States;

•	U.S. expatriates;

•

holders who actually or constructively own (or actually or constructively held at any time during the five year period ending on the date of the disposition of such holder’s Energen common stock pursuant to the merger) 5% or more of Energen common stock;

•	holders that exercise dissenters’ or appraisal rights; and

•

shareholders who acquired their shares of Energen common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation or through a tax-qualified retirement plan.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of Energen common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the merger to them.

This discussion is not tax advice. The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within Diamondback’s or Energen’s control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Diamondback and Energen intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Diamondback’s obligation to complete the merger that Diamondback receive a written opinion from Diamondback tax counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Energen’s obligation to complete the merger that Energen receive a written opinion from Energen tax counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

These opinions will be based on certain customary assumptions and representations and warranties from Diamondback and Energen, as well as certain covenants and undertakings by Diamondback and Energen. If any of the assumptions, representations, warranties, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this joint proxy statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the Internal Revenue Service or any court. Neither Diamondback nor Energen intends to request any ruling from the Internal Revenue Service regarding any matters relating to the merger, and, consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position to the contrary to any of the positions set forth below.

Subject to the limitations, assumptions and qualifications herein and in the opinions filed as Exhibits 8.1 and 8.2, respectively, (i) unless otherwise noted, the legal conclusions set forth under this section (“Material U.S. Federal Income Tax Consequences of the Merger”) relating to the material U.S. federal income tax consequences of the merger to U.S. holders of Energen common stock are the opinion of each of Akin Gump Strauss Hauer & Feld LLP, tax counsel to Diamondback, and Wachtell, Lipton, Rosen & Katz, tax counsel to Energen, respectively, and (ii) it is the opinion of each such counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the material U.S. federal income tax consequences of the merger to U.S. holders of Energen common stock generally as follows:

Exchange of Shares of Energen Common Stock for Shares of Diamondback Common Stock

Energen shareholders who exchange all of their shares of Energen common stock for shares of Diamondback common stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of Diamondback common stock (see below for tax treatment of such cash received for a fractional share). Each Energen shareholder’s aggregate tax basis in the shares of Diamondback common stock received in the merger (including any fractional share deemed received and redeemed for cash, as discussed below) will equal such Energen shareholder’s aggregate adjusted tax basis in the shares of Energen common stock surrendered in the merger. The holding period of the shares of Diamondback common stock received by a Energen shareholder in the merger (including any fractional share deemed received and redeemed for cash, as discussed below) will include such Energen shareholder’s holding period for the shares of Energen common stock surrendered in the merger. If an Energen shareholder holds different blocks of Energen common stock (generally, Energen common stock acquired on different dates or at different prices), such Energen shareholder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Diamondback common stock received in the merger.

Receipt of Cash Upon the Deemed Sale of a Fractional Share

A U.S. holder of shares of Energen common stock who receives cash in lieu of a fractional share of Diamondback common stock will be treated as if such Energen shareholder had received such fractional share of Diamondback common stock pursuant to the merger and as if such fractional share of Diamondback common stock had then been redeemed for cash by Diamondback. As a result, such U.S. holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above), unless the receipt of cash has the effect of a distribution of a dividend under the applicable provisions of the Code, in which case such gain would be treated as a dividend to the extent of such tendering U.S. holder’s ratable share of earnings and profits as determined for U.S. federal income tax purposes. Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S. holder’s holding period for such share is greater than one year. For U.S. holders of shares of Energen common stock that are non-corporate holders, long-term capital gains generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Payments of any cash in lieu of a fractional share of Diamondback common stock in connection with the merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of Energen common stock should provide the exchange agent with a properly completed Internal Revenue Service Form W-9 included in the letter of transmittal to be delivered to such U.S. holder. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of Energen common stock under the backup withholding rules are not additional tax and may be allowed as a refund or credit against a U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 13, 2018, Diamondback Energy, Inc (Diamondback) and Energen Corporation (Energen) entered into a definitive merger agreement pursuant to which Diamondback will acquire Energen in an all-stock transaction initially valued at approximately $9.2 billion, including Energen’s net debt. On the terms and subject to the conditions contained in the merger agreement and upon the completion of the merger contemplated by the merger agreement, holders of eligible shares of Energen common stock will receive 0.6442 of a share of Diamondback common stock in exchange for each share of Energen common stock held.

The following unaudited pro forma condensed combined financial statements (which we refer to as the “unaudited pro forma condensed combined financial statements”) present the combination of the historical consolidated financial statements of Diamondback and Energen adjusted to give effect to the merger and related transactions. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, and for the six months ended June 30, 2018, combine the historical statements of consolidated operations of Diamondback and Energen, giving effect to the merger and related transactions as if they had been consummated on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Diamondback and Energen as of June 30, 2018, giving effect to the merger as if it had been consummated on June 30, 2018. The historical consolidated financial statements of Energen have been adjusted to reflect certain reclassifications in order to conform to Diamondback’s financial statement presentation.

The unaudited pro forma financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Diamondback believes are reasonable:

•

Diamondback’s merger with Energen, which will be accounted for using the acquisition method of accounting, with Diamondback identified as the acquirer, which is described in the section entitled “The Merger—Accounting Treatment of the Merger” beginning on page 128;

•	adjustments to conform the classification of expenses in Energen’s historical statements of operations to Diamondback’s classification for similar expenses;

•	adjustments to conform the classification of certain assets and liabilities in Energen’s historical balance sheet to Diamondback’s classification for similar assets and liabilities;

•	the assumption of liabilities for any transaction-related expenses; and

•	estimated tax impact of pro forma adjustments.

As of the date of this joint proxy statement/prospectus, Diamondback has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Energen assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. A final determination of the fair value of Energen’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Energen that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Diamondback upon the consummation of the merger will be determined based on the closing price of Diamondback’s common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. Diamondback estimated the fair value of Energen’s assets and liabilities based on discussions with Energen’s management, preliminary valuation studies, due diligence and information presented in Energen’s SEC filings. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the adjustments to the unaudited pro forma condensed combined financial statements (which we refer to as the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the transactions that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Diamondback and Energen following the merger. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the merger.

The unaudited pro forma condensed combined financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue or other factors that may result as a consequence of the merger and, accordingly, do not attempt to predict or suggest future results. Specifically, the unaudited pro forma condensed combined statements of operations exclude projected synergies expected to be achieved as a result of the merger, which are described in the section entitled “The Merger—Recommendation of the Diamondback Board of Directors and Diamondback’s Reasons for the Merger” beginning on page 76, nor do they include any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statements of operations also exclude the effects of transaction costs associated with the merger, costs associated with any restructuring, integration activities or asset dispositions resulting from the merger and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the merger. However, such costs could affect the combined company following the merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical audited condensed consolidated financial statements of Diamondback for the year ended December 31, 2017, included in Diamondback’s Annual Report on Form 10-K and incorporated by reference into this document;

•

the historical unaudited condensed consolidated financial statements of Diamondback as of and for the six months ended June 30, 2018, included in Diamondback’s Quarterly Report on Form 10-Q and incorporated by reference into this document;

•

the historical audited consolidated financial statements of Energen for the year ended December 31, 2017, included in Energen’s Annual Report on Form 10-K and incorporated by reference into this document;

•

the historical unaudited consolidated financial statements of Energen as of and for the six months ended June 30, 2018, included in Energen’s Quarterly Report on Form 10-Q and incorporated by reference into this document;

•

other information relating to Diamondback and Energen contained in or incorporated by reference into this document, which is described in the sections entitled “Selected Historical Consolidated Financial Data of Diamondback,” “Selected Historical Consolidated Financial Data of Energen” and “Where You Can Find More Information” beginning on pages 33, 36 and 197, respectively: and

•	the risk factors described in the section entitled “Risk Factors” beginning on page 43.

Diamondback Energy, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(in thousands)

	Diamondback Historical	Energen Historical	Reclass Adjustments			Pro Forma Adjustments			Diamondback Pro Forma Combined
Current assets:
Cash and cash equivalents	$113,927	$1,188	$—			$—			$115,115
Accounts receivable:
Joint interest and other	91,036		31,027	(a	)				122,063
Oil and natural gas sales	167,854		135,440	(a	)				303,294
Accounts receivable, net		166,467	(166,467)	(a	)				—
Inventories	13,264	29,255							42,519
Income tax receivable	—	6,904							6,904
Derivative instruments	—	35,377							35,377
Prepaid expenses and other	7,266	6,086				(1,765)	(f	)	11,587

Total current assets	393,347	245,277	—			(1,765)			636,859
Property and equipment:
Oil and natural gas properties, full cost method of accounting	10,315,425		9,278,549	(a	)	170,999	(d	)	19,764,973
Midstream assets	343,387		266,259	(a	)	(52,369)	(d	)	557,277
Other property, equipment and land	85,472		79,208	(a	)	(35,312)	(d	)	129,368
Accumulated depletion, depreciation, amortization and impairment	(2,401,240)		(4,490,800)	(a	)	4,490,800	(e	)	(2,401,240)

Net property and equipment	8,343,044	—	5,133,216			4,574,118			18,050,378
Oil and natural gas properties, successful efforts method
Proved properties		9,031,307	(266,259)	(a	)				—
			(8,765,048)	(a	)
Unproved properties		513,501	(513,501)	(a	)				—
Less accumulated depreciation, depletion and amortization		(4,455,488)	4,455,488	(a)					—

Oil and natural gas properties, net		5,089,320	(5,089,320)			—			—
Other property, equipment, net		43,896	(43,896)	(a	)				—

Total property, plant and equipment, net		5,133,216	(5,133,216)						—
Derivative instruments	—	258							258
Deferred tax asset	72,049								72,049
Investment in real estate, net	108,564								108,564
Other postretirement assets		2,609							2,609
Noncurrent income tax receivable, net		70,716							70,716
Other assets	37,391	9,936				(6,787)	(f	)	40,540

Total assets	$8,954,395	$5,462,012	$—			$4,565,566			$18,981,973

	Diamondback Historical	Energen Historical	Reclass Adjustments			Pro Forma Adjustments			Diamondback Pro Forma Combined
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$73,974	$74,568	$—			$—			$148,542
Accrued capital expenditures	369,957	165,873							535,830
Other accrued liabilities	94,266	18,708	12,287	(a	)				200,689
			11,428	(a	)
						64,000	(g	)
Revenues and royalties payable	77,550	68,154							145,704
Derivative instruments	111,330	80,996							192,326
Accrued taxes		12,287	(12,287)	(a	)				—
Accrued wages and benefits		11,428	(11,428)	(a	)				—

Total current liabilities	727,077	432,014	—			64,000			1,223,091
Long-term debt	1,967,074	829,068				8,932	(d	)	2,805,074
						(301,000)	(f	)
						301,000	(f	)	—
Derivative instruments	8,514	31,035							39,549
Asset retirement obligations	21,780	92,588							114,368
Deferred income taxes	217,476	442,225				980,559	(d	)	1,640,260
Other long-term liabilities	7	6,223							6,230

Total liabilities	2,941,928	1,833,153	—			1,053,491			5,828,572
Commitments and contingencies
Stockholders’ equity:
Common stock	986	1,007				(1,007)	(h	)	986
Additional paid-in capital	5,307,358	1,398,320				(1,398,320)	(h	)	5,307,358
						7,204,934	(i	)	7,204,934
									—
Retained earnings	323,105	2,372,063				(2,372,063)	(h	)	323,105
						(64,000)	(g	)	(64,000)
Accumulated other comprehensive income, net of tax									—
Postretirement plans		543				(543)	(h	)	—
Deferred compensation plan		3,284				(3,284)	(h	)	—
Treasury Stock, at cost		(146,358)				146,358	(h	)	—

Total stockholders’ equity	5,631,449	3,628,859	—			3,512,075			12,772,383
Non-controlling interest	381,018								381,018

Total equity	6,012,467	3,628,859	—			3,512,075			13,153,401

Total liabilities and equity	$8,954,395	$5,462,012	$—			$4,565,566			$18,981,973

Diamondback Energy, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Six Months Ended June 30, 2018

(in thousands, except per share amounts)

	Diamondback Historical	Energen Historical	Reclass Adjustments			Pro Forma Adjustments			Diamondback Pro Forma Combined
Revenues:
Oil sales	$879,705	$620,077	$—			$—			$1,499,782
Natural gas sales	25,743	33,172							58,915
Natural gas liquid sales	76,248	76,184							152,432
Lease bonus	928								928
Midstream services	19,378		392	(a	)	—			19,770
Other operating income	4,466		—						4,466
Loss on derivative instruments, net		(33,614)	33,614	(a	)				—

Total revenues	1,006,468	695,819	34,006			—			1,736,293
Costs and expenses:
Lease operating expenses	79,992	110,593	(6,795)	(a	)				167,891
			(16,291)	(a	)
			392	(a	)
Production and ad valorem taxes	59,506	47,301							106,807
Gathering and transportation	11,098		6,795	(a	)				17,893
Midstream services	28,790		16,291	(a	)				45,081
Depreciation, depletion and amortization	245,083	258,221				(258,221)	(e	)	469,726
						224,643	(j	)
Asset impairment		250				(250)	(c	)	—
Exploration		2,457				(2,457)	(c	)	—
General and administrative expenses	30,854	44,190							75,044
Asset retirement obligation accretion	720	3,100							3,820
Other operating expense	1,476								1,476
Gain on sale of assets and other, net		(33,836)				33,606	(b	)	(230)

Total costs and expenses	457,519	432,276	392			(2,679)			887,508

Income (loss) from operations	548,949	263,543	33,614			2,679			848,785
Other income (expense):
Interest expense, net	(30,797)	(21,051)				3	(k	)	(51,845)
Other income, net	87,208	692							87,900
Loss on derivative instruments, net	(90,932)		(33,614)	(a	)				(124,546)
Gain on revaluation of investment	5,364								5,364

Total other expense, net	(29,157)	(20,359)	(33,614)			3			83,127

Income before income taxes	519,792	243,184	—			2,682			765,658
Provision for income taxes	40,474	55,995				578	(l	)	97,047

Net income	479,318	187,189	—			2,104			668,611
Net income attributable to non-controlling interest	97,360								97,360

Net income attributable to Diamondback Energy, Inc.	$381,958	$187,189	$—			$2,104			$571,251

Earnings per common share:
Basic	$3.87								$3.54
Diluted	3.87								3.53
Weighted average common shares outstanding:
Basic	98,584					62,931	(m	)	161,515
Diluted	98,820					62,931	(m	)	161,751
Dividends declared per share	$0.125								$—

Diamondback Energy, Inc.

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2017

(in thousands, except per share amounts)

	Diamondback Historical	Energen Historical	Reclass Adjustments		Pro Forma Adjustments		Diamondback Pro Forma Combined
Revenues:
Oil sales	$1,044,017	$814,470	$—		$—		$1,858,487
Natural gas sales	52,210	74,670					126,880
Natural gas liquid sales	90,048	98,298					188,346
Lease bonus	11,764						11,764
Midstream services	7,072		630	(a)			10,249
			2,547	(a)
Loss on derivative instruments, net		(26,393)	26,393	(a)			—

Total revenues	1,205,111	961,045	29,570		—		2,195,726
Costs and expenses:
Lease operating expenses	126,524	183,697	(14,766	)(a)			286,878
			630	(a)
			(9,207	)(a)
Production and ad valorem taxes	73,505	59,447					132,952
Gathering and transportation	12,834		9,207	(a)			22,041
Midstream services	10,409		14,766	(a)			25,175
Depreciation, depletion and amortization	326,759	483,376	—		(483,376	)(e)	699,098
					372,339	(j)
Asset impairment		1,671	—		(1,671	)(c)	—
Exploration		10,075	—		(10,075	)(c)	—
General and administrative expenses	48,669	84,823					133,492
Asset retirement obligation accretion	1,391	5,831					7,222
Gain on sale of assets and other, net		(13,011)	2,547	(a)	509	(b)	(9,955)

Total costs and expenses	600,091	815,909	3,177		(122,274)		1,296,903

Income from operations	605,020	145,136	26,393		122,274		898,823
Other income (expense):
Interest expense, net	(40,554)	(38,366)			(3,712	)(k)	(82,632)
Other income, net	10,235	617					10,852
Loss on derivative instruments, net	(77,512)		(26,393	)(a)			(103,905)

Total other expense, net	(107,831)	(37,749)	(26,393)		(3,712)		(175,685)

Income before income taxes	497,189	107,387	—		118,562		723,138
Benefit from income taxes	(19,568)	(199,441)			34,334	(l)	(184,675)

Net income	516,757	306,828	—		84,228		907,813
Net income attributable to non-controlling interest	34,496						34,496

Net income attributable to Diamondback Energy, Inc.	$482,261	$306,828	$—		$84,228		$873,317

Earnings per common share:
Basic	$4.95						$5.45
Diluted	4.94						5.44
Weighted average common shares outstanding:
Basic	97,458				62,931	(m)	160,389
Diluted	97,688				62,931	(m)	160,619

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Diamondback and Energen. Certain of Energen’s historical amounts have been reclassified to conform to Diamondback’s financial statement presentation. The unaudited pro forma combined balance sheet as of June 30, 2018 gives effect to the merger as if the merger had been completed on June 30, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017, and the six months ended June 30, 2018, give effect to the merger as if the merger had been completed on January 1, 2017.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are detailed in the accompanying notes and are based on available information and certain assumptions that Diamondback believes are reasonable; however, actual results may differ from those reflected in these statements. In Diamondback’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed combined statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Diamondback’s future financial position or results of operations. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Diamondback and Energen for the periods presented which are incorporated by reference in this registration statement.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2018 using currently available information. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Diamondback expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the merger.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•

changes in the estimated fair value of the Diamondback common stock consideration transferred to Energen stockholders, based on Diamondback’s share price and the number of Energen shares outsanding at the closing date of the merger;

•

changes in the estimated fair value of Energen’s assets acquired and liabilities assumed as of the date of the closing, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, discount rates and other factors;

•	the tax bases of Energen’s assets and liabilities as of the closing date of the merger; and

•	the factors described in the section entitled “Risk Factors” on page 43.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase Price Allocation (in thousands)
Consideration:
Fair value of Diamondback’s common stock to be issued (1)	$7,204,934

Total consideration	7,204,934
Fair value of liabilities assumed:
Current Liabilities	432,014
Long-term debt	838,000
Deferred income taxes	1,422,784
Other long-term liabilities	129,846

Amount attributable to liabilities assumed	2,822,644
Fair value of assets acquired:
Cash and cash equivalents	1,188
Other current assets	242,324
Oil and natural gas properties	9,449,548
Midstream assets	213,890
Other property, equipment and land	43,896
Other long term assets	76,732

Amount attributable to assets acquired	10,027,578

Goodwill as of June 30, 2018	$—

(1)	Based on Diamondback 62,930,682 common shares at $114.49 per share (closing price as of September 6, 2018).

As a result of the merger, each eligible share of Energen common stock (other than cancelled shares and dissenting shares) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.6442 of a share of Diamondback common stock, with cash in lieu of any fractional shares.

From August 13, 2018, the last trading date prior to the transaction’s initial announcement, to September 6, 2018, the preliminary value of Diamondback’s merger consideration to be transferred had decreased by approximately $2.3 billion, as a result of the decrease in the share price for Diamondback’s common stock from $131.87 to $114.49. The final value of total merger consideration paid by Diamondback will be determined based on the actual number of Diamondback shares issued and the market price of Diamondback’s common stock at the effective time of the merger. A ten percent increase or decrease in the closing price of Diamondback’s common stock, as compared to the September 6, 2018 closing price of $114.49, would increase or decrease the total consideration by approximately $720.5 million, assuming all other factors are held constant.

Note 3. Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements:

(a)	The following reclassifications were made as a result of the transaction to conform to Diamondback’s presentation:

Pro Forma Condensed Combined Balance Sheet as of June 30, 2018:

•

Reclassification of approximately $135.4 million between Accounts receivable, net and Oil and natural gas sales and a reclassification of approximately $31.0 million between Accounts receivable, net and Joint interest and other to conform Energen’s presentation to Diamondback’s presentation;

•	Reclassification of approximately $266.3 million for certain salt water disposal and gathering assets of Energen from Proved properties to Midstream Assets;

•

Reclassification of approximately $43.9 million for certain other assets of Energen from Other property and equipment to Other property, equipment and land for $79.2 and accumulated depletion, amortization and impairment for $(35.3);

•	Reclassification of approximately $12.3 million for certain accrued liabilities of Energen from Accrued taxes to other accrued liabilities;

•	Reclassification of approximately $11.4 million certain accrued liabilities of Energen from Accrued wages and benefits to Other accrued liabilities; and

•

Reclassification of approximately $8.8 billion from Proved properties and $513.5 million from Unproved properties under successful efforts method of accounting to Oil and Natural Gas Properties, full cost method of accounting.

•

Reclassification of $4.5 billion from Accumulated depreciation, depletion and amortization under the successful efforts method of accounting to Accumulated depletion, depreciation, amortization and impairment under the full cost method of accounting.

Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2018:

•	Reclassification of approximately $33.6 million for Energen’s Loss on derivative investments, net from Revenue to Other Income;

•	Reclassification of approximately $6.8 million for Energen’s transportation expense from Lease operating expense to Gathering and Transportation;

•	Reclassification of approximately $16.3 million for Energen’s Lease operating expenses to Midstream services; and

•	Reclassification of approximately $0.4 million for Energen’s Lease operating expenses to Midstream services, revenue.

Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2017:

•	Reclassification of approximately $26.4 million for Energen’s Loss on derivative investments, net from Revenue to Other Income;

•	Reclassification of approximately $9.2 million for Energen’s Lease operating expenses to Gathering and transportation;

•	Reclassification of approximately $14.8 million for Energen’s Lease operating expenses to Midstream services;

•	Reclassification of approximately $0.6 million for Energen’s Lease operating expenses to Midstream services, revenue; and

•	Reclassification of approximately $2.5 million for Energen’s Gain on sale of assets and other, net to Midstream services, revenue.

(b)	Adjustment to eliminate Energen’s Gain on sale of assets which were recorded under the successful efforts method of accounting in accordance with the full cost method of accounting;

(c)

Adjustment to eliminate Energen’s asset impairment and exploration costs which were recorded in accordance with the successful efforts method of accounting from operating expense in accordance with the full cost method of accounting. Diamondback does not expect to record any impairment for the year ended December, 31, 2017 and the six months ended June 30, 2018 related to Energen under the full cost method of accounting.

(d)

The allocation of the estimated fair value of consideration transferred (based on the closing price of Diamondback common shares as of September 6, 2018) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	approximately $171.0 million increase in Energen’s gross book basis of Oil and natural gas properties to reflect them at fair value;

•	approximately $1.0 billion net increase in Deferred tax liabilities associated with the transaction.

•	approximately $52.4 million net decrease in Midstream assets associated with the transaction; and

•	approximately $8.9 million net increase to Energen’s senior notes to record them at fair value;

(e)	Adjustment to eliminate Energen’s historical depreciation, depletion, amortization and impairment which were recorded under the successful efforts method of accounting.

(f)	The following adjustments were made to eliminate Energen’s outstanding credit facility balance using borrowings under Diamondback’s credit facility:

•	approximately $301 million of borrowings under Diamondback’s existing credit facility to repay Energen’s remaining credit facility balance; and

•	approximately $1.8 million from Prepaid expenses and other and $6.8 million from Other assets to eliminate Deferred loan costs related to Energen’s credit facility.

(g)

Reflects the impact of estimated transaction costs of $64 million related to the merger, including underwriting, severance, banking, legal and accounting fees that are not capitalized as part of the transaction. The costs are not reflected in the historical June 30, 2018 consolidated balance sheets of Diamondback and Energen, but are reflected in the pro forma condensed combined balance sheet as an increase to Other current liabilities as they will be expensed by Diamondback and Energen as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma condensed combined statements of operations due to their nonrecurring nature.

(h)	Reflects the elimination of Energen’s historical equity balances in accordance with the acquisition method of accounting.

(i)

Reflects the estimated increase in Diamondback’s Common stock and Additional paid-in capital resulting from the issuance of Diamondback common shares to Energen stockholders to affect the transaction as follows (in thousands, except per share amounts):

Shares of Diamondback common stock to be issued	62,931
Closing price per share of Diamondback common stock on September 6, 2018	$114.49
Total fair value of shares of Diamondback common stock to be issued	$7,204,934
Increase in Diamondback common stock ($0.001 par value per share) as of June 30, 2018	—

Increase in Diamondback additional paid-in capital as of June 30, 2018	$7,204,934

(j)	Adjustment to record pro forma oil and natural gas related depletion calculated in accordance with the full cost method of accounting.

(k)	The following adjustments were made to reflect pro forma changes in Interest:

Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2018 :

•

approximately $3 thousand net decrease related to the change in interest rate calculated on the borrowings under Diamondback’s existing credit facility after the repayment of Energen’s credit facility balance of $301 million.

Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2017:

•

approximately $3.7 million net increase related to the change in interest rate calculated on the borrowings under Diamondback’s existing credit facility after the repayment of Energen’s credit facility balance of $301 million.

(l)

Reflects the income tax effect of pro forma adjustments presented. The tax rate applied was the estimated combined statutory rate of 21.5925% for the six months ended June 30, 2018. The pro forma adjustments to income tax benefit for the year ended December 31, 2017 consisted solely of deferred taxes and therefore the tax rate applied was the estimated combined statutory rate of 21.5925%.

(m)	Reflects Diamondback’s shares estimated to be issued to Energen shareholders.

Note 4. Unusual events:

For the year ended December 31, 2017

Income tax benefit. Diamondback recorded an income tax benefit of $186.7 million, which included discrete provisional income tax benefits of approximately $315.7 million related to the enactment of the Tax Cuts and Jobs Act. For additional information, see Note 11 of the Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” of Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2017 incorporated herein by reference.

For the six months ended June 30, 2018

None

Note 5. Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma condensed combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2017, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2017. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2017.

	Oil (MBbls)
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
As of December 31, 2016	139,174	199,575	338,749
Extensions and discoveries	99,980	66,304	166,284
Revisions of previous estimates	(7,715)	7,903	188
Purchase of reserves in place	24,322	179	24,501
Divestitures	(1,163)	0	(1,163)
Production	(21,417)	(16,951)	(38,368)

As of December 31, 2017	233,181	257,010	490,191

Proved Developed Reserves:
December 31, 2016	79,457	101,202	180,659
December 31, 2017	141,246	143,907	285,153
Proved Undeveloped Reserves:
December 31, 2016	59,717	98,373	158,090
December 31, 2017	91,935	113,103	205,038

	Natural Gas Liquids (MBbls)
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
As of December 31, 2016	37,134	58,046	95,180
Extensions and discoveries	20,825	23,098	43,923
Revisions of previous estimates	(1,466)	14,853	13,387
Purchase of reserves in place	2,633	37	2,670
Divestitures	(461)	0	(461)
Production	(4,056)	(5,255)	(9,311)

As of December 31, 2017	54,609	90,779	145,388

Proved Developed Reserves:
December 31, 2016	22,080	29,767	51,847
December 31, 2017	35,412	52,882	88,294
Proved Undeveloped Reserves:
December 31, 2016	15,054	28,279	43,333
December 31, 2017	19,198	37,897	57,095

	Natural Gas (MMcf)
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
As of December 31, 2016	174,896	352,248	527,144
Extensions and discoveries	109,032	156,461	265,493
Revisions of previous estimates	(10,065)	102,107	92,042
Purchase of reserves in place	34,640	201	34,841
Divestitures	(2,474)	0	(2,474)
Production	(20,660)	(33,528)	(54,188)

As of December 31, 2017	285,369	577,489	862,858

Proved Developed Reserves:
December 31, 2016	105,399	187,117	292,516
December 31, 2017	190,740	342,616	533,356
Proved Undeveloped Reserves:
December 31, 2016	69,497	165,131	234,628
December 31, 2017	94,629	234,873	329,502

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2017 is as follows (in thousands):

	As of December 31, 2017
	Diamondback Historical	Energen Historical		Diamondback Pro Forma Combined
Future cash inflows	$12,921,897	$15,531,237		$28,453,134
Future development costs	(1,123,979)	(2,077,918)		(3,201,897)
Future production costs	(2,994,877)	(4,467,989	)(1)	(7,462,866)
Future production taxes	(928,891)	—		(928,891)
Future income tax expenses	(83,961)	(1,381,999)		(1,465,960)

Future net cash flows	7,790,189	7,603,331		15,393,520
10% discount to reflect timing of cash flows	(4,033,130)	(4,283,536)		(8,316,666)

Standardized measure of discounted future net cash flows	$3,757,059	$3,319,795		$7,076,854

(1)	Energen’s historical future production costs includes future production tax in an amount of $809.8 million.

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2017 are as follows (in thousands):

	Year Ended December 31, 2017
	Diamondback Historical	Energen Historical	Diamondback Pro Forma Combined
Standardized measure of discounted future net cash flows at the beginning of the period	$1,711,413	$1,349,807	$3,061,220
Sales of oil and natural gas, net of production costs	(986,246)	(788,130)	(1,774,376)
Purchase of minerals in place	428,324	3,769	432,093
Extensions and discoveries, net of future development costs	1,791,686	1,492,562	3,284,248
Previously estimated development costs incurred during the period	190,121	148,534	338,655
Net changes in prices and production costs	577,781	659,802	1,237,583
Changes in estimated future development costs	(52,908)	(86,642)	(139,550)
Revisions of previous quantity estimates	(98,857)	389,684	290,827
Accretion of discount	174,185	149,664	323,849
Net change in income taxes	(9,074)	(256,778)	(265,852)
Net changes in timing of production and other	30,634	257,523	288,157

Standardized measure of discounted future net cash flows at the end of the period	$3,757,059	$3,319,795	$7,076,854

COMPARISON OF RIGHTS OF STOCKHOLDERS OF DIAMONDBACK AND SHAREHOLDERS OF ENERGEN

Diamondback is incorporated under the laws of the State of Delaware, and Energen is incorporated under the laws of the State of Alabama. Upon completion of the merger, the certificate of incorporation and bylaws of Diamondback in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, the rights of Energen’s shareholders who receive shares of Diamondback common stock as a result of the merger will be governed by the Delaware General Corporation Law (which we refer to as “DGCL”), Diamondback’s certificate of incorporation and Diamondback’s bylaws. The following discussion summarizes certain material differences between the rights of holders of Energen common stock and Diamondback common stock resulting from the differences in their governing documents and in the ABNEC and the DGCL.

This discussion does not purport to be a complete statement of the rights of holders of Diamondback common stock under the DGCL, Diamondback’s certificate of incorporation (which we refer to as “Diamondback’s charter”) and Diamondback’s amended and restated bylaws (which we refer to as “Diamondback’s bylaws”) or the rights of holders of Energen common stock under the ABNEC, Energen’s amended certificate of incorporation (which we refer to as “Energen’s charter”) and Energen’s amended and restated bylaws (which we refer to as “Energen’s bylaws”), and is qualified in its entirety by reference to the governing corporate documents of Diamondback and Energen and applicable law. For more information, see “Where You Can Find More Information,” beginning on page 197.

Diamondback	Energen
Capital Stock

Diamondback’s charter authorizes 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of the Diamondback record date, there were 98,673,931 shares of Diamondback common stock outstanding and no shares of Diamondback preferred stock outstanding.

Energen’s charter authorizes 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

As of the Energen record date, there were 97,527,659 shares of Energen common stock outstanding and no shares of Energen preferred stock outstanding.

Board of Directors
Section 141(b) of the DGCL provides that the number of directors constituting the board may be fixed by the charter or bylaws of a corporation. Diamondback’s charter provides that the Diamondback board will consist of not fewer than five nor more than 13 directors. Diamondback currently has 7 directors. The Diamondback board is not classified. All directors are elected annually for one-year terms.	Energen’s charter and Energen’s bylaws provide that the board of directors shall consist of not fewer than nine nor more than 15 directors. Energen currently has 10 directors. Energen’s board of directors is divided into three classes as nearly equal in number as possible. A director’s term of office expires at the third succeeding annual meeting of Energen shareholders after their election.

Removal of Directors

As described above under “—Board of Directors,” Diamondback has a declassified board.

Diamondback’s charter provides that a director may be removed at any time, with or without cause, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock of Diamondback entitled to vote generally in the election of directors, voting together as a single class.

As described above under “—Board of Directors,” Energen has a classified board.

Energen’s charter provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least 80% of the voting power of all the shares of Energen then entitled to vote in the election of directors.

Diamondback	Energen
Filling Vacancies on the Board of Directors
Diamondback’s charter provides that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the directorship.	Energen’s charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any vacancy occurring in the Energen board may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will serve until the next annual meeting of shareholders. Any directorship to be filled by reason of an increase in the number of directors must be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose, unless applicable law then permits such directorship to be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Alabama law now permits such vacancies to be filled by the remaining directors. No decrease in the number of directors constituting the Energen board will shorten the term of any incumbent director.

Amendment of Certificate of Incorporation/Articles of Incorporation
Diamondback’s charter requires that the affirmative vote of at least two-thirds of the voting power of all outstanding shares of capital stock of Diamondback entitled to vote generally in the election of directors, voting together as a single class, to amend certain provisions of Diamondback charter, including those provisions dealing with related party transactions, corporate opportunities, board of directors, amendment of bylaws and meetings of stockholders.	Energen’s charter requires the affirmative vote of the holders of at least 80% of Energen’s voting stock to amend certain provisions of Energen’s charter, including those provisions dealing with classification of directors and the transactions described under the sections entitled “Board of Directors,” “Removal of Directors,” “Special Vote Requirements for Certain Transactions” and “Filling Vacancies on the Board of Directors.”

Amendment of Bylaws
Diamondback’s charter provides that the bylaws may be adopted, amended, altered or repealed by (1) the affirmative vote of a majority of the whole board (the total number of directors Diamondback would have if there were no vacancies) or (2) the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of Diamondback entitled to vote generally in the election of directors, voting together as a single class.	Energen’s bylaws provide that the bylaws may be altered, amended or repealed by (1) the vote of the majority of all the members of the Energen board or (2) the vote of the holders of a majority of all of the stock entitled to vote at elections of directors.

Notice of Meetings of Diamondback Stockholders or Energen Shareholders
Diamondback’s bylaws provide that written notice of any stockholders’ meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.	Energen’s bylaws provide that written notice must be given at least 10 days before each annual and special meeting.

Right to Call Special Meeting of Diamondback Stockholders or Energen Shareholders
Diamondback’s bylaws authorize the calling of a special meeting of stockholders by the chairman of the board, the chief executive officer or by the Diamondback board pursuant to a resolution of a majority of the whole board	Energen’s bylaws authorize the calling of a special meeting of shareholders by the secretary of Energen at the direction of the chairman of the board or the

Diamondback	Energen
(the total number of directors Diamondback would have if there were no vacancies). Diamondback’s stockholders do not have the ability to call a special meeting.

president or at the request of a majority of the directors.

In addition, under Section 10A-2-7.02 of the ABNEC, holders of least 10 percent of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting may call a special meeting through written demand.

Nominations and Proposals by Diamondback Stockholders or Energen Shareholders

Diamondback’s bylaws provide that (1) business may be brought before an annual meeting and (2) nominations of persons for election to the Diamondback board at an annual meeting or special meeting may be made, in each case, by any stockholder of record entitled to vote at such meeting and who complies with the procedures set forth in Diamondback’s bylaws. The Diamondback bylaws do not otherwise provide for submission of stockholder proposals for consideration at special meetings.

To be timely, a stockholder must give written notice to the corporate secretary not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, or in the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder to be timely must be so received (1) no earlier than the opening of business on the 120th day before the meeting and (2) not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by Diamondback.

Energen’s bylaws require that (1) business may be brought before an annual meeting and (2) nominations of persons for election to the Energen board at an annual meeting or special meeting be made by an Energen shareholder entitled to vote at such meeting and who complies with the procedures set forth in Energen’s bylaws.

To be timely, a shareholder who intends to nominate a candidate for election to the Energen board must deliver or mail notice no later than the close of business 90 days nor earlier than the close of business 120 days prior to the first anniversary of the preceding year’s annual shareholder meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Energen’s notice of meeting or the notice of meeting given in connection with the call of such special meeting by or at the demand of Energen’s shareholders in accordance with the provisions of Section 10A-2-7.02 of the ABNEC (as further described under “—Right to Call Special Meeting of Diamondback Stockholders or Energen Shareholders.” Any shareholders who have made such demand may conduct such business as specified in the notice of meeting if, and only if, the stockholder’s notice as to the information and in the form required by the Energen bylaws is delivered to, and received by, the president or corporate secretary

Diamondback	Energen
of Energen contemporaneously with the delivery of the written demand by such stockholders for such special meeting pursuant to Section 10A-2-7.02 of the ABNEC.

Indemnification of Officers, Directors and Employees

Diamondback’s charter and bylaws provide that Diamondback will indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Diamondback, or while a director or officer of Diamondback, is or was serving at the request of Diamondback as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Notwithstanding the foregoing, a person eligible for indemnification pursuant to Diamondbacks charter will be indemnified by Diamondback in connection with a proceeding initiated by such person only if such proceeding was authorized by Diamondback’s board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

Diamondback’s bylaws provide that Diamondback will pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition to the full extent permitted by Delaware law; except that, to the extent required by law, any payment of expenses in advance of the final disposition of a proceeding will be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

Under the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted

Energen’s bylaws provide that Energen will indemnify and hold harmless, to the fullest extent permitted by law, including the ABNEC, any person who was or is made or is threatened to be made a party to or is otherwise involved in any proceeding, or of any claim, issue or matter in such proceeding, by reason of the fact that he or she is or was a director or officer of Energen, or while a director or officer of Energen, is or was serving at the request of Energen as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred by such persons in connection with the defense of such proceeding.

In addition, Energen will indemnify, to the same extent as with respect to officers and directors of Energen, any employee of Energen, and any employee of Energen (and any other person, as evidenced by a duly adopted resolution of the Energen board) who is or was serving at the request of Energen as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which proceeding both such employee or other person is a party because such person is or was an employee of Energen or is or was serving at the request of Energen in one of the capacities referred to above and Energen is obligated to provide, and is providing, indemnification to one or more officers or directors of Energen pursuant to the first paragraph above.

The ABNEC permits a corporation to indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses actually incurred if (1) the individual conducted himself or herself in good faith; and (2) the individual reasonably believed: (i) in the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests; and (ii) in all other cases, that the conduct was at least not opposed to its best interests; and (3) in the

Diamondback	Energen
in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper.

case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. The ABNEC provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. The ABNEC also provides that a person may not be indemnified in respect of any proceeding alleging improper personal benefit in which the person was found liable on the basis that personal benefit was improperly received. The person found liable in the derivative proceeding or in the proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification for expenses if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The ABNEC provides that unless otherwise provided in the corporation’s charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding, where he or she was a party because he or she is or was a director or officer, must be indemnified against reasonable expenses. In addition, the ABNEC provides that reasonable expenses incurred by a director, officer, employee or agent who is a party to a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if the corporation receives a written affirmation from the person to receive the advancement of that person’s good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by the person to repay the advanced amount if it is ultimately determined that he or she has not met the standard of conduct.

Special Vote Requirements for Certain Transactions

Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder or any entity for a period of three years from the date on which the stockholder first becomes an interested stockholder if the transaction is caused by the interested stockholder. There is an exception to the three-year waiting period requirement if:

•  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

Energen’s charter provides that certain specified transactions with an “interested stockholder” require approval by the vote of the holders of at least 80% of the then outstanding shares of Energen’s voting stock, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is approved by a majority of Energen’s “disinterested” board members. A board member is considered disinterested if such member is neither affiliated with, nor a nominee of, the “interested stockholder” and was a board member prior to the time the “interested stockholder” became an “interested stockholder” (or the duly elected successor to such board member).

Diamondback	Energen

•  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding shares of stock entitled to vote not owned by the interested stockholder at a meeting of stockholders.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations or transfers of at least 10% of the assets of the corporation.

The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of stock entitled to vote. Diamondback has expressly elected not to be governed by the DGCL’s business combination provisions in its charter or bylaws.

The specified transactions include transactions such as mergers, consolidations or transfers of Energen’s assets with a value of $1,000,000 or more, the issuance or transfer of Energen’s stock or other securities in exchange for cash, securities or other property having a value of $1,000,000 or more, adoption of any liquidation or dissolution proposal suggested by or on behalf of an “interested stockholder” and reclassification of securities, recapitalization, merger or consolidation which has the effect of increasing an “interested stockholder’s” proportionate share of Energen’s outstanding equity securities.

Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns 10% or more of Energen’s voting stock.

Statutory Approval of a Merger by Diamondback Stockholders or Energen Shareholders

Under Section 251 of the DGCL, subject to certain exceptions, a merger must be approved by the board of directors and by the affirmative vote of the holders of at least a majority (unless the charter requires a higher percentage) of the outstanding shares of stock entitled to vote.

Diamondback’s charter and bylaws do not mention any exceptions or additions to what is required by Section 251.

Under Section 10A-2-11.03 of the ABNEC, subject to certain exceptions, a merger must be approved by the affirmative vote of two-thirds of the outstanding stock of Energen entitled to vote.

Stockholder or Shareholder Action Without a Meeting
Diamondback’s charter provides that any action required or permitted to be taken by Diamondback’s stockholders must be effected at a duly called annual or special meeting of the stockholders, unless the Diamondback board approves in advance of the taking of such action by means of written consent of the stockholders.

Under Section 10A-2-7.04 of ABNEC, except as provided in the corporation’s articles of incorporation, actions required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action.

Energen’s charter does not prohibit shareholder action by such unanimous written consent.

Dissenters’ Rights

Under Section 262 of the DGCL, a stockholder has the right to receive a judicial appraisal of the fair value of his or her shares if the stockholder has neither voted in favor of nor consented in writing to the merger or consolidation.

Unless a corporation’s charter provides otherwise, these appraisal rights are not available:

Under Article 13 of ABNEC, a shareholder has the right to receive a judicial appraisal of the fair value of his or her shares if the shareholder has neither voted in favor of nor consented in writing to the merger or consolidation. For a more fulsome description of the dissenters’ rights under the ABNEC, see “The Merger —Appraisal Rights/Dissenters’ Rights in the Merger.”

Diamondback	Energen

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

Diamondback’s charter does not provide otherwise.

Forum Selection
Diamondback’s charter provides that unless
Diamondback consents in writing to the selection of an
alternative forum, the Court of Chancery of the State of
Delaware will be the sole and exclusive forum for
(i) any derivative action or proceeding brought on
Diamondback’s behalf, (ii) any action asserting a claim
of breach of a fiduciary duty owed by any of
Diamondback’s directors, officers or other employees to
Diamondback’s or its stockholders, (iii) any action
asserting a claim against Diamondback arising pursuant
to any provision of the DGCL or Diamondback’s charter
or bylaws or (iv) any action asserting a claim against
Diamondback pertaining to internal affairs of
Diamondback. This provision of the Diamondback
charter (the “Diamondback exclusive forum provision”)
may limit a Diamondback stockholder’s ability to bring
a claim in a judicial forum that it finds favorable for
disputes with Diamondback and its directors, officers, or
other employees and may discourage lawsuits with
respect to such claims. The Diamondback exclusive
forum provision does not apply to claims arising under
the federal securities laws.	Energen’s bylaws provide that unless Energen
consents in writing to the selection of an alternative
forum, the sole and exclusive forum for (1) any
derivative action or proceeding brought on behalf of
Energen, (2) any action asserting a claim for or based
on a breach of a fiduciary duty owed by any current
or former director or officer or other employee of
Energen to Energen or to Energen’s shareholders,
including a claim alleging the aiding and abetting of
such a breach of fiduciary duty, (3) any action
asserting a claim against Energen or any current or
former director or officer or other employee of
Energen arising pursuant to any provision of the
ABNEC or Energen’s charter or bylaws (as either
may be amended from time to time) or (4) any action
asserting a claim related to or involving Energen that
is governed by the internal affairs doctrine will be the
Circuit Court of Jefferson County, Alabama,
Birmingham Division, or in the event that the Circuit
Court of Jefferson County, Alabama, Birmingham
Division, lacks jurisdiction, the U.S. District Court
for the Northern District of Alabama. This provision
of Energen’s bylaws (the “Energen exclusive forum
provision”) may limit an Energen shareholder’s
ability to bring a claim in a judicial forum that it
finds favorable for disputes with Energen and its
directors, officers, or other employees and may
discourage lawsuits with respect to such claims. The
Energen exclusive forum provision does not require
that claims arising exclusively under the federal
securities laws be brought in Alabama state court.

VALIDITY OF COMMON STOCK

The validity of the shares of Diamondback common stock offered hereby will be passed upon for Diamondback by Akin Gump Strauss Hauer & Feld LLP.

TAX OPINIONS

Certain U.S. federal income tax consequences of the transaction will be passed upon for Energen by Wachtell, Lipton, Rosen & Katz.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Diamondback by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

Diamondback Energy, Inc.

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Diamondback Energy, Inc. incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information included or referenced in this joint proxy statement/prospectus regarding the estimated quantities of oil and gas reserves of Diamondback and its consolidated subsidiaries and the discounted present value of future net cash flows therefrom as of December 31, 2017, 2016 and 2015 is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm. Diamondback has included or incorporated by reference these estimates in reliance on the authority of such firm as an expert in such matters.

Energen Corporation

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of Energen’s oil and natural gas reserves related to Energen’s properties as of December 31, 2017 included or incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement were audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Energen has included or incorporated by reference these estimates in reliance on the authority of such firm as an expert in such matters.

HOUSEHOLDING OF PROXY MATERIALS

Neither Diamondback nor Energen has elected to institute householding in connection with the delivery of proxy materials for the Diamondback special meeting or the Energen special meeting, respectively.

FUTURE STOCKHOLDER PROPOSALS

Diamondback Stockholder Proposals

Diamondback will hold an annual meeting of stockholders in 2019 (which we refer to as the “Diamondback 2019 annual meeting”) regardless of whether the merger has been completed.

Any stockholder proposals intended to be presented at the Diamondback 2019 annual meeting and considered for inclusion in Diamondback’s proxy materials must have been received by Diamondback’s Corporate Secretary no later than December 28, 2018. Such proposals must have been sent to: Diamondback’s Corporate Secretary, Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in Diamondback-sponsored proxy materials.

In order for a Diamondback stockholder proposal to be raised during the Diamondback 2019 annual meeting instead of being submitted for inclusion in Diamondback’s proxy statement, the stockholder’s written notice or nomination must have been received by Diamondback’s Corporate Secretary no earlier than February 6, 2019 and no later than March 8, 2019, and must have contained the information required by the Diamondback bylaws with respect to stockholder proposals.

You may contact Diamondback’s Corporate Secretary at Diamondback Energy, Inc., 9400 N. Broadway Extension, Suite 700, Oklahoma City, Oklahoma 73114, for a copy of the relevant provisions of the Diamondback bylaws regarding the requirements for making stockholder proposals and nominating director candidates. You can also visit Diamondback’s website and download a copy of the Diamondback bylaws.

Energen Shareholder Proposals

If the merger agreement is not approved by the requisite vote of the Energen shareholders or if the merger is not completed for any reason, Energen intends to hold an annual meeting of its shareholders in 2019 (which we refer to as the “Energen 2019 annual meeting”).

In order to be considered for inclusion in Energen’s proxy statement for the Energen 2019 annual meeting and related form of proxy, proposals of shareholders submitted in accordance with SEC Rule 14a-8 and intended to be presented at the Energen 2019 annual meeting must be received at Energen’s principal executive offices no later than November 22, 2018. If a shareholder desires to bring other business before the Energen 2019 annual meeting without including such proposal in the proxy statement for the Energen 2018 annual meeting, the shareholder must notify Energen in writing no earlier than January 3, 2019 and no later than February 2, 2019 in accordance with Energen’s bylaws. Shareholders who wish to nominate individuals to serve on the Energen board of directors must follow the requirements set forth in Sections 1.11 and 1.12 of Energen’s bylaws. In order to be eligible to nominate a person for election to the Energen board of directors, a shareholder must (i) comply with the notice procedures set forth in Energen’s bylaws and (ii) be a shareholder of record on the date of giving such notice as well as on the meeting date. To be timely, any shareholder who wishes to make a nomination to be considered at the Energen 2019 annual meeting must deliver the notice specified by Energen’s bylaws between January 3, 2019 and February 2, 2019. Energen’s bylaws contain a number of substantive and procedural requirements that should be reviewed by any interested shareholder. Shareholder proposals and director nominations should be directed to Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Both Diamondback and Energen file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Diamondback or Energen files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 (1-800-732-0330) for further information on the Public Reference Room. In addition, Diamondback and Energen file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from Diamondback at http://www.diamondbackenergy.com under the “Investors” link and then under the heading “Financial Reports” or from Energen by accessing Energen’s website at http://www.energen.com under the “Investor Relations” link and then the “SEC Filings” link.

Diamondback has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows Diamondback and Energen to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Diamondback:

•	Diamondback’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 15, 2018;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from Diamondback’s definitive proxy statement on Schedule 14A, filed on April 27, 2018;

•

Diamondback’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2018, filed on May 10, 2018, and Quarterly Report on Form 10-Q for the three-month period ended June 30, 2018 filed with the SEC on August 9, 2018;

•

Diamondback’s Current Reports on Form 8-K, filed on January 24, 2018 (two reports), January 30, 2018, April 27, 2018 (except for Item 7.01), June 1, 2018, June 11, 2018, August 15, 2018 (two reports), September 7, 2018, September 18 (two reports), September 24, 2018 and October 1, 2018; and

•

any description of shares of Diamondback common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Energen:

•	Energen’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 28, 2018;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from Energen’s definitive proxy statement on Schedule 14A, filed on March 22, 2018;

•

Energen’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2018, filed on May 9, 2018, and Quarterly Report on Form 10-Q for the three-month period ended June 30, 2018 filed with the SEC on August 8, 2018;

•

Energen’s Current Reports on Form 8-K, filed on March 7, 2018, May 1, 2018, May 4, 2018 (as amended by the Current Report on Form 8-K/A on May 8, 2017), June 8, 2018, August 14, 2018 and August 15, 2018 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•

any description of shares of Energen common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, Diamondback and Energen are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Diamondback on September 13, 2018, and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the Diamondback stockholders and the Energen shareholders, provided, however, that Diamondback and Energen are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Diamondback or Energen, without charge, upon written or oral request to the applicable company’s principal offices. The respective addresses and phone numbers of such principal offices are listed below.

For Diamondback Stockholders:	For Energen Shareholders:
Diamondback Energy, Inc. 9400 N. Broadway, Suite 700 Oklahoma City, Oklahoma 73114 Attention: Corporate Secretary Telephone: (405) 463-6900	Energen Corporation. 605 Richard Arrington Jr. Boulevard North Birmingham, Alabama 35203 Attention: Corporate Secretary Telephone: (205) 326-2700

To obtain timely delivery of these documents before the Diamondback special meeting, Diamondback stockholders must request the information no later than November 19, 2018 (which is five business days before the date of the Diamondback special meeting).

To obtain timely delivery of these documents before the Energen special meeting, Energen shareholders must request the information no later than November 19, 2018 (which is five business days before the date of the Energen special meeting).

Neither Diamondback nor Energen has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DIAMONDBACK ENERGY, INC.,

SIDEWINDER MERGER SUB INC.

and

ENERGEN CORPORATION

Dated as of August 14, 2018

A-i

5.4	Consents	A-27
5.5	SEC Documents	A-27
5.6	Absence of Certain Changes or Events	A-28
5.7	No Undisclosed Liabilities	A-28
5.8	Information Supplied	A-28
5.9	Parent Permits; Compliance with Applicable Laws	A-29
5.10	Compensation; Benefits	A-29
5.11	Labor Matters	A-30
5.12	Taxes	A-31
5.13	Litigation	A-32
5.14	Intellectual Property	A-32
5.15	Real Property	A-33
5.16	Rights-of-Way	A-33
5.17	Oil and Gas Matters	A-33
5.18	Environmental Matters	A-35
5.19	Material Contracts	A-36
5.20	Derivative Transactions	A-36
5.21	Insurance	A-37
5.22	Opinion of Financial Advisor	A-37
5.23	Brokers	A-37
5.24	Regulatory Matters	A-37
5.25	Ownership of Company Common Stock	A-37
5.26	Business Conduct	A-38
5.27	No Additional Representations	A-38

ARTICLE VI COVENANTS AND AGREEMENTS		A-38

6.1	Conduct of Company Business Pending the Merger	A-38
6.2	Conduct of Parent Business Pending the Merger	A-41
6.3	No Solicitation by the Company	A-43
6.4	No Solicitation by Parent	A-46
6.5	Preparation of Joint Proxy Statement and Registration Statement	A-48
6.6	Company Shareholders Meeting and Parent Stockholders Meeting	A-49
6.7	Access to Information	A-51
6.8	Regulatory Approvals; Efforts	A-52
6.9	Employee Matters	A-53
6.10	Indemnification; Directors’ and Officers’ Insurance	A-55
6.11	Transaction Litigation	A-56
6.12	Public Announcements	A-56
6.13	Advice of Certain Matters; No Control of Business	A-57
6.14	Section 16 Matters	A-57
6.15	Listing Application	A-57
6.16	Tax Matters	A-57
6.17	Takeover Laws	A-58
6.18	Obligations of Merger Sub	A-58
6.19	Cooperation	A-58

ARTICLE VII CONDITIONS PRECEDENT		A-58

7.1	Conditions to Each Party’s Obligation to Consummate the Merger	A-58
7.2	Additional Conditions to Obligations of Parent and Merger Sub	A-59
7.3	Additional Conditions to Obligations of the Company	A-59
7.4	Frustration of Closing Conditions	A-60

A-ii

ARTICLE VIII TERMINATION		A-60

8.1	Termination	A-60
8.2	Notice of Termination; Effect of Termination	A-62
8.3	Expenses and Termination Fees	A-62

ARTICLE IX GENERAL PROVISIONS		A-64

9.1	Schedule Definitions	A-64
9.2	Survival	A-64
9.3	Notices	A-64
9.4	Rules of Construction	A-65
9.5	Counterparts	A-66
9.6	Entire Agreement; Third Party Beneficiaries	A-67
9.7	Governing Law; Venue; Waiver of Jury Trial	A-67
9.8	Severability	A-68
9.9	Assignment	A-68
9.10	Specific Performance	A-68
9.11	Amendment	A-69
9.12	Extension; Waiver	A-69

Annex A – Certain Definitions		A-A-1

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 14, 2018 (this “Agreement”), by and among Diamondback Energy, Inc., a Delaware corporation (“Parent”), Sidewinder Merger Sub Inc., an Alabama corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Energen Corporation, an Alabama corporation (the “Company”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, the Company, Parent and Merger Sub desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect the Merger (as defined herein);

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for approval and (iv) recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the issuance of the shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Stock Issuance”), are fair to, and in the best interests of, Parent’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance and (iii) recommended that the holders of Parent Common Stock approve the Parent Stock Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has executed and delivered a consent to approve this Agreement, which consent shall become effective promptly following the execution of this Agreement pursuant to Section 10A-2-7.04 of the Alabama Business and Non-Profit Entity Code (the “ABNEC”); and

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the ABNEC (the “Merger”). As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Alabama as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).

2.2 Closing.

(a) The closing of the Merger (the “Closing”), shall take place at 8:00 a.m., Central time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (excluding conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the continuing satisfaction or waiver of all conditions as of the Closing) at the offices of Wachtell, Lipton, Rosen & Katz in New York, New York, or such other time and place as Parent and the Company may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b) As early as practicable on the Closing Date, a certificate of merger prepared and executed in accordance with the relevant provisions of the ABNEC (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Alabama. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Alabama, or at such later time as shall be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the ABNEC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights, immunities, and franchises of each of the Company and Merger Sub, of a public as well as a private nature, and all debts and obligations due the Company and Merger, shall be taken and deemed to be transferred and vested in the Surviving Corporation, and the Surviving Corporation shall be responsible and liable for all of the liabilities and obligations of the Company and Merger Sub.

2.4 Organizational Documents of the Surviving Corporation. At and following the Effective Time, (a) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation and (b) the bylaws of the Company in effect immediately prior to the Effective Time shall remain the bylaws of the Surviving Corporation, in each case, until thereafter amended (subject to Section 6.10(b)) as provided therein or as provided by applicable Law.

2.5 Directors and Officers of the Surviving Corporation.

(a) (i) The Company shall use reasonable best efforts to obtain the resignations, conditioned and automatically effective upon the occurrence of the Effective Time, of each of its directors in office as of immediately prior to the Effective Time and (ii) Parent, as sole shareholder of the Surviving Corporation, shall fill the resulting vacancies on the board of directors of the Surviving Corporation with the directors of Merger Sub and/or such other persons as Parent shall select, each to serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND

MERGER SUB; EXCHANGE

3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Cancelled Shares and any Dissenting Shares), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2 and any Company Common Stock held in the trust funding the Company’s 1997 Deferred Compensation Plan, shall be converted into the right to receive from Parent 0.6442 (the “Exchange Ratio”) of a validly issued, fully-paid and nonassessable share of Parent Common Stock (the shares of Parent Common Stock issuable pursuant to this Section 3.1(b)(i), together with cash payable pursuant to Section 3.3(h), the “Merger Consideration”).

(ii) All such shares of Company Common Stock, when so converted pursuant to Section 3.1(b)(i), shall automatically be canceled and cease to exist. Each holder of a share of Company Common Stock that was outstanding immediately prior to the Effective Time (other than shares of Company Common Stock described in Section 3.1(b)(iii)) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Parent Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3.

(iii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (the “Cancelled Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Impact of Stock Splits, Etc. Without limiting the parties’ respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or (ii) the number of shares of Parent Common Stock, or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be used to calculate the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c).

3.2 Treatment of Company Equity Awards.

(a) Company Options. At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) that is outstanding immediately prior to the Effective Time shall be converted into a fully vested option (a “Parent Option”) to purchase (i) that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as otherwise provided in this Section 3.2(a), each such Parent Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Option immediately prior to the Effective Time.

(b) Company SARs. At the Effective Time, each stock appreciation right in respect of shares of Company Common Stock (a “Company SAR”) that is outstanding immediately prior to the Effective Time shall be converted into a fully vested stock appreciation right (a “Parent SAR”) in respect of (i) that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, (ii) at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as otherwise provided in this Section 3.2(b), each such Parent SAR shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company SAR immediately prior to the Effective Time.

(c) Company RSU Awards. At the Effective Time, each time-vesting restricted stock unit award in respect of shares of Company Common Stock that is outstanding immediately prior to the Effective Time (a “Company RSU Award”) shall be converted into an award of restricted stock units (a “Parent RSU Award”) in respect of that number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as otherwise provided in this Section 3.2(c), each such Parent RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting and dividend equivalents) as applied to the corresponding Company RSU Award immediately prior to the Effective Time.

(d) Accelerating Company Performance Share Awards. At the Effective Time, each performance share award in respect of shares of Company Common Stock that is outstanding immediately prior to the Effective Time (a “Company Performance Share Award” that is subject to a performance period that is scheduled to terminate on December 31, 2018 (an “Accelerating Company Performance Share Award”) shall fully vest (with any performance-based vesting condition applicable to such Accelerating Company Performance Share Award deemed to have been achieved at the greater of the target level and the actual level of performance as of the Effective Time, as determined by the Compensation Committee of the Company Board prior to the Effective Time consistent with Schedule 6.1(b) of the Company Disclosure Letter) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Accelerating Company Performance Share Award, less applicable employment and withholding tax. The Surviving Corporation shall issue the consideration described in this Section 3.2(d) (together with any accrued but unpaid dividend equivalents corresponding to the Accelerating Company Performance Share Awards that vest in accordance with this Section 3.2(d) as well as accrued but unpaid dividend equivalents in respect of any dividends paid on shares of Parent Common Stock between the Effective Time and the date the Merger Consideration is delivered in accordance with this Section 3.2(d)), less applicable tax withholdings, within five (5) Business Days following the Closing Date.

(e) Rollover Company Performance Share Awards. At the Effective Time, each Company Performance Share Award that is outstanding immediately prior to the Effective Time (other than an Accelerating Company Performance Share Award) shall be converted into a Parent RSU Award in respect of that number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Performance Share Award immediately prior to the Effective Time (with any performance-based vesting condition applicable to such Company Performance Share Award deemed to have been achieved at the greater of the target level and the actual level of performance as of the Effective Time, as determined by the Compensation Committee of the Company Board prior to the Effective Time consistent with Schedule 6.1(b) of the Company Disclosure Letter) multiplied by (ii) the Exchange Ratio. Each such Parent RSU Award shall be subject solely to time-based vesting over the originally scheduled vesting period of the corresponding Company Performance Share Award. Except as otherwise provided in this Section 3.2(e), each such Parent RSU Award shall continue to have, and shall be subject to, the same terms and conditions (including with respect to time-based vesting and dividend equivalents) as applied to the corresponding Company Performance Share Award immediately prior to the Effective Time.

(f) Company Actions. Prior to the Effective Time, the Company Board and/or the Compensation Committee of the Company Board shall adopt resolutions approving the treatment of the Company Performance Share Awards, Company Options, Company SARs, Company RSU Awards and Company Performance Share Awards (collectively, the “Company Equity Awards”) pursuant to the terms of this Section 3.2.

(g) Parent Actions. Parent shall take all corporate action necessary to issue a sufficient number of shares of Parent Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 3.2. Effective as of the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by or in respect of former employees and service providers of the Company) with respect to the shares of Parent Common Stock subject to such awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

3.3 Payment for Securities; Exchange.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into, or cause Merger Sub to enter into, an agreement with the Company’s transfer agent, or another firm reasonably acceptable to the Company and Parent, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares, pursuant to Section 3.3(h) to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of shares of Company Common Stock, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g) and to make payments in lieu of fractional shares pursuant to Section 3.3(h). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for shares of Company Common Stock pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Parent Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of (A) shares represented by a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (B) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), in each case, which shares were converted into the right to receive the Merger Consideration at the Effective Time, a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.1(b)(i).

(ii) Upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such shares of Company Common Stock, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such shares of Company Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

(c) Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Parent Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(h)) paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing shares of Company Common Stock described in Section 3.1(b)(iii)), any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company on the one hundred eightieth (180th) day after the Closing Date shall be delivered to Parent, upon demand, and any former common shareholders of the Company who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Exchange Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares of Company Common Stock described in Section 3.1(b)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

(g) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Parent Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all whole shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(h) No Fractional Shares of Parent Common Stock. No certificates or scrip or shares representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the volume weighted average price of Parent Common Stock for the five consecutive trading days ending on the date that is two (2) Business Days prior to the Closing Date as reported by The Wall Street Journal. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder), the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(i) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Company, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that any amounts are so deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to dissent and properly perfects such Person’s dissenters’ rights of appraisal with respect to such shares of Company Common Stock (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Section 10A-2-13.01 et seq. of the ABNEC (the “ABNEC Article 13”) shall not be converted into shares of Parent Common Stock as provided in Section 3.1(b)(i), but rather the holders of Dissenting Shares shall be entitled to payment of the “fair value” (as defined in ABNEC Article 13) of such Dissenting Shares plus accrued interest in accordance with ABNEC Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under ABNEC Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and shall have become exchangeable solely for the right to receive, shares of Parent Common Stock as provided in Section 3.1(b)(i). The Company shall serve prompt written notice to Parent of any demand received by the Company from a holder of shares of Company Common Stock pursuant to Section 13.21 of ABNEC Article 13, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or waive any failure by any holder of Company Common Stock to timely deliver a written demand for appraisal or the taking of any other action by any such holder as may be necessary to perfect appraisal rights under the ABNEC, or agree to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Letter”) and except as disclosed in the Company SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Standing and Power. The Company a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). The Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries that is, as of the date of this Agreement, a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

4.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on August 13, 2018: (A) 97,559,685 shares of Company Common Stock were issued and outstanding, which includes 77,820 shares of Company Common Stock held in trust to fund obligations under the Company’s 1997 Deferred Compensation Plan; (B) 3,271,612 shares of Company Common Stock were treasury stock; (C) 561,302 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options; (D) 390,874 shares of Company Common Stock were reserved for issuance upon the settlement of outstanding Company RSU Awards; (E) 444,861 shares of Company Common Stock (assuming satisfaction of performance goals at the target level) or 889,722 shares of Company Common Stock (assuming satisfaction of performance goals at the maximum level) were reserved for issuance upon the settlement of outstanding Company Performance Share Awards; (F) zero shares of Company Preferred Stock were issued and outstanding; and (G) 2,139,757 shares of Company Common Stock were reserved for issuance for future awards pursuant to the Company Equity Plans (assuming satisfaction of performance goals in respect of existing Company Performance Share Awards at the target level). At the close of business on August 13, 2018, Company SARs (all of which are cash-settled) in respect of 151,820 shares of Company Common Stock were issued and outstanding. Except as set forth in this Section 4.2, and except for changes since the close of business on August 13, 2018 resulting from stock grants or other awards granted in accordance with Section 6.1(b) or the exercise of stock options (and the issuance of shares thereunder) or settlement of equity awards, in each case, outstanding as of such date, there are outstanding: (i) no shares of Company Capital Stock, (ii) no Voting Debt or other voting securities or equity of the Company, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase, or acquire shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or any Subsidiary or securities convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt or other voting or equity securities of the Company or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance (including of the type set forth in the previous sentence) or other similar rights in respect of Company Capital Stock, and (v) no other commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound that would (A) obligate the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt or other voting or equity securities of the Company or any of its Subsidiaries, (B) obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement or (C) obligate Parent to issue additional shares of Parent Common Stock at the Effective Time pursuant to the terms of this Agreement (including pursuant to Section 3.1 and Section 3.2). The initial paragraph of this Article IV notwithstanding, the parties agree that nothing disclosed in any Company SEC Documents shall modify, qualify, or otherwise constitute an exception to this Section 4.2(a).

(b) All outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts (including the Company Equity Plans). All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect owned Subsidiary of the Company, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. There are not any shareholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the Company Capital Stock or other voting securities of the Company or any of its Subsidiaries. The Company and its Subsidiaries have no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries. The Company owns, directly or indirectly, all of the equity interests of its Subsidiaries.

(c) Schedule 4.2(c) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) each Company Equity Award, (ii) the name of each Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award (assuming satisfaction of performance conditions at both the target and maximum levels), (iv) the date on which each Company Equity Award was granted, (v) the expiration date of each Company Equity Award, if applicable and (vi) the vesting schedule applicable to each Equity Award. All Company Equity Awards were (A) granted in accordance with the terms of the applicable Company Equity Plan and in material compliance with the Exchange Act, all other applicable Laws and rules of the NYSE and (B) properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.

4.3 Authority; No Violations; Consents and Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions, subject, with respect to consummation of the Merger, to the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Company Board, at a meeting duly called and held, unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the Company’s shareholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) directed that this Agreement be submitted to the holders of Company Common Stock for approval and (iv) recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger (such recommendation described in clause (iv), the “Company Board Recommendation”). The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger.

(b) The execution, delivery and performance of this Agreement does not, and (assuming the Company Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company (assuming that the Company Shareholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time, or both, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) of, or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any Company Contract or material Company Permit, or (iii) assuming the Company Approvals are duly and timely obtained or made and the Company Shareholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the case of clause (iii), any such contraventions, conflicts, or violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.4 Consents. No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (including any amendments or supplements, the “Joint Proxy Statement”) relating to the meeting of the shareholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof, the “Company Shareholders Meeting”) and the Parent Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Alabama; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, the “Company Approvals”).

4.5 SEC Documents; Financial Statements.

(a) Since January 1, 2017, the Company has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, collectively, the “Company SEC Documents”). As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Company SEC Documents. As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

(c) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities in connection with the reports it files under the Exchange Act.

4.6 Absence of Certain Changes or Events.

(a) Since June 30, 2018, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From June 30, 2018, through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, including the Company Oil and Gas Properties, whether or not covered by insurance, and (iii) except as set forth in Schedule 4.6(b) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has undertaken any action that would require the consent of Parent pursuant to Section 6.1(b)(i), (iii), (iv), (v), (vi), (vii) or (x).

4.7 No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities with respect to which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of the Company dated as of June 30, 2018 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the three (3)-months ended June 30, 2018, (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to June 30, 2018; (c) liabilities incurred in connection with the Transactions and/or as permitted by this Agreement; (d) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (e) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to which shares of Parent Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to shareholders of the Company and to stockholders of Parent and at the time of the Company Shareholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.9 Company Permits; Compliance with Applicable Law. The Company and its Subsidiaries hold, and at all times since January 1, 2017 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of the Company, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.10 Compensation; Benefits.

(a) Schedule 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Company Benefit Plan, (B) the two most recent annual reports (Forms 5500), (C) the most recently received determination, opinion or advisory letter from the Internal Revenue Service relating to such Company Benefit Plan, and (D) the most recently prepared actuarial report for each Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance that does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”) and the related trust, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(g) Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.

(h) All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to the Company and its Subsidiaries taken as a whole.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company

Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to the Company and its Subsidiaries taken as a whole.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (iv) except as set forth in Schedule 4.10(j) of the Company Disclosure Letter, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations §1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k) Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.11 Labor Matters.

(a) There are no pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including but not limited to all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or by any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship, other than any such matters described in this sentence.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or been subject to such an investigation, in each case, with respect to Parent or any of its Subsidiaries.

4.12 Taxes.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by the Company or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by the Company or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, shareholders or other Persons) have been paid in full (other than, in the case of clause (B), with respect to matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in SEC Documents).

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its Subsidiaries.

(iii) There is no outstanding claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.

(iv) There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in SEC Documents.

(v) There are no Encumbrances for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(vi) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) any contract or arrangement solely among the Company and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (ii) any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(vii) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(viii) Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(b) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(c) After reasonable diligence, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.12, to the extent relating to Taxes or Tax matters, Section 4.5(b), and, to the extent expressly referring to Code sections, Section 4.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

4.13 Litigation. Except for such matters as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or threatened in writing (or, to the knowledge of the Company, threatened orally) against the Company or any of its Subsidiaries or any of the Company Oil and Gas Properties or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

4.14 Intellectual Property.

(a) The Company and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company IT Systems (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of the Company, are free from any malicious code.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) the Company and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company or its Subsidiaries; and (ii) to the knowledge of the Company, there has been no unauthorized access to or unauthorized use of any Company IT Systems, Personal Information or trade secrets owned or held for use by the Company or its Subsidiaries.

4.15 Real Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

4.16 Rights-of-Way. Each of the Company and its Subsidiaries has such consents, easements, rights-of-way, fee assets, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Company SEC Document, except for such Rights-of-Way the absence of which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.17 Oil and Gas Matters.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Ryder Scott Company, L.P. (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2017 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (the “Company Oil and Gas Properties”) and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (i) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (ii) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (iii) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of the Company or its Subsidiaries to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are a part of the Company Oil and Gas Properties (“Company Oil and Gas Leases”) have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Oil and Gas Properties have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Company Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Company Oil and Gas Lease) included in the Company Oil and Gas Properties.

(d) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Company Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Company SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Company nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

(g) Except as does not have and would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, (a) there are no wells that constitute a part of the Company Oil and Gas Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by the Company or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

4.18 Environmental Matters.

(a) Except for those matters that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

(ii) as of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceeding, judgment, decree, injunction, ruling or order related to Environmental Laws;

(iii) (A) there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases have resulted or are reasonably likely to result in liability to the Company or its Subsidiaries under Environmental Law, (B) neither the Company nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to the Company or its Subsidiaries under Environmental Law, and (C) neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Substances from the Company’s operations have been sent for treatment, disposal storage or handling; and

(iv) there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

(b) Except as expressly set forth in this Section 4.18 and except for the representations and warranties relating to the Company Permits as expressly set forth in Section 4.9, neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

4.19 Material Contracts.

(a) Schedule 4.19 of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following agreements to which or by which the Company or any Subsidiary of the Company is a party or to which their respective properties or assets is otherwise bound (but excluding any Company Benefit Plan):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Oil and Gas Properties) with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $15,000,000;

(iii) each contract that creates, evidences, secures, guarantees or otherwise relates to (A) Indebtedness for borrowed money in any amount or (B) other Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $15,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv) each contract for lease of personal property or real property (including Oil and Gas Properties) involving annual payments in excess of $15,000,000 that is not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days, other than contracts related to drilling rigs;

(v) each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that, following the Effective Time, by virtue of Parent becoming an Affiliate of the Company as a result of the Transactions, would by its terms (A) materially restrict the ability of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Closing) to (x) compete in any line of business or geographic area or with any Person during any period of time after the Effective Time or (y) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties or (B) could require the disposition of any material assets or line of business of Parent or any of its Subsidiaries (including the Company and its Subsidiaries following the Effective Time);

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii) each contract for any Derivative Transaction (including, for the avoidance of doubt, a summary of the material terms of each confirmation with respect thereto setting forth the counterparty, trade date, product, price, term and notional amounts or volumes);

(viii) each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Properties;

(ix) each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make annual expenditures in excess of $15,000,000 during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x) any contract that (A) provides for the sale by the Company or any of its Subsidiaries of Hydrocarbons (1) in excess of 10,000 barrels of oil equivalent of Hydrocarbons per day over a period of one (1) month (calculated on a yearly average basis) or (2) for a term greater than ten (10) years and (B) has a remaining term of greater than sixty (60) days and does not allow the Company or such Subsidiary to terminate it without penalty to the Company or such Subsidiary within sixty (60) days;

(xi) each agreement that contains any “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Company Oil and Gas Properties, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and, in each case, is material to the business of the Company and its Subsidiaries, taken as a whole;

(xii) any contract or agreement that would be required to be disclosed in a Company SEC Document between the Company or any of its Subsidiaries, on the one hand, and (x) any of their respective current or former officers or directors, (y) any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or (z) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y), on the other hand;

(xiii) any contract pursuant to which the Company or any of its Subsidiaries has paid amounts associated with any Production Burden in excess of $15,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $15,000,000 annually; and

(xiv) any acquisition contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $15,000,000.

(b) Collectively, the contracts set forth in Section 4.19(a) (including all amendments, amendments and restatements, modifications or supplements thereto (whether or not material)) are herein referred to as the “Company Contracts”. A true and complete copy of each Company Contract has been made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or, to the knowledge of the Company, any other party thereto. There are no disputes pending or threatened in writing (or, to the knowledge of the Company, threatened orally) with respect to any Company Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.20 Derivative Transactions.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

4.21 Insurance. The Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably customary for their businesses and operations. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each material insurance policy held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”) is in full force and effect on the date of this Agreement. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid to date and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Company Insurance Policies. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.22 Opinion of Financial Advisors. The Company Board has received the respective opinions of each of J.P. Morgan Securities LLC and Tudor Pickering Holt & Co Advisors LP, each addressed to the Company Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, from a financial point of view, the Exchange Ratio in the Merger is fair to the holders of the Company Common Stock (other than any Cancelled Shares and Dissenting Shares). A copy of each such opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement (it being agreed that each such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any other Person).

4.23 Brokers. Except for the fees and expenses payable to J.P. Morgan Securities LLC and Tudor Pickering Holt & Co Advisors LP, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.24 Regulatory Matters.

(a) Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(b) All natural gas pipeline and related facilities owned by the Company or any of its Subsidiaries are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not regulated by the Railroad Commission of Texas as gas utilities.

4.25 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, in any certificate delivered by the Company to Parent pursuant to Article VII, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article IV and in any certificate delivered by the Company to Parent pursuant to Article VII, any oral or written information presented to Parent or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V, in any certificate delivered by Parent to the Company pursuant to Article VII, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives and that the Company has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”), and except as disclosed in the Parent SEC Documents filed prior to the date hereof (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its Organizational Documents. Each Subsidiary of Parent (other than Merger Sub) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than where the failure to be so organized or to have such power or authority does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Organizational Documents of Parent and each of its Subsidiaries that is, as of the date hereof, a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X (in each case, as amended prior to the date of this Agreement).

5.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on August 13, 2018: (A) 98,621,440 shares of Parent Common Stock were issued and outstanding, including 0 shares of restricted Parent Common Stock issued pursuant to the Parent Equity Plan; (B) 0 shares of Common Stock were treasury stock; (C) 0 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock; (D) 200,579 shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit award in respect of shares of Parent Common Stock; (E) 319,749 (assuming satisfaction of performance goals at the target level) or 639,498 (assuming satisfaction of performance goals at the maximum level) shares of Parent Common Stock were reserved for issuance upon the settlement of outstanding performance-vesting restricted stock unit award in respect of shares of Parent Common Stock; (F) 0 shares of Parent Preferred Stock were issued and outstanding; and (G) 997,931 shares of Parent Common Stock were reserved for issuance of future awards pursuant to the Parent Equity Plan. Except as set forth in this Section 5.2, and except for changes since the close of business on August 13, 2018 resulting from stock grants or other awards granted in accordance with Section 6.2(b) or the exercise of stock options (and the issuance of shares thereunder) or settlement of equity awards, in each case, outstanding as of such date, there are outstanding: (i) no shares of capital stock, (ii) no Voting Debt or other voting or equity securities of Parent; (iii) no options, subscriptions. warrants, calls, rights (including preemptive rights) to subscribe for, purchase or acquire from Parent or any of its Subsidiaries any capital stock of Parent or other voting or equity securities of Parent or securities convertible into or exchangeable or exercisable for capital stock of Parent or other voting or equity securities of Parent, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance (including of the type set forth in the previous sentence) or other similar rights in respect of capital stock of Parent and (v) no other commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound that would (A) obligate Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting or equity securities of Parent or any of its Subsidiaries, or (B) obligate Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The initial paragraph of this Article V notwithstanding, the parties agree that nothing disclosed in any Parent SEC Documents shall modify, qualify, or otherwise constitute an exception to this Section 5.2(a).

(b) All outstanding shares of Parent Common Stock have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. The Parent Common Stock to be issued pursuant to this Agreement, when issued, will be (A) validly issued, fully paid and nonassessable and not subject to preemptive rights and (B) issued in compliance in all material respects with (1) applicable securities Laws and other applicable Law and (2) all requirements set forth in applicable contracts. All outstanding shares of capital stock of the Subsidiaries of Parent that are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, have been duly authorized, are validly issued, fully paid and non-assessable and are not subject to preemptive rights and are free and clear of all Encumbrances, except for Permitted Encumbrances. There are not any stockholder agreements, voting trusts or other agreements to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of the capital stock or other voting securities of Parent or any of its Subsidiaries. Parent has no (i) material joint venture or other similar material equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Parent.

(c) As of August 13, 2018, the authorized equity interests of Viper consist of common units (“Viper Common Units”) and Class B common units (“Viper Class B Common Units”) representing limited partner interests in Viper and a general partner interest in Viper (the “Viper General Partner Interest”). As of August 13, 2018, Viper had 51,550,777 Viper Common Units issued and outstanding and 72,418,500 Viper Class B Units issued and outstanding, of which 731,500 Viper Common Units and 72,418,500 Viper Class B Units were owned by Parent and (ii) the Viper General Partner Interest, 100% of which is held by Viper Energy Partners GP LLC, a Delaware limited liability company and the general partner of Viper. As of August 13, 2018, (A) 7,600 Viper Common Units were reserved for issuance upon the exercise of outstanding options to purchase Viper Common Units; (B) 146,208 Viper Common Units were reserved for issuance upon the settlement of outstanding phantom unit awards in respect of Viper Common Units; and (C) 8,909,316 Viper Common Units were reserved for issuance of future awards pursuant to the Viper Long-Term Incentive Plan. Except as set forth in the two preceding sentences, no equity interests of Viper are issued or outstanding as of August 13, 2018. All outstanding limited partner interests of Viper are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). The outstanding Viper General Partner Interest is duly authorized and validly issued and free of preemptive rights.

5.3 Authority; No Violations, Consents and Approvals.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent (subject to obtaining Parent Stockholder Approval) and Merger Sub (other than the approval of this Agreement by Parent as sole shareholder of Merger Sub, which shall be effective immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due and valid execution of this Agreement by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance, are fair to, and in the best interests of Parent and Parent’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance and (iii) resolved to recommend that the holders of Parent Common Stock approve the Parent Stock Issuance (such recommendation described in clause (iii), the “Parent Board Recommendation”). The Merger Sub Board has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of Merger Sub and the sole shareholder of Merger Sub and (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Merger. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, has executed a written consent that will become effective immediately after the execution and delivery of this Agreement pursuant to Section 10A-2-7.04 of the ABNEC to approve this Agreement in its capacity as sole shareholder of Merger Sub. The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Parent Stock Issuance and the Merger.

(b) The execution, delivery and performance of this Agreement does not, and (assuming the Parent Approvals are duly and timely obtained) the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of either Parent or Merger Sub (assuming the Parent Stockholder Approval is obtained) or any Subsidiary of Parent, (ii) with or without notice, lapse of time, or both, require any notice, consent or approval under, result in a violation of, a termination (or right of termination) or default under, or the creation or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Parent or any of its Subsidiaries under, any provision of any Parent Contract or material Parent Permit or (iii) assuming the Parent Approvals are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, solely in the cause of clause (iii), any such contraventions, conflicts, or violations, that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Consents. No Consent from, order of, or registration, declaration, notice or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions except for: (a) the filing of a notification and report form under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Alabama; (d) filings with the NASDAQ; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent, order, registration, declaration, notice, filing, or permit that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (collectively, the “Parent Approvals”).

5.5 SEC Documents.

(a) Since January 1, 2017, each of Parent and Viper has timely filed or furnished with the SEC all forms, reports, schedules and statements (in each case, including all appropriate exhibits and schedules thereto) required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, collectively, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Viper, respectively, has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents and the statements contained in any such certifications were true and correct as of the date such certifications were made. As of the date hereof, neither Parent nor Viper nor any of their respective officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by Parent or Viper from the SEC with respect to any of the Parent SEC Documents. As of the date hereof, to the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The audited consolidated financial statements and unaudited consolidated financial statements of Parent and Viper included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent and Viper, as applicable, and their respective consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and Viper, as applicable, and their respective consolidated Subsidiaries for the periods presented therein.

(c) Parent has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are effective (as such term is used in Rule 13a-15(b) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities in connection with the reports it files under the Exchange Act.

5.6 Absence of Certain Changes or Events.

(a) Since June 30, 2018, there has not been any Parent Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b) From June 30, 2018 through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their business in the ordinary course of business in all material respects (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, including the Parent Oil and Gas Properties, whether or not covered by insurance, and (iii) none of Parent or any of its Subsidiaries has undertaken any action that would require the consent of the Company pursuant to Section 6.2(b)(i), (iv), (v) or (vii).

5.7 No Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities with respect to which reserves, if applicable, have been provided in accordance with GAAP on the balance sheet of Parent dated as of June 30, 2018 (including the notes thereto) contained in Parent’s Quarterly Report on Form 10-Q for the three (3) months ended June 30, 2018; (b) liabilities incurred in the ordinary course of business consistent with past practice subsequent to June 30, 2018; (c) liabilities incurred in connection with the Transactions and/or as permitted by this Agreement; (d) liabilities not required to be presented on the face of or in the notes to an unaudited interim balance sheet prepared in accordance with GAAP; and (e) liabilities that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.8 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to shareholders of the Company and to stockholders of Parent and at the time of the Company Shareholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act; provided, however, that no representation is made by Parent with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

5.9 Parent Permits; Compliance with Applicable Laws. Parent and its Subsidiaries hold, and at all times since January 1, 2017 have held, all permits, licenses, certificates, registrations, consents, authorizations, variances, exemptions, certificates, orders, franchises, and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Parent Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect and no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, and Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The businesses of Parent and its Subsidiaries are currently being conducted, and at all times since January 1, 2017 have been conducted, in compliance with all applicable Laws, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened in writing (or, to the knowledge of Parent, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.10 Compensation; Benefits.

(a) Schedule 5.10(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all material Parent Benefit Plans. For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) Parent has heretofore made available to the Company true and complete copies of (i) each material Parent Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description required under ERISA with respect to such Parent Benefit Plan, (B) the two most recent annual reports (Forms 5500), (C) the most recently received determination, opinion or advisory letter from the Internal Revenue Service relating to such Parent Benefit Plan, and (D) the most recently prepared actuarial report for each Parent Benefit Plan.

(c) Each Parent Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance that does not have and has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(d) The Internal Revenue Service has issued a favorable determination, opinion or advisory letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Parent Qualified Plans”) and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.

(e) No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. During the immediately preceding six (6) years, no Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(f) None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g) Neither Parent nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their beneficiaries or dependents, except as required by Section 4980B of the Code.

(h) All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to Parent and its Subsidiaries taken as a whole.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Parent, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any liability that would be material to Parent and its Subsidiaries taken as a whole.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, cause Parent or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan, (ii) increase in the amount or value of, any payment, right or other benefit to any employee or director Parent or any of its Subsidiaries, or (iii) result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust.

(k) Neither Parent nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meet all requirements for such treatment; and (iii) that is intended to be funded and/or book reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.11 Labor Matters.

(a) There are no pending or, to the knowledge of Parent, threatened material labor grievances or material unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws respecting employment and employment or labor practices (including but not limited to all applicable Laws relating to wages, hours, child labor, collective bargaining, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, civil rights, classification of employees, classification of service providers as employees and/or independent contractors, affirmative action, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security), and there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee, current or former independent contractor or by any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment or service, wrongful termination of employment or service, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship, other than any such matters described in this sentence.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2017, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation or been subject to such an investigation, in each case, with respect to Parent or any of its Subsidiaries.

5.12 Taxes.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect,

(i) (A) All Tax Returns required to be filed (taking into account extensions of time for filing) by Parent or any of its Subsidiaries have been timely filed with the appropriate Taxing Authority, and all such Tax Returns are true, correct and complete, and (B) all Taxes that are due and payable by Parent or any of its Subsidiaries (including Taxes required to be withheld from payments to employees, creditors, shareholders or other Persons) have been paid in full (other than, in the case of clause (B), with respect to matters being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in SEC Documents).

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Parent or any of its Subsidiaries.

(iii) There is no outstanding claim, assessment or deficiency against Parent or any of its Subsidiaries for any Taxes that has been asserted or threatened in writing by any Governmental Entity except for any such claim, assessment or deficiency for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Company SEC Documents.

(iv) There are no disputes, audits, examinations, investigations or Proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes, in each case, other than in respect of matters for which adequate reserves have been established, in accordance with GAAP in the financial statements included in SEC Documents.

(v) There are no Encumbrances for Taxes on any property of Parent or any of its Subsidiaries other than Permitted Encumbrances.

(vi) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) any contract or arrangement solely among Parent and/or any of its Subsidiaries, or (ii) any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business (e.g., leases, credit agreements or other commercial agreements)). Neither Parent nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Parent or any of its Subsidiaries) or (ii) any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(vii) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(viii) Neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(b) Neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(c) After reasonable diligence, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 5.12, to the extent relating to Taxes or Tax matters, Section 5.5(b), and, to the extent expressly referring to Code sections, Section 5.10 are the sole and exclusive representations of the Company with respect to Taxes and Tax matters.

5.13 Litigation. Except for such matters as do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding pending or threatened in writing (or to the knowledge of Parent, threatened orally) against Parent or any of its Subsidiaries or any of the Parent Oil and Gas Properties, or (b) judgment, decree, injunction, ruling, writ, stipulation, determination, award or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries.

5.14 Intellectual Property.

(a) Parent and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of the business of each of Parent and its Subsidiaries as presently conducted does not infringe upon or misappropriate, or otherwise violate, any Intellectual Property of any other Person, except for such matters that does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent IT Systems (i) are sufficient for the current needs of the businesses of Parent and its Subsidiaries; (ii) have not malfunctioned or failed within the past three years and (iii) to the knowledge of the Company, are free from any malicious code.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Parent or its Subsidiaries; and (ii) to the knowledge of Parent, there has been no unauthorized access to or unauthorized use of any Parent IT Systems, Personal Information or trade secrets owned or held for use by Parent or its Subsidiaries.

5.15 Real Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of Parent’s Oil and Gas Properties, (a) Parent and its Subsidiaries have good, valid and defensible title to all material real property owned by Parent or any of its Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any Subsidiary of Parent (collectively, including the improvements thereon, the “Parent Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Parent or any Subsidiary of Parent is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Parent Material Leased Real Property (each, a “Parent Material Real Property Lease”) to the knowledge of Parent is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Parent nor any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Material Real Property Lease and (c) there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent’s Oil and Gas Properties, Parent Owned Real Property or Parent Material Leased Real Property.

5.16 Rights-of-Way. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, and subject to the limitations, qualifications, reservations and encumbrances contained in any Parent SEC Document, except for such Rights-of-Way the absence of which does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.17 Oil and Gas Matters.

(a) Except as does not have and would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Ryder Scott Company, L.P. (in such capacity, the “Parent Independent Petroleum Engineers”) relating to the Parent interests referred to therein as of December 31, 2017 (the “Parent Reserve Report”) or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (the “Parent Oil and Gas Properties”) and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (A) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except for any such matters that, individually or in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Parent or its Subsidiaries to the Parent Independent Petroleum Engineers relating to the Parent interests referred to in the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, do not have and would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent set forth in the Parent Reserve Report are derived from reports that have been prepared by the Parent Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases that are part of the Parent Oil and Gas Properties (the “Parent Oil and Gas Leases”) have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Parent Oil and Gas Properties have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to the Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Parent Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Parent Oil and Gas Lease) included in the Parent Oil and Gas Properties.

(d) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Parent Oil and Gas Properties are being received by such selling entities in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Parent Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than (i) as reported in the Parent SEC Documents or (ii) awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Parent nor its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of Parent and its Subsidiaries or otherwise associated with an Oil and Gas Property of Parent or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by Parent or any of its Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of Parent or its Subsidiaries is subject to any preferential purchase, consent, tag-along or similar right that would become operative as a result of the Transactions.

(g) Except as does not have and would not reasonably be expected to have a Parent Material Adverse Effect, Parent’s knowledge, (a) there are no wells that constitute a part of the Parent Oil and Gas Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (b) all wells drilled by Parent or any of its Subsidiaries are either (i) in use for purposes of production, injection or water sourcing, (ii) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.

5.18 Environmental Matters.

(a) Except for those matters that do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and its Subsidiaries and their respective operations and assets are, and at all times since January 1, 2017 have been, in compliance with Environmental Laws;

(ii) as of the date of this Agreement, Parent and its Subsidiaries are not subject to any pending or, to Parent’s knowledge, threatened Proceedings, judgment, decree, injunction, ruling or order related to Environmental Laws;

(iii) (A) there have been no Releases of Hazardous Substances at any property currently or, to the knowledge of Parent, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries, or, to the knowledge of Parent, by any predecessors of Parent or any Subsidiary of Parent, which Releases have resulted or are reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, (B) neither Parent nor any of its Subsidiaries has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Substances in a manner that has resulted or is reasonably likely to result in liability to Parent or its Subsidiaries under Environmental Law, and (C) neither Parent nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws, including any liability or obligation with respect to the investigation, remediation, removal or monitoring of the Release of any Hazardous Substances at or from any property currently or formerly owned, operated, or otherwise used by Parent, or at or from any off-site location where Hazardous Substances from Parent’s operations have been sent for treatment, disposal storage or handling; and

(iv) there have been no environmental investigations, studies, audits, or other analyses conducted during the past three (3) years by or on behalf of, or that are in the possession of, Parent or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Parent prior to the date hereof.

(b) Except as expressly set forth in this Section 5.18 and except for the representations and warranties relating to the Parent Permits as expressly set forth in Section 5.9, neither Parent nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

5.19 Material Contracts.

(a) Schedule 5.19 of the Parent Disclosure Letter, together with the lists of exhibits contained in the Parent SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of each of the following agreements to which or by which Parent or any Subsidiary of the Company is a party or to which their respective properties or assets is otherwise bound (but excluding any Parent Benefit Plan):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) each contract that creates, evidences, secures, guarantees or otherwise relates to (A) Indebtedness for borrowed money in any amount or (B) other Indebtedness of the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iii) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(iv) each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Parent Oil and Gas Properties; and

(v) any contract or agreement that would be required to be disclosed in a Parent SEC Document between the Company or any of its Subsidiaries, on the one hand, and (x) any of their respective current or former officers or directors, (y) any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or (z) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the Persons described in the foregoing clauses (x) or (y), on the other hand.

(b) Collectively, the contracts set forth in Section 5.19(a) (including all amendments, amendments and restatements, modifications or supplements thereto (whether or not material)) are herein referred to as the “Parent Contracts”. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the knowledge of Parent, is any other party to any such Parent Contract in breach or default thereunder and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries, or, to the knowledge of Parent, any other party thereto. There are no disputes pending or threatened in writing (or, to the knowledge of Parent, threatened orally) with respect to any Parent Contract, and neither Parent nor any of its Subsidiaries has received any written notice of the intention of any other party to any Parent Contract to terminate for default, convenience or otherwise any Parent Contract, nor to the knowledge of Parent, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.20 Derivative Transactions.

(a) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Derivative Transactions entered into by Parent or any of its

Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

5.21 Insurance. Parent and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts, on such terms and covering such risks as is reasonably customary for their businesses and operations. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each material insurance policy held by Parent or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Parent Insurance Policies”) is in full force and effect on the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all premiums payable under the Material Parent Insurance Policies prior to the date of this Agreement have been duly and timely paid to date and neither the Parent nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Parent Insurance Policies. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Parent Insurance Policy.

5.22 Opinion of Financial Advisor. The Parent Board has received the opinion of Citigroup Global Markets Inc., to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. A copy of such opinion will be provided (solely for informational purposes) by Parent to the Company promptly following the execution of this Agreement (it being agreed that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company or any other Person).

5.23 Brokers. Except for the fees and expenses payable to Citigroup Global Markets Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

5.24 Regulatory Matters.

(a) Neither Parent nor any Subsidiary of Parent is, or as of the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(b) All natural gas pipeline and related facilities owned by Parent or any of its Subsidiaries are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

5.25 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries own or have, within the last three (3) years, owned any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

5.26 Business Conduct. Merger Sub was incorporated on August 14, 2018. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article V, in any certificate delivered by Parent to the Company pursuant to Article VII, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article V and in any certificate delivered by Parent to the Company pursuant to Article VII, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV, in any certificate delivered by the Company to Parent pursuant to Article VII and in any Transaction Document, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, or any of its Representatives and that neither Parent nor Merger Sub have relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Conduct of Company Business Pending the Merger.

(a) Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers suppliers, employees and creditors; provided, however, that no action by the Company or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b).

(b) Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII the Company shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or its Subsidiaries, except for (1) dividends or distributions required by the Organizational Documents of any Subsidiary of the Company, and (2) dividends or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by the terms of any Company Benefit Plan (including any Company Equity Award);

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Company Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any Company Equity Awards granted under the Company Equity Plans and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of Company Equity Awards under the Company Equity Plans in accordance with the express terms of the Company Disclosure Letter; (C) the shares of capital stock or other equity issued as a dividend made in accordance with Section 6.1(b)(i); and (D) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(iii) amend or propose to amend the Company’s Organizational Documents or amend or propose to adopt any material change in the Organizational Documents of any of the Company’s material Subsidiaries or otherwise take any action to exempt any Person from any provision of the Organizational Documents of the Company or any of its Subsidiaries;

(iv) (A) merge, consolidate, combine or amalgamate with any Person, or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Schedule 6.1(b)(iv) of the Company Disclosure Letter, (2) any such action solely between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, (3) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts or (4) acquisitions for which the consideration is $10,000,000 individually and $25,000,000 in the aggregate or less;

(v) sell, lease, exchange or otherwise dispose of, or agree to sell, lease, exchange or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Schedule 6.1(b)(v) of the Company Disclosure Letter, (B) the granting of nonexclusive licenses in the ordinary course of business, (C) among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (D) sales, leases, exchanges or dispositions for which the consideration and fair value is $10,000,000 individually and $25,000,000 in the aggregate or less or

(E) sales of Hydrocarbons made in the ordinary course of business; provided that the Company shall not be permitted to sell any asset if as a result of such sale the Company would fail the “the substantially-all test” of Code Section 368(a)(2)(E);

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries, other than such transactions solely among the Company and any Subsidiaries of the Company or solely among Subsidiaries of the Company;

(vii) change in any material respect their financial accounting principles, practices or methods that would affect the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by GAAP or applicable Law;

(viii) (A) make (other than in the ordinary course of business), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, (B) amend any material Tax Return, except where such amendment would not have a material and adverse effect on the Tax position of the Company and its Subsidiaries, (C) settle or compromise any Tax claim or assessment by any Taxing Authority, except where the amount of any such settlement or compromise does not exceed (x) the greater of one hundred twenty five percent (125%) of the reserve for such matter on the financial statements of the Company included in the Company SEC Documents or $5,000,000, individually, or (y) $10,000,000 in the aggregate, or (D) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

(ix) except as specifically set forth on Schedule 6.1(b) of the Company Disclosure Letter or for actions required to administer the Company Benefit Plans in accordance with their terms as in effect on the date of this Agreement, (A) enter into, adopt or terminate any Company Benefit Plan, (B) amend any Company Benefit Plan, other than administrative or ministerial amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company of maintaining such Company Benefit Plan or increase compensation or benefits, or (C) increase the compensation or benefits payable to any current or former employee or director;

(x) (A) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Company’s existing senior secured credit facility in the ordinary course of business, (2) transactions solely between or among the Company and its Subsidiaries or solely between or among Subsidiaries of the Company or (3) any Indebtedness incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), in an aggregate amount under this clause (x)(A)(3) not to exceed the purchase price of any such acquisition, and in each case guarantees thereof or (B) incur, create or suffer to exist any Encumbrance, other than (1) Encumbrances in the ordinary course of business consistent with past practice securing the Company’s existing senior secured credit facility, (2) Encumbrances in existence on June 30, 2018 and disclosed in the Company’s Quarterly Report on Form 10-Q for the three (3)-months ended June 30, 2018, (3) Encumbrances securing Indebtedness incurred or assumed pursuant to clause (x)(A)(3) above or (4) Permitted Encumbrances;

(xi) except as expressly permitted in this Section 6.1 and other than in the ordinary course of business consistent with past practice, (A) enter into or assume any contract that would have been a Company Contract had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any material rights or defer any liabilities under any Company Contract or any Contract that would have been a Company Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Contract;

(xii) other than the settlement of any Proceedings reflected or reserved against on the balance sheet of the Company (or in the notes thereto), settle or offer or propose to settle, any Proceeding (excluding (A) any audit, claim or other proceeding in respect of Taxes, which shall be governed exclusively by Section 6.1(b)(viii) and (B) any Transaction Litigation, which shall be governed exclusively by Section 6.11)) (i) involving solely the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $5,000,000 in the aggregate and (ii) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law;

(xiii) authorize or make capital expenditures that are, in the aggregate greater than one hundred twenty five percent (125%) of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget for the period as set forth in Schedule 6.1(b)(xiii) of the Company Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xiv) except as specifically set forth on Schedule 6.1(b)(xiv) of the Company Disclosure Letter, hire or terminate (other than for cause) any executive officer or any employee receiving annual base salary or guaranteed compensation in excess of $250,000, other than to fill vacant positions;

(xv) (A) enter into any lease for real property that would be a Company Material Real Property Lease if entered into prior to the date hereof or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew, or waive or accelerate any rights or defer any liabilities under any Company Material Real Property Lease;

(xvi) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xvii) agree to take any action that is prohibited by this Section 6.1(b).

6.2 Conduct of Parent Business Pending the Merger.

(a) Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by the Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Parent covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, conduct its businesses in the ordinary course, including by using commercially reasonable efforts to preserve substantially intact its present business organization and preserve its existing relationships with its key customers, suppliers, employees and creditors; provided, however, that no action by Parent or its Subsidiaries with respect to the matters specifically addressed by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

(b) Except as set forth on Schedule 6.2 of the Parent Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Company in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not permit its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Parent or its Subsidiaries, except for (1) the declaration and payment by Parent and Viper of ordinary quarterly dividends or distributions, in the ordinary course of business consistent with past practice with respect to timing of declaration, record date and payment, in amounts (x) not to exceed $0.125 per share, in the case of Parent and (y) consistent with the publicly disclosed cash distribution policy adopted by the board of directors of

Viper GP as of the date hereof, in the case of Viper, (2) if the Rattler IPO is consummated prior to the Effective Time, the declaration and payment by Rattler of ordinary quarterly dividends and distributions consistent with the publicly disclosed cash distribution policy to be adopted by the board of directors of Rattler GP, (3) dividends and distributions required by the Organizational Documents of any Subsidiary of Parent, (4) dividends and distributions by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent and (5) dividends and distributions by Viper Energy Partners LLC and/or Rattler Midstream LLC pro rata to their respective members; (B) split, combine or reclassify any capital stock of, or other equity interests in, Parent or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by the terms of any Parent Benefit Plan (including any Parent equity-based award);

(ii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance of Parent Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any awards granted under the Parent Equity Plan and outstanding on the date hereof or issued in compliance with clause (C) below; (B) issuances by a wholly owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly owned Subsidiary of Parent; (C) issuances of awards granted under the Parent Equity Plan, the Viper Equity Plan and/or the Rattler Equity Plan to employees, directors and other service providers in the ordinary course of business and, in the case of the Parent Equity Plan and the Viper Equity Plan, consistent with past practice; (D) transactions between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent; (E) issuances in connection with the Rattler IPO; and (F) issuances in connection with any equity offering by Viper;

(iii) amend Parent’s or Merger Sub’s Organizational Documents, or amend the Organizational Documents or adopt any material change in the Organizational Documents of any of Parent’s material Subsidiaries that would adversely affect the consummation of the Transactions, in either case, including by merger, consolidation or otherwise;

(iv) adopt a plan of complete or partial liquidation or dissolution of Parent or any of its Subsidiaries, other than such transactions among the Parent and any wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent;

(v) change in any material respect their material accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent and its Subsidiaries, except as required by GAAP or applicable Law;

(vi) (A) make (other than in the ordinary course of business), change or rescind any material election relating to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election, but excluding any such election that is made periodically and consistent with past practice), except where such election would not have a material and adverse effect on the Tax position of Parent and its Subsidiaries, (B) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, or (C) fail to conduct its business with respect to Tax matters in a manner consistent with past practice, except as would not have a material and adverse effect on Parent and its Subsidiaries;

(vii) except pursuant to a definitive agreement entered into prior to the date hereof and set forth on Schedule 6.2(b)(vii) of the Parent Disclosure Letter, enter into, participate or engage in, complete, or continue any discussions or negotiations with respect to (A) a merger, consolidation, combination or amalgamation with any Person other than another wholly owned Subsidiary of Parent; (B) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (C) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case if such action could reasonably be expected to impair, delay or impede Parent’s or Merger Sub’s ability to expeditiously consummate or finance the Transactions; or

(viii) agree to take any action that is prohibited by this Section 6.2(b).

(c) The obligations of Parent and its Subsidiaries under Section 6.2(b) to take an action or not to take an action shall only apply with respect to Viper (i) to the extent permitted by the Organizational Documents of Viper in effect as of the date hereof, (ii) to the extent Parent is authorized and empowered to bind Viper, and (iii) to the extent such action or inaction would not breach any bona fide contractual or other legal duty to Viper or the holders of Viper Common Units.

6.3 No Solicitation by the Company.

(a) The Company will, and will cause its Subsidiaries, and its and their respective directors, officers and Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of this Agreement with any Person with respect to a Company Competing Proposal.

(b) Except as otherwise expressly permitted by this Section 6.3, from and after the date of this Agreement until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII hereof, the Company will not, and will cause its Affiliates and Subsidiaries, and its and their respective directors and officers, and will cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Company Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Company Competing Proposal, (iii) furnish any non-public information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to a Company Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Company Competing Proposal (other than a confidentiality agreement in accordance with Section 6.3(f)(ii)) or (v) resolve, agree or publicly propose to, or permit the Company or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (iv).

(c) The Company shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to any such proposal or offer or similar matter in any agreement to which the Company or any of its Subsidiaries is a party; provided, that if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make a Company Competing Proposal on a confidential basis conditioned upon such person agreeing that the Company shall not be prohibited from providing any information to Parent regarding any such Company Competing Proposal in accordance with the terms of this Section 6.3. The Company shall promptly (and in any event within two (2) Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Company Competing Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 6.3.

(d) Unless expressly permitted by Section 6.3(f) or Section 6.3(g), the Company shall not (i) fail to include the Company Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Competing Proposal or (iv) publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of the Company, other than a recommendation to reject such offer (the taking of any action described in this Section 6.3(d) being referred to as a “Company Change of Recommendation”).

(e) From and after the date of this Agreement, the Company shall promptly advise (but in each case, not later than two (2) days of such receipt or request) Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Company Competing Proposal (but in each case, not later than two (2) days of such receipt or request), and the Company shall provide to Parent (within such two (2) day time frame) either (i) a copy of any such Company Competing Proposal (including all exhibits and schedules thereto) made in writing provided to the Company or any of its Subsidiaries or (ii) a written summary of the material terms of such Company Competing Proposal (including the identity of the Person making such Company Competing Proposal) if not made in writing. The Company shall keep Parent reasonably informed on a reasonably prompt basis with respect to the status and material terms of any such Company Competing Proposal and any material changes to the status of any such discussions or negotiations. Without limiting the foregoing, the Company shall notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Company Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(f) Notwithstanding anything in this Agreement to the contrary, the Company, directly or indirectly through one or more of its Representatives, may:

(i) to the extent applicable, disclose to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Company Competing Proposal; provided, however, that the Company shall not effect any Company Change of Recommendation other than in accordance with Section 6.3(f)(iii) or Section 6.3(g);

(ii) prior to the receipt of the Company Shareholder Approval, engage in the activities prohibited by Sections 6.3(b)(i), 6.3(b)(ii) or 6.3(b)(iii) with any Person who has made a written, bona fide Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of the Company that are no less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 6.3, and (B) prior to taking any such actions, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Competing Proposal is, or could reasonably be expected to lead to, a Company Superior Proposal;

(iii) prior to the receipt of the Company Shareholder Approval, in response to a Company Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.3, if the Company Board so chooses, cause the Company to effect a Company Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), if prior to taking such action (A) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Company Competing Proposal is a Company Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Company Competing Proposal) and (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal), and, that the Company intends to take such action, and (1) after giving such notice and prior to effecting such Company Change of Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate), which negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 6.3, to make such adjustments or revisions to the terms and conditions of this Agreement such that the Company Competing Proposal would no longer constitute a Company Superior Proposal; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d), the Company Board takes into account any adjustments or revisions to the terms of this Agreement committed to by Parent in writing, and determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the Company Competing Proposal remains a Company Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Company Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(f)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(f)(iii) shall be reduced to two (2) Business Days;

(iv) prior to the receipt of the Company Shareholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Company Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board or any committee thereof to make an informed determination under this Section 6.3.

(g) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Shareholder Approval, in response to a Company Intervening Event that occurs or arises after the date of this Agreement, the Company may, if the Company Board so chooses, effect a Company Change of Recommendation if prior to taking such action (A) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable Law, (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company has determined that a Company Intervening Event has occurred or arisen (which notice will reasonably describe such Company Intervening Event) and that the Company intends to effect a Company Change of Recommendation, and (1) after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit the Company Board not to effect a Company Change of Recommendation in response thereto; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s shareholders under applicable Law; provided, that in the event of any material changes regarding any Company Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(g) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.3(g) shall be reduced to two (2) Business Days.

6.4 No Solicitation by Parent.

(a) Parent will, and will cause its Subsidiaries, and its and their respective directors, officers and Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiations that commenced prior to and were ongoing as of the date of this Agreement with any Person with respect to a Parent Competing Proposal.

(b) Except as otherwise expressly permitted by this Section 6.4, from and after the date of this Agreement until the Effective Time, or if earlier, the termination of this Agreement in accordance with Article VIII hereof, Parent will not, and will cause its Affiliates and Subsidiaries, and its and their respective directors and officers, and will cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent or its Subsidiaries, or access to the properties, assets or employees of Parent or its Subsidiaries, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any letter of intent or agreement in principle, or other agreement or commitment in respect of any proposal or offer that constitutes a Parent Competing Proposal (other than a confidentiality agreement in accordance with Section 6.4(f)(ii)) or (v) resolve, agree or publicly propose to, or permit Parent or any of its Subsidiaries or any of its or their Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) to (iv).

(c) Parent shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality provision with respect to any such proposal or offer or similar matter in any agreement to which Parent or any of its Subsidiaries is a party; provided, that if the Parent Board determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Law, Parent may waive any such standstill provision solely to the extent necessary to permit a third party to make a Parent Competing Proposal on a confidential basis conditioned upon such person agreeing that Parent shall not be prohibited from providing any information to the Company regarding any such Parent Competing Proposal in accordance with the terms of this Section 6.4. Parent shall promptly (and in any event within two (2) Business Days of the date of this Agreement) request each Person that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of any Parent Competing Proposal to, in accordance with the terms of such agreement, return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of Parent or any of its Subsidiaries. Parent agrees that it shall promptly inform its Representatives of the obligations undertaken in this Section 6.4.

(d) Unless expressly permitted by Section 6.4(f) or Section 6.4(g), Parent shall not (i) fail to include the Parent Board Recommendation in the Joint Proxy Statement, (ii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (iii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Competing Proposal or (iv) publicly make any recommendation in connection with a tender or exchange offer for any outstanding capital stock of Parent, other than a recommendation to reject such offer (the taking of any action described in this Section 6.4(d) being referred to as a “Parent Change of Recommendation”).

(e) From and after the date of this Agreement, Parent shall promptly advise (but in each case, not later than two (2) days of such receipt or request) the Company of the receipt by Parent of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to

Parent or any of its Subsidiaries made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent or a Representative of Parent relating to a Parent Competing Proposal (but in each case, not later than two (2) days of such receipt or request), and Parent shall provide to the Company (within such two (2) day time frame) either (i) a copy of any such Parent Competing Proposal (including all exhibits and schedules thereto) made in writing provided to Parent or any of its Subsidiaries or (ii) a written summary of the material terms of such Parent Competing Proposal (including the identity of the Person making such Company Competing Proposal) if not made in writing. Parent shall keep the Company reasonably informed on a reasonably prompt basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations. Without limiting the foregoing, Parent shall notify the Company if Parent determines to begin providing information or to engage in discussions or negotiations concerning a Parent Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(f) Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may:

(i) to the extent applicable, disclose to Parent’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to Parent’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Parent Competing Proposal; provided, however, that Parent shall not effect any Parent Change of Recommendation other than in accordance with Section 6.4(f)(iii) or Section 6.4(g);

(ii) prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Sections 6.4(b)(i), 6.4(b)(ii) or 6.4(b)(iii) with any Person who has made a written, bona fide Parent Competing Proposal that did not arise from a breach of the obligations set forth in this Section 6.4; provided, however, that (A) no non-public information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement does not contain provisions that prohibit Parent from complying with the provisions of this Section 6.4, and (B) prior to taking any such actions, the Parent Board or any committee thereof determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Competing Proposal is, or could reasonably be expected to lead to, a Parent Superior Proposal;

(iii) prior to the receipt of the Parent Stockholder Approval, in response to a Parent Competing Proposal that is conditioned upon the termination of this Agreement or the failure of the Transactions to be consummated (including through the failure of any of the conditions set forth in Article VII) and that did not arise from a breach of the obligations set forth in this Section 6.4, if the Parent Board so chooses, cause Parent to effect a Parent Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(f), if prior to taking such action (A) the Parent Board determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that such Parent Competing Proposal is a Parent Superior Proposal (taking into account any adjustment to the terms and conditions of the Merger proposed by the Company in response to such Parent Competing Proposal) and (B) Parent shall have given five (5) Business Days’ prior notice to the Company that Parent has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person making such proposal), and, that Parent intends to take such action, and (1) after giving such notice and prior to effecting such Parent Change of Recommendation or termination, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate), which negotiations may be on a nonexclusive basis with respect to other negotiations or discussions permitted by this Section 6.4, to make such adjustments or revisions to the terms and conditions of this

Agreement such that the Parent Competing Proposal would no longer constitute a Parent Superior Proposal; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(f), the Parent Board takes into account any adjustments or revisions to the terms of this Agreement committed to by the Company in writing, and determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that the Parent Competing Proposal remains a Parent Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Parent Superior Proposal, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(f)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(f)(iii) shall be reduced to two (2) Business Days; and

(iv) prior to the receipt of the Parent Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person that has made a Parent Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Parent Board or any committee thereof to make an informed determination under this Section 6.4.

(g) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Parent Stockholder Approval, in response to a Parent Intervening Event that occurs or arises after the date of this Agreement, Parent may, if the Parent Board so chooses, effect a Parent Change of Recommendation if prior to taking such action (A) the Parent Board determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Law, (B) Parent shall have given five (5) Business Days’ prior notice to the Company that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and that Parent intends to effect a Parent Change of Recommendation, and (1) after giving such notice and prior to effecting such Parent Change of Recommendation, Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with the Company (to the extent the Company wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement as would permit Parent Board not to effect a Parent Change of Recommendation in response thereto; and (2) at the end of the five (5) Business Day period, prior to taking action to effect a Parent Change of Recommendation, Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by the Company in writing and any other information offered by the Company in response to the notice, and determines in good faith, after consultation with Parent’s financial advisor and outside legal counsel, that the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by Parent Board to Parent’s stockholders under applicable Law; provided, that in the event of any material changes regarding any Parent Intervening Event, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.4(g) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(g) shall be reduced to two (2) Business Days.

6.5 Preparation of Joint Proxy Statement and Registration Statement.

(a) Parent and the Company will promptly furnish to the other party such data and information relating to it, its Subsidiaries (including, in Parent’s case, Merger Sub) and the holders of its capital stock, as the Company or Parent, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Joint Proxy Statement, and, in each case, any amendments or supplements thereto.

(b) Promptly following the date hereof, the Company and Parent shall cooperate in preparing and shall cause to be filed with the SEC as promptly as practicable a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Shareholders Meeting and the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC the Registration Statement (of which the Joint Proxy Statement will be a part). The Company and Parent shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Parent shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Parent will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Parent and the Company shall jointly prepare any response to such comments or requests, and each of the Company and Parent agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC. Each of the Company and Parent shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) include in such document or response all comments reasonably and promptly proposed by the other and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Parent and the Company shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Parent will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d) If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company and the stockholders of Parent.

6.6 Company Shareholders Meeting and Parent Stockholders Meeting.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval, to be held as promptly as reasonably practicable following declaration of effectiveness of the Registration Statement and the clearance of the Joint Proxy Statement by the SEC. Except as expressly permitted by Section 6.3, the Company Board shall recommend that the shareholders of the Company vote in favor of the approval of this Agreement at the Company Shareholders Meeting and the Company Board shall solicit from shareholders of the Company proxies in favor of the approval of this Agreement, and the Joint Proxy Statement shall include a statement to the effect that the Company Board has made the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company (i) shall be required to adjourn or postpone the Company Shareholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required to be filed and disseminated under applicable Law is provided to the Company’s shareholders or (B) if, as of the time for which the Company Shareholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Shareholders Meeting and (ii) may adjourn or postpone the Company Shareholders Meeting if, as of the time for which the Company Shareholders Meeting is scheduled, the Company reasonably determines in good faith that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to obtain the Company Shareholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Shareholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Company Shareholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Shareholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Company Shareholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. The Company shall promptly provide all voting tabulation reports relating to the Company Shareholders Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representative and shall otherwise keep Parent reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to the Company’s shareholders with respect thereto. Unless there has been a Company Change of Recommendation as expressly permitted by Section 6.3, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s shareholders or any other Person to prevent the Company Shareholder Approval from being obtained.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the declaration of effectiveness of the Registration Statement and the clearance of the Joint Proxy Statement by the SEC. Except as expressly permitted by Section 6.4, the Parent Board shall recommend that the stockholders of Parent vote in favor of the issuance of Parent Common Stock in the Merger and the Parent Board shall solicit from stockholders of Parent proxies in favor of such issuance of Parent Common Stock in the Merger, and the Joint Proxy Statement shall include a statement to the effect that the Parent Board has made the Parent Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Joint Proxy Statement that is required to be filed and disseminated under applicable Law is provided to Parent’s stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting or (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, Parent reasonably determines in good faith that there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the End Date. Parent shall promptly provide the Company with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative and shall otherwise keep the Company reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to Parent’s stockholders with respect thereto. Unless there has been a Parent Change of Recommendation as expressly permitted by Section 6.4, the parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of Parent’s stockholders or any other Person to prevent the Parent Stockholder Approval from being obtained.

(c) The parties shall cooperate and use their reasonable best efforts to hold the Company Shareholders Meeting and the Parent Stockholders Meeting on the same day and at approximately the same time.

(d) Without limiting the generality of the foregoing but subject to the Company’s ability to terminate this Agreement pursuant to Section 8.1(d), each of the Company and Parent agrees that its obligations to call, give notice of, convene and hold the Company Shareholders Meeting and the Parent Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Company Change of Recommendation or a Parent Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure, or communication to the Company or Parent, as applicable, of any Company Competing Proposal or Parent Competing Proposal or other proposal (including, a Company Superior Proposal or Parent Superior Proposal) or the occurrence or disclosure of any Company Intervening Event or Parent Intervening Event.

6.7 Access to Information.

(a) Subject to applicable Law and the other provisions of this Section 6.7, the Company and Parent each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders/stockholders (as applicable) and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Each party shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other party. Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other party and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 6.7(a), neither party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement (provided, however, the Company or Parent, as applicable, shall inform the other party as to the general nature of what is being withheld and the Company and Parent shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments). Notwithstanding the foregoing, neither party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other party’s good faith opinion the disclosure of which could subject the other party or any of its Subsidiaries to risk of liability. Notwithstanding the foregoing, neither party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other party’s sole discretion. Each party agrees that (i) no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent or Merger Sub herein and (ii) it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.7(a) for any purpose unrelated to the consummation of the Transactions.

(b) The Confidentiality Agreement dated as of August 4, 2018 between Parent and the Company (as amended from time to time, the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.

6.8 Regulatory Approvals; Efforts.

(a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

(b) Except for the filings and notifications made pursuant to Antitrust Laws to which Section 6.8(c) and Section 6.8(d), and not this Section 6.8(b), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Neither Party nor its Subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall make any filings required under the HSR Act. Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information or documentary material from any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States, or any other competition authority of any other jurisdiction (“Antitrust Authority”). Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, in connection with the efforts referenced in this Section 6.8, (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Transactions, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. The parties shall take reasonable efforts to preserve the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege with respect to any information shared pursuant to this Section 6.8(c).

(d) Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets (each, a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, however, that, notwithstanding any other provisions of this Agreement, none of Parent or any of its Subsidiaries shall be required to take or agree to take any Divestiture Action or other action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) from and after the Effective Time, taken as a whole (a “Regulatory Material Adverse Effect”). The Company shall not be required to take any Divestiture Action requested by Parent unless such action is only effective after the Effective Time and conditioned upon the consummation of the Transactions.

(e) In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take such action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action (provided, that in no event shall this Section 6.8(e) require Parent to make or agree to take any Divestiture Action that would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect). Subject to the terms of this Section 6.8, including the immediately foregoing sentence, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any Proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the Transactions, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date.

(f) Company, Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay obtaining the clearance, or the expiration or termination of the applicable waiting period, under the HSR Act.

6.9 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the

Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time; (ii) short- and long-term target incentive compensation opportunities that are no less favorable in value, in the aggregate, than the short- and long-term target incentive compensation opportunities provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time; provided that, if the relative allocation of short- and long-term target incentive compensation opportunities as of immediately prior to the Effective Time is adjusted, the fraction of the aggregate target incentive compensation opportunity allocated to short-term incentives shall not be smaller than that applicable to similarly situated employees of Parent and its Subsidiaries; provided, further, in order to address Parent and the Company’s different grant-timing practices, Parent may grant long-term incentive awards at different times of the year than such awards are granted to its employees generally (to prevent Continuing Employees from not receiving full 2019 award opportunities) and may adjust future awards to ensure that there is not a duplication of incentive compensation opportunities with respect to the same performance period (or portion thereof); and (iii) other compensation and employee benefits that are substantially comparable in value, in the aggregate, to those provided by the Company or its Subsidiaries to such Continuing Employee immediately prior to the Effective Time. Without limiting the immediately preceding sentence, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the Continuation Period with severance benefits equal to the greater of (A) the severance benefits for which such Continuing Employee is eligible under the Company’s Change in Control Severance Pay Plan (in accordance with its terms at the Effective Time) and (B) the severance benefits for which similarly situated employees of Parent and its Subsidiaries are eligible, in each case, determined (x) solely for the purpose of clause (A) above, without taking into account any reduction after the Effective Time in compensation paid to such Continuing Employee and (y) taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Effective Time, Parent and its Subsidiaries. In addition, for as long as there are adequate assets in the trusts underlying the Retiree Welfare Plans to meet the benefit obligations under the Retiree Welfare Plans, Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries to continue to, maintain the Retiree Welfare Plans for the benefit of the individuals who are receiving benefits thereunder as of immediately prior to the Effective Time, or would be eligible to receive benefits thereunder as of immediately prior to the Effective Time, based on the plan terms and level of benefits as of immediately prior to the Effective Time.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation or one of its Subsidiaries to: (i) obtain waivers of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous the Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time (or, if later, the time that such employee becomes eligible for coverage under a New Plan) under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time (or, if later, the time that such employee becomes eligible for coverage under a New Plan)) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c) Subject to Section 6.9(d), Parent shall, or shall cause the Surviving Corporation to, assume and honor all Company Benefit Plans in accordance with their terms. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.

(d) Nothing in this Agreement shall confer upon any employee, director or consultant of the Company or any of its Affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Affiliate thereof to discharge or terminate the services of any employee, director or consultant of the Company or any of its Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, director or consultant of the Company or any of its Affiliates, any third party beneficiary or other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise (which shall be assumed by Parent and the Surviving Corporation), from the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries or who acts as a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, a fiduciary under any Company Benefit Plan or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law and in accordance with the procedures (if any) set forth in the Organizational Documents of the Company or any Subsidiary of the Company; provided, that such Covered Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Covered Person is not entitled to indemnification).

(b) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder or under the Organizational Documents of the Surviving Corporation or any of its Subsidiaries of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of its Subsidiaries and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c) To the fullest extent permitted under applicable Law, Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.10, relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d) Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance companies with terms and conditions no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion to, but shall not be required to, spend more than three hundred percent (300%) (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase the greatest coverage available for the six year period for the Cap Amount.

(e) In the event that Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or such Subsidiary of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary in a manner that would reasonably be expected to render Parent or the Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his or her heirs and representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable contracts or Law. Parent and the Surviving Corporation shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.10.

6.11 Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of the Company or Parent, as applicable, threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith (“Transaction Litigation”), the parties agree to promptly (and in any event within two (2) Business Days) notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof and cooperate and use their reasonable best efforts to defend against and respond thereto. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation against the first Party and shall consider in good faith the other Party’s advice with respect to such Transaction Litigation. Each Party shall not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to any Transaction Litigation against it without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

6.12 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the parties. The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the parties, except as may be required by Law or by the rules of any stock exchange upon which such party’s or any of its Subsidiaries’ capital stock is traded (in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide an opportunity to the other party to review and comment upon such public announcement or statement in advance and shall give due consideration to all reasonable changes suggested thereto); provided, that each party may issue public announcements or make other public disclosures regarding this Agreement or the Transactions that consist solely of information previously disclosed in press releases or announcements previously approved by either party or made by either party in compliance with this Section 6.12; provided, further, that neither party shall be (a) restricted from making internal communications with its employees which are not made public or (b) required by any provision of this Agreement to consult with or obtain any approval from any other party with respect to a public announcement or press release issued in connection with the receipt and existence of a Company Competing Proposal or Parent Competing Proposal, as applicable, and matters related thereto or a Company Change of Recommendation or Parent Change of Recommendation other than as set forth in Section 6.3 or Section 6.4, as applicable.

6.13 Advice of Certain Matters; No Control of Business. Subject to compliance with applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. Except with respect to Antitrust Laws as provided in Section 6.8, the Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14 Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause any dispositions or acquisitions of equity securities of the Company (including derivative securities) or acquisitions or dispositions of equity securities of Parent (including derivative securities) in connection with this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or any officer or director who will become subject to such reporting requirements with respect to Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

6.15 Listing Application. Parent shall take all action necessary to cause the Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ prior to the Effective Time, subject to official notice of issuance.

6.16 Tax Matters. Each of Parent, Merger Sub, and the Company will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, and the Company will use its reasonably best efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 7.2(d) and Section 7.3(d). In connection therewith, (a) Parent shall deliver to Akin Gump Strauss Hauer & Feld LLP (or another nationally recognized tax counsel reasonably acceptable to the parties) (“Parent Tax Counsel”) and Wachtell, Lipton Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to the parties) (“Company Tax Counsel”) a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(d) and Section 7.3(d) (the “Parent Tax Certificate”) and (b) the Company shall deliver to Parent Tax Counsel and Company Tax Counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 7.2(d) and Section 7.3(d) (the “Company Tax Certificate”), in each case dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC), and Parent, Merger Sub, and the Company shall each provide such other information as reasonably requested by each of Parent Tax Counsel and Company Tax Counsel for purposes of rendering the opinions described in Section 7.2(d) and Section 7.3(d), as applicable.

6.17 Takeover Laws. None of the parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.18 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.19 Cooperation. Following the date of this Agreement until the Effective Time, the Company agrees to use commercially reasonable efforts to (i) cooperate with Parent and (ii) comply with all reasonable requests of Parent, including requests for information in accordance with and subject to the terms and conditions of Section 6.7, in connection with any refinancing of any Indebtedness of the Company or Parent or any of their respective Subsidiaries in connection with the Transactions. Notwithstanding the foregoing, nothing contained in this Section 6.19 shall require cooperation with Parent to the extent it would interfere unreasonably with the business and operations of the Company or its Subsidiaries or require the Company or any of its Subsidiaries to become party to any financing agreement of the Parent or its Subsidiaries or incur any fee, in each case prior to the Closing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company in connection with its obligations pursuant to this Section 6.19. Parent shall indemnify and hold harmless the Company from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with actions taken pursuant to this Section 6.19, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, the Company or any of its Subsidiaries. Notwithstanding anything to the contrary herein, (i) any breach by the Company of its obligations under this Section 6.19 shall not, in and of itself, constitute a breach for purposes of Section 8.1(c)(B) or give rise to a failure of the condition precedent set forth in Section 7.2(b) to be satisfied and (ii) Parent and Merger Sub each (A) acknowledge and agree that neither the obtaining of financing nor any refinancing of existing Indebtedness by any Person is a condition to the Closing and (B) reaffirm their respective obligations to consummate the Transactions in accordance with the terms of this Agreement irrespective and independently of the availability of any financing or refinancing, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a) Company Shareholder Approval and Parent Stockholder Approval. The Company Shareholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) HSR Clearance. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted after the date of this Agreement that makes consummation of the Merger illegal or otherwise prohibited.

(d) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e) NASDAQ Listing. The shares of Parent Common Stock issuable to the Company’s shareholders pursuant to this Agreement shall have been authorized for listing on the NASDAQ, upon official notice of issuance.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 4.2(a) and Section 4.6(a) shall be true and correct (except, with respect to Section 4.2(a) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 4.1, Section 4.2(b), Section 4.3(a), Section 4.22 and Section 4.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d) Tax Opinion. Parent shall have received a written opinion from Parent Tax Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(d), Parent Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Parent Tax Counsel reasonably deems relevant.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) and Section 5.6(a) shall be true and correct (except, with respect to Section 5.2(a) for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), (ii) the representations and warranties of the Company set forth in the first sentence of Section 5.1, Section 5.2(b), Section 5.3(a), Section 5.22 and Section 5.23 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made of a specified date or period of time need be true and correct only as of such date or period of time) and (iii) all other representations and warranties of Parent and Merger Sub set forth in Article V of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties made as of a specified date or period of time need be true and correct only as of such date or period of time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Company Tax Counsel shall be entitled to rely upon the Parent Tax Certificate and the Company Tax Certificate and such other information as Company Tax Counsel reasonably deems relevant.

7.4 Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, 7.2 or 7.2(d), as the case may be, to be satisfied if such failure was primarily caused by such party’s breach in any material respect of any covenant of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger and the other Transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Company Shareholder Approval or the Parent Stockholder Approval has been obtained:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if any Governmental Entity of the United States or any state thereof having jurisdiction over any party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted after the date of this Agreement any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii) if the Merger shall not have been consummated on or before 5:00 p.m. Central time, on March 31, 2019; provided that if on such date the condition to closing set forth in Section 7.1(b) or Section 7.1(c) (if the failure of such condition to be then satisfied is due to an Antitrust Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the other party up to a date that is no later than June 30, 2019 (the “End Date Extension”, and such date, as it may be extended by the End Date Extension, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (i) forty five (45) days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (ii) two (2) Business Days prior to the End Date (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv) if (A) the Company Shareholder Approval shall not have been obtained upon a vote held at a duly held Company Shareholders Meeting, or at any adjournment or postponement thereof or (B) the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting, or at any adjournment or postponement thereof;

(c) by Parent, prior to the time the Company Shareholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change of Recommendation;

(d) by the Company, prior to the time the Company Shareholder Approval is obtained, in accordance with Section 6.3(f)(iii); provided, however, that the Company shall have contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 8.3(b);

(e) by the Company, prior to the time the Parent Stockholder Approval is obtained, if the Parent Board or any committee thereof shall have effected a Parent Change of Recommendation; or

(f) by Parent, prior to the time the Parent Stockholder Approval is obtained, in accordance with Section 6.4(f)(iii); provided, however, that Parent shall have contemporaneously with such termination tendered payment to the Company of the fee pursuant to Section 8.3(c).

8.2 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 8.1(b)(iii) or paid the fee required by Section 8.1(d) or Section 8.1(f), as applicable).

(b) In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to the shareholders of the Company, which shall be deemed to be damages of the Company) for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional and knowing fraud.

8.3 Expenses and Termination Fees.

(a) Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b) If (i) Parent terminates this Agreement pursuant to Section 8.1(c) (Company Change of Recommendation) or (ii) the Company terminates this Agreement pursuant to Section 8.1(d) (Company Superior Proposal), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

(c) If (i) the Company terminates this Agreement pursuant to Section 8.1(e) (Parent Change of Recommendation) or (ii) Parent terminates this Agreement pursuant to Section 8.1(f) (Parent Superior Proposal), then Parent shall pay or cause to be paid to the Company the Parent Termination Fee in cash by wire transfer of immediately available funds to an account designated by the Company. If the fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid contemporaneously with such termination of this Agreement.

(d) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Shareholder Approval) or (B) Parent terminates this Agreement pursuant to Section 8.1(b)(iii) (Company Terminable Breach) and the breach giving rise to such termination was a Willful and Material Breach by the Company of a covenant or other agreement contained in this Agreement (provided, that solely for purposes of this Section 8.3(d), the word “may” in the definition of Willful and Material Breach shall be replaced with the word “would”), (ii) on or before the date of any such termination a Company Competing Proposal shall have been publicly announced or disclosed prior to the Company Shareholders Meeting and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Company Competing Proposal or consummates any transaction meeting the parameters of a Company Competing Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee (less any amounts previously paid by the Company to Parent in accordance with Section 8.3(f)), in cash by wire transfer of immediately available funds to an account designated by Parent, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(d), any reference in the definition of Company Competing Proposal to “twenty five percent (25%)” shall be deemed to be a reference to “more than eighty percent (80%)”.

(e) If (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval) or (B) the Company terminates this Agreement pursuant to Section 8.1(b)(iii) (Parent Terminable Breach) and the breach giving rise to such termination was a Willful and Material Breach by Parent of a covenant or other agreement contained in this Agreement (provided, that solely for purposes of this Section 8.3(e), the word “may” in the definition of Willful and Material Breach shall be replaced with the word “would”), (ii) on or before the date of any such termination a Parent Competing Proposal shall have been publicly announced or disclosed prior to the Parent Stockholders Meeting and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Parent Competing Proposal or consummates any transaction meeting the parameters of a Parent Competing Proposal, then Parent shall pay or cause to be paid to the Company the Parent Termination Fee (less any amounts previously paid by Parent to the Company in accordance with Section 8.3(g)), in cash by wire transfer of immediately available funds to an account designated by the Company, on the earliest date of when such definitive agreement is executed or such transaction is consummated. For purposes of this Section 8.3(e), any reference in the definition of Parent Competing Proposal to “twenty five percent (25%)” shall be deemed to be a reference to “more than eighty percent (80%)”.

(f) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Company Shareholder Approval), then the Company shall pay or cause to be paid to Parent the amount of the Parent Expenses in cash by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination.

(g) If Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Parent Stockholder Approval), then Parent shall pay or cause to be paid to the Company the amount of the Company Expenses in cash by wire transfer of immediately available funds to an account designated by the Company within two (2) Business Days of such termination.

(h) In no event shall either party be entitled to receive more than one payment of the Company Termination Fee or the Parent Termination Fee, as applicable, and any payment of the Company Termination Fee or the Parent Termination Fee shall be paid net of (and not in addition to) any payment by the Company or Parent of the Parent Expenses or the Company Expenses, as applicable. In the event that a terminating party has the right to terminate pursuant multiple provisions of Section 8.1, such terminating party may elect which provision pursuant to which it is terminating this Agreement. The parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the other party commences a Proceeding that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 8.1(d) and this Section 8.3 and the specific performance remedies set forth in Section 9.10 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Parent in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional and knowing fraud or Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of intentional and knowing fraud or a Willful and Material Breach of any covenant, agreement or obligation.

ARTICLE IX

GENERAL PROVISIONS

9.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A), except as otherwise defined therein.

9.2 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I (and the provisions that substantively define any related defined terms not substantively defined in Article I), II, III and IX, Section 4.25, Section 5.27, Section 6.7(b), Section 6.9, Section 6.10, Section 6.16 and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement pursuant to Article VIII and (ii) terminate as of the Effective Time.

9.3 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case as addressed as follows:

(i)	if to Parent or Merger Sub, to:

Diamondback Energy, Inc.

500 West Texas

Suite 1225

Midland, TX 79701

Attention: Travis Stice

E-mail: TStice@DiamondbackEnergy.com

with a required copy to (which copy shall not constitute notice):

Diamondback Energy, Inc.

14301 Caliber Drive

Suite 300

Oklahoma City, OK 73134

Attention: Randall Holder

E-mail: RJHolder@diamondbackenergy.com

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention: Seth Molay

 P. Matt Zmigrosky

E-mail:     smolay@akingump.com

 mzmigrosky@akingump.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Jeff Kochian

E-mail: jkochian@akingump.com

(ii)	if to the Company, to:

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203

Attention: General Counsel

E- mail: John.Molen@energen.com

with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew R. Brownstein

 Mark Gordon

E-mail:     ARBrownstein@wlrk.com

 MGordon@wlrk.com

9.4 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto, and for purposes of Schedule 6.1 of this Company Disclosure Letter, any item disclosed in response to any subclause of Schedule 6.1 shall be deemed to be disclosed in response to each other subclause of Schedule 6.1 to the extent that the relevance of such item to such subclause is reasonably apparent.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Central time. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” The term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e) In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; and (v) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded (e.g., if an act must be completed within two days of an event, if such event occurs on a Tuesday, then such act must be completed by the end of the day on Thursday) and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

9.5 Counterparts. This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the other Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Article III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock, Company RSU Awards and/or Company Performance Share Awards to receive the Merger Consideration), Section 6.10 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, in the event of Parent’s or Merger Sub’s Willful and Material Breach of this Agreement or intentional and knowing fraud, then the Company’s shareholders, acting solely through the Company, shall be beneficiaries of this Agreement and shall be entitled to pursue any and all legally available remedies, including equitable relief, and to seek recovery of all losses, liabilities, damages, costs and expenses of every kind and nature, including reasonable attorneys’ fees; provided, however, that the rights granted pursuant to this sentence shall be enforceable only by the Company, on behalf of the Company shareholders, in the Company’s sole discretion, it being understood and agreed such rights shall attach to such shares of Company Stock and subsequently trade and transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such rights may, in the Company’s sole discretion, be (a) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (b) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit.

9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. NOTWITHSTANDING THE FOREGOING, ALL MATTERS RELATING TO THE FIDUCIARY OBLIGATIONS OF THE COMPANY BOARD AND THE INTERNAL AFFAIRS OF THE COMPANY OR THE COMPANY BOARD (INCLUDING, WITHOUT LIMITATION, THE INTERPRETATION OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS AND THE ABNEC) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ALABAMA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND

AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Article VIII, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there would be an adequate remedy at Law; and (c) the breaching party agrees to waive any requirement that the non-breaching party obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, all in accordance with the terms of this Section 9.10. If prior to the End Date, any party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

9.11 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of this Agreement by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law would require the further approval by such shareholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.12 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

DIAMONDBACK ENERGY, INC.

By:	/s/ Travis Stice
Name:	Travis Stice
Title:	Chief Executive Officer

SIDEWINDER MERGER SUB INC.

By:	/s/ Tarvis Stice
Name:	Travis Stice
Title:	Chief Executive Officer

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

ENERGEN CORPORATION

By:	/s/ James T. McManus, II
Name:	James T. McManus, II
Title:	Chairman, Chief Executive Officer and President

SIGNATURE PAGE TO

AGREEMENT AND PLAN OF MERGER

ANNEX A

Certain Definitions

“ABNEC” shall have the meaning ascribed to it in Recitals.

“ABNEC Article 13” shall have the meaning ascribed to it in Section 3.4.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Antitrust Authority” shall have the meaning ascribed to it in Section 6.8(c).

“Antitrust Laws” mean any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Book-Entry Shares” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Business Day” means a day other than a day on which banks in the State of Texas or the State of Alabama are authorized or obligated to be closed.

“Cancelled Shares” shall have the meaning ascribed to it in Section 3.1(b)(iii).

“Cap Amount” shall have the meaning ascribed to it in Section 6.10(d).

“Certificate of Merger” shall have the meaning ascribed to it in Section 2.2(b).

“Certificates” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Closing” shall have the meaning ascribed to it in Section 2.2(a).

“Closing Date” shall have the meaning ascribed to it in Section 2.2(a).

“Code” shall have the meaning ascribed to it in Recitals.

“Company” shall have the meaning ascribed to it in the Preamble.

“Company Approvals” shall have the meaning ascribed to it in Section 4.4.

“Company Benefit Plans” shall have the meaning ascribed to it in Section 4.10(a).

“Company Board” shall have the meaning ascribed to it in Recitals.

“Company Board Recommendation” shall have the meaning ascribed to it in Section 4.3(a).

A-A-1

“Company Capital Stock” shall have the meaning ascribed to it in Section 4.2(a).

“Company Change of Recommendation” shall have the meaning ascribed to it in Section 6.3(d).

“Company Common Stock” shall have the meaning ascribed to it in Section 3.1(b)(i).

“Company Competing Proposal” means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of the Company or any of its Subsidiaries (including capital stock of the Subsidiaries of the Company) that account for twenty five percent (25%) (based on the fair market value) or more of the consolidated assets of the Company and its Subsidiaries (including capital stock of the Subsidiaries of the Company), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are derived, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of twenty five percent (25%) or more of the voting power of the Company or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty five percent (25%) or more of the voting power of the Company, (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any Person or group to acquire beneficial ownership of at least twenty five percent (25%) of the Company’s and its Subsidiaries’ assets or equity interests.

“Company Contracts” shall have the meaning ascribed to it in Section 4.19(b).

“Company Credit Agreement” means that certain Credit Agreement dated September 2, 2014, by and between Energen Corporation, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, as amended by Amendments 1-8 thereto dated October 20, 2014, April 16, 2015, October 20, 2015, April 13, 2016, October 25, 2016, April 21, 2017, November 9, 2017 and April 30, 2018, respectively, and the Commitment Letter Increase dated November 17, 2014.

“Company Disclosure Letter” shall have the meaning ascribed to it in Article IV.

“Company Equity Awards” shall have the meaning ascribed to it in Section 3.2(e).

“Company Equity Plans” means the Energen Corporation Stock Incentive Plan, the Energen Corporation Directors Stock Plan, the Energen Corporation Stock Appreciation Rights Plan and the Energen Corporation 1997 Deferred Compensation Plan.

“Company Expenses” means the amount of the Company’s actual costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, not to exceed $40,000,000.

“Company Independent Petroleum Engineers” shall have the meaning ascribed to it in Section 4.17(a).

“Company Intellectual Property” shall have the meaning ascribed to it in Section 4.14.

“Company IT Systems” means the software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by Company and its Subsidiaries in the conduct of their business.

“Company Intervening Event” means any material Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no

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event shall (i) the receipt, existence or terms of an actual or possible Company Competing Proposal, (ii) any Effect relating to Parent or any of its Subsidiaries that does not amount to a Parent Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Company Common Stock or Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that the Company or Parent or any of their respective Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Company Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), constitute a Company Intervening Event.

“Company Material Adverse Effect” shall have the meaning ascribed to it in Section 4.1.

“Company Material Leased Real Property” shall have the meaning ascribed to it in Section 4.15.

“Company Material Real Property Lease” shall have the meaning ascribed to it in Section 4.15.

“Company Oil and Gas Leases” shall have the meaning ascribed to it in Section 4.17(c).

“Company Oil and Gas Properties” shall have the meaning ascribed to it in Section 4.17(a).

“Company Option” shall have the meaning ascribed to it in Section 3.2(a).

“Company Owned Real Property” shall have the meaning ascribed to it in Section 4.15.

“Company Permits” shall have the meaning ascribed to it in Section 4.9.

“Company Preferred Stock” shall have the meaning ascribed to it in Section 4.2(a).

“Company Performance Share Award” shall have the meaning ascribed to it in Section 3.2(d).

“Company Qualified Plans” shall have the meaning ascribed to it in Section 4.10(d).

“Company Reserve Report” shall have the meaning ascribed to it in Section 4.17(a).

“Company RSU Award” shall have the meaning ascribed to it in Section 3.2(c).

“Company SAR” shall have the meaning ascribed to it in Section 3.2(b).

“Company SEC Documents” shall have the meaning ascribed to it in Section 4.5(a).

“Company Shareholder Approval” means the approval of this Agreement by the shareholders of the Company in accordance with the ABNEC and the Organizational Documents of the Company.

“Company Shareholders Meeting” shall have the meaning ascribed to it in Section 4.4.

“Company Superior Proposal” means any bona fide, written Company Competing Proposal (with references to twenty five percent (25%) being deemed to be replaced with references to eighty percent (80%)) by a third party, that in the good faith determination of the Company Board or any committee thereof, after consultation with the Company’s financial advisors and outside legal counsel and after taking into account relevant legal,

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financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to the Company’s shareholders than the Transactions.

“Company Tax Certificate” shall have the meaning ascribed to it in Section 6.16.

“Company Tax Counsel” shall have the meaning ascribed to it in Section 6.16.

“Company Termination Fee” means a cash amount equal to $250,000,000.

“Confidentiality Agreement” shall have the meaning ascribed to it in Section 6.7(a).

“Consent” means any approval, consent, ratification, permission, waiver, or authorization.

“Continuation Period” shall have the meaning ascribed to it in Section 6.9(a).

“Continuing Employees” shall have the meaning ascribed to it in Section 6.9(a).

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group Liability” shall have the meaning ascribed to it in Section 4.10(e).

“Creditors’ Rights” shall have the meaning ascribed to it in Section 4.3(a).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call, or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Dissenting Shares” shall have the meaning ascribed to it in Section 3.4.

“Divestiture Action” shall have the meaning ascribed to it in Section 6.8(d).

“Effective Time” shall have the meaning ascribed to it in Section 2.2(b).

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“End Date” shall have the meaning ascribed to it in Section 8.1(b)(ii).

“End Date Extension” shall have the meaning ascribed to it in Section 8.1(b)(ii).

“Environmental Laws” means any and all Laws pertaining to exposure to Hazardous Substances or contamination in the environment, or protection of the environment (including, without limitation, ambient air,

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surface water, groundwater, land surface or subsurface strata), conservation of natural resources (including threatened or endangered species) or natural resource damages in effect as of the date hereof and applicable to a specified Person and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning ascribed to it in Section 3.3(a).

“Exchange Fund” shall have the meaning ascribed to it in Section 3.3(a).

“Exchange Ratio” shall have the meaning ascribed to it in Section 3.1(b)(i).

“GAAP” shall have the meaning ascribed to it in Section 4.5(b).

“Governmental Entity” means any court, governmental, arbitral, regulatory or administrative agency or commission, department, board, bureau or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Substance” means and includes each substance or material defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under any Environmental Law, and any petroleum or petroleum products that have been Released into the environment.

“HSR Act” shall have the meaning ascribed to it in Section 4.4.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning ascribed to it in Section 6.10(a).

“Indemnified Persons” shall have the meaning ascribed to it in Section 6.10(a).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents

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and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“knowledge” means the actual knowledge of, (a) in the case of the Company, the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (b) in the case of Parent, the individuals listed in Schedule 1.1 of the Parent Disclosure Letter.

“Joint Proxy Statement” shall have the meaning ascribed to it in Section 4.4.

“Letter of Transmittal” shall have the meaning ascribed to it in Section 3.3(b)(i).

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Material Adverse Effect” means, when used with respect to any Person, any fact, occurrence, effect, change, event or development (“Effect”) that (a) is materially adverse to the business, operations or the financial condition of such Person and its Subsidiaries, taken as a whole, or (b) prevents the consummation of the Transactions prior to the End Date by such Person; provided, however, that solely in the case of clause (a) above, no Effect (by itself or when aggregated or taken together with any and all other Effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” or taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby (other than with respect to the representations and warranties set forth in Section 4.3(b) and Section 5.3(b), as applicable, to the extent such representations and warranties are intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions); (vii) any actions taken or failure to take action, in each case, to which Parent or the Company, as applicable, has requested; (viii) compliance with the terms of, or the taking of any action expressly permitted or required by, this Agreement; (ix) the failure to take any action prohibited by this Agreement; (x) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (xi) any changes in such Person’s stock price or the trading volume of such Person’s stock or any change in the ratings or ratings outlook for such Person or any of its Subsidiaries; (xii) any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other

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financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures, to the extent not otherwise excluded by this proviso, may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (xiii) any Proceedings made or brought or other actions taken by any of the current or former stockholders or shareholders (as applicable) of such Person (on their own behalf or on behalf of such Person) against the Company, Parent, Merger Sub or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement; and (xiv) Effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case, attributable solely to the identity of Parent or its Affiliates; except, in the cases of foregoing clauses (i) through (v), to the extent such Effects disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to similarly situated participants operating in the oil and gas exploration, development or production industry (in which case, such adverse effects (if any) may be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent of any such disproportionality).

“Material Company Insurance Policies” shall have the meaning ascribed to it in Section 4.21.

“Material Parent Insurance Policies” shall have the meaning ascribed to it in Section 5.21.

“Merger” shall have the meaning ascribed to it in Section 2.1.

“Merger Consideration” shall have the meaning ascribed to it in Section 3.1(b)(i).

“Merger Sub” shall have the meaning ascribed to it in the Preamble.

“Merger Sub Board” shall have the meaning ascribed to it in Recitals.

“Multiemployer Plan” shall have the meaning ascribed to it in Section 4.10(f).

“Multiple Employer Plan” shall have the meaning ascribed to it in Section 4.10(f).

“NASDAQ” means the NASDAQ Stock Market.

“New Plans” shall have the meaning ascribed to it in Section 6.9(b).

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property, in each case which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) material oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of

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formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Parent” shall have the meaning ascribed to it in the Preamble.

“Parent Approvals” shall have the meaning ascribed to it in Section 5.4.

“Parent Benefit Plans” shall have the meaning ascribed to it in Section 5.10(a).

“Parent Board” shall have the meaning ascribed to it in Recitals.

“Parent Board Recommendation” shall have the meaning ascribed to it in Section 5.3(a).

“Parent Change of Recommendation” shall have the meaning ascribed to it in Section 6.4(d).

“Parent Common Stock” shall have the meaning ascribed to it in Recitals.

“Parent Competing Proposal” means any contract, proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any of its Subsidiaries (including capital stock of the Subsidiaries of Parent) that account for twenty five percent (25%) (based on the fair market value) or more of the consolidated assets of Parent and its Subsidiaries (including capital stock of the Subsidiaries of Parent), taken as a whole, or from which 25% or more of the consolidated revenues or earnings of Parent and its Subsidiaries are derived, (b) any direct or indirect acquisition of beneficial ownership by any Person or group of twenty five percent (25%) or more of the voting power of Parent or any tender or exchange offer that if consummated would result in any Person or group beneficially owning twenty five percent (25%) or more of the voting power of Parent or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit any Person or group to, directly or indirectly, acquire beneficial ownership of at least twenty five percent (25%) of Parent’s and its Subsidiaries’ assets or equity interests.

“Parent Contracts” shall have the meaning ascribed to it in Section 5.19.

“Parent Disclosure Letter” shall have the meaning ascribed to it in Article V.

“Parent Equity Plan” means the Diamondback Energy, Inc. 2016 Amended and Restated Equity Incentive Plan.

“Parent Expenses” means the amount of Parent’s actual costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, not to exceed $25,000,000.

“Parent Independent Petroleum Engineers” shall have the meaning ascribed to it in Section 5.17(a).

“Parent Intellectual Property” shall have the meaning ascribed to it in Section 5.14(b).

“Parent Intervening Event” means any material Effect that occurs or arises after the date of this Agreement that was not known or reasonably foreseeable to the Parent Board as of the date of this Agreement (or, if known

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or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Parent Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Parent Competing Proposal, (ii) any Effect relating to the Company or any of its Subsidiaries that does not amount to a Company Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Parent Common Stock or Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Parent or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition) or (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry), constitute a Parent Intervening Event.

“Parent IT Systems” means the software, hardware, computer systems, telecommunications equipment and systems, and Internet and intranet sites that are used or relied on by Parent and its Subsidiaries in the conduct of their business.

“Parent Material Adverse Effect” shall have the meaning ascribed to it in Section 5.1.

“Parent Material Leased Real Property” shall have the meaning ascribed to it in Section 5.15.

“Parent Material Real Property Lease” shall have the meaning ascribed to it in Section 5.15.

“Parent Oil and Gas Leases” shall have the meaning ascribed to it in Section 5.17(c).

“Parent Oil and Gas Properties” shall have the meaning ascribed to it in Section 5.17(a).

“Parent Option” shall have the meaning ascribed to it in Section 3.2(a).

“Parent Owned Real Property” shall have the meaning ascribed to it in Section 5.15.

“Parent Performance Share Award” shall have the meaning ascribed to it in Section 3.2(d).

“Parent Permits” shall have the meaning ascribed to it in Section 5.9.

“Parent Preferred Stock” shall have the meaning ascribed to it in Section 5.2(a).

“Parent Qualified Plans” shall have the meaning ascribed to it in Section 5.10(d).

“Parent Reserve Report” shall have the meaning ascribed to it in Section 5.17(a).

“Parent RSU Award” shall have the meaning ascribed to it in Section 3.2(c).

“Parent SAR” shall have the meaning ascribed to it in Section 3.2(b).

“Parent SEC Documents” shall have the meaning ascribed to it in Section 5.5(a).

“Parent Stock Issuance” shall have the meaning ascribed to it in Recitals.

“Parent Stockholder Approval” means the approval of the Parent Stock Issuance by the affirmative vote of the holders of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NASDAQ and the Organizational Documents of Parent.

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“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the Parent Stock Issuance, including any postponement, adjournment or recess thereof.

“Parent Superior Proposal” means any bona fide, written Parent Competing Proposal (with references to twenty five percent (25%) being deemed to be replaced with references to eighty percent (80%)) by a third party, that in the good faith determination of the Parent Board or any committee thereof, after consultation with Parent’s financial advisor and outside legal counsel and after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, would, if consummated in accordance with its terms, result in a transaction more favorable to Parent’s stockholders than the Transactions.

“Parent Tax Certificate” shall have the meaning ascribed to it in Section 6.16.

“Parent Tax Counsel” shall have the meaning ascribed to it in Section 6.16.

“Parent Termination Fee” means a cash amount equal to $400,000,000.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permitted Encumbrances” means:

(a) to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, shareholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves in accordance with GAAP have been established by the party responsible for payment thereof;

(c) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report, as applicable, and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or Parent Reserve Report, as applicable;

(d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect on the value, use or operation of the property encumbered thereby;

(e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Parent or its Subsidiaries) or Parent (in the case of Encumbrances with respect to properties or assets of the Company or its Subsidiaries), as applicable, may have expressly waived in writing;

(f) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone

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lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Parent, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

(g) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with the Closing);

(h) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

(i) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or Parent, as applicable, or such party’s Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Parent, as applicable, or of such party’s Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such lease and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; or

(j) with respect to the Company and its Subsidiaries, Encumbrances arising under the Company Credit Agreement.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Information ” means such term or like terms set forth in any privacy Law that describes, covers or defines data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of, or is likely to come into the possession of a Party, including a combination of an individual’s name, address or phone number with any such individual’s username and password, social security number or other government-issued number, financial account number, date of birth, email address or other personally identifiable information.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, notice of violation, citation, summons, subpoena, inquiry, hearing, complaint, petition, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Rattler” means Rattler Midstream Partners LP, a Delaware limited partnership.

“Rattler GP” means Rattler Midstream Partners GP LLC, a Delaware limited liability company.

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“Rattler IPO” means the initial public offering of units representing limited partnership interests in Rattler.

“Registration Statement” shall have the meaning ascribed to it in Section 4.8.

“Regulatory Material Adverse Effect” shall have the meaning ascribed to it in Section 6.8(d).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Rights-of-Way” shall have the meaning ascribed to it in Section 4.16.

“Sarbanes-Oxley Act” shall have the meaning ascribed to it in Section 4.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least fifty (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” shall have the meaning ascribed to it in Section 2.1.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes, duties, levies or other similar governmental assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including interest, penalties and additions to tax imposed with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Tax matters.

“Terminable Breach” shall have the meaning ascribed to it in Section 8.1(b)(iii).

“Transaction Litigation” shall have the meaning ascribed to it in Section 6.11.

“Transactions” means the Merger and the other transactions (including the Parent Stock Issuance) contemplated by this Agreement.

“Viper” means Viper Energy Partners LP, a Delaware limited partnership.

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“Viper Common Units” shall have the meaning ascribed to it in Section 5.2(c).

“Viper Class B Common Units” shall have the meaning ascribed to it in Section 5.2(c).

“Viper GP” means Viper Energy Partners GP LLC, a Delaware limited liability company.

“Viper General Partner Interest” shall have the meaning ascribed to it in Section 5.2(c).

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which shareholders or stockholders (as applicable) of such Person may vote.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

“Willful and Material Breach” means a material breach that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement

A-A-13

Annex B

Opinion of Citigroup Global Markets Inc.

August 14, 2018

The Board of Directors

Diamondback Energy, Inc.

500 West Texas, Suite 1200

Midland, Texas 79701

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Diamondback Energy, Inc. (“Diamondback”) of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) to be entered into among Diamondback, Sidewinder Merger Sub Inc., a wholly owned subsidiary of Diamondback (“Merger Sub”), and Energen Corporation (“Energen”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into Energen (the “Merger”), with Energen as the surviving entity and a subsidiary of Diamondback, and (ii) each outstanding share of the common stock, par value $0.01 per share, of Energen (“Energen Common Stock”) will be converted pursuant to the Merger into the right to receive 0.6442 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Diamondback (“Diamondback Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed an execution version, provided to us on August 14, 2018, of the Agreement and held discussions with certain senior officers, directors and other representatives of Diamondback and certain senior officers and other representatives of Energen concerning the businesses, operations and prospects of Energen and Diamondback. We reviewed certain publicly available and other business and financial information provided to or discussed with us by the managements of Energen and Diamondback, including certain financial forecasts and other information and data relating to Energen and Diamondback provided to or discussed with us by the management of Diamondback and certain publicly available future commodity price estimates and assumptions reviewed and discussed with the management of Diamondback. We also reviewed certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Diamondback to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices of Energen Common Stock and Diamondback Common Stock; the financial condition and certain historical and projected financial and operating data of Energen and Diamondback; and the capitalization of Energen and Diamondback. We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of Energen and Diamondback and we considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. We also reviewed certain potential pro forma financial effects of the Merger on Diamondback utilizing the financial forecasts and other information and data relating to Diamondback and Energen and the potential strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of

The Board of Directors

Diamondback Energy, Inc.

August 14, 2018

Diamondback and Energen that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data that we have been directed to utilize in our analyses, we have been advised by the management of Diamondback and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Diamondback as to, and are a reasonable basis upon which to evaluate, the future financial performance of Energen and Diamondback, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Diamondback to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby. With respect to the future commodity price estimates and assumptions that we have been directed to utilize in our analyses, we have assumed, with your consent, that they are a reasonable basis upon which to evaluate the matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

We have relied, at your direction, upon the assessments of the managements of Diamondback and Energen, as the case may be, as to, among other things, (i) Diamondback’s pending acquisition of leasehold interests and related assets of Ajax Resources, LLC, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the oil, natural gas liquids and natural gas reserves, and drilling, completion and development plans and exploration projects, of Energen and Diamondback and related capital requirements and expenditures, (iii) the distribution policies of each of Energen and Diamondback on a standalone basis and of the pro forma combined entity following consummation of the Merger, (iv) the potential impact on Energen and Diamondback of market, competitive, seasonal, cyclical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the oil and natural gas industry, including with respect to the geographical regions and basins in which Energen and Diamondback operate, environmental regulations and commodity pricing and supply and demand for oil, natural gas liquids and natural gas, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (v) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, customers, service providers, derivatives counterparties and other commercial relationships of Energen and Diamondback, and (vi) the ability of Diamondback to integrate the operations of Diamondback and Energen. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Energen, Diamondback or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or, except for certain reserve reports relating to Energen and Diamondback, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Energen, Diamondback or any other entity nor have we made any physical inspection of the properties or assets of Energen, Diamondback or any other entity. We do not conduct or provide geological, environmental or other technical assessments and are not experts in the evaluation of oil, natural gas liquids or natural gas reserves or properties and we express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof), of any properties of Energen, Diamondback or any other entity. We have not evaluated the solvency or fair value of Energen, Diamondback or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on Energen,

The Board of Directors

Diamondback Energy, Inc.

August 14, 2018

Diamondback or any other entity of any pending or potential litigation, claims or governmental, regulatory or other proceedings, orders, audits or investigations. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Energen, Diamondback or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion, as set forth herein, relates to the relative values of Diamondback and Energen. We are not expressing any view or opinion as to the actual value of Diamondback Common Stock or any other securities when issued in connection with the Merger or the prices at which Diamondback Common Stock, Energen Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. Representatives of Diamondback have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax consequences resulting from the Merger or otherwise or changes in, or the impact of, tax laws, regulations and governmental and legislative policies on Energen, Diamondback or the Merger (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Diamondback as to such matters.

Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Diamondback to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Diamondback or the effect of any other transaction which Diamondback might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industry in which Diamondback and Energen operate, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Diamondback or Energen (or their respective businesses) or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Diamondback in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Diamondback has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Diamondback and certain of its affiliates unrelated to the proposed Merger, for which services we and

The Board of Directors

Diamondback Energy, Inc.

August 14, 2018

our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint bookrunning manager, senior co-manager and/or initial purchaser for equity offerings and a private debt offering of Diamondback and/or certain of its affiliates and (ii) co-documentation agent for, and/or as a lender under, various credit facilities of certain affiliates of Diamondback. Although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to Energen in the past two years for which we and our affiliates received compensation, we and our affiliates in the future may provide such services to Energen and/or its affiliates for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Diamondback, Energen and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Diamondback, Energen and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Diamondback (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to Diamondback.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

Annex C

Opinion of J.P. Morgan Securities LLC

August 14, 2018

The Board of Directors

Energen Corporation

605 Richard Arrington Jr. Boulevard North

Birmingham, Alabama 35203

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Energen Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Diamondback Energy, Inc. (the “Parent”). Pursuant to the Agreement and Plan of Merger, dated as of August 14, 2018 (the “Agreement”), among the Company, the Parent, and a wholly-owned subsidiary of the Parent (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock, other than Cancelled Shares (as defined in the Agreement) and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive 0.6442 shares (the “Exchange Ratio”) of the Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Parent with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business and certain internal financial analyses and forecasts prepared by the management of the Parent, as adjusted and approved for use by the management of the Company, relating to its business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Parent with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Parent, the financial condition and future prospects and operations of the Company and the Parent, the effects of the Transaction on the financial condition and future prospects of the Company and the Parent, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Parent or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Parent to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, the Parent and the Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Parent or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Parent Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Parent, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company in connection with its consideration of strategic initiatives, ending in 2018, as a bookrunner of debt securities offerings by the Parent in October 2016 and December 2016 and dealer manager for a related tender offer in October 2016 and as a bookrunner of equity securities offerings by the Parent in March 2016 and December 2016. J.P. Morgan is also currently engaged to provide investment banking services to Rattler Midstream Partners LP, an affiliate of the Parent, which are unrelated to the transaction. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company and the Parent and one of its subsidiaries, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Parent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

Annex D

Opinion of Tudor Pickering Holt & Co Advisors LP

August 14, 2018

The Board of Directors

Energen Corporation

605 Richard Arrington Jr. Boulevard North

Birmingham, Alabama 35203

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of the Eligible Shares (as defined below) of Energen Corporation (the “Company”) of the Exchange Ratio (defined below) in the Merger (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among Diamondback Energy, Inc. (“Parent”), Sidewinder Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (Parent, Merger Sub and the Company, collectively, the “Parties” and each individually, a “Party”). The Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will be the surviving corporation and become a wholly-owned subsidiary of Parent, and each issued and outstanding Eligible Share will be converted into the right to receive 0.6442 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “Parent Common Stock”) of Parent. The transactions contemplated by the Agreement are referred to herein as the “Transactions.” “Eligible Shares” means the shares of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company issued and outstanding immediately prior to the Effective Time, excluding any Dissenting Shares and Cancelled Shares. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

Tudor Pickering Holt & Co Advisors LP (“TPH”) and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Parties or their respective equityholders or affiliates, other potential purchasers or Transaction participants or their respective affiliates. We have acted as financial advisor to the Company in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Merger, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. As previously disclosed to you, we have previously provided investment banking services to the Company on unrelated matters for which we have received compensation during the last two years. As previously disclosed to you, we have previously provided services to Parent for which we have received compensation during the last two years, including serving as underwriter in connection with equity offerings of Parent in December 2016 and of an affiliate of Parent in January 2017, July 2017 and July 2018. We anticipate providing investment banking or other financial services to each of the Company, Parent or any of the other Parties or their respective shareholders or affiliates in the future for which we may receive compensation. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) a draft of the Agreement provided to us on August 14, 2018; (ii) the most recently available annual report to shareholders and the Annual Report on Form 10-K of the Company, in each case, for the year ended December 31, 2017; (iii) the most recently available annual report to stockholders and the Annual Report on Form 10-K of Parent, in each case, for the year ended December 31, 2017; (iv) certain interim reports to equityholders and Quarterly Reports on Form 10-Q of the Company and Parent; (v) certain other communications from the Company and Parent to their respective equityholders; (vi) certain internal financial information and forecasts (including hydrocarbon resource and production data and forecasts) for the Company prepared by the management of the Company and certain internal financial information and forecasts (including hydrocarbon resource and production data and forecasts) for Parent prepared by the management of Parent, as adjusted and approved for use by the management of the Company (collectively, the “Forecasts”); (vii) certain publicly available research analyst reports with respect to the future financial performance of the Company and Parent; and (viii) certain synergies projected by the managements of the Company and Parent to result from the Transactions (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective entities and of Merger Sub. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available, including without limitation the assumed number of Eligible Shares and outstanding shares of Parent Common Stock. In that regard, we have assumed with your consent that the Forecasts and Synergies (i) have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and Parent, and (ii) provide a reasonable basis upon which to evaluate the Transactions. We express no view or opinion with respect to any such Forecasts or Synergies or the assumptions on which they are based and we have further assumed with your consent, among other things, that (i) the executed Agreement (together with any exhibits and schedules thereto) will not differ in any respect material to our analyses or opinion from the draft versions we have examined, referenced above, (ii) each Party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such Party, (iii) all conditions to the consummation of the Transactions will be satisfied without amendment or waiver thereof, (iv) the Transactions will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto, (v) the Merger will qualify as a tax free reorganization for United States federal income tax purposes and (vi) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without, in the case of each of the forgoing clauses (i) – (vi), any adverse effect on the Parties, the holders of the Eligible Shares, the expected benefits of the Transactions or otherwise, in each case, in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or Parent or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Board of Directors of the Company, the Company or any other party to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to the Parties. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of the Eligible Shares of the Exchange Ratio in the Merger. We do not express any view on, and our opinion does not address, any other term, aspect or implication of the Agreement or the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of the Parties, whether relative to the Exchange Ratio or otherwise; nor as to the fairness of the amount or nature of any consideration or compensation to be paid or payable to any of the officers, directors or employees of the Parties, or any class of such persons, in connection with the Transactions, whether relative to the Exchange Ratio or otherwise. We are not expressing any opinion as to the price at which the shares of the Company Common Stock or Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring or of which we become aware after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of interests in the Company should vote with respect to the Transactions or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of the Eligible Shares.

Very truly yours,

/s/ Tudor Pickering Holt & Co Advisors LP
Tudor Pickering Holt & Co Advisors LP

Annex E

CODE OF ALABAMA

TITLE 10A. ALABAMA BUSINESS AND NONPROFIT ENTITIES CODE.

CHAPTER 2. BUSINESS CORPORATIONS.

ARTICLE 13. DISSENTERS’ RIGHTS.

DIVISION A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

§ 10A-2-13.01. Definitions.

(1) “Corporate action” means the filing of articles of merger or share exchange by the judge of probate or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 10A-2-13.02 and who exercises that right when and in the manner required by Sections 10A-2-13.20 through 10A-2-13.28.

(4) “Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 10A-2-13.02. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10A-2-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10A-2-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10A-2-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 10A-2-13.03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

DIVISION B. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS.

§ 10A-2-13.20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Section 10A-2-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10A-2-13.22.

§ 10A-2-13.21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

§ 10A-2-13.22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 10A-2-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 10A-2-13.21.

(b) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

§ 10A-2-13.23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in Section 10A-2-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

§ 10A-2-13.24. Share restriction.

(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that the demand has been made and (2) return to the shareholder by the corporation.

(b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares.

(d) A transferee of the shares shall acquire by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

§ 10A-2-13.25. Offer of payment.

(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10A-2-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10A-2-13.28; and

(5) A copy of this article.

(c) Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

§ 10A-2-13.26. Failure to take corporate action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

(b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10A-2-13.22 and repeat the payment demand procedure.

§ 10A-2-13.28. Procedure if shareholder dissatisfied with offer to payment.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10A-2-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10A-2-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10A-2-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

DIVISION C. JUDICIAL APPRAISAL OF SHARES.

§ 10A-2-13.30. Court action.

(a) If a demand for payment under Section 10A-2-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10A-2-13.25.

(e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10A-2-13.31, to the corporation.

(g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

§ 10A-2-13.31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 10A-2-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10A-2-13.28.

(b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10A-2-13.20 through 10A-2-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

§ 10A-2-13.32. Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.